As filed with the Securities and Exchange Commission on March 10, 2006

Registration Statement No. 333-128659

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Secunda International Limited

(Exact name of registrant as specified in its charter)

Nova Scotia	4400	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Canal Street Dartmouth, Nova Scotia Canada B2Y 2W1 (902) 465-3400	Wilmington Trust FSB 520 Madison Avenue—33rd Floor New York, New York 10022 (212) 415-0500
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

T. Mark Kelly Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2300 Houston, TX 77002-6760 (713) 758-2222	G. Michael O’Leary Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED MARCH 10, 2006

             Shares

Secunda International Limited

Common Shares

This is the initial public offering of our common shares. We are offering              of our common shares, and the selling shareholder identified in this prospectus is offering              common shares. We will not receive any proceeds from the sale of our common shares by the selling shareholder. No public market currently exists for our common shares. We expect the initial public offering price to be between US$             and US$             per common share.

Prior to this offering, there has been no public market for our common shares. We have applied to have our common shares listed for quotation on the Nasdaq National Market under the symbol “SMSL”.

Investing in our common shares involves a high degree of risk. Before buying any of these common shares, you should carefully consider the risk factors described in “ Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses, to us	US$	US$
Proceeds, before expenses, to the selling shareholder	US$	US$

The underwriters may also purchase up to an additional              common shares (             common shares from us and              common shares from the selling shareholder) at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise the option in full, the total public offering price will be US$                    , the total underwriting discounts and commissions will be US$            , our total proceeds, before expenses, will be US$             and the total proceeds, before expenses, to the selling shareholder will be US$                    . We will not receive any proceeds from the sale of common shares by the selling shareholder.

The underwriters are offering the common shares as set forth under “Underwriting.” Delivery of the common shares will be made on or about                     , 2006.

UBS Investment Bank

Bear, Stearns & Co. Inc.

RBC Capital Markets

Fortis Securities LLC

The date of this prospectus is                     , 2006.

Agile laying flexible pipe	Thebaud Sea servicing jack up rig

Panuke Sea en route to Sable Offshore	Trinity Sea towing iceberg

You should rely only on the information contained in this prospectus. We and the selling shareholder have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholder are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus.

Currency and exchange rate data

i

Currency and exchange rate data

We present our consolidated financial statements in Canadian dollars. In this prospectus, except where otherwise indicated, all dollar amounts are expressed in Canadian dollars, references to “$” or “dollars” are to Canadian dollars and references to “US$” and “U.S. dollars” are to United States dollars.

The following table sets forth, for each period presented, the low and high exchange rates for Canadian dollars expressed in U.S. dollars, the exchange rate at the end of such period and the average exchange rate for such period, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. As of February 28, 2006, the inverse of the noon Federal Reserve Bank of New York buying rate of Canadian dollars was $1.00 = US$0.8788.

	Fiscal Year Ended June 30,
	2001	2002	2003	2004	2005
Low	$0.683	$0.662	$0.749	$0.788	$0.849
High	0.633	0.620	0.626	0.709	0.749
Period end	0.659	0.658	0.738	0.746	0.816
Average	0.658	0.638	0.664	0.745	0.801

	Month Ended
	August 31, 2005	September 30, 2005	October 31, 2005	November 30, 2005	December 31, 2005	January 31, 2006	February 28, 2006
Low	$0.841	$0.862	$0.858	$0.836	$0.852	$0.853	$0.864
High	0.821	0.804	0.841	0.858	0.869	0.874	0.879
Period end	0.841	0.862	0.849	0.857	0.858	0.874	0.879
Average	0.830	0.831	0.848	0.846	0.861	0.864	0.870

ii

Prospectus summary

This prospectus summary highlights information contained in this prospectus. Before investing in our common shares, you should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and related notes, for a more detailed description of our business and this offering. In this prospectus, “Secunda,” “company,” “we,” “us” and “our” refer to Secunda International Limited and its subsidiaries, except as otherwise indicated. Please read “Glossary of Selected Industry Terms” included in this prospectus for definitions of some of the terms that are commonly used in the offshore oilfield services industry. All information in this prospectus assumes that the underwriters do not exercise their over-allotment option and gives effect to the             -for-1 common share split to be effected immediately prior to the completion of this offering.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, Canadian dollars.

Secunda International Limited

We are a provider of supply and support services to the offshore oil and gas industry with, we believe, a leading position off the east coast of Canada and a rapidly growing presence in the international marketplace. We currently own and operate a fleet of 14 harsh weather, multifunctional marine vessels that provide supply, support and safety services to offshore exploration, development, production and subsea construction projects. We operate offshore of the east coast of Canada and North and West Africa and in the North Sea and the Gulf of Mexico. The combination of our experienced workforce and our multifunctional fleet allows us to operate in virtually any part of the world, including deepwater areas.

We work closely with many of the largest global exploration and production and offshore oilfield services companies. By consistently providing reliable and cost-effective services to customers around the world, including in the demanding offshore region of the east coast of Canada, we have developed strong and long-standing customer relationships. Our current customers include Exxon Mobil, Petro-Canada, Apache and Technip.

Our fleet is comprised of anchor handling tug supply, platform supply, safety standby, subsea construction support and other vessels with large cargo capacities and harsh weather performance capabilities. In addition, seven of our vessels are equipped with state-of-the-art dynamic positioning (“DP”) systems, which use global positioning and computer-controlled propulsion to maintain vessel position even in the harshest weather conditions. Our expertise in identifying, acquiring, modifying and converting vessels that fit the business needs of our customers has enabled us to significantly improve the quality of our fleet in a cost effective manner and further enhance our operational performance. In execution of this acquisition and conversion strategy, from 1998 to 2005, we spent a total of $160 million to convert seven vessels and a total of $67 million to build two new vessels. Our philosophy is to own and operate harsh weather vessels that can be configured in a multitude of ways to meet the specific requirements of our customers. This flexibility, combined with our extensive conversion expertise, gives us the capability to rapidly address the changing needs of our customers and the marketplace.

For the six months ended December 31, 2005, we generated total revenues of $46.5 million, net earnings from continuing operations of $5.6 million and EBITDA of $26.6 million. For the fiscal year ended June 30, 2005, we generated total revenues of $69.5 million, a net loss from continuing operations of $5.5 million and EBITDA of $24.8 million. Please read “Summary Historical and Financial Operating Data—Non-GAAP Financial Measures” for the definition of EBITDA and a reconciliation of EBITDA to net earnings (loss).

A major component of our strategy is growth. We recently acquired a platform supply vessel in each of August and November 2005 and intend to acquire two additional vessels with proceeds from this offering. While there can be no guarantee regarding the impact of these acquisitions, we expect these acquisitions, as well as the improved utilization and dayrate environment for offshore supply and support vessels, to positively impact our financial performance. We believe we currently have access to a sufficient number of Secunda-trained, experienced personnel to operate these four additional vessels. We also believe we are well-positioned to capitalize on the expected increase in the level of activity in certain strategic international regions as well as the Canadian east coast market.

OUR FLEET

The following table sets forth information regarding our fleet as of December 31, 2005:

Name and Vessel Capability(1)	Year Built/ Upgraded	Conversion Cost ($ in millions)	Dead Weight Tonnage	Horsepower	Length (ft.)	Other Capabilities(2)	Contract Status
Platform Supply Vessel
Thebaud Sea	1999/—	$—	3,400	5,000	267	DP 2 AUTR	Short-term charter—North Sea(3)
Panuke Sea	1984/2003	14.2	2,850	7,200	270	DP 1/Ice Class/ Towing	Long-term charter—Canada
Sable Sea	1977/2001	1.6	2,774	6,000	249	—	Long-term charter—Canada
Mariner Sea	1979/2003	3.3	4,129	5,000	303	DP 1	Short-term charter—North Sea
Scotsman Sea	1982/—	—	2,901	6,760	220	—	Short-term charter—North Sea
Acadian Sea	1991/—	—	3,082	6,600	267	—	Short-term charter—North Sea
Anchor Handling, Tug Supply
Venture Sea	1998/—	—	2,400	12,280	246	—	Short-term charter—Canada
Trinity Sea	1984/1999	31.4	2,853	10,000	270	Ice Class/FiFi	Long-term charter—Canada
Burin Sea	1984/1999	31.5	2,850	10,000	270	DP 1/Ice Class/ FiFi	Long-term charter—Canada
Hebron Sea	1975/1994	6.8	2,180	8,500	257	Ice Class	Long-term charter—Canada(3)
Subsea Construction/Maintenance
Agile	1978/1998/2004	26.6	8,250	6,420	458	DP 2	Short-term charter—GOM
Bold Endurance	1979/1999	23.7	8,250	6,420	458	DP 2	Long-term charter—GOM
Ryan Leet	1978/1993	1.2	1,364	8,000	219	DP 1/Rig Maintenance & Support/ Tug	Long-term charter—GOM
Other
J. D. Mitchell	1975/—	—	5,936	8,250	583	Multi-Purpose Cargo	Long-term bareboat charter—Mediterranean and Africa

(1)	All of our vessels, other than the Scotsman Sea, Agile, Bold Endurance and J. D. Mitchell, are certified for standby and rescue service.
(2)	For a definition of some of these capabilities, please see “Glossary of Selected Industry Terms” included in this prospectus.
(3)	Length of charter is tied to the length of the related contracting party’s drilling program.

OFFSHORE SUPPLY AND SUPPORT VESSEL INDUSTRY

The demand for offshore supply and support vessels is primarily related to offshore oil and gas exploration, development and production activity, which is influenced by a variety of factors including, but not limited to:

➢	oil and natural gas prices;

➢	the drilling budgets of offshore exploration and production companies; and

➢	political and economic conditions.

More directly, demand for offshore supply and support vessels is determined by the number and type of offshore platforms in operation, the number of active offshore drilling rigs and the level of offshore construction activity.

Worldwide.    According to Infield Energy Data Analysts, a total of 223 new floating production platform installations worldwide are expected for the five-year period from 2006 through 2010, representing a significant increase over the 90 floating production platforms that were installed globally during the five-year period between 2000 and 2004. According to the Baker Hughes rig count, the number of offshore drilling rigs in operation worldwide has increased by 58 units in the last 12 months to a current level of 383 rigs. ODS-Petrodata predicts that the demand for offshore drilling rigs will increase by 88 rigs over the next 12 months. Based on Infield Energy Data Analysts’ estimates, over 76,000 km of offshore pipelines are expected to be installed worldwide during the five-year period from 2006 through 2010, which represents a significant increase over the approximately 37,000 km of offshore pipelines installed globally during the five-year period between 2000 and 2004. Furthermore, the majority of this growth projected for the offshore oilfield services industry is expected to come from international markets.

The robust conditions in the worldwide oil and gas industry and related increase in offshore expenditures have resulted in improved utilization and dayrates for offshore supply and support vessels. For example, according to ODS-Petrodata, the average dayrate for platform supply vessels operating in the North Sea spot market with dead weight tonnage capacities of between 3,000 to 4,000 tons has increased approximately 163% from July 2004 to July 2005.

Canadian East Coast.    To date, oil and gas companies have invested more than $25 billion in exploration, development and production projects offshore of the east coast of Canada. According to National Energy Board reports, total potential resources offshore of the east coast of Canada are estimated at over five billion barrels of oil and over 90 trillion cubic feet (“Tcf”) of natural gas. Over the last several years, this region has made the transition from an exploration region to a development and production region with the commencement of full-scale production at the Hibernia and Terra Nova oil fields and at the Sable natural gas fields. In addition, the White Rose oil field started production in late 2005. Several large, multinational oil and gas companies have made significant commitments to the region, including ExxonMobil, Petro-Canada, ChevronTexaco, Shell and EnCana. Confirmed discoveries in the Deep Panuke, Hebron and Ben Nevis fields should increase demand for offshore supply and support vessels in the region over the next several years.

RECENT TRENDS

Market conditions in the offshore supply and support vessel industry have improved significantly in the last 21 months. Sustained high commodity prices, increased capital spending by oil and gas companies, and continued global demand for oil and gas have increased the requirements for oil and gas services, including supply and support vessels. This increase in demand has had a positive effect on utilization levels and dayrates, which have, in turn, positively impacted our revenues and are expected to continue to have a positive impact during fiscal 2006.

During the fiscal year ended June 30, 2005, we redeployed several vessels both geographically and away from telecommunication industry service. In response to reduced demand for vessel services offshore of the east coast Canada, we redeployed the Thebaud Sea and Mariner Sea to the North Sea and the Ryan Leet to the Gulf of Mexico. In addition, the Agile and the Bold Endurance, which had previously been deployed in telecommunication sector service, were redeployed to the oil and gas industry sector where demand was stronger. As a result, average dayrates for our vessels have increased from approximately $18,000 during the quarter ended September 30, 2004 to over $21,000 during the quarter ended December 31, 2005. During the same periods, total fleet utilization increased from 72% to 94%. Also during the same period, we reduced the proportion of long-term charters to capitalize on the significantly rising dayrates in specific international markets.

Our international revenue contribution has increased from 20% of our total revenues during the second quarter of fiscal 2005 to almost 60% of our total revenues during the same period in fiscal 2006 as a result of our redeployment of several vessels from Canada to international markets, including our redeployment of two vessels to the North Sea and our acquisition of two vessels that have continued working in the North Sea. Three of the seven vessels working internationally can be repatriated to Canada as market conditions dictate. The combination of our redeploying several vessels internationally, transitioning two vessels into the oil and gas market and improving overall market conditions has resulted in quarter over quarter revenue increases for each of the last six quarters. Our fleet achieved significant growth in revenues and operating margin for each of the three months and six months ended December 31, 2005 compared to the comparable periods in the prior year.

During the fiscal year ended June 30, 2005, our operating expenses as a percentage of revenue increased from the level of prior years as a result of expenses related to vessels transitioning to new markets and certain customer recovered costs. During the six months ended December 31, 2005, our operating expenses as a percentage of revenue returned to the level of the years prior to fiscal 2005 as these transition and customer recovered costs were not repeated subsequent to our fiscal year end June 30, 2005.

Vessel Operating Statistics

	Three months ended
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(unaudited)
Vessel Revenue (000’s)	$14,028	$15,812	$16,742	$17,958	$21,400	$23,634
Average Dayrate(1)(2)	$17,986	$21,602	$19,697	$20,714	$22,739	$21,393
Average Utilization (1)(2)	77%	72%	86%	87%	89%	94%
Domestic/International (%)	94/6	80/20	47/53	42/58	38/62	41/59
Short/Long-term Charter (%)	15/85	15/85	45/55	41/59	52/48	40/60
Average Number of Vessels (1)(2)	11	11	11	11	12	13
(1)	Excludes the Cabot Sea in 2003 and 2004 (sold in 2005) and the J.D. Mitchell (commenced bareboat charter during quarter ended December 31, 2005) in all periods. Prior to sale or bareboat, these vessels were in cold lay-up.
(2)	Includes the Scotsman Sea acquired during the three months ended September 30, 2005 and the Acadian Sea acquired during the three months ended December 31, 2005.

OUR COMPETITIVE STRENGTHS

We believe we have the following strengths that allow us to compete successfully in the offshore supply and support vessel industry:

Established International Presence and Long-Term Customer Relationships.     The harsh weather, multifunctional design of our vessels and the experience of our crews working in demanding conditions provide us with the ability to serve customer needs in any oil and gas producing region of the world. For the six months ended December 31, 2005, approximately 60% of our total revenues were derived from operations outside Canada compared to 14% for the same period in the prior year. During the fiscal year ended June 30, 2005, approximately 46% of our total revenues were derived from operations outside of Canada. We believe we enjoy strong relationships with global corporations in the energy industry, including ExxonMobil, Apache, Petro-Canada and Kerr McGee, and with other offshore oilfield services companies, such as Condux, Oceanographia, Technip and Heerema.

Leading Position in the Unique Canadian East Coast Offshore Market.    We believe we are a leading provider of supply and support services to the offshore oil and gas industry off the east coast of Canada. We operate six of the 17 supply and support vessels currently operating in this region and have nine vessels that are qualified to operate in Canadian waters. The Canadian marine regulatory environment offers protective provisions that significantly increase the cost of, and limit the attractiveness to, foreign competitors’ participation in marine services in this region.

Harsh Weather, Multifunctional Vessels and Responsive Fleet Management Capabilities.    As a result of our active management of our vessels, we have assembled a fleet of vessels that is capable of operating in the world’s most demanding offshore environments and has the flexibility to provide a wide range of marine services. Our ability to customize our vessels for deployment in specialized applications enables us to better meet the changing needs of the marketplace and extend the effective life of our vessels. We have significant experience in identifying customer demand for services and the ability to convert or acquire vessels to serve the individual needs of our customers.

Highly-Trained Workforce and Superior Safety Program.    Our workforce has extensive international experience and has been rigorously trained by us on the east coast of Canada for operations in some of the world’s most demanding marine environments. On average, our masters and chief engineers have over 10 years of experience with Secunda. Our focus on safe work conditions and our comprehensive training programs enable us to attract and retain quality personnel who, we believe, provide our customers with a superior level of service and enhance our competitive position. We have received internationally recognized certifications and classifications, and our ability to maintain such certifications demonstrates our commitment to safety and quality.

Attractive Growth Opportunities.    We believe we are well-positioned to capitalize on a number of attractive growth opportunities including:

➢	greater worldwide offshore exploration and production activity;

➢	continuing Canadian offshore exploration activities and increasing production;

➢	increasing subsea construction activity; and

➢	our enhanced access to growth capital.

Experienced Management Team.    Our management team, led by our founder Alfred A. Smithers, has an average of 17 years of experience in the international marine services industry and an average of 15 years of tenure with us. This management team has consistently demonstrated its ability to secure profitable contracts in various market conditions, to deliver dependable services in a cost-effective manner and to optimize our fleet through its expertise in new construction, conversion and strategic vessel acquisitions and dispositions.

OUR BUSINESS STRATEGY

Our strategy is to grow our business and maximize the profitability and cash flow of our existing operations. To achieve this objective, we intend to:

Increase Our International Presence Through Acquisitions.    We intend to continue to grow our fleet through strategic acquisitions of well-equipped or readily convertible vessels that complement our existing fleet and portfolio of contracts while extending our global reach to new markets. In each of August and November 2005, we acquired a platform supply vessel, and we intend to acquire additional vessels with a portion of the proceeds of this offering.

Strengthen Our Leading Market Share in the Canadian East Coast Region.    With the proceeds from this offering and the resulting access to the U.S. capital markets, we believe that we will be able to capitalize on our more than 20 years of experience in the offshore region of the east coast of Canada to retain and expand our market share in this region.

Pursue Niche Opportunities.    Our disciplined approach to acquiring vessels, combined with our extensive in-house conversion and maintenance expertise, will enable us to capitalize on niche opportunities. We anticipate that current market conditions will generate additional subsea construction support, pipelay, maintenance, inspection and repair opportunities for our vessels.

Capitalize on the Strength of Our Crews.    Our significant investment in training and development, including our well-established cadet-training program, has resulted in a pool of tenured, highly-trained and experienced marine personnel that we believe give us a competitive advantage in our industry. The availability of these essential personnel is greater than our present fleet requires and should allow us to meet our growth objectives.

Pursue Optimal Mix of Long-Term and Short-Term Contracts.    We seek to balance our portfolio of customer contracts by entering into both long-term and short-term charters based on anticipated market conditions. Long-term charters contribute to higher utilization rates and provide us with more predictable cash flow. Short-term, or spot, charters provide us the opportunity to benefit from increasing dayrates in favorable market cycles.

CORPORATE INFORMATION

We were incorporated as a Nova Scotia company in 1985. Our corporate offices are located at One Canal Street, Dartmouth, Nova Scotia B2Y 2W1 Canada, and our telephone number is (902) 465-3400.

The offering

Common shares offered by Secunda International Limited	shares.

shares if the underwriters exercise their over-allotment option in full.

Common shares offered by the selling shareholder	shares.

shares if the underwriters exercise their over-allotment option in full.

Total common shares being offered	shares.

shares if the underwriters exercise their over-allotment option in full.

Common shares to be outstanding immediately after this offering(1)	shares.

shares if the underwriters exercise their over-allotment option in full.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $             million. We intend to use the net proceeds from this offering to fund the acquisitions of additional vessels, repay existing indebtedness, pay prepayment fees and expenses and for general corporate purposes. We will not receive any proceeds from the sale of common shares by the selling shareholder. Please read “Use of Proceeds.”

Nasdaq National Market	We have applied to have our common shares listed for quotation on the Nasdaq National Market under the symbol “SMSL”.

(1)	Excludes 425,000 common shares issuable upon the exercise of options to be issued under the 2005 Equity Incentive Plan upon completion of this offering. The per share exercise price of these options will equal the initial public offering price per common share sold in this offering.

Risk Factors

Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

Summary historical financial and operating data

The summary consolidated financial data as of and for the three years ended on or prior to June 30, 2005 is derived from our consolidated financial statements which have been audited by our independent auditors. The summary consolidated financial data as of December 31, 2005 and for the six months ended December 31, 2004 and 2005 is derived from our unaudited interim condensed consolidated financial statements included elsewhere herein. The unaudited financial statement data include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended December 31, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ended June 30, 2006. Our historical consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The summary consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	Fiscal Year Ended June 30,						Six Months Ended December 31,
	2003		2004		2005		2004		2005
	(Cdn$ in thousands, except per share amounts)
Statement of Earnings Data:
Total revenues		$62,437		$60,003		$69,524		$32,006		$46,493
Costs and expenses:
Operating expenses		30,861		31,334		43,649		17,899		22,712
Depreciation and amortization		9,909		11,722		14,416		6,754		7,959
Lease expense		9,498		7,673		730		730		—
Capital taxes		442		471		547		264		321
General and administrative		5,439		4,831		5,241		2,543		3,431

Total costs and expenses		56,149		56,031		64,583		28,190		34,423

Operating income		6,288		3,972		4,941		3,816		12,070

Other income		4,770		726		10,486		13,059		6,556

Corporate transaction costs		—		1,226		—		—		—
Debt breakage and deferred financing costs write-off		—		—		5,034		5,048		—
Interest expense		7,613		8,806		17,679		7,608		10,743

Earnings (loss) from continuing operations before income taxes		3,445		(5,334)		(7,286)		4,219		7,883
Income taxes (recovery)		21		(1,580)		(1,801)		(843)		2,234

Earnings (loss) from continuing operations		3,424		(3,754)		(5,485)		5,062		5,649

Discontinued operations
Earnings before income taxes from discontinued operations		59		192		143		(17)		—
Income taxes (recovery)		(23)		(7)		(171)		(7)		—

Earnings from discontinued operations		82		199		314		(10)		—

Net earnings (loss)		$3,506		$(3,555)		$(5,171)		$5,052		$5,649

Earnings (loss) per share(1):
From continuing operations
Basic	$		$		$		$		$
Diluted	$		$		$		$		$
From discontinued operations
Basic	$		$		$		$		$
Diluted	$		$		$		$		$
Total
Basic	$		$		$		$		$
Diluted	$		$		$		$		$
Average shares outstanding(1)
Basic
Diluted
Cash Flow Data:
Cash derived from (applied to) operating activities		$5,369		$9,559		$(7,718)		$(5,104)		$5,622
Cash derived from (applied to) investing activities		(13,033)		2,158		(32,353)		(28,982)		(26,594)
Cash derived from (applied to) financing activities		7,663		(10,902)		42,808		35,539		24,120

Other Financial Data (unaudited):
EBITDA		$20,967		$15,194		$24,809		$18,581		$26,585
Capital expenditures:
Expenditures for drydocking and maintenance capital		1,557		2,761		5,003		2,687		2,411
Purchase of vessels, equipment and property		19,312		372		32,491		28,890		26,783

Other Operating Data (unaudited):
Number of vessels (period end)(2)		12		11		11		11		13
Average marketed utilization(2)(3)		78.3%		71.6%		80.4%		74.7%		91.6%
Average dayrate(2)(4)		$19,703		$19,181		$19,989		$19,737		22,016

(footnotes on following page)

	Fiscal Year Ended June 30, 2005	Six Months Ended December 31, 2005
Pro forma data (unaudited)
Pro forma interest expense	$12,610	$7,127

	As of December 31, 2005
	Actual	As Adjusted(5)
	(Cdn$ in thousands)
Balance Sheet Data:
Vessels, equipment and property (net)	$205,679	$
Total assets	249,387
Total debt (excluding accrued interest)	200,518
Total shareholder’s equity	26,715

(1)	All shares and per share information have been restated to give effect to the -for-1 common share split to be effected immediately prior to the completion of this offering.
(2)	Excludes vessels in cold lay-up or on bareboat charter.
(3)	Marketed utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues other than on bareboat charter.
(4)	Average dayrates represent average revenue per day, based on the number of days during the period that the vessels generated revenue other than on bareboat charter.
(5)	Gives effect to the receipt of the net proceeds from the sale by us of common shares at the initial public offering price of $ per share, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.
(6)	Pro forma interest expense for the year ended June 30, 2005 and the six months ended December 31, 2005, has been estimated based upon the assumption that this offering was completed as of July 1, 2004 and that there were no amounts outstanding under our Senior Secured Revolving Bank Credit Facility during the year ended June 30, 2005 or the six months ended December 31, 2005. It further assumes that the issue of the senior secured notes was completed on August 26, 2004 at an amount of US $87 million, which equals the original issue amount of the senior secured notes of US$125.0 million, less the amount of senior secured notes expected to be repurchased with a portion of the proceeds from this offering of US$38 million. Amortization of costs associated with the August 26, 2004 issuance of senior secured notes has also been adjusted to reflect a US$87 million issue as opposed to an issue of US$125 million.

Non-GAAP Financial Measure and Reconciliation

We define EBITDA as net earnings (loss) before income taxes, interest expense, depreciation and amortization. Our definition of EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA is not a measure of performance recognized under U.S. GAAP and should not be considered in isolation or as a substitute for net earnings (loss) or cash derived from operating activities or any other indicator of our performance under U.S. GAAP.

We believe EBITDA is useful to an investor in evaluating our operating performance because:

➢	it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure; and

➢	it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results.

Our management uses EBITDA:

➢	as a measure of operating performance because it assists us in comparing our performance on a consistent basis by removing the impact of interest expense and depreciation and amortization from our operating results;

➢	as a measure for planning and forecasting overall expectations and for evaluating actual results against these expectations; and

➢	in communications with lenders, rating agencies and others, concerning our financial performance.

The table below shows the reconciliation from EBITDA to earnings (loss) from continuing operations.

	Fiscal Year Ended June 30,			Six Months Ended December 31,
	2003	2004	2005	2004	2005
	(Cdn$ in thousands)
Earnings (loss) from continuing operations	$3,424	$(3,754)	$(5,485)	$5,062	$5,649
Interest expense	7,613	8,806	17,679	7,608	10,743
Income taxes (recovery)	21	(1,580)	(1,801)	(843)	2,234
Depreciation and amortization	9,909	11,722	14,416	6,754	7,959

EBITDA	$20,967	$15,194	$24,809	$18,581	$26,585

Risk factors

An investment in our common shares involves a high degree of risk. If any of the circumstances or events described below actually arises or occurs, our business, results of operations, cash flows and financial condition could be materially adversely affected. In any such case, the market price of our common shares could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

Demand for many of our services, and the rates we can charge for those services, substantially depends on the level of activity in offshore oil and natural gas exploration, development and production, especially in eastern Canada.

Our business depends on the level of activity in offshore oil and natural gas exploration, development and production and the subsea construction industry. The level of offshore oil and natural gas exploration, development and production activity has historically been volatile. Such volatility is likely to continue in the future. A decline in the levels of oil and gas exploration, development and production activity may negatively affect the demand for and rates for our offshore energy supply and support services and marine services and, as a result, negatively impact our results of operations. The level of activity may vary significantly in response to relatively minor changes in a variety of factors that are beyond our control, including:

➢	prevailing oil and natural gas prices and expectations about future prices and price volatility;

➢	the cost of exploring for, producing and delivering oil and natural gas offshore;

➢	worldwide demand for energy and other petroleum products as well as chemical products;

➢	a consolidation of oil and gas and oil service companies operating offshore;

➢	availability and rate of discovery of new oil and natural gas reserves in offshore areas;

➢	local and international political and economic conditions and policies;

➢	technological advances affecting energy exploration production and consumption;

➢	weather conditions;

➢	environmental regulation; and

➢	the ability of oil and natural gas companies to generate or otherwise obtain funds for capital requirements.

During periods of low commodity prices, our customers generally reduce their capital spending budgets for offshore drilling, exploration and development. Lower levels of expenditures and activity result in a decline in the demand for our oil and gas services segment services and the rates we are able to charge for those services. Moreover, approximately 40% of our total revenues for the six months ended December 31, 2005 were attributable to our oil and gas services conducted in east coast Canada. As such, we are dependent on levels of activity in that region, which may differ from levels of activity in other regions of the world.

Intense competition in our lines of business could result in reduced profitability and loss of market share for us.

Contracts for our vessels are generally awarded on a competitive basis, and competition in the offshore energy support segment is intense. The most important factors determining whether a contract will be awarded include:

➢	suitability, reliability and capability of equipment;

Risk factors

➢	safety record;

➢	age of equipment;

➢	personnel;

➢	price;

➢	service; and

➢	reputation.

Our major competitor in Canada, Maersk Supply Service, is a subsidiary of a much larger company with substantially greater financial resources and substantially larger operating staffs than we have. It may be better able to compete in making vessels available more quickly and efficiently or in constructing new vessels, meeting customers’ scheduling needs and withstanding the effect of downturns in the market. As a result, we could lose customers and market share to this or other competitors.

We currently conduct and intend to expand international operations, which involve additional risks.

We operate vessels worldwide. For the six months ended December 31, 2005, approximately 60% of our total revenues were derived from operations outside of Canada. This percentage could increase. Our operations outside Canada involve additional risks, including the possibility of:

➢	restrictive actions by foreign governments, including vessel seizure;

➢	foreign taxation and changes in foreign tax laws;

➢	limitations on repatriation of earnings;

➢	local cabotage and local ownership laws and requirements;

➢	nationalization and expropriation;

➢	redeployment costs;

➢	failure to comply with increasing national security requirements;

➢	loss of contract rights; and

➢	political instability, war and civil disturbances or other risks that may limit or disrupt markets.

Our ability to compete in the international offshore oilfield services industry may be adversely affected by foreign government regulations that favor or require the awarding of contracts to local persons or that require foreign persons to employ citizens of, or purchase supplies from, a particular jurisdiction.

We have a history of losses.

We have incurred net losses in each of the last two fiscal years. Our ability to generate net income is influenced by a number of factors that are difficult to predict, including changes in the level of activity in offshore oil and natural gas exploration, development and production. For example, our recent history of losses is attributable in part to repositioning our fleet into the international market, expensing costs associated with moving two vessels from service to the subsea telecommunications market to service to the oil and gas construction market and general cyclical conditions affecting the offshore supply vessel market. Future losses may prevent us from implementing our growth strategy.

Risk factors

In connection with their audit of our consolidated financial statements for the fiscal year ended June 30, 2005, our auditors have identified a material weakness in our internal controls. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, investors could lose confidence in our financial reporting, which would harm our business and the trading price of our common shares.

Effective internal controls, including internal control over financial reporting and disclosure controls and procedures, are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be materially harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement.

In August 2005, our independent auditors advised our board of directors that they had identified a material weakness in our internal controls in connection with the audit of our fiscal 2005 consolidated financial statements but that such material weakness did not result in any adjustments to our financial statements. The specific material weakness related to our inadequate internal controls over routine and non-routine journal entries. Our auditors noted that our assistant controller is the only system user authorized to post adjusting journal entries, and that there is no specific independent review of these entries after posting. Our auditors also noted deficiencies in our internal controls that they did not consider to be material weaknesses.

To improve our internal controls, system changes will be implemented during fiscal 2006 to effect more detailed controls over journal entries and thereby eliminate our independent auditor’s material weakness assessment.

The process of designing and implementing an effective system of internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments.

Upon completion of this offering, we will have had only limited operating experience with the improvements we have made to date. We may not be able to implement and maintain adequate controls over our financial processes and reporting in the future, which may, in turn, require us to restate our financial statements in the future. In addition, we may discover additional past, ongoing or future weaknesses or significant deficiencies in our financial reporting system in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the annual management evaluations and annual auditor attestation reports regarding the effectiveness of our “internal control over financial reporting” that will be required when the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002 become applicable to us beginning with our Annual Report on Form 20-F for the fiscal year ending June 30, 2007 to be filed in the second calendar quarter of 2007. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could result in a lower trading price of our common shares.

An increase in the supply of offshore support vessels would likely have a negative effect on charter rates for our vessels, which could reduce our earnings.

Expansion of the worldwide offshore support vessel fleet would increase competition in the markets where we operate. The refurbishment of vessels taken out of service, conversion of vessels from uses

Risk factors

other than oil and gas exploration and production support and related activities or construction of new vessels could all add vessel capacity to current worldwide levels. A significant increase in vessel capacity could lower charter rates.

The loss of our vessel contracts for marine services with significant customers could have an adverse effect on our results of operations.

The revenues we derive from our vessel contracts for marine services with ExxonMobil and Petro-Canada constituted approximately 50% of our total revenues for the fiscal year ended June 30, 2005 and 34.0% of our revenues for the six months ended December 31, 2005. Most of our contracts with these customers include option periods. Unless the customer chooses to exercise these options, the contract expires on the date or event stated in the contract. A decision by a customer not to renew a contract or exercise a contract option could adversely affect our business, results of operations and financial condition.

The loss of one or more of our vessels that produce a significant portion of our total revenues could negatively impact our results of operations.

Operating revenues attributable to each of the Bold Endurance, Thebaud Sea, Burin Sea, Mariner Sea, Trinity Sea and the Venture Sea individually represented in excess of 10% of our vessel revenues for the fiscal year ended June 30, 2005. Operating revenues attributable to the Agile, Bold Endurance, Mariner Sea and Thebaud Sea individually represented in excess of 10% of our vessel revenues for the six months ended December 31, 2005. If one or more of these vessels sustained substantial hull, mechanical or other damage, rendering them incapable of service for an extended period of time, the resulting negative financial impact on our business, results of operations and financial condition could be substantial. In addition, reduced utilization rates for any of these vessels could negatively impact our results of operations and financial condition. We currently do not have business interruption insurance that would cover the lost revenues that could result from the temporary or permanent removal of one or more of our vessels from regular service.

The acquisition and conversion of vessels involve risks that could adversely affect our results of operations.

From time to time, we consider possible acquisitions of vessels that complement or expand our existing operations. Our ability to continue to grow depends, in part, on the success of our vessel acquisition and conversion program. The success of this program, in turn, depends on the availability and suitability of appropriate vessels as acquisition targets, and we may suffer delay and cost overruns inherent in large construction and conversion programs. We may also face competition for the acquisition of these vessels from other companies in the shipping or marine services industries, who may be larger and have greater economic resources than we have. There can be no assurance that we will be able to successfully integrate the vessels we acquire or maintain our growth objectives in the absence of vessel acquisition opportunities. In addition, we may be unable to relocate a sufficient number of our existing crew members, or we may be unable to hire additional highly-trained crew members necessary to staff new vessels we acquire.

We may be required to raise additional capital in the future if we decide to make additional vessel acquisitions or convert our existing or acquired vessels. The availability of future borrowings and access to capital markets for financing depends on prevailing market conditions and the acceptability of financing terms offered to us. There can be no assurance that sufficient financing will be available to us on acceptable terms.

Substantially all of our assets are pledged as security for our debt obligations.

Our credit facility, Vessel Acquisition term loan facility, Bold Endurance credit facility and senior secured notes are secured by a first priority lien on thirteen of our existing vessels and related equipment, rights and other property including related charters and on all equity interests in certain subsidiaries,

Risk factors

including the subsidiaries that own those vessels, with the lenders under the credit facility entitled to priority on all collateral proceeds resulting from the foreclosure of any of those vessels or equity interests for application up to the amount outstanding under the credit facility. If an event of default were to result from our non-compliance with the instruments governing our debt, our assets constituting the security for such debt could be seized and sold for the benefit of our creditors.

Our credit facility and the indenture governing our senior secured notes contain covenants that restrict our activities.

Our credit facility and our indenture governing our senior secured notes:

➢	limit our ability to place liens on our assets;

➢	limit additional borrowings;

➢	restrict specified payments, including dividends, on shares of any class of capital stock;

➢	limit our ability to enter into specified types of business transactions, including mergers and acquisitions, transactions with affiliates and sale/leaseback transactions; and

➢	in addition, our credit facility requires us to meet specified financial tests, including maximum ratios of leverage and the maintenance of minimum EBITDA, minimum current ratio and minimum fair market value ratio.

As of December 31, 2005, we exceeded our required minimum EBITDA by $5.9 million. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Credit Facility” for additional information regarding these financial tests.

These provisions could limit our future ability to pursue actions or strategies that we believe would be beneficial to our company or our shareholders or may result in default of our borrowing agreements.

Our substantial indebtedness could adversely affect our financial condition and results from operations.

We currently have, and following the completion of this offering will continue to have, substantial debt and debt service requirements. As of December 31, 2005, we had approximately $200.5 million of outstanding indebtedness, including US$125 million under our senior secured notes, $26.2 million under our revolving credit facility, $19.5 million under our Bold Endurance credit facility, $9.3 million under our vessel acquisition term loan facility, and $1.9 million under an equipment finance facility. As of December 31, 2005, pro forma for our indebtedness incurred since December 31, 2005, this offering and our application of the proceeds therefrom, we would have had $             million of outstanding indebtedness.

Our level of indebtedness may have important consequences, including:

➢	impairing our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes;

➢	requiring us to dedicate a substantial portion of our cash flow to the payment of principal and interest on our indebtedness, which reduces the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

➢	subjecting us to increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including our senior secured notes and our borrowings under our credit facilities;

Risk factors

➢	increasing the possibility of an event of default under the financial and operating covenants contained in our debt instruments; and

➢	limiting our ability to adjust to rapidly changing market conditions, reducing our ability to withstand competitive pressures and making us more vulnerable to a downturn in general economic conditions or our business than our competitors with less debt.

If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to refinance all or a portion of our existing debt, or to obtain additional financing. We cannot assure you that any such refinancing would be possible or that any additional financing could be obtained. Our inability to obtain such refinancing or financing may have a material adverse effect on us.

Despite our and our subsidiaries’ current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

Although the agreements governing our credit facility and the indenture governing our senior secured notes contain restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition to amounts that may be borrowed under our credit facility, the indenture governing the notes also allows us and our restricted subsidiaries to borrow significant amounts of money from other sources and places no restrictions on borrowings by our unrestricted subsidiaries. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreement. If new debt is added to the current debt levels, the related risks that we now face could intensify.

Fluctuations in interest rates could materially affect the cost of our debt.

Our senior secured notes, our revolving credit facility and our Bold Endurance credit facility bear interest at a floating rate and, therefore, are subject to fluctuations in interest rates. Interest rate fluctuations are beyond our control and there can be no assurance that interest rate fluctuations will not have a significant adverse effect on our financial performance.

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

The indenture governing our senior secured notes contains numerous operating covenants, and our credit facility contains numerous operating covenants and requires us and our subsidiaries to meet specified financial ratios and tests. Our failure to comply with the obligations contained in the indenture governing our senior secured notes, our credit facility or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

Our ability to make scheduled payments of principal or interest with respect to our indebtedness depends on our ability to generate cash and on our future financial results. Our ability to generate cash depends on the demand for our services, which is subject to levels of activity in offshore oil and natural gas exploration, development and production, general economic conditions, and financial, competitive, regulatory and other

Risk factors

factors affecting our operations, many of which are beyond our control. Our operations may not generate sufficient cash flow and future borrowings may not be available to us under our credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. For the fiscal year ended June 30, 2005, our annual interest paid was $14.4 million. For the six months ended December 31, 2005, our interest paid was $10.1 million.

The consolidation or loss of companies that charter our offshore supply and support vessels could adversely affect demand for our vessels and reduce our revenues.

Oil and gas companies and drilling contractors have undergone substantial consolidation in the last few years and additional consolidation is likely. Consolidation results in fewer companies to charter or contract for our vessels. Also, merger activity among both major and independent oil and natural gas companies affects exploration, development and production activity as the consolidated companies integrate operations to increase efficiency and reduce costs. Less promising exploration and development projects of a combined company may be discontinued or delayed. Such activity may result in an exploration and development budget for a combined company that is lower than the total budget of both companies before consolidation, which, in turn, could adversely affect the demand for our offshore energy support vessels and reduce our revenues.

The inability to replace aging vessels could materially affect our operations.

We may not be able to maintain our fleet by extending the economic life of existing vessels, or our financial resources may not be sufficient to enable us to make expenditures necessary to maintain or upgrade our vessels or to acquire or build replacement vessels. During fiscal 2005, we spent $5.0 million on capital maintenance projects and $7.0 million for the conversion of existing vessels. During the six months ended December 31, 2005, we reported $2.4 million on capital maintenance projects and $26.8 million for vessel acquisitions. In addition, we may determine that the expenses necessary to satisfy required marine certification standards are no longer economically justifiable for some of our older vessels. A resulting smaller fleet would have a material adverse effect on our financial condition and results of operations.

The failure to comply with governmental regulation could materially affect our operations.

We operate in a highly regulated industry, both within Canada and internationally. Governmental regulation, such as international conventions, federal, provincial and local laws and regulations in jurisdictions where our vessels operate or are registered, has a significant impact on our business. These regulations relate to worker health and safety, the manning, construction and operation of vessels and other aspects of environmental protection. Changes to any of the laws, regulations, rules or policies respecting the provision of our services could have a significant impact on our business, and there can be no assurance that we will be able to comply with any future laws, regulations, rules and policies. Our failure to comply with applicable laws, regulations, rules or policies may subject us to revocation of licenses or to civil or regulatory proceedings, including fines, injunctions, recalls or seizures, which may have a material adverse effect on our financial condition and results of operations.

We also rely on licenses, permits and various other approvals issued by governmental and regulatory authorities in order to permit us to provide marine services. Any failure to renew our licenses, permits or approvals or any material alteration to the terms of such licenses, permits or approvals may have a material adverse effect on our financial condition and results of operations.

Environmental, safety and other laws and regulations could increase the cost of doing business or restrict our ability to conduct our business.

We are subject to a wide range of general and industry-specific environmental and other laws and regulations imposed by federal, provincial and local authorities in Canada. If we are unable to extend or

Risk factors

renew a material approval, license or permit required by such laws, or if there is a delay in renewing any material approval, license or permit, our business, financial condition, results of operations and cash flows could be materially adversely affected. Our failure to comply with applicable environmental and safety laws and regulations, and the permit requirements related thereto, could result in civil or criminal fines or penalties or enforcement actions, any of which could result in significant capital expenditures or reduced results of operations. In addition, the failure of any of our customers to obtain necessary environmental approvals, including the completion of any necessary environmental impact assessments, could delay the commencement of new projects and, as a result, our employment for such projects. Future events such as any changes in environmental or other laws and regulations, including any new legislation that might arise as a result of the Government of Canada’s ratification of the United Nations Kyoto Protocol, or any change in interpretation or enforcement of laws and regulations, may give rise to additional expenditures or liabilities. These events could have a material adverse effect on us.

The modification or repeal of laws and regulations favoring Canadian vessels in Canadian coastal trade could result in additional competition.

A substantial portion of our operations is conducted offshore of the east coast of Canada. Under Canadian law, in the absence of applicable exemptions from Canadian authorities, all vessels working in the Canadian offshore must be Canadian-flagged and crewed by Canadian citizens or permanent residents of Canada. Duties equal to 25% of the value of the vessel are also imposed on foreign vessels planning to operate in Canada, except vessels originating from countries that are signatories to the North American Free Trade Agreement (NAFTA) or other bilateral trade agreements under which this duty is reduced or eliminated. Additionally, stringent regulations make it costly for foreign competitors to import foreign vessels to compete in Canadian controlled markets. However, Canadian authorities may grant exemptions to the 25% duty level when there is no suitable available Canadian ship. In such cases, foreign-flagged vessels may be allowed to operate in the Canadian offshore market by paying duty only during the period that they operate in Canada. An under-supply of Canadian-flagged vessels in our principal market, as well as the liberalization or repeal of these laws and regulations, or the extension of NAFTA to additional countries or the creation or amendment of other bilateral trade agreements, could result in additional competition from vessels built in lower-cost foreign shipyards, which could have a material adverse effect on us.

Our business involves hazardous activities and other risks of loss against which we may not be adequately insured.

Our business is affected by a number of risks, including:

➢	harsh weather;

➢	the mechanical failure of our vessels;

➢	collisions;

➢	vessel loss or damage;

➢	cargo loss or damage;

➢	terrorism;

➢	hostilities; and

➢	work stoppages.

In addition, the operation of any vessel is subject to the inherent possibility of a catastrophic marine disaster, including oil, fuel or chemical spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels. Any such event may result in the loss of revenues and increased costs and other liabilities. We may not have adequate insurance to cover these risks.

Risk factors

We depend on attracting and retaining qualified, skilled employees to operate our business and protect our competitive advantage the loss of whom could impair our business.

Our success depends in part upon our business skill. We believe that protection of our business skill depends in large part on our ability to attract and retain highly skilled and qualified personnel.

Due to the reputation of our training program, the employees we train are in high demand by competitors. We may lose some of our existing employees as a result of more desirable offers of employment from our competitors. The process involved in training replacement personnel could be costly and time-consuming. Additionally, there is no assurance that we would be able to find and train comparable replacement personnel. Any inability we experience in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our business and to protect our expertise.

Our success depends on key members of our management team, the loss of whom could disrupt our business operations.

We depend to a large extent on the business experience, efforts and continued employment of our executive officers and key management personnel. The loss of services of certain key members of our management could disrupt our operations and could have a negative impact on our operating results.

Insurance costs in our industry are generally escalating and no assurance can be given that affordable insurance will be available to us in the future.

International marine insurers and protection and indemnity associations are susceptible to investment losses, underwriting losses and higher reinsurance costs that could cause the cost of premiums to rise substantially, resulting not only in higher premium costs but also much higher levels of deductibles and self-insurance retentions for much of our industry. Any deterioration in this insurance market could lead to even higher levels of premiums, deductibles and self-insurance, which would negatively affect our results from operations. Our insurance premium costs were $2.6 million for each of fiscal 2005 and 2004.

Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls in amounts based not only on our own claim records but also the claim records of other members of the protection and indemnity associations.

We may be subject to calls in amounts based not only on our claim records but also the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime or statutory lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, such a lien holder may enforce its lien by arresting a vessel. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay a significant amount of money to have the arrest lifted. In some jurisdictions, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another vessel in our fleet.

Risk factors

Your ability to enforce civil liabilities in Canada under U.S. securities laws may be limited.

We are organized under the laws of the Province of Nova Scotia. All of our directors, controlling persons and officers named in this prospectus are residents of Canada, and a substantial portion of their assets and all of our assets are located outside the United States. It may not be possible, therefore, for you to effect service of process within the United States upon us, our directors, officers or such controlling persons. There is uncertainty as to the enforceability in Canadian courts of (1) an original action predicated solely upon U.S. federal securities laws and (2) judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. Therefore, you may not be able to secure judgment against us, our directors, officers or such controlling persons in a Canadian court or, if successful in securing a judgment against us or them in a U.S. court, you may not be able to enforce such judgment in Canada.

We are exposed to currency exchange risk, which could have a material adverse effect on us.

Our operating results are sensitive to fluctuations in the exchange rate of the Canadian dollar to the U.S. dollar and British Pound, as prices for some of our services are denominated in U.S. dollars or British Pounds or linked to prices quoted in U.S. dollars or British Pounds. For the fiscal year ended June 30, 2005, 32% of our total revenues were denominated in U.S. dollars and 13% of our total revenues were denominated in British Pounds. For the six months ended December 31, 2005, 27% of our total revenues were denominated in U.S. dollars and 32% of our total revenues were denominated British Pounds. An increase in the value of the Canadian dollar relative to the U.S. dollar or British Pound, respectively, reduces the amount of revenue in Canadian dollar terms realized by us from sales made in U.S. dollars or British Pounds, respectively, which reduces our operating margin and the cash flow available to fund our operations. From June 30, 2004 to June 30, 2005, the value of the Canadian dollar relative to the U.S. dollar increased by approximately $0.12, or 9.3% and the value of the Canadian dollar relative to the British Pound increased by approximately $0.21, or 9.6%. From June 30, 2005 to December 31, 2005, the value of the Canadian dollar relative to the U.S. dollar increased by approximately $0.06 or 4.99% and the value of the Canadian dollar to the British Pound increased by approximately $0.20 or 9.1%.

In addition, we are exposed to currency exchange risk on our debt and assets denominated in U.S. dollars. Since we present our financial statements in Canadian dollars, any change in the value of the Canadian dollar relative to the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our U.S. dollar-denominated debt and assets into Canadian dollars. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses.

We are not currently a party to any forward foreign currency exchange contract or other similar contract that could serve to hedge our exposure to fluctuations in the U.S. dollar/Canadian dollar exchange rate.

Secunda International Limited is a holding company, with no revenue generating operations of our own. Any restrictions on our subsidiaries’ ability to make distributions to us would materially impact our financial condition or our ability to service our obligations.

Secunda International Limited is a holding company with no business operations, sources of income or assets of our own other than our ownership interests in our subsidiaries. Because all our operations are conducted by our subsidiaries, our cash flow and our ability to repay our debt that we may incur after this offering will be dependent upon cash dividends and distributions or other transfers from our

Risk factors

subsidiaries. Payment of dividends, distributions, loans or advances by our subsidiaries to us will be subject to restrictions imposed by the current and future debt instruments of our subsidiaries.

Our subsidiaries are separate and distinct legal entities. Any right that we will have to receive any assets of or distributions from any of our subsidiaries upon the bankruptcy, dissolution, liquidation or reorganization of any such subsidiary, or to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary’s creditors, including trade creditors and holders of debt issued by that subsidiary.

RISKS RELATED TO THIS OFFERING

Future sales of our common shares may affect their market price, and the future exercise of options may depress our share price and result in immediate and substantial dilution.

We cannot predict what effect, if any, future sales of our common shares, or the availability of shares for future sale, will have on the market price of our common shares. Upon completion of this offering, our existing shareholder, which is controlled by Alfred A. Smithers, our President, Chief Executive Officer and Chairman of the Board, will beneficially own              of our common shares, which will be         % of our outstanding common shares. We and our officers, directors and existing shareholders are subject to the lock-up agreements described in “Underwriting” for a period of 180 days after the date of this prospectus. After the closing of this offering, our existing shareholder will have certain demand and piggyback registration rights. In addition, following the closing of this offering, and subject to the previously described lock-up agreements, all of the shares owned by our current shareholder prior to the offering will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act. Sales of substantial amounts of our common shares in the public market following our initial public offering, or the perception that such sales could occur, could adversely affect the market price of our common shares and may make it more difficult for you to sell your shares at a time and price that you deem appropriate. Please read “Shares Eligible for Future Sale”.

Our Chief Executive Officer will beneficially own, control or have substantial influence over a majority of our common shares, giving him a controlling influence over our corporate transactions and other matters. His interests may conflict with yours, and the concentration of ownership of our common shares in one such shareholder will limit the influence of public shareholders.

Our Chief Executive Officer will have the ability to exert significant influence over our board of directors and its policies. He will be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our Articles of Association and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, a merger, consolidation, takeover or other business combination, which could adversely affect the market price of our common shares.

Purchasers of common shares will experience immediate and substantial dilution.

Based on an assumed initial public offering price of US$             per share, purchasers of our common shares in this offering will experience an immediate and substantial dilution of US$             per common share in the net tangible book value per share of common shares from the initial public offering price. In addition, our Memorandum of Association allows us to issue significant numbers of additional shares,

Risk factors

including shares that may be issued under our long-term incentive plan. Please read “Dilution” for a complete description of the calculation of net tangible book value.

We do not pay dividends and investors must look solely to share price appreciation for a return on their investment in us.

We do not anticipate that we will pay any dividends on our common shares in the foreseeable future. In addition, as of December 31, 2005, our ability to pay dividends is restricted by the indenture governing our senior secured notes and our credit facility. Investors must rely on sales of their common shares after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common shares.

There has been no active trading market for our common shares, and an active trading market may not develop.

Prior to this offering, there has been no public market for our common shares. We have applied to have our common shares listed for quotation on the Nasdaq National Market. We do not know if an active trading market will develop for our common shares or how the common shares will trade in the future, which may make it more difficult for you to sell your shares. Negotiations among the underwriters, the selling shareholder and us will determine the initial public offering price, which may not be indicative of the price at which our common shares will trade following the completion of this offering. You may not be able to resell your shares at or above the initial public offering price.

If our share price fluctuates after the initial offering, you could lose a significant part of your investment.

In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. The market price of our common shares could similarly be subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

➢	changes in securities analysts’ recommendations and their estimates of our financial performance;

➢	the public’s reaction to our press releases, announcements and our filings with the SEC and those of our competitors;

➢	fluctuations in broader stock market prices and volumes, particularly among securities of offshore oilfield services companies;

➢	changes in market valuations of similar companies;

➢	investor perception of our industry or our prospects;

➢	additions or departures of key personnel;

➢	commencement of or involvement in litigation;

➢	changes in environmental and other governmental regulations;

➢	announcements by us or our competitors of strategic alliances, significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

➢	variations in our quarterly results of operations or cash flows or those of other offshore oilfield services companies;

➢	revenue and operating results failing to meet the expectations of securities analysts or investors in a particular quarter;

Risk factors

➢	changes in our pricing policies or pricing policies of our competitors;

➢	future issuances and sales of our common shares;

➢	demand for and trading volume of our common shares;

➢	domestic and worldwide supplies and prices of and demand for natural gas and oil; and

➢	changes in general conditions in the Canadian, U.S. or world economies, financial markets or the oil and natural gas industry.

Provisions in our corporate documents and Nova Scotia law could delay or prevent a change in control of us.

Provisions in our Memorandum and Articles of Association and Nova Scotia law may discourage, delay or prevent a change of control, amalgamation or other acquisition or business combination involving us that our shareholders may consider favorable by:

➢	providing for a classified board of directors, with staggered three-year terms and related protective provisions; and
➢	establishing advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted on by shareholders at meetings.

In addition, Nova Scotia law, which applies to us, requires approval of any amalgamation by at least 75% of the votes cast at a shareholder meeting called for that purpose and the amalgamation must also be approved by the Supreme Court of Nova Scotia. This requirement could likewise discourage, delay or prevent any such transaction. Please read “Description of Our Share Capital” for a further description of our corporate documents and Nova Scotia law.

The realization of any of these risks and other factors beyond our control could cause the market price of our common shares to decline significantly.

Special note regarding forward-looking statements and industry and market data

This prospectus includes forward-looking statements, including, without limitation, statements made under the sections entitled “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” We have based these forward-looking statements on our current views and assumptions about future events. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved.

Like other businesses, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject include:

➢	declines in oil or natural gas prices, which tend to cause reductions in exploration, development and production activities and, in turn, reductions in the use of offshore energy supply and support vessels and in the rates paid for their use;

➢	increased construction of new, or increased availability of existing, offshore energy support vessels suitable for use in our markets, which can cause oversupply in the market and consequent reductions in the use of our offshore energy support vessels and reductions in the rates paid for their use;

➢	international political instability, which can lead to reductions in exploration, development and production activities, particularly in less developed regions;

➢	fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or natural gas prices;

➢	changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the legal and regulatory barriers to entry in eastern Canada marine operations, which could result in increased competition from non-Canadian companies and foreign-built vessels in our Canadian offshore supply and support services;

➢	extremely adverse weather conditions, accidents, terrorist attacks or hijackings, which could disable or destroy one or more of our vessels and result in significant loss of hire and revenue;

➢	fluctuations in interest rates, which can materially affect the cost of our debt;

➢	fluctuations in foreign exchange rates, which can materially affect the cost of our debt and the results of our foreign operations; and

➢	our success at managing the risks of the foregoing.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

This prospectus includes market share, industry data and forecasts that we obtained from internal company surveys (including estimates based on our knowledge and experience in the industry in which we operate), market research, consultant surveys, publicly available information, industry publications and surveys. These sources include Infield Energy Data Analysts, Baker Hughes Incorporated, ODS-Petrodata, Inc., National Energy Board and the Canadian Association of Petroleum Producers (“CAPP”).

Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe such information is accurate and reliable, we have not independently verified any of the data from third-party sources cited or used for our management’s industry estimates, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our position relative to our competitors or as to market share refer to the most recent available data.

Information presented here, whether in graphical, tabular or other format that is described as being provided by Infield Energy Data Analysts is drawn from Infield Systems’ Offshore Energy Database, a proprietary database of global offshore fields and developments. The information contained within the Offshore Energy Database is believed to be accurate, but no representation or warranty, express or implied, is made by Infield Systems Limited as to the completeness, accuracy or fairness of any information contained within it. Any information from the Offshore Energy Database relating to future activity is not a forecast or projection but an indication and assessment of known prospects based on publicly available information.

Use of proceeds

We expect to receive net proceeds from the sale of the common shares in this offering of approximately US$             million, after deducting underwriting discounts and commissions and estimated offering expenses of US$             million. The net proceeds are based upon an assumed public offering price of US$             per common share. We will not receive any of the net proceeds from the sale of common shares by the selling shareholder.

We intend to use the net proceeds from this offering:

➢	to repay US$ million in indebtedness outstanding under our senior secured revolving bank credit facility;

➢	to repay US$ million in indebtedness outstanding under our additional acquisition facility;

➢	to purchase two additional vessels at an aggregate acquisition cost of approximately US$ million;

➢	to repurchase approximately US$ million of our outstanding senior secured notes and to pay US$ million in prepayment fees and expenses related thereto; and

➢	for US$ million of general corporate purposes.

As of December 31, 2005, borrowings under our senior secured revolving bank credit facility and our vessel acquisition term loan facility bore interest at rates of 6.55% and 7.625% respectively per annum and mature in 2012. We incurred an aggregate of approximately US$31 million in indebtedness under those facilities connection with:

➢	our approximately US$6.5 million acquisition of a platform supply vessel in August 2005;

➢	our approximately US$16 million acquisition of a platform supply vessel in November 2005; and

➢	certain general corporate expenditures, including the conversion of two of our vessels from telecommunications sector operations use to in oil and gas sector operations use.

As of December 31, 2005, borrowings under our senior secured notes bore interest at a rate of 12.15% per annum and mature in 2012.

If the underwriters exercise the over-allotment option granted by us in full, we will receive net proceeds of approximately US$             million.

Dividend policy

We have paid dividends on our common shares to our sole shareholder in the past, including a dividend paid to our sole shareholder in December 2005. We do not currently anticipate paying any dividends on our common shares in the foreseeable future. Instead, we currently intend to retain all future earnings to fund the development and growth of our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant. In addition, as of December 31, 2005, payments of dividends on our common shares would be restricted under the terms of our senior secured credit facility and the indenture governing our senior secured notes.

Capitalization

The following table sets forth our capitalization as of December 31, 2005:

➢	on a consolidated historical basis; and

➢	as adjusted to give effect to (i) the issuance of common shares in this offering at an assumed offering price of US$ and the application of the net proceeds therefrom in the manner set forth under “Use of proceeds” and (ii) our additional indebtedness subsequent to December 31, 2005 and prior to the date hereof, consisting of approximately $ million under our senior secured credit facility and approximately $ million under our revolving acquisition credit facility.

The historical data in the table is derived from and should be read in conjunction with our audited consolidated historical financial statements, including the accompanying notes, included elsewhere in this prospectus. You should also read historical data below in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of December 31, 2005
	Actual	As Adjusted
	(Cdn$ in thousands, except share data)
Cash	$6,700	$

Long-term debt:
Senior secured credit facility	$26,239	$
Senior secured floating rate notes due 2012(1)	143,544
Bold Endurance credit facility	19,505
Equipment loan facility	1,905
Vessel acquisition term loan facility	9,325

Total long-term debt	$200,518	$

Shareholders’ equity:
Common shares without nominal or par value; shares authorized; shares issued and outstanding; shares issued and outstanding (as adjusted)(2)
Retained earnings	26,714

Total shareholders’ equity	26,714

Total capitalization	$227,232	$

(1)	Equivalent to the US$125 million principal amount of our senior secured notes at the noon Federal Reserve Bank of New York buying rate of $1.166 = US$1.00 as of December 31, 2005. Included in this amount is $2.2 million of unamortized bond discount.

(2)	Common share information gives effect to the -for-1 common share split to be effected prior to the completion of this offering.

Dilution

Purchasers of the common shares in this offering will experience immediate and substantial dilution in the net tangible book value per common share for accounting purposes. Adjusted net tangible book value per share represents the amount of the total tangible assets less our total liabilities, divided by the number of common shares outstanding. At December 31, 2005, we had an adjusted net tangible book value of $             million, or $             per common share. After giving effect to the sale of              common shares in this offering at an assumed initial public offering price of US$             per share and after the deduction of underwriting discounts and commissions and estimated offering expenses, the as adjusted net tangible book value at December 31, 2005 would have been $             million or $             per share. This represents an immediate increase in such adjusted net tangible book value of $             per share to the existing shareholder and an immediate and substantial dilution of $             per share to new investors purchasing common shares in this offering. The following table illustrates this per share dilution (all $ amounts in Canadian dollars):

Assumed initial public offering price per share(1)	$
Adjusted net tangible book value per share as of December 31, 2005	$
Increase attributable to new public investors	$
As adjusted net tangible book value per share after this offering	$
Dilution in as adjusted net tangible book value per share to new investors	$

(1)	Equivalent to the US$ per share initial public offering price at the noon Federal Reserve Bank of New York buying rate of $ = US$1.00 as of , 2005.

The following table summarizes, on the as adjusted basis set forth above as of December 31, 2005, the total number of common shares owned by the existing shareholder and to be owned by new investors, the total consideration paid, and the average price per share paid by the existing shareholder and to be paid by new investors in this offering at US$            , the mid-point of the range of the initial public offering prices set forth on the cover page of this prospectus, calculated before deduction of estimated underwriting discounts and commissions.

	Shares Purchased(1)		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing shareholder(2)		%	$	%	$
New public investors
Total		100%		$100%

(1)	The number of shares disclosed for the existing shareholder includes shares being sold by the selling shareholder in this offering. The number of shares disclosed for the new investors includes the shares that may be purchased by the new investors from the selling shareholder in this offering.
(2)	The calculation of shares owned by the existing shareholder gives effect to the -for-1 common share split to be effected immediately prior to the completion of this offering.

As of                     , there were              common shares outstanding, held by one shareholder. Sales by the selling shareholder in this offering will reduce the number of common shares held by the existing shareholder to                     , or approximately         % of the total number of common shares outstanding after this offering, and will increase the number of common shares held by new investors to                     , or approximately         % of the total number of common shares outstanding after this offering.

Selected consolidated financial data

The selected consolidated financial data as of June 30, 2002, 2003, 2004 and 2005 and for the five years ended on or prior to June 30, 2005 is derived from our consolidated financial statements which have been audited by our independent registered public accounting firm and prepared in accordance with U.S. GAAP. The selected consolidated financial data as of December 31, 2004 and 2005 and for the six months ended December 31, 2004 and 2005 is derived from our unaudited interim condensed consolidated financial statements included elsewhere herein. The unaudited financial statement data include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended December 31, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ended June 30, 2006. The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	Fiscal Year Ended June 30,										Six Months Ended December 31,
	2001		2002		2003		2004		2005		2004		2005
	(Cdn $ in thousands)
Statement of Earnings Data:
Total revenues		$73,415		$66,944		$62,437		$60,003		69,524		$32,006		$46,493
Costs and expenses
Operating expenses		38,870		31,270		30,861		31,334		43,649		17,899		22,712
Depreciation and amortization		9,055		9,227		9,909		11,722		14,416		6,754		7,959
Lease expense		8,137		9,994		9,498		7,673		730		730		—
Capital taxes		411		364		442		471		547		264		321
General and administrative		6,133		5,386		5,439		4,831		5,241		2,543		3,431

Total costs and expenses		62,606		56,241		56,149		56,031		64,583		28,190		34,423

Operating income		10,809		10,703		6,288		3,972		4,941		3,816		12,070

Other income		5,004		889		4,770		726		10,486		13,059		6,556

Corporate transaction costs		—		—		—		1,226		—		—		—
Debt breakage and deferred financing costs write-off		—		—		—		—		5,034		5,048		—
Interest expense		11,486		7,658		7,613		8,806		17,679		7,608		10,743

Earnings (loss) from continuing operations before income taxes		4,327		3,934		3,445		(5,334)		(7,286)		4,219		7,883
Income taxes (recovery)		(1,156)		(863)		21		(1,580)		(1,801)		(843)		2,234

Earnings (loss) from continuing operations		5,483		4,797		3,424		(3,754)		(5,485)		5,062		5,649

Discontinued operations
Earnings (loss) before income taxes from discontinued operations		(10)		(68)		59		192		143		(17)		—
Income taxes recovery		(9)		(26)		(23)		(7)		(171)		(7)		—

Earnings (loss) from discontinued operations		(1)		(42)		82		199		314		(10)		—

Net earnings (loss)		5,482		4,755		$3,506		$(3,555)		$(5,171)		$5,052		$5,649

Earnings (loss) per share(1)
From continuing operations:
Basic	$		$		$		$		$		$		$
Diluted	$		$		$		$		$		$		$
From discontinued operations:
Basic	$		$		$		$		$		$		$
Diluted	$		$		$		$		$		$		$
Total
Basic	$		$		$		$		$		$		$
Diluted	$		$		$		$		$		$		$
Average shares outstanding(1)
Basic
Diluted
Cash Flow Data:
Cash derived from (applied to) operating activities		$6,763		$13,756		$5,369		$9,559		$(7,718)		$(5,104)		$5,622
Cash derived from (applied to) investing activities		32,807		(25,903)		(13,033)		2,158		(32,353)		(28,982)		(26,594)
Cash derived from (applied to) financing activities		(39,189)		9,161		7,663		(10,902)		42,808		35,539		24,120

Other Financial Data (unaudited):
EBITDA		$24,868		$20,819		$20,967		$15,194		$24,809		$18,581		$26,585
Capital expenditures:
Expenditures for drydocking and maintenance capital		1,230		2,356		1,557		2,761		5,003		2,687		2,411
Purchase of vessels, equipment and other property and other assets		6,151		27,264		19,312		372		32,491		28,890		26,783
Other Operating Data (unaudited):
Number of vessels (period end)(2)		10		11		12		11		11		11		13
Average utilization(2)(3)		85.1%		78.6%		78.3%		71.6%		80.4%		74.7%		91.6%
Average dayrate(2)(4)		$19,354		$21,205		$19,703		$19,181		$19,989		$19,737		$22,016

(footnotes on following page)

Selected consolidated financial data

	Fiscal Year Ended June 30, 2005	Six Months Ended December 31, 2005
Pro forma data (unaudited)
Pro forma interest expense	12,610	7,127

	As of June 30,				As of December 31,
	2002	2003	2004	2005	2005
	(Cdn$ in thousands)
Balance Sheet Data(5):
Vessels, equipment and property	$141,126	$148,287	$163,140	$186,483	$205,679
Total assets	168,233	177,232	184,965	224,202	249,387
Total debt (excluding accrued interest)	110,959	119,634	135,066	183,177	200,518
Total shareholder’s equity	34,707	37,813	33,858	22,786	26,715

(1)	All shares and per share information have been restated to give effect to the -for-1 common share split to be effected immediately prior to the completion of this offering.
(2)	Excludes vessels in cold lay-up or on bareboat charter.
(3)	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues other than on bareboat charter.
(4)	Average dayrates represent average revenue per day, based on the number of days during the period that the vessels generated revenue other than on bareboat charter.
(5)	Balance sheet information as of June 30, 2002, 2003 and 2004 has been adjusted to reflect the discontinued operations presentation and reclassifications we adopted in connection with the audit of our fiscal 2005 consolidated financial statements.
(6)	Pro forma interest expense for the year ended June 30, 2005 and the six months ended December 31, 2005, has been estimated based upon the assumption that this offering was completed as of July 1, 2004 and that there were no amounts outstanding under our Senior Secured Revolving Bank Credit Facility during the year ended June 30, 2005 or the six months ended December 31, 2005. It further assumes that the issue of the senior secured notes was completed on August 26, 2004 at an amount of US $87 million, which equals the original issue amount of the senior secured notes of US$125.0 million, less the amount of senior secured notes expected to be repurchased with a portion of the proceeds from this offering of US$38 million. Amortization of costs associated with the August 26, 2004 issuance of senior secured notes has also been adjusted to reflect a US$87 million issue as opposed to an issue of US$125 million.

Non-GAAP Financial Measure and Reconciliation

We define EBITDA as net earnings (loss) before income taxes, interest expense, depreciation and amortization. Our definition of EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA is not a measure of performance recognized under U.S. GAAP and should not be considered in isolation or as a substitute for net earnings (loss) or cash derived from operating activities or any other indicator of our performance under U.S. GAAP.

We believe EBITDA is useful to an investor in evaluating our operating performance because:

➢	it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure; and

➢	it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results.

Our management uses EBITDA:

➢	as a measure of operating performance because it assists us in comparing our performance on a consistent basis by removing the impact of interest expense and depreciation and amortization from our operating results;

Selected consolidated financial data

➢	as a measure for planning and forecasting overall expectations and for evaluating actual results against these expectations; and

➢	in communications with lenders, rating agencies and others, concerning our financial performance.

The table below shows the reconciliation from EBITDA to earnings (loss) from continuing operations.

	Fiscal Year Ended June 30,					Six Months Ended December 31,
	2001	2002	2003	2004	2005	2004	2005
Earnings (loss) from continuing operations	$5,483	$4,797	$3,424	$(3,754)	$(5,485)	$5,062	$5,649
Interest expense	11,486	7,658	7,613	8,806	17,679	7,608	10,743
Income taxes (recovery)	(1,156)	(863)	21	(1,580)	(1,801)	(843)	2,234
Depreciation and amortization	9,055	9,227	9,909	11,722	14,416	6,754	7,959

EBITDA	$24,868	$20,819	$20,967	$15,194	$24,809	$18,581	$26,585

Management’s discussion and analysis of financial condition and results of operations

The following management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the “Selected Financial Data” and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus. Unless otherwise indicated, all references in this discussion and analysis to “dollars” and “$” are to, and the amounts are presented in, Canadian dollars.

GENERAL

We own and operate vessels that primarily provide supply and support services to the offshore oil and gas industry internationally and offshore of the east coast of Canada. Since we began operations in 1983, we have increased the size of our fleet from one to 14 vessels and have focused on our core business of providing supply, support and safety services to exploration, development and production projects as well as providing other marine services. This growth has been accomplished through strategic acquisitions and construction of new, technologically advanced vessels. In addition to serving the international markets, we are a leading provider of supply and support vessels serving the Canadian east coast offshore market. We believe that we are well-positioned to capitalize on the expected increase in global oil and gas exploration, development and production activity as a result of our strong customer relationships, harsh weather, multifunctional vessels, and the technical skills and experience of our workforce.

Our vessels service offshore drilling rigs and production platforms internationally and in Canada. Platform supply vessels transport drill pipe, drilling fluids and construction materials as well as deck cargo, liquid mud, fuel and water. Anchor handling tug supply vessels have powerful engines and deck-mounted winches and are capable of towing and positioning offshore drilling rigs and barges and can perform general towing and vessel supply services. Standby safety vessels provide a means of evacuation and rescue for platform and rig personnel in the event of an emergency at an offshore installation. Our other oil and gas services vessels provide platforms from which oil and gas operators can provide services such as subsea pipe lay, accommodations, remote-operated vehicles and diving.

As of December 31, 2005, we had six vessels operating offshore of the east coast of Canada, four vessels operating in the North Sea, three vessels operating in the Gulf of Mexico and one vessel under bare boat charter in the Mediterranean and offshore of Africa. In addition to vessel operations, we provide shore-based management services through an onshore logistics operations business in Canada. These services include the requisitioning, receiving, storing and transferring of all project material and providing logistical co-ordination services and supply chain management services.

Our operating results are affected primarily by dayrates, fleet utilization and the number and type of vessels in our fleet. Utilization and dayrates, in turn, are influenced principally by the demand for vessel services from the exploration and production sectors of the oil and gas industry. The supply of vessels necessary to meet this fluctuating demand is related directly to current and anticipated future activity in both the drilling and production phases of the oil and gas industry as well as our access to capital to build or acquire vessels to meet the changing market requirements.

Management’s discussion and analysis of financial condition and results of operations

Operating costs are primarily a function of fleet configuration and utilization levels. The most significant direct operating costs are crew wages, maintenance and repairs, and marine insurance. We are typically able to pass fuel costs on to our customers. Short-term fluctuations in vessel utilization have little effect on direct operating costs. Consequently, direct operating costs as a percentage of revenues may vary substantially as a result of changes in dayrates and utilization.

In addition to direct operating costs, charges related to depreciation of our fleet, drydock inspections, maintenance and repairs to comply with applicable regulations and certifications with various international classification societies are also incurred. Costs incurred for drydock inspection, related maintenance and regulatory compliance are capitalized and amortized over the period applicable to the next scheduled maintenance. This period generally varies from 24 to 60 months. As of December 31, 2005 and 2004, net deferred drydocking and maintenance costs were $7.0 million and $5.2 million, respectively.

Under applicable maritime regulations, vessels must be drydocked twice in a five-year period for inspection and scheduled maintenance and repair. Total expenditures for drydockings may vary from quarter to quarter based on the number of drydockings and the complexity of the work performed.

TRENDS ANALYSIS

Market conditions in the offshore supply and support vessel industry have improved significantly in the last 24 months. Sustained high commodity prices, increased capital spending by oil and gas companies, and continued global demand for oil and gas have increased the requirements for oil and gas services, including supply and support vessels. This increase in demand has had a positive effect on utilization levels and dayrates, which have, in turn, positively impacted our revenues and are expected to continue to have a positive impact during fiscal 2006.

During the fiscal year ended June 30, 2005, we redeployed several vessels both geographically and away from telecommunication industry service. In response to reduced demand for vessel services offshore of the east coast of Canada, we redeployed the Thebaud Sea and Mariner Sea to the North Sea and the Ryan Leet to the Gulf of Mexico. In addition, the Agile and the Bold Endurance, which had previously been deployed in telecommunication sector service, were redeployed to the oil and gas industry sector where demand was stronger. As a result, average dayrates have increased from approximately $18,000 during the quarter ended September 30, 2004 to over $21,000 during the quarter ended December 31, 2005. During the same periods, total fleet utilization increased from 72% to 94%. Also during the same period, we reduced the proportion of long-term charters to capitalize on the significantly rising dayrates in specific international markets.

Our international revenue has increased from 20% of our total revenues during the second quarter of fiscal 2005 to almost 60% of our total revenues during the same period in fiscal 2006 as a result of our redeployment of several vessels from Canada to international markets, including our redeployment of two vessels to the North Sea and our acquisition of two vessels that have continued working in the North Sea. Three of the seven vessels working internationally can be repatriated to Canada as market conditions dictate. The combination of redeploying several vessels internationally, transitioning two vessels into the oil and gas market and improving overall market conditions has resulted in quarter over quarter revenue increases for each of the last six quarters. Our fleet achieving significant growth in revenues and operating margin for each of the three months and six months ended December 31, 2005 compared to the comparable periods in the prior year.

Management’s discussion and analysis of financial condition and results of operations

During the fiscal year ended June 30, 2005, our operating expenses as a percentage of revenue increased from the level of prior years as a result of expenses related to vessels transitioning to new markets and certain customer recovered costs. During the six months ended December 31, 2005, our operating expenses as a percentage of revenue returned to the level of the years prior to fiscal 2005 as these transition and customer recovered costs were not repeated subsequent to our fiscal year end June 30, 2005.

Vessel Operating Statistics

	Three months ended
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(unaudited)
Vessel Revenue (000’s)	$14,028	$15,812	$16,742	$17,958	$21,400	$23,634
Average Dayrate (1)(2)	$17,986	$21,602	$19,697	$20,714	$22,739	$21,393
Average Utilization (1)(2)	77%	72%	86%	87%	89%	94%
Domestic/International (%)	94/6	80/20	47/53	42/58	38/62	41/59
Short/Long-term Charter (%)	15/85	15/85	45/55	41/59	52/48	40/60
Average Number of Vessels (1)(2)	11	11	11	11	12	13

(1)	Excludes the Cabot Sea in 2003 and 2004 (sold in 2005) and the J.D. Mitchell (commenced bareboat charter during quarter ended December 31, 2005) in all periods. Prior to sale of bareboat, these vessels were in cold lay-up.
(2)	Includes the Scotsman Sea acquired during the three months ended September 30, 2005 and the Acadian Sea acquired during the three months ended December 31, 2005.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based upon the consolidated financials statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles. In other circumstances, there is a requirement to make estimates, judgments and assumptions that are believed to be reasonable based upon available information. Estimates and judgments are based upon historical experience and various other factors that we believe are reasonable based upon the available information. Actual results may differ from these estimates under different assumptions and conditions. We have provided below an expanded discussion of our more significant accounting policies, estimates and judgments. We have discussed the development, selection and disclosure of each of these with our audit committee. We believe that these accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements. See Note 2 to our fiscal 2005 consolidated financial statements for a discussion of additional accounting policies and estimates made by our management.

Carrying value of vessels.    Generally, we depreciate our vessels, for accounting purposes, over 20 years. In estimating the useful life of these assets, the effects of physical deterioration from operating use and other economic and regulatory factors that could impact commercial viability are considered. To date, our experience confirms that these policies are reasonable. Events or changes in circumstances in the future may result in situations in which recoverability of the carrying amount of a vessel may not be possible. Examples of events or changes in circumstances that could indicate that the recoverability of a vessel’s carrying amount should be reassessed include a significant and sustained decrease in market value and current

Management’s discussion and analysis of financial condition and results of operations period operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that anticipates continuing losses associated with a vessel. If events or changes in circumstances as set forth above indicate a vessel’s carrying amount may not be recoverable, we are required to estimate the undiscounted future cash flows expected to result from use of the vessel and its eventual disposition. We estimate these future cash flows based upon historical data adjusted for our best estimate of future market performance that is based on industry trends. If the sum of the expected future cash flows is less than the carrying amount of the vessel, the recognition of an impairment loss is required.

Classification certification, drydocking and maintenance costs.    Our vessels are required by regulations established by Canadian and international maritime regulatory bodies to be drydocked and pass inspections after specified periods of time to maintain their operating classification. Classification society protocol requires two drydockings in a five year period. The drydocking and maintenance capital costs related to these inspections are deferred and amortized over the period to the next required inspection, which is generally 24 to 60 months. Drydocking and maintenance capital costs include costs associated with coating the vessel hull and sides, recoating cargo and fuel tanks, and performing other engine and equipment maintenance activities to keep our vessels in compliance with classification standards. As of December 31, 2005 and 2004, net deferred drydocking and maintenance costs were $7.0 million and $5.2 million, respectively. In June 2001, the Accounting Standards Executive Committee (“AcSEC”) of the American Institute of Certified Public Accountants (“AICPA”) issued an exposure draft of a proposed Statement of Position (“SOP”) entitled “Accounting for Certain Costs and Activities Related to Property, Plant and Equipment.” Under the proposed SOP, we would be required to expense major maintenance costs as incurred and be prohibited from deferring and amortizing the cost of major maintenance activities. Currently, the costs incurred to drydock our vessels are deferred and amortized on a straight-line basis over the period to the next drydocking, generally 24 to 60 months. At its April 14, 2004 meeting, the Financial Accounting Standards Board (FASB) voted not to clear AcSEC’s proposed SOP.

Income taxes.    We follow the tax liability method for determining income taxes. Under this method, deferred income tax assets and liabilities are determined according to differences between their respective carrying amounts and tax bases. Deferred tax assets and liabilities are measured based on enacted tax rates and bases at the date of the financial statements for the years in which these temporary differences are expected to reverse. Adjustments to these balances are recognized in earnings as they occur. Deferred tax assets are the result of operating loss carry-forwards for tax purposes exceeding temporary timing differences, relating primarily to property and equipment and foreign exchange on long-term debt. Future taxable income and ongoing prudent and feasible tax planning strategies have been considered in assessing the need for an allowance. Currently, we have not reflected an allowance to reduce our deferred tax assets. In addition to expected higher earnings in the future, in part from our expanded fleet, we can facilitate utilization of the losses by a number of tax planning strategies including inter-group transactions, elimination of certain international structures and revising the amount of depreciation claimed for tax purposes to prevent the expiration of loss carryforwards. In the future, if we were to determine that it is more likely than not that some portion or all of the deferred tax assets will not be realized, an adjustment to the deferred tax asset would be charged to expense in the period such determination was made.

Commitments and contingencies.    We have contingent liabilities and future claims for which estimates of the amount of the eventual cost to liquidate these liabilities or claims have been made. These liabilities and claims may involve threatened or actual litigation where damages have not been specifically quantified but an assessment of exposure has been performed and it has been determined that no provision is required in our accounts. These estimates are necessary because the actual amounts payable, if any, to settle these claims is not known until the claims are ultimately resolved. Upon the ultimate resolution of the uncertainties surrounding estimates of contingent liabilities and future claims, the actual

Management’s discussion and analysis of financial condition and results of operations amount paid to settle the liabilities may differ from current estimates. Future reported financial results would be impacted by this difference between current estimates and the actual amounts paid to settle the liabilities. In addition to estimates related to litigation, other examples of liabilities requiring estimates of future exposure include contingencies arising out of acquisitions and divestitures, and additional premiums under our mutual protection and indemnity marine insurance policies. Contingent liabilities are assessed using the most recent information available regarding the nature of the exposure. This exposure may change from period to period based upon updated relevant facts and circumstances. In the recent past, our estimates for contingent liabilities have been sufficient to cover the actual amount of exposure; however, there can be no guarantee that our estimates will be sufficient to cover our actual exposure in the future.

In the normal course of business we from time to time enter into agreements that require us to indemnify counterparties. One example is indemnification of our foreign lenders for changes in tax legislation that would reduce their expected cash flows. Another example is our indemnification of purchasers of our vessels for environmental claims attributable to the time we owned the vessel. These indemnity provisions are standard practice in our industry and are not generally subject to negotiation. The inclusion of the provisions does not impact the value of the transaction. Refusal by us to include the indemnity in the agreement would likely preclude completion of the transaction. Accordingly, no amounts have been allocated to consideration for the non-contingent portion of these indemnifications.

OPERATING RESULTS

The table below sets forth average dayrates and utilization rates for our vessels and the number of vessels owned at period end for the periods indicated. These vessels generate substantially all of our revenues and operating profit.

	Years Ended June 30,			Six Months ended December 31,
	2003	2004	2005	2004	2005(2)
Number of vessels (period end)(1)	12	11	11	11	13
Average utilization(1)	78.3%	71.6%	80.4%	74.7%	91.6%
Average dayrate(1)	$19,703	$19,181	$19,989	$19,737	$22,016

(1)	Excludes the Cabot Sea in 2003 and 2004 (sold in 2005) and the J.D. Mitchell (commenced bareboat charter during quarter ended December 31, 2005) in all periods. Prior to sale or bareboat, these vessels were in cold lay-up.
(2)	Includes the Scotsman Sea acquired during the three months ended September 30, 2005 and the Acadian Sea acquired during the three months ended December 31, 2005.

Management’s discussion and analysis of financial condition and results of operations

The following table sets forth summarized financial information concerning our reportable segments. See “Business—Our Operations” and Note 14 to our fiscal 2005 consolidated financial statements and Note 7 to our December 31, 2005 financial statements for a discussion of our reportable segments.

	Year Ended June 30,			Six Months Ended December 31,
	2003	2004	2005	2004	2005
	(Cdn$ in thousands)
Revenues by segment:
Oil and gas services	$51,058	$48,250	$59,550	$24,188	$44,809
Construction and maintenance	9,951	9,486	7,051	6,226	—
Corporate and other	1,428	2,267	2,923	1,592	1,684

	62,437	60,003	69,524	32,006	46,493
Operating expenses by segment:
Oil and gas services	$24,822	$24,434	$39,029	$15,393	$21,397
Construction and maintenance	4,465	4,917	1,215	745	—
Corporate and other	1,574	1,984	3,405	1,761	1,315

	30,861	31,335	43,649	17,899	22,712
Depreciation and amortization by segment:
Oil and gas services	$6,255	$8,073	$12,865	$5,619	$7,500
Construction and maintenance	2,798	2,776	704	703	—
Corporate and other	856	873	847	431	458

	9,909	11,722	14,416	6,753	7,958
Lease expense	9,498	7,673	730	730	—
Capital taxes	442	471	547	264	322
General and administrative	5,439	4,831	5,241	2,543	3,431
Other income	4,770	726	10,486	13,059	6,556
Corporate transaction costs	—	1,226	—	—	—
Debt breakage and deferred financing costs write-off	—	—	5,034	5,048	—
Interest expense	7,613	8,805	17,679	7,608	10,743
Income taxes (recovery)	21	(1,580)	(1,801)	(842)	2,234

Earnings (loss) from continuing operations	$3,424	$(3,754)	$(5,485)	$5,062	$5,649

Six months ended December 31, 2005 compared to six months ended December 31, 2004

Total Revenues.    Total revenues were $46.5 million for the six months ended December 31, 2005, compared to $32.0 million for the six months ended December 31, 2004, an increase of $14.5 million or 45.3%. Overall utilization of the fleet during the period increased to 91.6% from 74.7% for the same period a year ago, and average dayrates increased to $22,016 per day in the six months from $19,737 for the same period in fiscal 2005.

Revenues from the oil services segment were $44.8 million for the six months ended December 31, 2005, compared to $24.2 million for the six months ended December 31, 2004, an increase of $20.6 million or 85.1%. In July 2005, a vessel that had been idle throughout 80% of the six months ended December 31, 2004, commenced a charter in the Gulf of Mexico. Revenue from this charter and from the vessel during the six months ended December 31, 2005 was $6.0 million compared to $1.4 during the same period in the year prior. In addition, a vessel previously operating in the subsea telecommunications cable maintenance market completed its contract in the second quarter of fiscal 2005 and subsequently

Management’s discussion and analysis of financial condition and results of operations transitioned to the oil and gas services market. Revenues for this vessel were $6.2 million for the six months ended December 31, 2004, and were included in the construction and maintenance segment. For the six months ended December 31, 2005, revenues for this vessel were $5.1 million and are included in the oil and gas services segment, resulting in a corresponding $5.1 million revenue increase in the oil and gas services segment for this six-month period. Revenues in the oil and gas services segment also increased as a result of three vessels, which had previously operated offshore of the east coast of Canada, operating in new locations in fiscal 2006. Two of the vessels operated in the North Sea spot market, with one having transitioned to the North Sea during the second quarter of fiscal 2005, and one vessel operated on a charter in the Gulf of Mexico during the six months ended December 31, 2005. All of these vessels experienced improved utilization and dayrates over those realized in the same period for the prior year. Revenues for these three vessels increased by $4.9 million from the six months ended December 31, 2004 to the six months ended December 31, 2005.

The acquisition and deployment of a two platform supply vessels also contributed to the increase in oil and gas services segment revenue in the six months ended December 31, 2005. The addition of these vessels to the fleet, one during the first quarter and one during the second quarter of fiscal 2006, resulted in increased revenues of $3.0 million compared to $0 in fiscal 2005. Other vessels in this segment contributed an additional $3.0 million in increased revenue on a six-month over six-month basis due to improved utilization and/or average day rates.

Prior to the elimination of the construction and maintenance segment as noted above, revenues from this segment were $6.2 million for the six months ended December 31, 2004 compared to $0 for the six months ended December 31, 2005, a decrease of $6.2 million. As noted above, the vessel that was operating in this segment during the first six months of fiscal 2005 completed its charter in the second quarter of fiscal 2005 and during the first and second quarters of fiscal 2006 was operating in the oil and gas services segment.

Revenues from the corporate and other segment were consistent six months over six months at less than $2.0 million.

Operating expenses.    Total operating expenses were $22.7 million for the six months ended December 31, 2005, compared to $17.9 million for the six months ended December 31, 2004, an increase of $4.8 million or 26.8%. Operating expenses increased as a result of improved utilization during the first six months of fiscal 2006 compared to the same period in the year prior, including one vessel operating for 97% of the six months ended December 31, 2006 as opposed to 18% during the same period in the prior year. Also contributing to the increase in operating costs were additional costs on the vessel that had previously operated in the subsea telecommunications segment, resulting from the vessel’s operations in the oil and gas services industry during the six month period in fiscal 2006, as opposed to the subsea telecommunications cable repair industry, and being idle during the six month period in fiscal 2005. Another factor contributing to the increase in operating costs during the six months ended December 31, 2005 was the addition of two vessels to the fleet during the first two quarters of fiscal 2006.

Operating expenses for the oil and gas services segment increased to $21.4 million for the six months ended December 31, 2005 from $15.4 million for the six months ended December 31, 2004, an increase of $6.0 million or 39.0%. The inclusion of one vessel in the oil and gas segment during the first six months of fiscal 2006, as opposed to the construction and maintenance segment where it operated for the same period in the prior year, increased costs in the oil and gas services segment by $2.6 million. Another factor contributing to cost increases in this segment in fiscal 2006 was the addition of two

Management’s discussion and analysis of financial condition and results of operations platform supply vessels to the fleet, one in the first quarter of fiscal 2006 and one in the second quarter of fiscal 2006. Total operating costs for these two vessels were $1.6 million during the six months ended December 31, 2005 compared to zero during the same six-month period in the year prior. Increased international activity in this segment during the six months ended December 31, 2005 also resulted in increased agency and brokerage costs in the amount of $1.1 million as compared to the same period in the prior year. In the international marketplace, a large proportion of contracts are negotiated through intermediaries, resulting in increased costs. In the east coast Canada market, we deal directly with our customer and there are no agency or brokerage fees paid.

Operating expenses for the construction and maintenance segment decreased to $0 for the six months ended December 31, 2005 from $0.7 million for the six months ended December 31, 2004. This decrease was the result of the Bold Endurance, which operated in this segment during the first two quarters of fiscal 2005, moving to the oil and gas services segment and operating in that segment for first two quarters of fiscal 2006. Overall operating costs for this vessel increased primarily as a result of a requirement to rent particular equipment to fulfill the terms of the contract and increased crew levels required for the oil and gas services contract compared to those required for the previous subsea telecommunications cable maintenance contract. In total, costs for this vessel increased to $2.6 million for the six months ended December 31, 2005, compared to $0.7 million for the same period in the year prior, an increase of $1.9 million.

Operating expenses for the corporate and other segment were $1.3 million for the six months ended December 31, 2005, compared to $1.8 million for the six months ended December 31, 2004, a decrease of $0.5 million or 27.8%. Costs in this category decreased primarily as a result of decreased shore base management expenses and costs being incurred in the first six months of fiscal 2005 to reactivate and prepare for presentation for potential charter or sale a vessel previously in cold storage. The costs related to this reactivation were not repeated during fiscal 2006.

Depreciation and amortization.    Depreciation and amortization was $8.0 million for the six months ended December 31, 2005, compared to $6.8 million for the six months ended December 31, 2004, an increase of $1.2 million or 17.6%. This increase was the result of (i) our purchase in August 2005 of a platform supply vessel; (ii) our purchase in November 2005 of a second platform supply vessel; (iii) increased depreciation related to the acquisition in August 2004 of the Thebaud Sea, a vessel previously operated under an operating lease arrangement; (iv) increased amortization of expenditures for drydocking and maintenance capital as a result of the total amount deferred increasing year over year; and (v) depreciation related to amounts capitalized to other vessels during the final two quarters of fiscal 2005 and the first two quarters of fiscal 2006.

Depreciation and amortization for the oil and gas services segment was $7.5 million for the six months ended December 31, 2005, compared to $5.6 million for the six months ended December 31, 2004, an increase of $1.9 million or 33.9%. The transfer of the Bold Endurance from the construction and maintenance segment to the oil and gas services segment increased oil and gas services depreciation and amortization by $1.1 million as compared to the six months ended December 31, 2004. Also contributing to this increase was (i) our purchase in August 2005 of a platform supply vessel; (ii) our purchase in November 2005 of a second platform supply vessel; (iii) increased amortization of expenditures for drydocking and maintenance capital as a result of the total amount deferred increasing year over year; (iv) and depreciation related to amounts capitalized to oil and gas services vessels, during the final two quarters of fiscal 2005 and the first two quarters of fiscal 2006.

Depreciation and amortization for the construction and maintenance segment was $0 for the six months ended December 31, 2005, compared to $0.7 million for the six months ended December 31, 2004. This

Management’s discussion and analysis of financial condition and results of operations decrease resulted from the transfer of the Bold Endurance to the oil and gas services segment in the third quarter of fiscal 2005.

Depreciation and amortization for the corporate and other segment for the six months ended December 31, 2005 was consistent with the six months ended December 31, 2004.

Lease expense.    Lease expense for the six months ended December 31, 2005, was $0 as compared to $0.7 million for the six months ended December 31, 2004, this decrease was the result of the acquisition, in August 2004, of the vessel Thebaud Sea.

Capital taxes.    Capital tax expense for the six months ended December 31, 2005 was consistent with the six months ended December 31, 2004.

General and administrative costs.    General and administrative costs were $3.4 million for the six months ended December 31, 2005, compared to $2.5 million for the six months ended December 31, 2004, an increase of $0.9 million or 36.0%. This increase was primarily the result of costs associated with a change in executive compensation as a result of a decision in fiscal 2006 to eliminate dividend payments, bonuses provided to administrative staff and increased professional fees associated with regulatory reporting requirements resulting from our SEC registration on March 23, 2005.

Other income.    Other income was $6.6 million for the six months ended December 31, 2005, compared to $13.1 million for the six months ended December 31, 2004, a decrease of $6.5 million or 49.6%. One item contributing to this decrease was a decrease in the translation gain on our foreign currency denominated senior secured notes of $4.9 million. Also contributing to this decrease was the fact that in fiscal 2005 we utilized proceeds from the issue of our senior secured notes in August 2004 to repay previously outstanding U.S. dollar denominated debt recognizing a gain of $0.5 million. No such repayment occurred in fiscal 2006. In addition, during the second quarter of 2006 we recorded an impairment in long-lived asset on a Remote Operated Vehicle (“ROV”) owned by us in the amount of $1.1 million. This impairment was the result of our verbal agreement, subsequent to December 31, 2005, for the sale of the ROV, at an amount $1.1 million less than the carrying value at December 31, 2005.

Debt breakage and deferred financing costs write off.    On August 26, 2004, we issued US$125 million of senior secured notes. The proceeds of these notes were primarily used to repay all of our existing long-term debt (with the exception of $21.6 million of debt on one vessel) and acquire a vessel and certain other equipment previously leased. Costs were incurred in the amount of $2.7 million to retire our existing debt, and previously deferred financing costs were written off in the amount of $2.3 million, for a total cost of $5.0 million. No such repayments, with related costs, were made during the six months ended December 31, 2005.

Interest expense.    Interest expense was $10.7 million for the six months ended December 31, 2005, compared to $7.6 million for the three months ended December 31, 2004, an increase of $3.1 million or 40.8%. This increase in interest expense resulted from higher debt levels and higher interest rates.

Tax expense.    Tax expense was $2.2 million for the six months ended December 31, 2005, compared to a recovery of $0.8 million for the six months ended December 31, 2004, an increase of $3.0 million. This increase was attributable to the reversal of deferred income tax assets resulting from Canadian operating income for the period, combined with the recognition of deferred income tax liabilities pertaining to operations in the U.K. North Sea. We believe our loss carry-forwards for tax purposes will be utilized

Management’s discussion and analysis of financial condition and results of operations through the reversal of existing temporary differences, future earnings, tax strategies or a combination thereof.

Fiscal Year Ended June 30, 2005 compared to Fiscal Year Ended June 30, 2004

At the end of the second quarter of fiscal 2005, we completed our remaining contract in the subsea telecommunications service industry, and the vessel previously assigned to that industry was reassigned to the oil and gas sector. During the quarter ended June 30, 2005, we reassessed our basis of segmentation and commencing with the third quarter of fiscal 2005, eliminated our construction and maintenance segment, within which our telecommunications service operations were conducted.

Total Revenues.    Total revenues were $69.5 million for the fiscal year ended June 30, 2005, compared to $60.0 million for the fiscal year ended June 30, 2004, an increase of $9.5 million or 15.8%. Overall utilization of the fleet increased in fiscal 2005 to 80.4% from 71.6% in fiscal 2004, and average dayrates increased to $19,989 per day in fiscal 2005 from $19,181 in fiscal 2004.

Revenues from the oil services segment were $59.6 million for fiscal 2005, compared to $48.3 million for fiscal 2004, an increase of $11.3 million or 23.4%. During fiscal 2005, the Agile, which had been idle throughout fiscal 2004, was transitioned into the oil and gas services market. During fiscal 2004, revenues from this vessel were zero. In 2005, Agile revenues totaled $7.1 million, as it completed a pipelay project in the oil and gas services market, and commenced another charter on June 30, 2005. In addition, the Bold Endurance, previously operating in the subsea telecommunications cable maintenance market, completed its contract in the second quarter of fiscal 2005. In the third quarter of fiscal 2005, it commenced a charter in the oil and gas services sector resulting in $2.4 million of additional oil and gas services segment revenue. Also contributing to the increase in revenue during fiscal 2005 was the redeployment of two large platform supply vessels from the east coast of Canada to the North Sea. This movement resulted in increased utilization for the vessels as well as improved dayrates. As a result of this transition to the North Sea market, oil and gas segment revenues increased by $1.8 million. Revenues in the oil and gas segment also increased during fiscal 2005, as a vessel that was refitted during fiscal 2003 through fiscal 2004 was successful in obtaining a five-year contract off the east coast of Canada. This contract improved utilization for the vessel and resulted in increased revenue of $1.8 million over that achieved by the vessel in fiscal 2004. Offsetting these increases was a revenue decrease of approximately $2.0 million resulting from the fiscal 2004 sale of the Magdelan Sea.

Prior to the elimination of the construction and maintenance segment as noted above, revenues from this segment were $7.1 million for fiscal 2005 compared to $9.5 million for fiscal 2004, a decrease of $2.4 million or 25.3%. Charter revenue in this segment declined during fiscal 2005 as the vessel operating in this segment completed its charter during the year and transitioned into the oil and gas services segment. Revenues in this segment for fiscal 2005 include $4.1 million of equipment received as a final settlement under the contract.

Revenues from the corporate and other segment were $2.9 million for fiscal 2005 compared to $2.3 million for fiscal 2004, an increase of $0.6 million or 26.1%. Higher revenues were achieved under our shore base management contract in fiscal 2005 compared to fiscal 2004.

Operating expenses.    Total operating expenses in fiscal 2005 increased over those experienced in fiscal 2004 as a result of a number of factors, including costs of transitioning vessels to markets with better potential, higher repair and maintenance costs and increased costs associated with higher utilization.

Operating expenses were $43.6 million for fiscal 2005, compared to $31.3 million for fiscal 2004, an increase of $12.3 million or 39.3%. Included in this amount are costs totaling $2.2 million for

Management’s discussion and analysis of financial condition and results of operations subcontractor and engineering costs on a charter for the Agile and $0.5 million in costs related to charterer equipment removals on the Bold Endurance. Both of these amounts were recovered from the customer but with no margin. In addition, during fiscal 2005, we incurred additional fuel costs transitioning vessels to new markets and in performing ocean towing services. Fuel costs in 2005 were $2.0 million greater than in fiscal 2004. Additionally, during fiscal 2005, costs in the amount of $1.1 million were incurred to transition the vessel Bold Endurance from the subsea telecommunications cable maintenance market to the oil and gas services segment. In addition, repairs and maintenance costs for all other vessels in fiscal 2005 were $3.0 million higher than those experienced in fiscal 2004. These costs related primarily to preparing the vessel Agile for work in the oil and gas industry and unscheduled maintenance to the Thebaud Sea and Agile. Operating costs also increased as a result of the 9% year over year increase in utilization, excluding the addition of the two vessels from the construction and maintenance segment. Increases in operating expenses in the oil and gas services segment were offset by the disposal of a vessel in fiscal 2004 with related costs and expenses to the date of disposal of $1.2 million. This vessel was not replaced and no costs are accordingly reflected in fiscal 2005.

Operating expenses for the oil and gas services segment increased to $39.0 million for fiscal 2005 from $24.4 million for fiscal 2004, an increase of $14.6 million or 59.8%. During fiscal 2005, two of the vessels that had previously been operating in the construction and maintenance segment began operations in the oil and gas segment. The total impact of these two vessels operating in this segment for the first time in fiscal 2005 was $10.5 million. The first of the two vessels to transition to the oil and gas market was the Agile. The fiscal 2004 costs related to this vessel were $1.5 million and are included in the construction and maintenance segment results. Commencing operations in the oil and gas segment, costs for this vessel increased by $5.9 million in fiscal 2005. Included in the costs for this charter was $2.2 million pertaining to subcontractor and engineering costs. These were fully recovered from the client at our cost.

The second of these vessels, the Bold Endurance, completed its charter in the subsea fibre optic maintenance market in the second quarter of fiscal 2005 and shortly thereafter commenced operations in the oil and gas industry. Total costs for this vessel for fiscal 2005 increased by $1.1 million from $3.4 million to $4.5 million. This increase was primarily the result of costs incurred to remove charterer equipment remaining from the telecommunications cable maintenance charter and costs to transition the vessel to the oil and gas market. Under the terms of the charter, this cost was the responsibility of the charterer, however, under a supplemental agreement, we undertook to incur these costs, in exchange for certain equipment. As a result, costs and revenues for the same amount were recorded in fiscal 2005 to account for these removals. In addition, costs in the amount of $0.5 million were incurred to prepare the vessel for its charter in the oil and gas industry. Both vessels are earning higher dayrates in the oil and gas industry than those that they achieved in the subsea telecommunications industry.

We transitioned two vessels from east coast Canada to the North Sea, and we also conducted an extended ocean tow contract utilizing another vessel pursuant to which we were responsible for the cost of fuel. Our resulting aggregate fuel cost for these vessels for fiscal 2005 was $1.0 million greater than fiscal 2004. In addition, repairs and maintenance costs for fiscal 2005, excluding costs noted above for the Bold Endurance transition and equipment removals, were $3.0 million higher than those experienced in fiscal 2004. These costs related primarily to preparing the Agile for work in the oil and gas industry and effecting unscheduled repairs to the vessels Ryan Leet, Thebaud Sea and Sable Sea. Costs also increased as the result of a 9% year over year utilization increase, excluding the addition of the two vessels from the construction and maintenance segment. Increases in operating expenses in the oil and gas services segment were offset by the disposal of a vessel in fiscal 2004 with related costs and expenses to the date of disposal of $1.2 million.

Management’s discussion and analysis of financial condition and results of operations

Operating expenses for the construction and maintenance segment, prior to the vessel transitioning to the oil and gas services segment, were $1.2 million for fiscal 2005 compared to $4.9 million for fiscal 2004, a decrease of $3.7 million or 75.5%. During fiscal 2005, the Agile, which had previously been included in this segment and which incurred costs of $1.5 million in fiscal 2004, commenced work in the oil and gas segment. As a result, the costs related to this vessel for fiscal 2005 were included in the oil and gas services segment. Costs and expenses also decreased in the construction and maintenance segment as the remaining vessel conducting subsea telecommunications cable maintenance completed its charter in the second quarter of fiscal 2005 and transitioned to the oil and gas segment.

Costs and expenses for the corporate and other segment were $3.4 million for fiscal 2005, compared to $2.0 million for fiscal 2004, an increase of $1.4 million or 70.0%. This increase in costs and expenses was primarily attributable to increased shore base management costs and costs to ready one of the vessels in cold storage for a bareboat charter.

Depreciation and amortization.    Depreciation and amortization was $14.4 million in fiscal 2005 compared to $11.7 million in fiscal 2004, an increase of $2.7 million or 23.1%. This increase was the result of our purchase of the vessel Thebaud Sea in August 2004 with the proceeds from the senior secured notes. The vessel was previously utilized under an operating lease arrangement.

Depreciation and amortization for the oil and gas services segment was $12.9 million in fiscal 2005 compared to $8.1 million in fiscal 2004, an increase of $4.8 million or 59.6%. The transfer of the Agile and Bold Endurance from the construction and maintenance segment to the oil and gas services segment increased oil and gas services depreciation and amortization by $2.8 million as compared to fiscal 2004. Also contributing to the increase in this segment was the acquisition, in August 2004, of the vessel Thebaud Sea. The acquisition of this vessel increased depreciation and amortization by $1.0 million. Depreciation and amortization for the construction and maintenance segment was $0.7 million in fiscal 2005 compared to $2.8 million in fiscal 2004, a decrease of $2.1 million or 75.0%. This decrease was entirely the result of the Agile and Bold Endurance, the only two assets in this segment, being transferred to the oil and gas services segment in fiscal 2005.

Depreciation and amortization for the corporate and other segment was $0.8 million in fiscal 2005 compared to $0.9 million in fiscal 2004, a decrease of $0.1 million or 11.1%.

Lease expense.    Lease expense was $0.7 million in fiscal 2005 as compared to $7.7 million in fiscal 2004, a decrease of $7.0 million. This decrease was the result of the acquisition, in August 2004, of the vessel Thebaud Sea.

Capital taxes.    Capital tax expense for fiscal 2005 was consistent with fiscal 2004 at $0.5 million.

General and administrative costs.    General and administrative costs were $5.2 million in fiscal 2005 as compared to $4.8 million in fiscal 2004, an increase of $0.4 million or 8.3%. This increase was primarily the result of costs associated with our filing of a registration statement with the Commission in fiscal 2005 in connection with our senior secured notes issued in August 2004, and a staff bonus. No such bonus was paid in fiscal 2004.

Other income.    Other income was $10.5 million for fiscal 2005, compared to $0.7 million for fiscal 2004, an increase of $9.8 million. During fiscal 2005 a foreign currency translation gain was recorded in the amount of $9.8 million on translating senior secured notes repayable in US dollars into Canadian dollars as at June 30, 2005. At June 30, 2004 the amount related to translating the then U.S. dollar

Management’s discussion and analysis of financial condition and results of operations repayable debt was less than $0.1 million. From the proceeds of the issue of the senior secured notes in August 2004, previously outstanding U.S. dollar denominated debt was repaid, and a gain of $0.5 million was realized in fiscal 2005. In the third quarter of fiscal 2004, a standby vessel was sold for a gain of $0.4 million.

Corporate transaction costs.    Corporate transaction costs were $0 in fiscal 2005, as compared to $1.2 million for fiscal 2004. In June of 2004, we ceased activities respecting a previously proposed corporate financing transaction. As a result of this decision, deferred corporate transaction costs related to this transaction were expensed in fiscal 2004.

Debt breakage and deferred financing costs write off.    On August 26, 2004, we issued US$125 million of senior secured notes. The proceeds of these notes were primarily used to repay all of the long-term debt (with the exception of $21.6 million of debt on one vessel) and acquire a vessel and certain other equipment previously leased. Costs were incurred in the amount of $2.7 million to retire the existing debt, and previously deferred financing costs were written off in the amount of $2.3 million, for a total cost of $5.0 million, compared to $0 in fiscal 2004.

Interest expense.    Interest expense was $17.7 million for fiscal 2005 compared to $8.8 million for fiscal 2004. The increase in interest expense resulted from higher debt levels and interest rates.

Tax expense.    Tax recovery was $1.8 million for fiscal 2005 compared to $1.6 million for fiscal 2004, an increase of $0.2 million or 12.5%. This increase was attributable to the recording of additional future income tax assets resulting from Canadian operating tax losses for the period with the result that as at June 30, 2005 a net future income tax asset in the amount totaling $4.0 million was recorded. We have not provided a valuation allowance against the deferred income tax assets, despite reporting losses in the previous two fiscal years. These assets arise largely from operating losses that can be applied to reduce taxable income earned in future years. The losses expire annually in varying amounts to 2015. In addition to expected higher earnings in future, in part from our expanded fleet, we can facilitate utilization of the losses by a number of tax planning strategies including inter-group transactions, elimination of certain international structures and revising the amount of depreciation claimed for tax purposes to prevent the expiration of loss carryforwards. As such, we have determined that it is more likely than not that we will realize the tax benefit from these deferred tax assets in the future. We believe our net operating loss carry-forwards will be utilized through the reversal of existing temporary differences, future earnings, tax strategies, or a combination thereof.

Fiscal Year Ended June 30, 2004 Compared to Fiscal Year Ended June 30, 2003

Total Revenues.    Total revenues were $60.0 million for the fiscal year ended June 30, 2004, compared to $62.4 million for the fiscal year ended June 30, 2003, a decrease of $2.4 million or 3.8%.

Revenues from the oil services segment were $48.3 million for fiscal 2004, compared to $51.1 million for fiscal 2003, a decrease of $2.8 million or 5.5%. This decrease was primarily the result of lower utilization of the fleet. While the available number of vessel days for the oil and gas services fleet increased in the year ended June 30, 2004 as a result of vessel additions during the fourth quarter of fiscal 2003, utilization and dayrates decreased, reducing segment revenues. The decrease in dayrates and utilization was due to a continuation of the soft oil and gas services segment market that began in mid-2002. In addition, utilization was reduced by lower than expected activity in the east coast of Canada market. We used the opportunity presented by the low utilization in the third quarter to complete maintenance on the vessels Mariner Sea and Panuke Sea, two of the vessels operating in this market, to prepare them for expected activity during

Management’s discussion and analysis of financial condition and results of operations the summer of 2004. During May 2004, the Panuke Sea commenced an 18-month charter and the Mariner Sea commenced an 80-day charter, both offshore of the east coast of Canada.

Revenues from the construction and maintenance segment were $9.5 million for fiscal 2004 compared to $10.0 million for fiscal 2003, a decrease of $0.5 million or 5.0%. The charter revenue in this segment was received in U.S. dollars and fluctuation in the Canadian U.S. dollar exchange rate resulted in the segment revenue decrease.

Revenues from the corporate and other segment were $2.3 million for fiscal 2004 compared to $1.4 million for fiscal 2003, an increase of $0.9 million or 64.3%. The segment revenue increase was the result of increased revenues from our shore base management services.

Operating expenses.    Operating expenses were $31.3 million for fiscal 2004, compared to $30.9 million for fiscal 2003, a decrease of $0.4 million.

Vessel operating expenses for our oil and gas services segment decreased to $24.4 million for fiscal 2004 from $24.8 million for fiscal 2003, a decrease of $0.4 million or 1.6%. Fiscal 2004 was the first full year of operation for the vessels Panuke Sea and Mariner Sea. The increased costs related to the longer period of operations for these vessels in fiscal 2004 compared to fiscal 2003 were offset by cost savings resulting from lower utilization, cost management and by reduced costs from the sale of a vessel in February 2004.

Operating expenses for our construction and maintenance segment were $4.9 million for fiscal 2004 compared to $4.5 million for fiscal 2003 an increase of $0.4 million or 8.9%. This increase was primarily due to increased repairs and maintenance costs on the Agile, preparing it for future contracts.

Operating expenses for our corporate and other segment were $2.0 million for fiscal 2004, compared to $1.6 million for fiscal 2003, an increase of $0.4 million or 25.0%. This increase in costs was the result of increased costs pertaining to the shore base management contract.

Depreciation and amortization.    Depreciation and amortization totaled $11.7 million for fiscal 2004, compared to $9.9 million for fiscal 2003, an increase of $1.8 million or 18.2%. The increase was primarily attributable to fiscal 2004 being the first full year the Mariner Sea and the Panuke Sea were present in our vessel fleet.

Depreciation and amortization for the oil and gas services segment was $8.1 million for fiscal 2004, compared to $6.3 million for fiscal 2003, an increase of $1.8 million or 28.6%. The increase was primarily attributable to fiscal 2004 being the first full year the Mariner Sea and the Panuke Sea were present in our vessel fleet.

Depreciation and amortization for the construction and maintenance segment was consistent in fiscal 2004 with fiscal 2003 at $2.8 million.

Depreciation and amortization for the corporate and other segment was consistent in fiscal 2004 with fiscal 2003 at $0.9 million.

Lease expense.    Lease expense was $7.7 million for fiscal 2004 compared to $9.5 million for fiscal 2003, a decrease of $1.8 million or 19.0%. This decrease was the result of two factors. Fluctuations in the Canada/U.S. exchange rate impacted the cost of an operating lease for the vessel Thebaud Sea, a lease requiring payments to be made in U.S. dollars. In addition, during the third quarter of fiscal 2004, we

Management’s discussion and analysis of financial condition and results of operations renegotiated an operating lease on the Trinity Sea resulting in its reclassification as a capital lease. Accordingly, the related lease payments of approximately $313,000 per month were no longer accounted for as lease expense but rather as principal reduction and interest expense.

Capital taxes.    Capital tax expense for fiscal 2004 was consistent with fiscal 2003 at approximately $0.5 million.

General and administrative costs.    General and administrative costs were $4.8 million in fiscal 2004 as compared to $5.4 million in fiscal 2003, a decrease of $0.6 million or 11.1%. This decrease in expenses was primarily attributable to a decrease in general and administrative expenses as steps were taken in fiscal 2004 to reduce head office costs in response to weakness in the offshore vessel industry.

Other income.    Other income was $0.7 million for fiscal 2004, compared to $4.8 million for fiscal 2003, a decrease of $4.1 million or 85.4%. During fiscal 2003, a vessel that was being constructed in Europe was disposed of, for a gain of $2.3 million. In addition, during fiscal 2003 a foreign currency translation gain of $2.3 million was recorded on converting U.S. dollar-repayable debt into Canadian dollars at June 30, 2003. As at June 30, 2004, the amount recorded related to the same debt was less than $0.1 million. In February 2004, a stand-by vessel was disposed of and a gain of $0.4 million was recorded.

Corporate transaction costs.    Corporate transaction costs totaled $1.2 million for fiscal 2004. Corporate transaction costs were $0 for fiscal 2003. In June 2004, activities ceased respecting a previously proposed corporate financing transaction. As a result of this decision, deferred corporate transaction costs related to this transaction were expensed.

Interest expense.    Interest expense was $8.8 million for fiscal 2004 compared to $7.6 million for fiscal 2003, an increase of $1.2 million or 15.8%. The increase in interest expense resulted from there being no capitalized interest during fiscal 2004, compared to $0.7 million capitalized during fiscal 2003 and from debt levels that were higher in fiscal 2004 as a result of the acquisition and conversion of the Mariner Sea during the last two quarters of fiscal 2003.

Tax expense.    Tax recovery was $1.6 million for fiscal 2004 compared to a tax expense of $20,588 for fiscal 2003, an increase of $1.6 million. This increase was attributable to the recording of additional future income tax assets resulting from Canadian operating tax losses for fiscal 2004.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP No. 106-2), which addresses the accounting and disclosure requirements associated with the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a nontaxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Because we are a Canadian company, neither the Medicare Prescription Drug, Improvement and Modernization Act, nor the FASB position has an impact upon us.

In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123, Accounting for Stock-Based

Management’s discussion and analysis of financial condition and results of operations

Compensation and Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. This standard, together with a new rule adopted by the Commission in April 2005, is effective for us as of April 1, 2006 and will apply to all awards granted, modified, cancelled or repurchased after that date. The ultimate amount of increased compensation expense will be dependent on the number of option shares granted, the timing and vesting period and the method used to calculate the fair value of the awards, among other factors.

LIQUIDITY AND CAPITAL RESOURCES

Our capital requirements have historically been financed with cash flow from operations, debt instruments, and borrowings under credit facilities. We require capital to fund ongoing operations, construction of new vessels, vessel acquisitions, vessel recertifications, other capital expenditures and debt service. Since inception, we have been active in the acquisition of additional vessels through identifying, acquiring, modifying and converting vessels from the resale market that fit the business needs of our customers, as well as being active in new construction. Bank financing and internally generated funds have historically provided funding for these activities.

On December 31, 2005, we had a cash balance of $6.7 million. We also have a $40 million revolving senior secured bank credit facility available for vessel acquisitions or, subject to a limit of $20.0 million, for general and corporate purposes. As of December 31, 2005, we had $26.2 million outstanding on this facility and $13.8 million of credit immediately available thereunder.

We believe that current working capital, projected cash flow from operations and available capacity under our senior secured revolving credit facility will be sufficient to meet our cash requirements for the foreseeable future. Although the generation of positive working capital from operations is expected in the future, events beyond our control, such as weather conditions, reduction in international consumption of refined petroleum products, or declines in expenditures for exploration, development and production activity may affect our financial condition or results of operations. Depending on the market demand for offshore supply and support services and other growth opportunities that may arise, we may require additional debt or equity financing.

Operating activities.     We expect cash flows from operations to provide working capital for current and future operations. Cash flows and utilization from operating activities for the six months ended December 31, 2005 and 2004 totaled $5.6 million and ($5.1) million, respectively. The increase in operating cash flow for six months ended December 31, 2005 compared with the six months ended December 31, 2004 was the result of (i) a $12.3 million increase in operating margin (not related to non-cash settlement of receivable) and other income, (ii) receipt of $3.1 million of unearned revenue and vessel charter deposit, (iii) no debt breakage costs, compared to $2.7 million in the same period of the year prior related to our August 2004 repayment of long-term debt and operating lease arrangements from the proceeds of the issuance of our senior secured notes, and (iv) $0.3 million less in expenditures for drydocking and maintenance capital and offset by (A) increased interest of $3.0 million as a result of higher debt levels and interest rates, (B) decrease of $4.5 million in net operating assets and (C) $0.6 million spent for deferred vessel preparation costs. Cash flows and utilization from operating activities for the fiscal years ended June 30, 2005, 2004 and 2003 totaled ($7.7) million, $9.6 million and $5.4 million, respectively. The decrease in operating cash flow for fiscal 2005 compared with fiscal 2004 was the result of (i) a $2.2 million increase in expenditures for drydockings and maintenance capital, (ii) debt breakage costs of $2.7 million related to our August 2004 repayment of long-term debt and operating lease arrangements from the proceeds of the issuance of our senior secured notes, (iii) an increase in

Management’s discussion and analysis of financial condition and results of operations operating assets of $3.2 million, and (iv) increased interest of $8.5 million as a result of higher debt levels and interest rates. The increase in operating cash flow for fiscal 2004 compared with fiscal 2003 was primarily the result of lower receivables levels at June 30, 2004 as compared to June 30, 2003.

As of June 30, 2005, we had net operating loss carry-forwards of approximately $33.9 million available at various fiscal year ends through 2015 to offset future taxable income. The use of these net operating losses for tax purposes and additional tax benefits may be limited due to Canadian tax laws.

Investing activities.    Investing activities for the six months ended December 31, 2005 totaled $26.6 million, including (i) $26.5 million to acquire two platform supply vessels for operations in the North Sea, (ii) $0.3 million for other equipment purchases and (iii) $0.2 million received on a note receivable. Investing activities for the six months ended December 31, 2004 totaled $29.0 million, including (i) $24.8 million, which was used to acquire a vessel, the Thebaud Sea, previously financed by an operating lease, (ii) $3.1 million to convert a vessel from fibre optic cable lay to pipelay, (iii) $0.8 million to upgrade two vessels with DP systems, (iv) $0.2 million for other equipment purchases and (v) $0.1 million in net advances to affiliates. In addition, on December 29, 2005 we declared a dividend in the amount of $1.7 million, which was settled on December 30, 2005, the proceeds of which were used to allow our parent company and companies related to our shareholder to repay amounts owed to us. This series of transactions was recorded by journal entries and no checks were issued. The dividend and the subsequent repayments have therefore not been reflected in the statements of cashflows. Investing activities for fiscal 2005 included $32.5 million for equipment purchases. The largest component, $24.8 million, was used to acquire a vessel, the Thebaud Sea, previously financed by an operating lease. We also invested approximately $4.0 million to convert a vessel from fibre optic cable lay to pipelay and $1.8 million to upgrade three vessels with DP systems. Investing activities for fiscal 2004 included $0.4 million for equipment purchases and $0.2 million in net advances to affiliates, which was offset by $2.7 million in proceeds on the sale of a standby vessel. During fiscal 2003, investing activities were $19.3 million for the continuation of the construction of a newbuild vessel in Europe, the continued conversion of the vessel Panuke Sea, the acquisition and conversion of the vessel Mariner Sea, and miscellaneous capital expenditures offset by proceeds from the sale of the newbuild vessel we were constructing in Europe, in the amount of $6.3 million.

Financing activities.    Financing activities for the six months ended December 31, 2005 consisted of the following: (i) advances drawn on our $40.0 million senior secured credit facility in the amount of $14.3 million primarily to fund the acquisition of two platform supply vessels in August and November 2005, (ii) an advance on our new US dollar denominated vessel acquisition term loan in the amount of $9.5 million, which was used in combination with the advances under our senior secured credit facility to fund the acquisition of a platform supply vessel in November 2005, and (iii) the execution of an equipment loan facility in the amount of $1.9 million to fund the acquisition of DP systems for two of our vessels during the fiscal year ended June 30, 2005. Offsetting these amounts were payments of (i) $0.8 million against our debt pertaining to the Bold Endurance, (ii) $0.6 million in costs pertaining to this offering and (iii) $0.2 million pertaining primarily to execution of our new US dollar denominated vessel acquisition term loan. Financing activities for the six months ended December 31, 2004 consisted primarily of the issuance in August 2004 of US$125 million senior secured notes and the repayment of our then outstanding long-term debt (with the exception of the debt pertaining to the Bold Endurance in the amount of $21.6 million as of August 26, 2004). Concurrent with the offering of the senior secured notes, we entered into a new $40 million revolving senior secured bank credit facility. Costs pertaining to the completion of both of these financings totaled $7.7 million during the 6 months ended December 31, 2004. In addition, during the six months ended December 31, 2005, preference shares were redeemed in the amount of $1.0 million and dividends were paid in the amount of $5.5 million. Financing activities during fiscal 2005 consisted primarily of the issuance in August 2004 of US$125 million senior secured notes and the repayment of our

Management’s discussion and analysis of financial condition and results of operations then outstanding long-term debt (with the exception of the debt pertaining to the vessel the Bold Endurance in the amount of $21.6 million as of August 26, 2004). Concurrent with the offering of the senior secured notes, we entered into a new $40 million revolving senior secured bank credit facility. Costs pertaining to the completion of both of these financings totaled $8.0 million. In addition, during fiscal 2005 preference shares were redeemed in the amount of $1.0 million and dividends were paid in the amount of $5.9 million. Financing activities during fiscal 2004 consisted primarily of long- term debt repayments of $9.8 million, repayment of our demand operating line of credit in the amount of $0.3 million, payment of debt issue costs in the amount of $0.4 million and dividends paid in the amount of $0.4 million. Financing activities during fiscal 2003 consisted of the incurrence of additional long-term borrowings of $19.4 million, which was used for financing the construction of a newbuild vessel in Europe and the continued conversion of the Panuke Sea. Also in fiscal 2004, long-term debt obligations and amounts outstanding under our demand operating line of credit were repaid in the amount of $9.0 million and $1.3 million, respectively, debt issue costs were paid in the amount of $1.0 million and dividends were paid in the amount of $0.4 million.

Indebtedness

Bold Endurance Credit Facility.    Pursuant to the Bold Endurance term loan facility, indebtedness equal to $19.5 million remained outstanding as of December 31, 2005. The Bold Endurance facility provides for an interest rate equal to Canadian Bankers Acceptance rate plus 4.88% and has a term that expires in July 2013. The interest rate on this facility as of December 31, 2005 was 8.07%. This facility is secured by a first marine mortgage on the Bold Endurance and an assignment of the Bold Endurance charter and assignment of the insurance. The obligations of 3013563 Nova Scotia Limited, the borrower under the Bold Endurance facility, are guaranteed by both our subsidiary, Secunda Global International Inc., and us. The guarantee of Secunda Global International Inc. is collateralized by a first marine mortgage on the Bold Endurance, an assignment of the Bold Endurance charter and a pledge of the preference shares of Secunda Global International Inc.

Equipment Loan Facility.    In August 2005, we entered into a new $1.9 million Equipment Loan Facility to finance the acquisition of DP equipment for two of our vessels in fiscal 2005. This facility provides for an interest rate equal to LIBOR plus 0.35% and has a term of 60 months that expires in August 2010. At December 31, 2005 $1.9 million remained outstanding under this facility and the interest rate was 3.22%. This facility is secured by promissory notes.

Vessel Acquisition Term Loan Facility.    In November 2005, we entered into a vessel acquisition term loan agreement in an amount up to US$9.0 million for the financing of a vessel acquisition. On November 14, 2005, we made a draw on this facility in the amount of US$8.0 million (which is now the maximum amount of the facility) for the acquisition of a platform supply vessel. This facility provides for an interest rate equal to LIBOR, plus an adjustment related to a “reserve percentage” under regulations issued from time to time by the Federal Reserve Board, plus 3.75%, and has a term of 72 months from November 2005, with 10 equal semi-annual principal repayments, commencing May 14, 2007. At December 31, 2005, US$8.0 million (Cdn $9.3 million) remained outstanding under this facility and the interest rate was 7.625%. As security for this facility, we have provided a first marine mortgage and an assignment of charter hire and insurance proceeds related to the acquired vessel.

Senior Secured Credit Facility.    On August 26, 2004, we entered into a new $40 million revolving senior secured bank credit facility available for vessel acquisitions or, subject to a limit of $20.0 million, for general and corporate purposes. This facility bears interest at LIBOR plus a margin of 1.75% to 3.25% (6.55% at December 31, 2005), adjusted quarterly, based on the ratio of funded debt to earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, as defined in the credit agreement. In connection with the credit facility, we are subject to a number of restrictions, including

Management’s discussion and analysis of financial condition and results of operations restrictions on incurring additional indebtedness, declaring dividend and on creating liens on vessels, minimum EBITDA and working capital requirements and collateral maintenance limitations. The table below sets forth our financial position in relation to the specified financial tests in our credit facility as of December 31, 2005.

Financial Test	Requirement		As of December 31, 2005
Minimum EBITDA (000’s)	$23,280		$29,190
Minimum current ratio	1.0	x	2.0	x
Maximum funded senior debt ratio	2.5	x	1.3	x
Minimum fair market value ratio	200%		374	%(1)

(1)	Utilizing August 19, 2004 valuations.

The revolving feature of the facility is in place until February 2007 at which time the then outstanding balance converts to a term loan with semi-annual principal payments equal to 4.1% of the outstanding balance at conversion, payable in August and February of each year, and a final balloon principal payment due at maturity in February 2012. At December 31, 2005, draws on this facility totaled $26.2 million. During fiscal 2005, the provisions of the revolving senior secured credit facility were amended to increase the permitted level of dividends and decrease the minimum EBITDA requirement for the fiscal year ended June 30, 2005.

Senior Secured Floating Rate Notes due 2012.    On August 26, 2004, we issued US$125.0 million of senior secured floating rate notes due 2012 pursuant to a private placement pursuant to Rule 144A under the Securities Act. We received net proceeds of approximately $154.5 million from the sale of the notes, which we used to retire all of our then outstanding indebtedness, except for the indebtedness related to one of our vessels, to acquire a vessel that was being utilized under an operating lease and for working capital and other general corporate purposes. We completed a public exchange offer for the notes on March 23, 2005.

The senior secured notes are unconditionally guaranteed by all of our current material subsidiaries on a senior secured basis, except in the case of Secunda Global International Inc., which has unconditionally guaranteed the notes on a senior basis.

The senior secured notes are non-amortizing, mature in 2012 and were issued at a price of 98.5% of par. The interest rate on the senior secured notes is LIBOR plus 8.0% (12.15% at December 31, 2005) and is reset quarterly. We pay interest quarterly on January 15, April 15, July 15 and October 15. The senior secured notes have the following redemption provisions:

➢	At any time prior to September 1, 2007, we may redeem up to 35% of the senior secured notes at a redemption price (expressed as a percentage of the principal amount) equal to the sum of (i) 100% plus (ii) the interest rate per annum (expressed as a percentage) in effect on the date which notice is given, plus accrued and unpaid interest thereon, with net cash proceeds of certain equity offerings, as long as at least 65% of the aggregate principal amount of the notes issued pursuant to the indenture remains outstanding after the redemption.

➢	On or after September 1, 2006, we are entitled to redeem all or a portion of the senior secured notes at the redemption prices (expressed as percentages of principal amount) set out below for the 12-month period then commencing, plus accrued and unpaid interest thereon, if any:

September 1, 2006	104.0%
September 1, 2007	102.0%
September 1, 2008	101.0%
September 1, 2009 and thereafter	100.0%

Management’s discussion and analysis of financial condition and results of operations

➢	On each August 1, from August 1, 2006 through August 1, 2011, we will be required to offer to purchase notes in an aggregate principal amount of US$3.8 million for cash at 100% of the principal amount of the notes, plus accrued and unpaid interest.

➢	We are subject to certain covenants, including limitations on our and certain of our subsidiaries’ ability to incur additional indebtedness, issue preferred stock, pay dividends to stockholders, make certain investments and sell certain assets.

As security for the senior secured notes, and the revolving senior secured credit facility, we have provided a first priority lien over 11 of our vessels (as specified in the indenture), assignment of charter hire pertaining to the 11 vessels and assignment of insurance proceeds pertaining to the 11 vessels. In addition, we have provided a first priority lien over all of the outstanding capital stock of each of our subsidiaries which own one or more of the 11 vessels or related vessel assets, or charters or arranges charters for one or more of the 11 vessels. We have also provided a first priority lien over all general intangibles owned or acquired by us or any of our subsidiaries necessary, exclusively used for, and in connection with the, ownership, expansion, operation, use, maintenance or sale or other disposition of any of the 11 vessels or other vessel assets.

At December 31, 2005, we were in compliance with the covenants on all of our outstanding indebtedness, however, we cannot give assurance that our future results of operations will cause us to remain in compliance in future periods.

OFF-BALANCE SHEET TRANSACTIONS

We do not currently have any off-balance sheet arrangements with unconsolidated entities.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

The following information sets forth our aggregate contractual obligations as of December 31, 2005.

	Total	Less than 1 Year	1-3 Years	3-5 Years	Thereafter
	(Cdn$ in thousands)
Floating rate, Canadian dollar denominated loans	$21,410	$2,192	$4,972	$5,900	$8,346
Floating rate, Canadian dollar denominated senior secured revolving credit facility(1)	26,239	26,239	—	—	—
Floating rate, US dollar denominated vessel acquisition term loan	9,325	—	3,730	3,730	1,865
Floating rate, US dollar denominated senior secured notes (excluding discount)	145,700	4,429	8,859	8,859	123,553
Equipment rental obligations(2)	1,405	443	856	106	—

	$204,079	$33,303	$18,417	$18,595	$133,764

(1)	Revolving loan, which is accordingly considered repayable in less than one year.
(2)	Includes accommodation units on one of our vessels, two vehicles and a docking facility.

Management’s discussion and analysis of financial condition and results of operations

CURRENCY FLUCTUATIONS AND INFLATION

Contracts for our vessels operating in international locations are primarily denominated in U.S. dollars (US$) and Great Britain Pounds (GBP £) while the related operating costs are generally in Canadian dollars. During the three months ended December 31, 2005, the Canadian dollar expressed as US$ and GBP £ was as follows:

	US$	GBP £
Low	0.869	0.499
High	0.836	0.475
Period end	0 858	0.499
Average	0.852	0.488

Outstanding long-term debt as of December 31, 2005 of $200.5 million included $155.0 million repayable in U.S. dollars pursuant to our senior secured notes and vessel acquisition term loan facility. The notes are typically valued and traded in U.S. dollars. For the six months ended December 31, 2005, 27% and 32% of our total consolidated revenue was denominated in U.S. dollars and Great Britain Pounds, respectively. These conditions have been evaluated taking into account the cost of financial instruments to hedge this exposure, as well as the level of U.S. dollar expenditures and the opportunity for additional U.S. dollar denominated revenue being generated from our fleet. As a result of this evaluation, we determined that it is not in our interest to utilize any financial instruments to hedge this exposure under present conditions. One or more of these factors may change, and, in response, financial instruments may be used in the future to hedge risks of foreign currency fluctuations.

Day-to-day operating costs are generally affected by inflation. To date, general inflationary trends have not had a material effect on operating revenues or expenses. Because the energy services industry requires specialized goods and services, general economic inflationary trends may not affect our operating costs. One of the major consumables for our fleet is fuel, the price of which has escalated significantly over the last year. In virtually all of our charters, the customer is responsible for and pays for fuel and we record no entries for that fuel. In the unusual instance where we have responsibility for fuel, we record the cost of that fuel in operating expenses. As such, escalating fuel prices have not and likely will not adversely affect our operating cost structure.

A significant impact on operating costs is the level of offshore exploration, development and production spending by energy exploration and production companies. As the level of spending increases, prices of goods and services used by the energy industry and the energy services industry may increase. Future increases in vessel dayrates may provide a shield from inflationary effects on operating costs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not hold or issue forward exchange contracts or other derivative financial instruments for speculative purposes. All of our long-term debt has variable interest rates and we are, therefore, subject to interest rate risk. Total long-term debt outstanding at December 31, 2005 was $200.5 million. A hypothetical 2% increase in the interest rates on the long-term debt outstanding at December 31, 2005 would cause our interest expense to increase by $4.0 million with a corresponding decline in our earnings before income taxes.

We are located in Canada and report in Canadian dollars. Our senior secured notes and vessel acquisition term loan facility are denominated in U.S. dollars. A hypothetical increase in the value of the

Management’s discussion and analysis of financial condition and results of operations

U.S. dollar relative to the Canadian dollar of $0.01 would cause our Canadian dollar equivalent liability to increase by $1.3 million with a corresponding foreign exchange loss recorded in income, and a corresponding decrease in income before income taxes. This would be a non-cash loss that would not be realized until ultimate repayment of the notes.

Industry overview

Companies in the global offshore marine services industry operate various types of vessels to supply and support exploratory and developmental drilling rigs and production facilities, as well as offshore construction and subsea maintenance activities. The primary services provided include: (i) transporting drilling materials, supplies and personnel; (ii) towing and positioning offshore rigs and placing and retrieving their anchors; (iii) providing safety and emergency response services; and (iv) supporting offshore construction projects. Offshore supply and support vessels operate around the world but are generally concentrated in the key offshore oil and gas regions such as the Gulf of Mexico, the North Sea, West Africa, Brazil, Southeast Asia, the Middle East and the eastern coast of Canada. Vessels can move between geographic regions, but this migration is limited by factors such as mobilization costs, vessel suitability and regulatory restrictions.

Vessel operators typically charge a daily fee, or dayrate, for the use of a vessel. The dayrate is determined by a number of factors including the type of vessel, the geographic region, the prevailing supply/demand balance and the length of the contract. A vessel may be marketed on a spot basis, meaning that contracts are short in duration and task-specific, or it may operate under a long-term contract, ranging in length from a few months to a few years. In the Gulf of Mexico and the North Sea, which are more mature offshore regions, vessels typically operate on the spot market, whereas less mature regions such as West Africa and Brazil are more often characterized by long-term contracts.

The demand for offshore supply and support vessels is primarily related to offshore oil and gas exploration, development and production activity, which is influenced by a variety of factors including, but not limited to:

➢	oil and natural gas prices;

➢	the drilling budgets of offshore exploration and production companies; and

➢	political and economic conditions.

More directly, demand for offshore supply and support vessels is determined by the number and type of offshore platforms in operation, the number of active offshore drilling rigs and the level of offshore construction activity.

There are two general types of offshore platforms: fixed and floating. Due both to operational issues related to deeper waters and to the greater distances from shore, floating platforms require a higher level of support from offshore vessels. As demonstrated in the graph below, the worldwide installed base of offshore platforms has increased rapidly over the last several years, with floating platforms accounting for a large portion of the increase. According to Infield Energy Data Analysts, a total of 223 new floating production platform installations worldwide are expected for the five-year period from 2006 through 2010, representing a significant increase over the 90 floating production platforms that were installed globally during the five-year period between 2000 and 2004.

Industry overview

WORLDWIDE OFFSHORE PLATFORMS (INSTALLED BASE)

Source: Infield Systems Limited, London

As demonstrated in the graph below, the number of active offshore rigs worldwide has increased significantly in the last 12 months. According to ODS-Petrodata, the demand for offshore drilling rigs is expected to increase by 88 rigs over the next 12 months.

WORLDWIDE OFFSHORE RIG COUNT

Source: Baker Hughes Incorporated

Industry overview

With the substantial increase in the number of subsea well completions projected over the next few years, the global need for subsea infrastructure, including pipeline installations, should accelerate. Based on Infield Energy Data Analysts’ estimates, over 76,000 km of offshore pipelines are expected to be installed worldwide during the five-year period from 2006 through 2010, which represents a significant increase over the approximately 37,000 km of offshore pipelines installed globally in the five-year period between 2000 and 2004.

WORLDWIDE OFFSHORE PIPELINES (INSTALLED BASE)

Source: Infield Energy Data Analysts, London

The robust conditions in the worldwide oil and gas industry and related increase in offshore expenditures have resulted in improved utilization and dayrates for offshore supply and support vessels. For example, according to ODS-Petrodata, the average dayrate for platform supply vessels operating in the North Sea spot market with dead weight tonnage capacities of between 3,000 to 4,000 tons has increased approximately 163% from July 2004 to July 2005.

CANADIAN EAST COAST MARKET

This market is one of the harshest marine environments in the world and requires offshore supply and support vessel operators with particular expertise working in this extreme environment. Over the last several years, this region has made an important transition from an exploration region to a development and production region with commencement of full-scale production at the Hibernia and Terra Nova oil fields and at the Sable natural gas fields. This is significant to marine service providers, as fields in production provide a more stable, long-term demand for their services. According to CAPP, current production in the Canadian east coast offshore region is estimated to be approximately 475 MBoe/d attributable to the Hibernia field (220 MBbl/d), the Terra Nova field (170 MBbl/d) and the Sable natural gas project (520 MMcfe/d). In addition, the White Rose oil field started production in late 2005 with an estimated peak production rate of 100 MBbl/d. Hibernia and Terra Nova fields comprise the two largest pools of conventional oil in Canada today. According to CAPP, Atlantic Canada will produce approximately 25% of Canada’s total crude oil production from conventional sources in 2005. The

Industry overview

Hibernia, Terra Nova and White Rose fields are also known to have significant natural gas reserves in addition to the oil already discovered. According to National Energy Board Reports, total potential resources offshore of the east coast of Canada are estimated at over 5 billion barrels of oil and over 90 Tcf of natural gas.

Several large, multinational oil and gas companies have made significant commitments to the region. ExxonMobil has major investments in the Hibernia and Terra Nova oil fields and in the Sable natural gas fields. Petro-Canada and Husky Energy, the operators of the Terra Nova oil field and the White Rose oil field, respectively, are significant participants in the Canadian offshore oil and gas industry. ChevronTexaco, Shell and EnCana have also made significant investments offshore of the east coast of Canada. The significant infrastructure investments already made in the region include $8.6 billion for the Hibernia and Terra Nova oil projects, $3.0 billion for the Sable natural gas project, and $2.4 billion for the White Rose oil project. Infrastructure installed in the development of these producing fields, such as storage terminals and pipelines, reduces future exploration and development costs in the region, making it more attractive for oil and gas companies to conduct further production activity in the region.

In addition to confirmed discoveries in the Deep Panuke, Hebron and Ben Nevis fields, there are a number of potentially active exploration plays in the region. According to CAPP, the Orphan Basin is estimated to contain six to eight billion barrels of potential crude oil reserves. Seismic data gathering is scheduled for 2005, with exploratory drilling scheduled to begin in 2006. The Offshore Labrador play is estimated to contain marketable reserves of 4.6 tcf of natural gas and 123 million barrels of natural gas liquids. The Laurentian Basin is estimated to contain potential reserves of eight to nine tcf of natural gas and 600 to 700 million barrels of crude oil. Seismic data gathering is scheduled for 2005, with exploratory drilling expected to begin in 2007. Exploration activities in these and other fields, combined with potential development activity in the Deep Panuke, Hebron and Ben Nevis fields, should increase demand for offshore supply and support vessels off the east coast of Canada over the next several years.

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OVERVIEW

We are a provider of supply and support services to the offshore oil and gas industry with, we believe, a leading position off the east coast of Canada and a rapidly growing presence in the international marketplace. We currently own and operate a fleet of 14 harsh weather, multifunctional marine vessels that provide supply, support and safety services to offshore exploration, development, production and subsea construction projects. We operate offshore of the east coast of Canada and North and West Africa and in the North Sea and the Gulf of Mexico. The combination of our experienced workforce and our multifunctional fleet allows us to operate in virtually any part of the world, including deepwater areas.

We work closely with many of the largest global exploration and production and offshore oilfield services companies. By consistently providing reliable and cost-effective services to customers around the world, including in the demanding offshore region of the east coast of Canada, we have developed strong and long-standing customer relationships. Our current customers include ExxonMobil, Petro-Canada, Apache and Technip.

Our fleet is comprised of anchor handling tug supply, platform supply, safety standby, subsea construction support and other vessels with large cargo capacities and harsh weather performance capabilities. In addition, seven of our vessels are equipped with state-of-the-art dynamic positioning (“DP”) systems, which use global positioning and computer controlled propulsion to maintain vessel position even in the harshest weather conditions. Our expertise in identifying, acquiring, modifying and converting vessels that fit the business needs of our customers has enabled us to significantly improve the quality of our fleet in a cost effective manner and further enhance our operational performance. In execution of this acquisition and conversion strategy, from 1998 to 2005, we spent a total of $160 million to convert seven vessels and a total of $67 million to build two new vessels. Our philosophy is to own and operate harsh weather vessels that can be configured in a multitude of ways to meet the specific requirements of our customers. This flexibility, combined with our extensive conversion expertise, gives us the capability to rapidly address the changing needs of our customers and the marketplace.

We are a holding company incorporated in 1985 under the laws of the Province of Nova Scotia and we conduct our operations through our principal operating subsidiary, Secunda Marine Services Limited. All of our vessels are held by subsidiaries of Secunda Marine Services Limited, including several entities organized under the laws of Barbados.

For the six months ended December 31, 2005, we generated total revenues of $46.5 million, net earnings from continuing operations of $5.6 million and EBITDA of $26.6 million. For the fiscal year ended June 30, 2005, we generated total revenues of $69.5 million, a net loss from continuing operations of $5.5 million and EBITDA of $24.8 million. Please read “Summary Historical and Financial Operating Data—Non-GAAP Financial Measures” for the definition of EBITDA and a reconciliation of EBITDA to net earnings (loss).

A major component of our strategy is growth. We recently acquired a platform supply vessel in each of August and November 2005 and intend to acquire two additional vessels with proceeds from this offering. While there can be no guarantee regarding the impact of these acquisitions, we expect these acquisitions, as well as the improved utilization and dayrate environment for offshore supply and support vessels, to positively impact our financial performance. For a discussion of the improved utilization and dayrate environment, please read

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“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trend Analysis.” We believe we currently have access to a sufficient number of Secunda-trained, experienced personnel to operate these four additional vessels. We also believe we are well-positioned to capitalize on the expected increase in the level of activity in certain strategic international regions as well as the Canadian east coast market.

OUR COMPETITIVE STRENGTHS

We believe we have the following strengths that allow us to compete successfully in the offshore supply and support vessel industry:

Established International Presence and Long-Term Customer Relationships.    The harsh weather, multifunctional design of our vessels and the experience of our crews working in demanding conditions provide us with the ability to serve customer needs in any region of the world. We have operated for over 15 years in virtually all of the world’s major offshore oil and gas markets, including those with harsh environments, such as in the North Sea and offshore the east coast of Canada. For the six months ended December 31, 2005, approximately 60% of our total revenues were derived from operations outside Canada compared to 14% for the same period in the prior year. We believe we enjoy strong relationships with global corporations in the energy industry, including ExxonMobil, Apache, Petro-Canada and Kerr McGee, and with other offshore oilfield services companies, such as Condux, Oceanographia, Technip and Heerema.

Position in the Unique Canadian East Coast Offshore Market.    We believe we are a leading provider of supply and support services to the offshore oil and gas industry of the east coast of Canada. There are currently three vessel operators in the Canadian east coast market. We operate six of the 17 supply and support vessels currently operating in this region and have nine vessels that are currently qualified to operate in Canadian waters. We have provided marine services to every major oil and natural gas project offshore of the east coast of Canada since 1990. The combination of our over 20 years of experience operating in the Canadian east coast market, the experience of our highly skilled and trained workforce operating within one of the world’s harshest marine environments, our fleet of Canadian-compliant, harsh weather vessels and our history of successfully operating under the highly protective Canadian marine regulatory environment provides us with a competitive advantage in this market and an opportunity to capitalize on expected growth that we believe is difficult for new entrants in the market to replicate. In addition, the Canadian marine regulatory environment offers protective provisions that significantly increase the cost of, and limit the attractiveness to, foreign competitors’ participation in marine services in this region.

Harsh Weather, Multifunctional Vessels and Responsive Fleet Management Capabilities.    As a result of our active management of our vessels, we have assembled a fleet of vessels that is capable of operating in the world’s most demanding offshore environments and has the flexibility to provide a wide range of marine services. Our ability to customize our vessels for deployment in specialized applications enables us to better meet the changing needs of the marketplace and extend the effective life of our vessels. We have significant experience in identifying customer demand for services and the ability to convert or acquire vessels to serve the particular requirements of our customers. This ability to quickly and economically convert vessels often provides us with affordable acquisition opportunities unavailable to our competitors who lack this capability. We believe that the multifunctional profile of our fleet provides us with a significant competitive advantage in meeting the specific needs of our customers in markets around the world.

Highly-Trained Workforce and Superior Safety Program.    Our workforce has extensive international experience and has been rigorously trained by us on the east coast of Canada for operations in some of

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the world’s most demanding marine environments. Our masters and chief engineers have on average over 10 years of experience with Secunda. Our masters and chief engineers have strong customer service skills, extensive harsh weather experience, top-level technical qualifications and experience in a wide array of international locations. We believe that by providing our crews with opportunities for professional advancement, such as our well-established cadet-training program, we have created a culture of strong commitment and loyalty. We believe our employee turnover rate, which has averaged approximately 2% per annum for the last three fiscal years, is one of the lowest in the industry. As a result, we believe we have the capability to staff a growing vessel fleet from our existing highly-trained crews or from other highly-trained available crews. Our focus on safe work conditions and our comprehensive training programs enable us to attract and retain quality personnel who, we believe, provide our customers with a superior level of service and enhance our competitive position. The results of our customers’ written evaluations of our performance indicate that the quality of our crews and their dedication to safety is a key factor in our customers’ high degree of satisfaction with us. Safety is an increasingly important consideration for our customers due to the environmental and regulatory sensitivity associated with offshore drilling and production activity. We have received internationally recognized certifications and classifications, and our ability to maintain such certifications demonstrates our commitment to safety and quality to our employees, our fleet, the environment and to the industry as a whole.

Attractive Growth Opportunities.    We believe we are well-positioned to capitalize on a number of attractive growth opportunities including:

Greater Worldwide Offshore Exploration and Production Activity.    As offshore oil and natural gas exploration and production activity increases worldwide, particularly in challenging regions where our experience and capabilities provide us with a competitive advantage, the long-term relationships we have developed with well-established global companies present opportunities to further expand our operations.

Continued Canadian Offshore Exploration Activities and Increasing Long-Term Production.    We believe the continuing exploration activities and additional production projects in the offshore region of the east coast of Canada will allow us to grow our operations on a long-term basis, as fields in production generally provide for more stable, longer-term demand for offshore supply and support vessels. In addition, several oil and gas companies are currently considering new exploration opportunities in this region.

Increasing Subsea Construction Activity.    Our fleet includes vessels uniquely configured to service the subsea construction sector. With the projected significant increase in the number of subsea development projects, we expect this business line to generate substantial growth in the next few years.

Our Enhanced Access to Growth Capital.    Throughout our 20-year history, limited access to capital has acted as a significant constraint on our ability to grow our company. We plan to grow our vessel fleet utilizing the enhanced financial flexibility provided by this offering.

Experienced Management Team.    Our management team, led by our founder Alfred A. Smithers, has an average of 17 years of experience in the international marine services industry and an average of 15 years of tenure with us. This management team has consistently demonstrated its ability to secure profitable contracts in various market conditions, to deliver dependable services in a cost-effective manner and to optimize our fleet through its expertise in new construction, conversion and strategic vessel acquisitions and dispositions. The strength of our management team is demonstrated by the fact that we have been annually recognized as one of the 50 Best Managed Companies in Canada since 2001.

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We have the management, personnel and information and quality control systems to manage a significantly larger fleet.

OUR BUSINESS STRATEGY

Our strategy is to grow our business and maximize the profitability and cash flow of our existing operations. To achieve this objective, we intend to:

Increase Our International Presence Through Acquisitions.    We plan to continue to grow our fleet through strategic acquisitions of well-equipped or readily convertible vessels that complement our existing fleet and portfolio of contracts while extending our global reach to new markets. We intend to finance these acquisitions through cash flow from operations, borrowings available under our senior secured credit facility and, if necessary, future public debt or equity offerings. In each of August and November 2005, we acquired a platform supply vessel, and we intend to acquire additional vessels with a portion of the proceeds from this offering. We intend to acquire vessels with specifications that fit our international growth profile. We have developed a strong history of effectively responding to market change. We believe that an increased vessel fleet size will provide us with the necessary scale to efficiently move our vessels in and out of areas of high demand while maintaining our base of operations off the east coast of Canada. Over the last year, we have moved three of our vessels from the Canadian market to the more active North Sea market. In addition, we believe our long-standing relationships and previous work with international customers will facilitate the chartering of newly acquired vessels.

Strengthen Our Leading Market Share in the Canadian East Coast Region.    With the proceeds from this offering and the resulting future access to the U.S. capital markets, we believe that we will be able to capitalize on our more than 20 years of experience in the offshore region of the east coast of Canada to retain and expand our market share in this region. We believe the Canadian market will afford us steady growth opportunities in servicing both drilling and production operations. We believe we are a leading provider of supply and support services in this region. Our nine Canadian-flagged vessels position us well to meet future growth in the eastern Canadian offshore market. In addition, we believe our long-standing relationships with major oil companies operating in the region, our knowledge of, and ability to comply with, the protective requirements of the Canadian regulatory regime, and our reputation for reliable, cost-effective and safe performance in a particularly demanding environment provide opportunities for further growth as this market shifts from predominantly exploration-oriented activities to long-term production.

Pursue Niche Opportunities.    We intend to continue our disciplined approach to acquiring vessels capable of operating in demanding environments and converting them as required into multifunctional vessels capable of offering a wide range of services to our customers. Our extensive in-house conversion and maintenance expertise developed through our 20-plus major conversions over many years enables us to provide additional value to our customers by modifying our vessels to meet their specific needs. We anticipate that current market conditions will generate additional subsea construction support, pipelay, maintenance, inspection and repair opportunities for our vessels. In addition, through our careful and consistent program of planned and preventative maintenance, we have been able to, and expect to continue to, deliver additional value to our customers.

Capitalize on the Strength of Our Crews.    We invest a significant amount of time, resources and capital in our marine personnel through our well-established cadet-training program. This commitment to quality crews has resulted in a pool of tenured, and experienced marine personnel that we believe gives us a competitive advantage in our industry. The availability of these essential personnel is currently greater than our present fleet requires and will allow us to meet our growth objectives. Our masters and

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chief engineers have strong customer relation skills, extensive harsh weather experience, top-level technical qualifications and experience in a wide array of international locations. Customer service evaluations indicate the performance of our crews is a key factor in their high satisfaction rating of our service. We have the crew capacity available to staff our growth strategy and the marine expertise available to ensure that growth is well managed.

Pursue Optimal Mix of Long-Term and Short-Term Contracts.    We seek to balance our portfolio of customer contracts by entering into both long-term and short-term charters. Long-term charters contribute to higher utilization rates and provide us with more predictable cash flow. Short-term, or spot, charters provide us the opportunity to benefit from increasing dayrates in favorable market cycles. We manage our mix of long-term and spot market charters based on anticipated market conditions.

OUR OPERATIONS

Our business can be divided into two categories: (i) marine services to offshore oil and gas companies, and (ii) other marine services. Over the past 20 years, we have developed an expertise operating offshore of the east coast of Canada.

The chart below shows revenues generated by each of our business segments for the fiscal years ended June 30, 2003 through June 30, 2005 and for the six months ended December 31, 2004 and 2005:

	Fiscal Year Ended June 30,			Six Months Ended December 31,
	2003	2004	2005	2004	2005
	(Cdn$ in thousands)
Marine services to offshore oil and gas companies	$51,058	$48,250	$59,550	$24,188	$44,809
Other marine services:
Construction and maintenance	9,951	9,486	7,051	6,226	—
Corporate and other	1,428	2,267	2,922	1,592	1,684

Total	$62,437	$60,003	$69,524	$32,006	$46,493

Marine Services to Offshore Oil and Gas Companies.

We provide supply services, support services and supply base services to our oil and gas company customers.

Supply Services.    Supply services include the loading, transport and discharge of personnel and supplies between land and offshore installations to support offshore oil and natural gas exploration, development and production activities. The essential supplies delivered by us include all provisions required to support personnel on the offshore installations, including food, water and other living requirements, as well as all material required to operate the offshore facility, including fuel, drill pipe, tools, casing and drilling mud, drill water, brine, glycol, cement, barite, mineral oil, casing, groceries, stores and other supplies required to keep the platform in continuous operation. Supplies are assembled by the platform operator and are loaded onto our supply vessel at an onshore logistics base. Once our supply vessel is onsite at the platform, the supplies are discharged to the platform as required. In addition, supply vessels often backhaul cargo to the logistics base.

Support Services.    Support services include standby rescue services, anchor handling, towing services and other specialty services. Standby services are provided when a standby vessel is required by the regulatory

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authorities to standby an offshore installation to provide emergency rescue and evacuation support. These standby services are required to be provided 24-hours-a-day, 365-days-a-year, to all offshore oil and natural gas facilities. Anchor handling and towing services include assistance in deploying rig anchors to secure a rig in its desired location and towing rigs between locations. Specialty services include providing a marine platform for remote operated vehicles, or ROV, or manned diving operations and assisting in seismic exploration, as well as assisting in subsea construction and maintenance.

Supply Base Services.    Supply base services involve managing shorebase and dock facilities required to support offshore oil and natural gas projects. These services include coordinating and deploying all goods and services destined for the offshore facility, managing and operating the dock, warehouse and marshalling yards and coordinating vessels to and from shore to offshore facilities. Providing supply base services is a natural complement to providing vessel supply and support services.

The timely and dependable performance of supply and support services is critical to the effective operation of offshore oil and natural gas facilities. Due to the significant per hour costs associated with operating in an offshore environment, any supply shortage or towing or deployment delay will have a material impact on the operation and financial performance of an offshore facility. We have built a reputation for highly dependable supply and support services. Given the importance of these services and their low cost relative to the total operating costs of an offshore facility, our ability to provide high quality services has resulted in the development of strong and dedicated customer relationships. We believe that our customers are unlikely to switch service providers if their current services are being dependably provided because of the potential risks to the operator of an offshore facility from service interruptions resulting from a change of supplier.

We have participated in the supply and support services business in eastern Canada since 1983 and in other harsh marine environments around the world since 1985 and, as a result, have developed extensive experience operating supply vessels in harsh environments. Most of our vessels are capable of performing as either supply or support vessels. We have provided supply and support services in the North Sea, the Gulf of Mexico and offshore of Latin America and Africa. In addition, offshore of the east coast of Canada, we have provided production supply and support services to rigs operated by Petro-Canada on the Terra Nova oil field, by Husky Energy on the White Rose oil field, by ExxonMobil on the Sable natural gas fields and by EnCana on the Panuke Cohasset oil field.

Subsea Construction.

We provide vessels to be used as marine platforms for various types of subsea construction and maintenance projects, which primarily include laying and maintaining pipelines. Once in operation, pipelines must be maintained in order to remain consistently operational and provide their respective services 24-hours-per-day. The charterer’s crew generally operates the specialized subsea construction and maintenance equipment being used and the vessel operator’s crew operates and maintains the vessel. These services involve assistance both with the construction of the subsea pathways and with subsequent maintenance work. Maintenance assignments typically involve both actual maintenance, as well as the deployment of vessels on a standby basis to respond immediately to problems.

Other Marine Services.

In addition to the marine services provided to offshore oil and gas companies and subsea construction and maintenance services, we have in the past exploited the flexibility of our vessels and crews in order

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to deploy our vessels for other marine services and to maximize the efficient utilization of our fleet. These other marine services are generally comprised of ocean towing and salvage work.

Ocean towage involves the towing of marine equipment, such as ocean going construction barges, oil rigs and inoperative vessels that are not equipped with transit propulsion systems, to destinations requested by charterers.

Salvage involves the deployment of vessels that are able to assist in the recovery of other vessels in distress, resulting from navigation problems such as groundings, equipment failure or damage caused by severe weather. We employ experienced salvage masters and crews, salvage equipment and the vessels necessary to provide professional salvage services to vessels in distress. We are a recognized professional salvor and are able to respond and provide services throughout the northeastern Atlantic and along the east coast of North America.

OUR FLEET

Vessels.    Our fleet is currently comprised of 14 specialized and multi-function vessels with large cargo capacities and harsh weather performance capabilities. In addition, seven of our vessels are equipped with state-of-the-art DP systems, which use global positioning and computer-controlled propulsion to maintain vessel position even in the harshest weather conditions. Our expertise in identifying, acquiring, modifying and converting vessels that fit our business needs has enabled us to significantly improve the quality of our fleet in a cost-effective manner and has helped position us to meet the increasing demand for offshore marine services internationally and off the east coast of Canada. In execution of this acquisition and conversion strategy, from 1998 to 2005, we spent a total of $160 million to convert seven vessels and a total of $67 million to build two new vessels. In addition, in August 2005, we completed the purchase of a platform supply vessel for US$6.5 million. Our philosophy is to own and operate harsh weather vessels that can be configured in a multitude of ways to meet the specific requirements of our customers. This flexibility, combined with our extensive conversion expertise, gives us the capability to rapidly address the changing needs of our customers and the marketplace.

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The following table sets forth information regarding our fleet as of December 31, 2005:

Name and Vessel Capability(1)	Year Built/ Rebuilt	Conversion Cost (Cdn $ in millions)	Dead Weight Tonnage	Horsepower	Length (ft.)	Other Capabilities(2)	Contract Status
Platform Supply Vessel
Thebaud Sea	1999/—	—	3,400	5,000	267	DP 2 AUTR	Short-term charter—North Sea(3)
Panuke Sea	1984/2003	14.2	2,850	7,200	270	DP 1/Ice Class/ Towing	Long-term charter—Canada
Sable Sea	1977/2001	1.6	2,774	6,000	249	—	Long-term charter—Canada
Mariner Sea	1979/2003	3.3	4,129	5,000	303	DP 1	Short-term charter—North Sea
Scotsman Sea	1982/—	—	2,901	6,760	220	—	Short-term charter—North Sea
Acadian Sea	1991/—	—	3,082	6,600	267	—	Short-term charter—North Sea

Anchor Handling, Tug Supply
Venture Sea	1998/—	$—	2,400	12,280	246	—	Short-term charter—Canada
Trinity Sea	1984/1999	31.4	2,853	10,000	270	Ice Class/FiFi	Long-term charter—Canada
Burin Sea	1984/1999	31.5	2,850	10,000	270	DP 1/Ice Class/ FiFi	Long-term charter—Canada
Hebron Sea	1975/1994	6.8	2,180	8,500	257	Ice Class	Long-term charter—Canada(3)
Subsea Construction/Maintenance
Agile	1978/1998/2004	26.6	8,250	6,420	458	DP 2	Short-term charter—GOM
Bold Endurance	1979/1999	23.7	8,250	6,420	458	DP 2	Long-term charter—GOM
Ryan Leet	1978/1993	1.2	1,364	8,000	219	DP 1/Rig Maintenance & Support/Tug	Long-term charter—GOM
Other
J. D. Mitchell	1975/—	—	5,936	8,250	583	Multi-Purpose Cargo	Long-term bareboat charter—Mediterranean

(1)	All of our vessels, other than the Scotsman Sea, Agile, Bold Endurance and J. D. Mitchell, are certified for standby and rescue service.
(2)	For a definition of some of these capabilities, please see “Glossary of Selected Industry Terms” included in this prospectus.
(3)	Length of charter is tied to the length of the related contracting party’s drilling program.

Fleet Management Strategy.    We have built our fleet of vessels with the objective of ensuring that each vessel can serve multiple functions and markets, spanning a range of marine services, for an extended period of time. When we identify client demand for services that our fleet does not currently support, we seek opportunities to acquire and/or convert vessels to serve this demand. Similarly, when we believe a vessel in our fleet is no longer a good fit for the needs of our customers in our markets, we seek opportunities to dispose of the vessel on attractive terms. This flexibility creates a competitive advantage that is tied to our experience in sourcing vessels on financially attractive terms and retrofitting them for deployment into market niches through our conversion capabilities. This competitive strength is further enhanced by our leadership and ability to act quickly when opportunities arise to acquire vessels in distressed situations. Our practice of acquiring existing vessels on attractive terms and converting these vessels has also been important to the flexibility of the fleet.

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Since our inception, we have grown our business by strategically acquiring vessels on attractive terms. We identify acquisition candidates through industry contacts, specialized marine brokers and vessel owner-operators. We pursue vessel acquisitions selectively, consummating only those where we believe the vessel is compatible with the demands of our customers. We have been successful in acquiring and selling vessels on attractive terms.

In response to the evolution of the region offshore of the east coast of Canada from exploration to development and production and what we believe to be a long-term trend towards deepwater oil and natural gas exploration, development and production activities worldwide, we made a decision in 1996 to significantly change the profile of our fleet. As production operations in general, and deepwater oil and gas operations in particular, require supply and support vessels with larger cargo capacities, improved performance and more exacting maneuverability capabilities, we commenced a planned upgrade program which involved the disposal of certain existing vessels and the acquisition and/or conversion of other vessels to satisfy the requirements of the offshore oil and gas industry. As a result, we significantly increased the capabilities of our fleet and positioned ourselves for the growing demand for deepwater service providers.

Vessel Conversion Expertise.    In order to ensure the best fit between our vessels and our customers’ requirements, we have continuously engaged in vessel conversions to upgrade the functionality of our vessels. We have developed an in-house project capability that enables us to design and manage our own vessel conversions, adapt existing or newly acquired vessels for specialized purposes and oversee and manage the drydocking process.

We believe that this results in a lower overall cost of ownership over the life of our vessels. Since 1998, we have converted or retrofitted seven vessels.

OUR MARKETS

We provide services to customers operating in the North Sea, the Gulf of Mexico, the North Pacific, the Caribbean and offshore of Latin America, North and West Africa and the east coast of Canada.

The chart below shows our total revenues by geographic market segment for the fiscal years ended June 30, 2003 through June 30, 2005 and for the six months ended December 31, 2004 and 2005:

	Fiscal Year Ended June 30,						Six Months Ended December 31,
	2003		2004		2005		2004		2005
	(Cdn $ in thousands)
Canada	$55,173	88%	$55,826	93%	$37,791	54%	$27,604	86%	$18,831	41%
International	7,264	12%	4,177	7%	31,733	46%	4,402	14%	27,661	59%

Total	$62,437	100%	$60,003	100%	$69,524	100%	$32,006	100%	$46,492	100%

CUSTOMERS

Our customers are primarily large oil and natural gas exploration, development and production companies and large contractors to those companies. These companies are primarily global, blue chip companies with strong credit ratings. These customers undertake large capital-intensive projects in offshore environments, related to the exploration, development and production of oil and natural gas reserves. Due to the long duration typical of these projects, we can service only a small number of customers at any point in time. However, because of the significant scale and long duration of these projects, we are able to generate significant annual revenue and cash flow from a small number of customers. As these large oil and gas companies and large contractors generate new opportunities, our

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long standing good relationships with large global oil and gas companies enable us to generate new opportunities to deploy our vessels. We have provided services to more than 50 companies over the past five years. Our current customers, and the percentage of our revenues for six months ended December 31, 2005 generated by these customers, include Exxon Mobil (26%), Condux (13%), Oceanographia (11%), Technip (5%) Apache (5%), Petro Canada (8%), LV Travacean (5%) and Heerema (3%).

CONTRACTS

The standard contract for vessel employment in the offshore oil and gas industry is a time charter priced on a per-day basis. Under a typical time charter, a customer will agree to charter a vessel for an agreed time period. The owner provides a service to a charterer through the use of both the owner’s ship and its officers and crew and pays for all running costs including insurance and other costs related to operation of the vessel. It is normal under a time charter for the charterer to pay for fuel and lubes, and this is virtually always the case with respect to time charters to oil companies or other operators in the offshore oil and gas sector. With a time charter, the charterer gets the right to use the vessel while the vessel remains squarely within the possession and control of the owner, its master and crew. Whether the operator uses the vessel or it sits at the dock has no bearing on the dayrate. Contracts that are a month or more in duration usually include a maintenance day allowance (typically one day for every 30 days worked) to give the operator a paid day to take the vessel out of service to do repair work that could not be performed during normal operating periods. Time charter terms may vary from several days to several years.

Vessels may also be contracted for service under a bareboat charter. A bareboat charter is a form of charter pursuant to which the owner of a ship charters such vessel for an agreed period of time in exchange for periodic payments of hire. The ship is tendered by the owner to the charterer “bare of officers and crew,” and the charterer obtains full possession and control of the ship. The charterer has the responsibility for complete operation of the ship and to provide and pay for crew, insurance, supplies, fuel and all running costs of the ship.

Charters are generally awarded based on suitability and availability of equipment, price and reputation for quality and safe service. The pricing of a charter is dependent on market prices in that geographic region and the availability of competing vessels. In addition, vessels from outside the geographic region will also compete, although usually at a disadvantage because of barriers to entry and mobilization costs.

Overall utilization for any vessel with respect to any period is the ratio of aggregate number of days worked by such vessel to total calendar days available during such period. Rates per day worked and utilization of our fleet are a function of demand for and availability of marine vessels, factors which are closely aligned with the level of exploration and development of offshore areas. The level of exploration of offshore areas is affected by both short-term and long-term trends in oil and natural gas prices that, in turn, are related to the demand for petroleum products and the current availability of oil and natural gas resources. In contrast, the volatility of oil and natural gas prices has little bearing on production activities, including the demand for marine services.

Towage contracts are performed on a charter basis with payment by way of lump sum or a time charter. Salvage work is performed on either a time charter dayrate basis or by way of a special salvage contract known as a “Lloyd’s Open Form,” which is a “no-cure, no-pay” contract. Under a Lloyd’s Open Form, the salvor is entitled to an award based on the service performed, which is generally higher margin.

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Under the Lloyd’s Open Form, a salvor may in some situations have the right to convert the contract to a dayrate payment.

COMPETITION

The principal competitive factors for fleets in the offshore marine service industry are price, vessel capabilities, experience, service, safety, reputation, the existence of national flag preference, operating conditions and intended use (all of which determine the suitability of vessel types), complexity of maintaining logistical support and the cost of transferring vessels and crews from one market to another.

Our strong base in the Canadian marketplace has allowed us to grow and expand into international markets. Our highly-trained crews, fostered with our corporate culture of flexibility and ingenuity, have adapted to the international marketplace and have been well received by oil and gas companies in foreign markets. In both the international and Canadian marketplaces, we compete with the major offshore marine service companies, including Maersk Supply Service, GulfMark Offshore, Tidewater, Farstad Shipping ASA, Sealion Shipping Limited and BOURBON.

North Sea Market

The North Sea market is a well-developed and very active market that is naturally divided by nationality into the Norwegian sector and the UK sector. The Norwegian sector has certain barriers to entry and is predominantly populated by Norwegian vessels. The UK sector is considered a free trading zone for vessels and attracts companies from all over Europe and North America, including many of those noted above. We currently have three vessels operating in the North Sea market.

The North Sea market is efficient and has traditionally been priced on a short-term basis with variability in rates determined by supply and demand for different types of vessels, weather and rig availabilities. The market is usually made by shipbrokers. Recently, an increase in dayrates and an occasional lack of availability of vessels to meet particular demand has resulted in longer term contract offers from operators in the UK sector of the North Sea to ensure the availability of vessels that meet their technical needs. The North Sea is an extreme environment and requires harsh weather vessels manned by crews experienced in loading, unloading and station keeping in severe conditions. Many of the competitors we describe above are active in this market.

East Coast of Canada Market

We believe our primary competitor in the region offshore of the east coast of Canada is Maersk, a European-based, well-established international provider of offshore supply and support services. We and Maersk each currently have six vessels operating offshore of the east coast of Canada. Atlantic Towing also currently has four large AHTS vessels operating in this region. In addition, Secunda has three other vessels working internationally that are capable and eligible to work in the Canadian offshore market.

We are able to effectively compete with Maersk and Atlantic Towing and respond to changing market requirements as a result of our harsh weather, multifunctional vessels, strong crews, fully integrated safety management system and computerized planned maintenance system. Through our vessel modification and retrofitting capabilities, we are price competitive with operators working in the international marketplace and with those seeking to enter the expanding Canadian offshore oil and gas marine services business. As a Nova Scotia-based company, we understand and have dealt with the various Canadian government regulations and policies that govern this market and are capable of

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working within these Canadian laws and regulations to ensure that we maximize any advantages they provide and maintain a strict compliance regimen.

SALES AND MARKETING

We have developed a diverse network of contacts in the offshore oil and gas and marine industries, including major international oil and gas companies, independent exploration and production companies, international oil field service contractors, and Canadian independents operating in Canada and abroad. We have an extensive network of international ship-brokers in both the area of chartering and the purchase and sale of vessels, as well as major oil field service contractors. The strength of these relationships, combined with our track record of dependable performance, has enabled us to successfully compete for projects around the world. We are intimately familiar with the chartering practices of the various industry sectors and we have been able to build strong relationships with project personnel, having worked with them on multiple projects around the world.

In the offshore oil and gas business, different geographic regions operate under different business norms, such that companies must conduct themselves in accordance with the established practice of any given region. Certain regions in Canada and various international markets, including western Africa and the Gulf of Mexico, operate on the basis of direct dealings between offshore marine service companies and their customers (which are either the oil and gas companies themselves or large offshore contractors). In these regions, the relationship is direct and is usually based on established business relationships. In other regions, such as the North Sea, work is exclusively sourced through brokers who represent offshore marine service companies in business dealings with the oil and gas companies.

SEASONALITY

Seasonality has not historically had a material impact on our business; however, less drilling activity has historically taken place offshore of the east coast of Canada and other harsh weather environments in the winter months because of the increased costs associated with operations in even harsher winter conditions. Activities related to the production of oil and gas do not face the same cyclicality as drilling. In addition, in times of tight rig availability, drilling activity will continue on a year-round basis without the typical reduction in activity during the winter months.

EXPENDITURES AND DIVESTITURES

Our capital expenditures for the six months ended December 31, 2005 totaled $26.8 million, which was primarily comprised of $26.5 million for the acquisition of two platform supply vessels. Our capital expenditures for fiscal 2005 totaled $32.5 million, which was comprised primarily of the purchase of the Thebaud Sea for $24.8 million, capital spending on the Agile of approximately $4.0 million, and purchase of DP systems of approximately $1.8 million. Also during fiscal 2005 we sold the Cabot Sea, realizing combined proceeds of $0.9 million. Our capital expenditures for fiscal 2004 included $0.4 million for equipment purchases. During the same period we sold the Magdelan Sea, realizing $2.7 million in proceeds. During fiscal 2003, our capital expenditures were $19.3 million for continuation of the construction of a newbuild vessel in Europe, the continued conversion of a platform supply vessel, the acquisition and conversion of a platform supply vessel and miscellaneous capital expenditures. During the same period, we realized proceeds in the amount of $6.3 million from the sale of a newbuild vessel we were constructing in Europe.

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REGULATION

International Regulation and Foreign Laws.    We often operate in foreign jurisdictions or call at foreign ports and, therefore, are subject to the national laws, regulations and licensing requirements of these foreign jurisdictions for the operation of our vessels. We must also comply with numerous international conventions that regulate the operation of our vessels, including the International Convention for the Safety of Life at Sea (SOLAS), the International Convention for Prevention of Pollution by Ships (MARPOL), the International Ship and Port Facility Security Code (ISPS) and the Convention for the Standards of Training, Certification and Watchkeeping for Seafarers (STCW). Furthermore, operations in Canadian waters, and operation of Canadian vessels worldwide, are governed by the Canada Shipping Act, which builds on these International Conventions and provides a further layer of regulatory compliance that must be achieved in structural design, safety equipment and human operations. In conjunction with the United Kingdom Offshore Operators Association, our vessels operating in the North Sea maintain the joint standard described in the Uniform Marine Inspection Document.

East Coast of Canada.    The Canadian marine regulatory environment offers certain protective measures for Canadian marine operating companies. Certain provisions in inter-governmental agreements among the Canadian federal government, Nova Scotia and Newfoundland augment these measures. Foreign flagged vessels seeking business opportunities offshore of Canada must demonstrate that no suitable Canadian vessels are available for the job at hand. Operators seeking to “Canadianize” foreign vessels may have to pay significant duties (subject to exemption or reduction pursuant to bilateral trade agreements) and must comply with Canadian vessel standards. In most cases, Canadian crews must be employed. Unlike the Jones Act’s regulatory regime in the United States, Canadian vessel owners are permitted to move Canadian vessels to foreign markets, reflag them under foreign flags and later move the vessels back to Canadian waters to work there without losing preferred Canadian status. However, if Canadian vessels are reflagged with a foreign flag for operation in foreign waters they must be reflagged with a Canadian flag upon their return to Canadian waters. This process typically takes less than a month.

Canadian Vessel and Marine Operation Regulations.    The Canadian marine regulatory environment offers certain protective measures for Canadian marine operating companies. These protective provisions may increase the cost to foreign competitors of participating in the marine services offshore of Canada.

Canadian Waters Reserved for Canadian Ships.    Certain activities in Canadian waters (including the region offshore of Canada) are reserved for Canadian-flagged, fully duty-paid vessels. Foreign-flagged vessels can apply to operate temporarily in the Canadian waters, but if a Canadian vessel is suitable and available to do the work, the foreign vessel can be blocked from entry.

Customs Duties on Foreign Built Vessels.    Foreign built vessels attract duty at a rate based on the country of origin and the value of the vessel. Although vessels built in the United States, Mexico, Chile and certain other countries can be imported into Canada free of duty under NAFTA or other bilateral trade agreements, Goods and Service Tax or Harmonized Sales Tax is due upon importation but is generally refundable to vessel owners registered with Canada Revenue Agency as GST Registrants. In addition to being fully duty paid, the vessel must be registered in Canada to be automatically eligible to work in Canadian waters. Otherwise a temporary entry permit must be obtained for the vessel, which can be blocked if a Canadian flagged, fully duty-paid vessel is suitable and available to do the work. U.S. operators have a significant disincentive to change the flag of their vessels temporarily in order to exploit opportunities in Canadian waters—once a U.S. vessel is transferred from the U.S. registry, the vessel permanently loses its status as a U.S.-built vessel for purposes of working in the U.S. coasting trade.

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Canada Shipping Act.    All vessels that are built outside of Canada and transferred onto the Canadian registry of vessels must meet stringent Canadian regulations. Our experience has been that the cost to convert a typical foreign supply vessel to meet these regulations is between $2 million and $3 million.

Canadian Content—Oil and Natural Gas Development.    All operators seeking to carry out offshore oil and natural gas development must submit detailed development plans to the Canadian offshore regulator, including detailed estimated expenditures for local Canadian and provincial benefits that will result from their development work. Operators are therefore under significant pressure to meet the Canadian content expenditures provided for in their development plan, which benefits Canadian operators. All significant contracts must be reviewed and approved by the offshore regulators to ensure oil companies have given Canadian suppliers full and fair access to the bid process. First consideration is given to Canadian companies if they are competitive on price, quality and delivery.

Other Regulatory Requirements.    The legislative and regulatory framework of the Canadian federal government has in some circumstances been extended to offshore oil and natural gas development, including immigration regulations which effectively require that Canadians be employed in many types of offshore activities.

Foreign Vessel and Marine Operation Regulations.    We operate three vessels registered in Barbados, which are subject to the laws of Barbados as to ownership, registration, manning and safety of vessels. In addition, we have three vessels on the Barbados bareboat registry. These vessels are also subject to the requirements of a number of international conventions to which Barbados is a party. We believe that our vessels registered in Barbados or on the bareboat registry of Barbados are in compliance with all applicable material regulations and have all licenses necessary to conduct their business.

Environmental, Health and Safety Regulation.    The nature of our operations raises environmental, occupational health and safety issues relating to, among other things, our operation of marine vessels in demanding natural environments, our handling and marine transport of various hazardous substances (including, for example, bulk supplies of mud, brine and fuel to support drilling activities) and our work in inherently dangerous workplaces. We also carry out significant ship conversion and repair and maintenance operations. The risks inherent in these operations include the risk of accidental injury to workers, and accidental spills or releases of hazardous substances (including petroleum products) on or into the land, air or water, which may cause damage to the natural environment. As a consequence, our operations are subject to a complex and increasingly stringent set of international, federal, provincial, state and local laws, regulations and other legal requirements (including common law requirements) relating to occupational health and safety and the environment (“Environmental, Health and Safety Regulations”).

We have implemented an integrated Quality, Health, Safety and Environmental Protection Management System (“QSM”) for protecting both the health and safety of our crews and the environment. Through the QSM, we have developed and implemented policies, procedures, training and instructions to promote compliance with Environmental, Health and Safety Regulations. For example, all vessels and onboard equipment are inspected, maintained and certified in accordance with applicable regulations, industry standards and company policies to ensure their continued reliability, safety and operational efficiency.

Classification.    All of our vessels are also inspected and surveyed by maritime authorities and recognized classification societies, such as Lloyds Registry of Shipping or Det Norske Veritas, at regulated intervals in order to maintain their respective statutory and class certification survey statuses.

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Under applicable maritime regulations, these inspections typically take place in drydock twice in a five-year period.

RISK MANAGEMENT/INSURANCE

We have property, casualty and liability insurance to cover standard marine risks from the operation of our vessels with rated insurers in the form and with coverages, limits and exclusions that we believe to be appropriate, including insurance against damage to vessel hulls and onboard machinery, protection and indemnity insurance (covering liability risks, such as third party injury and property damage, crew injury and pollution) and war risk insurance. Insurance is placed through Marsh Canada with approved insurers in London, New York and Toronto, or through other appropriate insurance arrangements.

Contracts in the offshore oil and gas industry are generally “knock-for-knock,” which is a contractual arrangement used in the industry to allocate liability, create contractual certainty and apportion risk. In a “knock-for-knock” arrangement, each party in the project takes responsibility for loss or damage to its own equipment and injury to its own personnel. Each party is required to enter similar arrangements with their own subcontractors. As a result, every commercial entity engaged in the project is responsible for their own equipment and personnel and cannot claim against others involved in the project for damage they cause. This arrangement eliminates the need for duplicate insurance and the determination of which party is responsible for damages.

EMPLOYEES

As of December 31, 2005, we had 374 non-unionized employees. Our workforce is comprised of approximately 41 non-vessel staff and 333 seafaring personnel, many of whom have substantial expertise in marine services and working on ocean-going vessels in demanding environments or in shore base management and services. Of our 333 seafaring employees, 105 are located on vessels currently operating in foreign jurisdictions. We place a strong emphasis on developing our human capital, promoting employee health, welfare and safety and providing competitive compensation packages.

PROPERTIES

Our principal offices are located at One Canal Street, Dartmouth, Nova Scotia B2Y 2W1 Canada, where we own approximately 16,000 square feet of office and shop space. We also own lands at Wright’s Cove in Halifax Harbor and lease a causeway and dock at this location from the Halifax Port Corporation. In addition, we own 18,000 square feet of property adjacent to our principal offices located at Eighteen Canal Street, Dartmouth, Nova Scotia B2Y 2W1 Canada and currently lease this property to a third party.

LITIGATION

Our operations expose us to a variety of operating hazards and risks. As a result, at any given time we may be a defendant in legal proceedings and litigation arising in the ordinary course of business. There are currently no outstanding material legal proceedings to which we, or any of our subsidiaries is a party, nor are we or any of our subsidiaries aware of any material threatened or contemplated proceedings.

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SECURITY

Heightened awareness of security needs brought about by the events of September 11, 2001 has led to the adoption of heightened security procedures in Canada relating to ports with vessel access. Transport Canada, the regulatory agency responsible for overseeing Canadian transportation regulations has, and other regulatory authorities have, recently begun to enforce new marine security requirements under the International Maritime Organization ISPS Code. Under the ISPS Code requirements, all affected vessels wishing to enter Canadian waters must have an International Ship Security Certificate. The new requirements also apply to Canadian marine facilities and ports serving such vessels. Similar regulations apply in foreign ports and jurisdictions. We have complied with such new procedures and have revised our vessel access procedures in light of new requirements.

Management

DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the names, ages and positions of our current directors and senior management:

Name	Age	Current Position
Alfred A. Smithers	63	President, Chief Executive Officer and Chairman of the Board
P. Michael Connolly	56	Vice President of Planning and Investor Relations and Director
P. L. Meier	56	Vice President of Finance and Director
Donald A. MacLeod	46	Vice President, General Counsel, Secretary and Director
J. Bernard Boudreau	61	Director
John G. Hughes	45	Managing Director
Dwayne B. Smithers	38	Senior Vice President of Business Development and Marketing

Alfred (“Fred”) A. Smithers is our President, Chief Executive Officer, Chairman of the Board and founder. Mr. Smithers is a member of the Board of Directors of St. John Ambulance, Saint Mary’s University in Halifax, Nova Scotia, the Nova Scotia College of Art and Design, the Halifax Airport Authority and is a director of Barrington Wind Energy. Prior to founding our predecessor in 1982, Mr. Smithers owned and operated a concrete construction business in Nova Scotia.

P. Michael Connolly has served as our Vice President of Planning and Investor Relations since August 2005. Mr. Connolly continues to serve as a director and served as our Chief Operating Officer from July 2004 to August 2005 and as Chief Operating Officer of Secunda Marine Services Limited, our principal operating subsidiary, from May 2003 to August 2005. From November 1995 to May 2003, Mr. Connolly served as Vice President and Chief Financial Officer to Secunda Marine Services Limited. Prior to joining Secunda in 1995, Mr. Connolly provided contract senior executive services to several Atlantic Canadian businesses. From 1978 to 1990, Mr. Connolly was employed by The Mortgage Insurance Company of Canada, a publicly traded Canadian mortgage insurer. Mr. Connolly held various senior management positions including President, Chief Executive Officer and Company Director.

P. L. (“Paul”) Meier has served as our Vice President of Finance and director since July 2004. Mr. Meier has served as Vice President of Finance of Secunda Marine Services Limited since May 2003. Prior to joining us in 2003, Mr. Meier was Managing Partner of the Saint John, New Brunswick office of Grant Thornton LLP. From 1984 to 1989, Mr. Meier worked for John Labatt Limited in various capacities, including Director, Internal Audit and Corporate Controller and Treasurer. From 1970 to 1982, Mr. Meier worked in public practice with Clarkson Gordon and Doane Raymond, the predecessor firm to Grant Thornton.

Donald A. MacLeod has served as our Vice President, General Counsel, Secretary and director since July 2004. Mr. MacLeod has served as Vice President—General Counsel of Secunda Marine Services Limited since March 1989. Prior to joining us, Mr. MacLeod was a political aid to a number of Canadian Federal Cabinet Ministers from 1984 to 1989. Mr. MacLeod is the Vice Chairman of the Shipowners’ Mutual Protection and Indemnity Association (Luxembourg) and a Director of SOP (Bermuda), Spandilux SA and the Barbados Shipowners’ Association. He is a member of the Federal Government’s Shipbuilding and Industrial Marine Advisory Committee and sits on the Board of Governors of the Nova Scotia Community College and Board of Regents of Mount Allison University.

J. Bernard Boudreau was appointed as a director in July 2004. Mr. Boudreau was a Founding Member and Senior Partner with the law firm of Boudreau, Beaton and LeFosse in Sydney, Nova Scotia. Mr.

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Boudreau was first elected to the Provincial Legislature of Nova Scotia in September 1988. In September 1993, Mr. Boudreau was appointed Minister of Finance for the Province of Nova Scotia and subsequently served as Minister of Health. In 1999, Mr. Boudreau was appointed to the Senate of Canada and served as Leader of the Government in the Senate and Minister responsible for the Atlantic Canada Opportunities Agency, where he served until January 2001. Mr. Boudreau is a former Director of the Bank of Canada and currently serves as a Director of Export Development Canada, P2P Health Systems Inc. and PharmEng International Inc. Currently he is the President and CEO of Radcliff Consulting and Investment Limited based in Halifax, Nova Scotia.

John G. Hughes has served as a Managing Director of Secunda Marine Services since 2003. Captain Hughes previously served as Director of Fleet Operations and, prior to that, as Operations Manager with Secunda Marine Services Limited commencing in 1998. Captain Hughes obtained his Master Mariners Certificate in 1984 and worked previously as Vessel Master aboard offshore anchor handling tugs, supply vessels and dynamically positioned saturation diving vessels.

Dwayne B. Smithers has served as the Senior Vice President of Business Development and Marketing of Secunda Marine Services Limited since November 2005. Mr. Smithers previously served as Vice President of Marketing and Corporate Development from October 2004 to November 2005 and Sales and Marketing Manager from November 2002 to October 2004. In addition, since 1998, Mr. Smithers has been President of Offshore Logistics Inc., a subsidiary of Secunda Marine Services Limited, which assists offshore operators with their logistics needs. Mr. Smithers has over 19 years of experience in the offshore marine industry and is the son of our President and Chief Executive Officer, Alfred A. Smithers.

BOARD OF DIRECTORS PRACTICES

Our board of directors will be divided into three classes serving staggered three-year terms, with only one class being elected each year by our shareholders. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired.

COMMITTEES OF THE BOARD OF DIRECTORS

We have established an audit committee currently consisting of two persons and which is responsible for reviewing our accounting controls and recommending to the board of directors the engagement of our outside auditors and which, upon the implementation of this offering, will have a written charter and will have three members. Following the phase-in period permitted under the Nasdaq National Market rules, each member of our audit committee will be an independent director. We will appoint a financial expert, who will serve as chairman of the audit committee, and who will be “independent” as those terms are defined under the Commission and Nasdaq regulations. The initial members of the audit committee will be Messrs. P.L. Meier, J. Bernard Boudreau and an additional director yet to be determined.

CORPORATE GOVERNANCE PRACTICES

We have certified to Nasdaq that our corporate governance practices are not prohibited by the laws of the Province of Nova Scotia. Therefore, we are exempt from many of Nasdaq’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with Nasdaq corporate governance practices and the establishment and maintenance of an audit committee with specified

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responsibilities. The practices that we follow in lieu of Nasdaq’s corporate governance rules are described below.

➢	We are not required under Nova Scotia law to maintain a board of directors with a majority of independent directors and we do not intend to do so. However, following the phase-in period permitted under Commission and Nasdaq rules, we anticipate that our board of directors will include three independent directors.

➢	In lieu of a compensation committee comprised of independent directors, our board of directors will be responsible for establishing the compensation and benefits of our Chief Executive Officer and of all other executive officers. Under Nova Scotia law, compensation of our executive officers is not required to be determined by an independent committee.

➢	We are not required under Nova Scotia law to have a nomination committee comprised of independent directors or a formal written charter addressing the nomination process. A shareholder may nominate potential candidates to become board members by submitting a proposal in writing in accordance with the procedures prescribed by the Companies Act (Nova Scotia) or by nomination at the Annual General Meeting.

➢	As a foreign private issuer, we are not required to solicit proxies or provide proxy statements to Nasdaq pursuant to Nasdaq corporate governance rules or Nova Scotia law and we do not intend to solicit proxies or provide proxy statements for meetings of our shareholders. Consistent with Nova Scotia law, we will notify our shareholders of meetings not less than 21 days before the meeting. This notification will contain, among other things, information regarding the business to be transacted at the meeting. Nova Scotia law provides that our voting shareholders may designate a proxy (who need not be a shareholder) to attend and act on their behalf at any meeting of our shareholders.

➢	In lieu of our audit committee or another independent body of the board of directors reviewing all related party transactions for conflicts of interest, consistent with Nova Scotia law requirements, any director who has a potential conflict of interest is required to identify and declare the nature of the conflict to our board of directors at a meeting of the board of directors.

➢	Nova Scotia law does not require, and we do not intend to obtain, shareholder approval prior to the issuance of any of our shares which form part of our authorized capital.

➢	Though we have an audit committee, Nova Scotia law does not require us to. Our audit committee will have two rather than three members as otherwise required by Nasdaq.

Other than as noted above, we are in full compliance with all other applicable Nasdaq corporate governance standards.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended June 30, 2005, we paid our directors and executive officers annual compensation in the aggregate amount of $2,211,500. All of our directors, including officers who also serve as directors, receive compensation for their services as directors. Audit committee members each receive an additional fee for their services. In addition, each director will be reimbursed for out-of-pocket expenses incurred while attending any meeting of the board of directors or any board committee.

2005 EQUITY INCENTIVE PLAN

The following contains a summary of the material terms of our 2005 Equity Incentive Plan which will be adopted by our board of directors and approved by our shareholders prior to the closing of this offering.

Management

The description of such terms is not complete. For more information, we refer you to the full text of the 2005 Equity Incentive Plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The 2005 Equity Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, phantom stock awards, performance awards, bonus stock awards or any combination of the foregoing to employees, officers, directors and certain consultants to us and to our affiliates. A maximum of 1,200,000 common shares may be delivered pursuant to awards under the 2005 Equity Incentive Plan. Our board of directors has the discretion to adjust the number of shares deliverable pursuant to the awards under the 2005 Equity Incentive Plan on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in our common shares. Common shares used to pay exercise prices and to satisfy tax withholding obligations with respect to awards, as well as shares covered by awards that expire, terminate or lapse, will again be available for awards under the 2005 Equity Incentive Plan.

Administration.    The 2005 Equity Incentive Plan will be administered by our board of directors. The board of directors has the sole discretion to determine the employees, directors and consultants to whom awards may be granted under the 2005 Equity Incentive Plan and to establish the terms and conditions of those awards. Awards are granted by board of directors to employees, directors and consultants in such numbers and at such times during the term of the 2005 Equity Incentive Plan as the board of directors shall determine. The board of directors is authorized to interpret the 2005 Equity Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2005 Equity Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2005 Equity Incentive Plan. The board of directors may correct any defect, supply any omission or reconcile any inconsistency in the 2005 Equity Incentive Plan in the manner and to the extent the board of directors deems necessary or desirable.

Options.    The board of directors determines the exercise price for each option. However, options must generally have an exercise price at least equal to the fair market value of the common shares on the date the option is granted. An option holder may exercise an option by written notice and payment of the exercise price in a manner prescribed by the board of directors.

Share Appreciation Rights.    The board of directors may grant share appreciation rights independent of or in connection with an option. Generally, each share appreciation right will entitle a participant upon exercise to an amount equal to (i) the excess of (1) the fair market value on the exercise date of one common share over (2) the exercise price, times (ii) the number of common shares covered by the stock appreciation right. Payment shall be made in common shares or in cash, or partly in common shares and partly in cash, all as shall be determined by the             .

Performance Awards.    The board of directors may grant performance awards that vest upon such terms and conditions as the committee may establish, including the achievement of performance criteria. To the extent earned, performance awards may be paid in common shares or in cash or any combination thereof as determined by the committee.

Restricted Share and Phantom Share Awards.    The board of directors may grant awards of restricted shares and/or phantom shares that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, common shares.

Bonus Share Awards.    The board of directors may, in its discretion, grant bonus share awards. Each such bonus share award will constitute a transfer of unrestricted common shares, without other payment therefor.

Management

Transferability.    Unless otherwise determined by the board of directors, awards granted under the 2005 Equity Incentive Plan are not transferable other than by (1) will or by the laws of descent and distribution, or (2) pursuant to a qualified domestic relations order as defined by the U.S. Internal Revenue Code of 1986, as amended.

Change of Control.    In the event of a change of control of our company (as defined in the 2005 Equity Incentive Plan), the board of directors may provide for:

➢	acceleration of the time at which all or any portion of an award can be exercised;

➢	payment in exchange for the cancellation of an award; and/or

➢	the adjustment of options then outstanding as the committee deems appropriate.

Amendment and Termination.    The board of directors may amend, alter or discontinue the 2005 Equity Incentive Plan in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted, without his or her consent.

Principal and selling shareholders

The following table sets forth certain information regarding the beneficial ownership of our common shares that will be owned upon the consummation of the offering and the related transactions by:

➢	each person known by us to be a beneficial owner of more than 5.0% of the common shares;

➢	each of our directors;

➢	each of our named executive officers; and

➢	all directors and executive officers as a group.

The number of shares and percentages of beneficial ownership before the offering set forth below are based on our common shares issued and outstanding as of             , and after giving effect to the              -for-one common share split we expect to effect immediately prior to the consummation of this offering. The number of shares and percentages of beneficial ownership after the offering are based on              of our common shares to be issued and outstanding immediately after this offering and assuming no exercise of the underwriters’ option to purchase additional shares and full exercise of that option.

Except as otherwise indicated, the person or entities listed below have sole voting and investment power with respect to all shares of our common shares beneficially owned by them, subject to community property laws where applicable.

	Shares Beneficially Owned Prior to the Offering		Shares Offered in the Offering		Shares Beneficially Owned After the Closing(1)
Name of Beneficial Owners	Number	Percent	Number	Percent of Existing Shares	Number	Percent
3002534 Nova Scotia Limited(2)		100%		%		%
Alfred A. Smithers(3)		100%		%		%
P. Michael Connolly(4)	—	—	—	—		%
P. L. Meier(4)	—	—	—	—		%
Donald A. MacLeod(4)	—	—	—	—		%
J. Bernard Boudreau(4)	—	—	—	—		%
All executive officers and directors as a group (seven persons)(4)		%		%		%

(1)	Assumes the underwriters’ over-allotment option is not exercised.
(2)	Includes beneficial ownership of common shares of Secunda International Limited beneficially owned by 3002534 Nova Scotia Limited. A trust for the benefit of Mr. Smithers and his family owns 100% of the outstanding common shares of 3002534 Nova Scotia Limited and Mr. Smithers owns all of its outstanding preferred shares. The address of 3002534 Nova Scotia Limited is c/o Secunda International Limited, One Canal Street, Dartmouth, Nova Scotia, Canada B2Y 2W1.
(3)	Includes beneficial ownership of common shares of Secunda International Limited beneficially owned by 3002534 Nova Scotia Limited. A trust for the benefit of Mr. Smithers and his family owns 100% of the outstanding common shares of 3002534 Nova Scotia Limited and Mr. Smithers owns all of its outstanding preferred shares. The address of Mr. Smithers is c/o Secunda International Limited, One Canal Street, Dartmouth, Nova Scotia, Canada B2Y 2W1.
(4)	Does not include common shares that may be acquired through the exercise of options to purchase our common shares to be granted in connection with the consummation of the offering as follows: Alfred A. Smithers (75,000), Donald A. MacLeod (80,000), Dwayne Smithers (75,000), P. Michael Connolly (75,000), P. L. Meier (60,000) and John Hughes (60,000). None of such options are exercisable within 60 days of the date of this prospectus.

Related party transactions

We are paying the expenses of this offering by the selling shareholder, other than the underwriting discounts, commissions and transfer taxes with respect to the common shares sold by the selling shareholder and the fees and expenses of any attorneys, accountants and other advisors separately retained by it. We will enter into a registration rights agreement immediately prior to the closing of this offering with our sole existing shareholder pursuant to which we will grant it, its affiliates and certain of its transferees, the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements described elsewhere in this prospectus, to require us to register under the Securities Act common shares held by them. The registration rights agreement will also provide that we will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of the common shares that are registered pursuant to the agreement. The agreement will contain customary registration procedures and indemnification and contribution provisions for the benefit of the shareholder and us.

As of December 31, 2005, 3002534 Nova Scotia Limited, our parent company, had loans outstanding in the amount of $2.1 million to 1680030 Nova Scotia Limited, $0.1 million to Landwell Developments Limited, $0.6 million to Talinco Limited, and an aggregate of $30,000 to IONA Resources II Limited, Highland Shipping Limited, Smithers Family Trust and 3242048 Canada Limited. Each of these companies is wholly owned by our Chairman and Chief Executive Officer. The loan to 1680030 Nova Scotia Limited bears interest at 1% per annum; the other loans are all non-interest bearing.

As of December 31, 2005, our parent company had a loan outstanding in the amount of $85,000 to our Senior Vice-President of Business Development and Marketing. This loan is non-interest bearing and is due and payable on May 31, 2006.

In addition, prior to February 2, 2005, (the date on which we filed our exchange registration statement relating to our senior secured notes with the Commission) we had, from time to time, advanced funds to our Chief Executive Officer, which he has repaid out of funds received in dividends from us. As of December 31, 2005 there were no outstanding balances in our Chief Executive Officer’s shareholder account. The advances to our Chief Executive Officer did not bear interest.

Prior to December 31, 2001, we loaned $0.7 million to our parent company. As of December 31, 2005, $2,001 remained outstanding pursuant to this loan, an amount that was repaid subsequent to December 31, 2005. In 1998, we entered into an obligation with our parent company pursuant to which we were required to fund a life insurance policy on the life of our Chief Executive Officer for the benefit of our parent company and pay capital tax obligations incurred by our parent company that historically have not been in excess of $5,000 per annum. Pursuant to this obligation, we were required to pay annual premiums on the insurance policy and make capital tax remittances. As of December 31, 2005 nothing was outstanding pursuant to this obligation. At September 30, 2002 we entered into a loan arrangement in the amount of $0.3 million with Naturally Nova Scotia Health Products Limited, a company wholly owned by the spouse of our Chief Executive Officer. At December 31, 2005 nothing was outstanding under this obligation. In addition, prior to January 31, 2002, we entered into obligations with IONA Resources II Limited, 1680030 Nova Scotia Limited, Highland Shipping Limited, Smithers Family Trust and 3242048 Canada Limited, all of which are companies owned by our Chief Executive Officer, to fund property tax, registry of joint stock fees and capital tax remittances of the companies. As of January 31, 2002, the balance owing from these companies to us was $0.3 million. At December 31, 2005 nothing was outstanding under these obligations. These loans were all non-interest bearing with no set terms of repayment.

Related party transactions

In November 2004, we (i) paid a dividend in the amount of $5,499,999 to our parent company; (ii) redeemed and retired all of our Class A Preference Shares held by our parent company at a redemption price of $10,000 per share for a total of $1,000,000; and (iii) redeemed and retired all of our Class B Preference Shares held by 3002534 Nova Scotia Limited at a redemption price of $0.01 per share for a total of $1.00. In February 2005 we paid a dividend in the amount of $0.4 million to our parent company.

On August 23, 2005, we redeemed all of our issued and outstanding Class C Preference Shares, all of which were owned by our subsidiary, Secunda Marine Services Limited. The aggregate redemption price for such Class C Preference Shares, in the amount of $1.01 million plus all declared and unpaid dividends thereon, was satisfied by the set off of such amount against indebtedness of an equal amount owed by Secunda Marine Services Limited to us.

On December 30, 2005, we paid a dividend in the amount of $1,720,000. The dividend proceeds were used by our parent company to repay its indebtedness owed to us and to advance funds to other companies related to our parent company to enable them to repay their indebtedness to us.

Description of our share capital

GENERAL

The following description of our share capital, Memorandum of Association, Articles of Association and registration rights agreement is only a summary. For more complete information, you should refer to our Memorandum of Association, Articles of Association and registration rights agreement, which we have filed with the Commission as exhibits to the registration statement of which this prospectus is a part. In addition, you should refer to the general company laws of Nova Scotia, which also govern our structure, management and activities.

Secunda International Limited was incorporated in Nova Scotia, Canada, on December 13, 1985, under the Companies Act of Nova Scotia (the “Companies Act”). As of the date of this prospectus, our authorized share capital consists of         common shares without nominal or par value. As of the date of this prospectus, there were          of our common shares outstanding. Prior to the completion of this offering, 3002534 Nova Scotia Limited, the sole existing shareholder of the company, will adopt a Special Resolution amending the authorized capital of the company to subdivide all of our existing authorized and outstanding common shares on a      - for - 1 basis and amending certain provisions of our Articles of Association. The information in this prospectus gives effect to that subdivision of shares. Please see “Glossary of selected industry terms” for the definition of a Special Resolution under the Companies Act.

Before this offering, there has been no public market for the common shares. Although we have applied for the listing of the common shares on the Nasdaq National Market, we cannot assure you that a market for the common shares will develop or, if one develops, that it will be sustained.

COMMON SHARES

Each common share entitles its holder to notice of, to attend and to one vote at all meetings of shareholders of the company. There are no cumulative voting rights. Accordingly, a simple majority of the holders of common shares present at an annual meeting will be able to elect all of the directors standing for election. Each common share is entitled to receive dividends if, as and when declared by the board of directors of the company; however, we do not anticipate that we will pay dividends on the common shares in the forseeable future. Holders of common shares are entitled to participate in any distribution of the company’s net assets upon liquidation, dissolution or winding-up on an equal basis per share. Except for payment of the amount agreed to be paid upon the subscription for the common shares, holders of common shares are not, as shareholders, generally liable for any of our liabilities. Holders of common shares have no preemptive, redemption or conversion rights. The rights of common shareholders may only be changed by a Special Resolution. Pursuant to our Memorandum and Articles of Association and subject to Nasdaq rules, our board of directors is authorized to issue any of our authorized but unissued common shares.

MEMORANDUM OF ASSOCIATION

Under the Companies Act, the company is required to specify in its Memorandum of Association the restrictions, if any, on the objects and powers of the company. Our Memorandum of Association does not specify any restrictions on the objects or powers of the company. In addition, our Memorandum of Association provides that we have express powers to: (a) sell or dispose of our undertaking, or a

Description of our share capital

substantial part thereof; (b) distribute any of our property in kind among our members; and (c) amalgamate with any company or other body of persons.

ARTICLES OF ASSOCIATION

Meetings.    General meetings of the shareholders of the company are to be held at least once in every calendar year in compliance with the Companies Act, at such time and place as may be determined by the directors and not more than fifteen months after the preceding general meeting. The directors, whenever they think fit, may convene a special general meeting and on the requisition of shareholders holding not less than five percent of shares carrying the right to vote at the meeting sought to be held, the directors are required to forthwith proceed to convene a special general meeting to be held at such time and place as may be determined by the directors.

At least 21 days’ notice of every general meeting specifying the place, day and hour of the meeting, and, in the case of special business, the general nature of such business, is required to be sent to the shareholders entitled to be present at such meeting. No business may be transacted at any general meeting unless a quorum is present, which quorum consists of      shareholders present in person or by proxy and entitled to vote. A proxy holder need not be a shareholder. Pursuant to the Companies Act and our Articles of Association, a resolution, including a Special Resolution, in writing and signed by every shareholder who would be entitled to vote on the resolution at a meeting is as valid as if it were passed by shareholders at a meeting. Pursuant to the Companies Act, shareholder proposals (including a nomination for election of directors, which must be signed by holders of not less than 5% of the common shares) must be submitted not less than 90 days before the anniversary date of the previous annual meeting, but failure to submit such a proposal does not prevent a shareholder from discussing at a meeting any matter in respect of which he would have been entitled to submit a proposal or preclude nominations made at the meeting.

Election and Removal of Directors.    Our board will consist of not less than one nor more than ten directors. The exact number of directors will be fixed from time to time by resolution of the board. Our board of directors is divided into three classes serving staggered three-year terms, with only one class being elected each year by our shareholders. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of our company, because it generally makes it more difficult for shareholders to replace a majority of the directors. The directors have the power at any time and from time to time to appoint any other person as a director either to fill a casual vacancy or as an addition, but the total number of directors shall not at any time exceed the maximum number, fixed as above, and no such appointment shall be effective unless two-thirds of the directors concur therein. Our Articles of Association also provide that the company may, by Special Resolution, remove any director before the expiration of his period of office and appoint another person to replace him; and the person so appointed shall hold office during such time only as the director in whose place he is appointed would have held the same if he had not been removed.

Interest in Transactions.    The Companies Act and our Articles of Association provide that a director must declare the nature of any direct or indirect interest in a proposed contract at the first meeting of the board of directors at which the proposed contract is considered. A general notice to the board of directors to the effect that a director is a member of a specified company or firm and may be regarded as interested in any contract entered into between us and that company or firm is deemed sufficient declaration of the interest in the contract. Our Articles of Association prohibit any director from voting

Description of our share capital

on a contract in respect of which he is so interested, but this prohibition may at any time or times be suspended or relaxed to any extent by a simple majority at a general meeting. Our Articles of Association do not restrict the company’s ability to extend loans to our directors.

Indemnification of Directors and Officers.    Our Articles of Association provide for the indemnification of our directors and officers under the circumstances and to the fullest extent permitted by Nova Scotia law. The Articles of Association also provide that no director or officer shall be liable for any acts or defaults of any other director or officer or for any loss, damage or misfortune which shall happen in execution of the duties of his office or in relation thereto unless the same happened through his own dishonesty. We have purchased and maintain insurance for the benefit of our directors and officers, former directors and officers and those individuals who become our directors or officers.

Amendments to Share Capital.    Our Articles of Association provide that, subject to the rights, if any, of the holders of shares of any class or series of shares to vote separately as a class or series thereon, the company may from time to time:

➢	by a simple majority at a general meeting, consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

➢	by a simple majority at a general meeting, convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

➢	by Special Resolution, subdivide its shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association; however, that in the subdivision the proportion between the amount paid and the amount if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived. The Special Resolution whereby any share is subdivided may determine that, as between the holders of the shares, resulting from such subdivision, one or more of such shares shall have some preference or special advantage as regards dividend, capital, voting, or otherwise, over, or as compared with, the others or other;

➢	by a simple majority at a general meeting, exchange shares of one denomination for another;

➢	by a simple majority at a general meeting, cancel shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled;

➢	by Special Resolution, convert any part of its issued or unissued share capital into preference shares redeemable or purchasable by the company in the manner provided in the Companies Act;

➢	by Special Resolution, provide for the issue of shares without any nominal or par value;

➢	by Special Resolution, except in the case of preferred shares, convert all or any of its previously authorized unissued or issued and fully paid-up shares, with nominal or par value into the same number of shares without any nominal or par value, and reduce, maintain or increase accordingly its liability on any of its shares so converted, provided, however, that the power to reduce its liability on any of its shares so converted where it results in a reduction of capital may only be exercised subject to confirmation by the Court as provided by the Companies Act; and

➢	by Special Resolution, convert all or any of its previously authorized unissued or issued and fully paid-up shares, without nominal or par value, into the same or a different number of shares with nominal or par value.

Restrictions on Ownership and Transfer.    Our Articles of Association contain no restrictions on the right to own or transfer common shares.

Description of our share capital

Amendments to Articles of Association.    Our Articles of Association may be amended by Special Resolution.

Change of Control.    Under the Companies Act, a statutory amalgamation requires the approval of a three-quarters majority of the votes cast by the holders of the common shares. In addition, the amalgamation must also be approved by the Supreme Court of Nova Scotia before it becomes effective.

Appraisal Rights.    Under the Companies Act, the holders of the common shares are entitled to rights of dissent and appraisal if the company participates in certain major corporate transactions, including changing or removing any restriction on the business or businesses that the company may carry on, amalgamating with another company, other than a wholly-owned subsidiary of the company, continuing under the laws of another jurisdiction, or selling, leasing or exchanging all or substantially all of its property other than in the ordinary course of business of the company. Pursuant to these rights, common shareholders may dissent from the proposed transaction and receive cash in the amount of the fair market value of the shares held by such shareholders (as determined by a court or by agreement of the company and the shareholder).

INVESTMENT CANADA ACT

The Investment Canada Act (the “ICA”) provides, among other things, that an acquisition by a non-Canadian as defined by the ICA (which includes an individual, a government or an agency thereof, or a corporation, partnership, trust or joint venture, which is not Canadian or Canadian-controlled) of more than 50 percent of the voting shares of a corporation incorporated in Canada carrying on a Canadian business is deemed to be an acquisition of control and, if the value of the Canadian business exceeds certain stipulated thresholds, is subject to Canadian Government administrative review and possible prohibition if the Canadian Minister of Industry is not satisfied that the acquisition is of “net benefit” to Canada. The ICA further provides that the acquisition of less than a majority but one-third or more of the voting shares of a corporation incorporated in Canada carrying on a Canadian business is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares.

MATERIAL DIFFERENCES BETWEEN THE COMPANIES ACT AND DELAWARE LAW

The following is a summary of material differences between the Companies Act, and the Delaware General Corporation Law (“DGCL”).

Companies Act	DGCL

Shareholder Action by Written Consent

Under the Companies Act, shareholder action without a meeting may be taken by written resolution signed by all of the shareholders who would be entitled to vote on the relevant issue at a general meeting.	Under the DGCL, a corporation’s certificate of incorporation (a) may permit stockholders to act by written consent if such action is signed by all stockholders, or (b) may permit stockholders to act by written consent signed by the stockholders having the minimum number of votes that would be necessary to take such action at a meeting, or (c) may prohibit actions by written consent.

Description of our share capital

Companies Act	DGCL

Election of Directors

The Companies Act does not provide for the method of election of directors (and in particular make no provision for cumulative voting), leaving the matter to be dealt with in the articles of association, which are equivalent to the by-laws of a Delaware corporation, of the company.	Under the DGCL, stockholders are not entitled to cumulative voting in the election of directors unless provided for in the corporation’s certificate of incorporation. Absent any such provision, directors are elected by a plurality of the votes cast by the holders of stock entitled to vote in person or by proxy at a duly convened meeting of stockholders held for the election of directors in the manner provided in the corporation’s bylaws.
Removal of Directors

Under the Corporations Miscellaneous Provisions Act (NS), a director may be removed by a resolution passed, at a special meeting of the shareholders called for the purpose, by a three-fourths majority of the votes of the shareholders present or represented by proxy thereat and representing the majority of the shares in the company then issued and outstanding.	The DGCL provides that in the case of an unclassified board any director may generally be removed, with or without cause, by the affirmative vote of a majority of the shares then entitled to vote at a meeting of stockholders held for the election of directors. In the case of a corporation with a classified board, stockholders may remove a director or directors only for cause unless the certificate of incorporation otherwise provides.
Required Vote for Certain Transactions

Under the Companies Act, unless expressly so authorized by its memorandum of association, a company may not sell or dispose of its undertaking or a substantial part thereof, distribute any of its property in specie among its members (except as otherwise permitted by the Companies Act) or amalgamate, unless approved by Special Resolution and confirmed by the court.

Special votes are stipulated by the legislation as follows:

•   An amalgamation requires the approval of  3/4 of the votes cast at a special meeting of holders of voting shares called to approve the amalgamation agreement and, unless the other company is a wholly owned subsidiary, approval by  2/3 vote of all shareholders and of each class of shares (and series of shares if a series is affected by the amalgamation differently that the other shares of the class).

Under the DGCL, merger, consolidation, sale, lease or exchange or other disposition of all, or substantially all, the property and assets of a corporation requires the approval of a majority of the votes cast by holders of shares entitled to vote in person or by proxy and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the shares within each class or series entitled to vote as a class in person or by proxy, unless the certificate of incorporation requires a greater vote.

Description of our share capital

Companies Act	DGCL

•   A compromise or arrangement requires approval of a majority in number representing  3/4 in value of the creditors or class of creditors, or shareholders or class of shareholders, present either in person or by proxy at a meeting called in accordance with the order of the Court.

•   A resolution to authorize a company to be continued under the laws of another jurisdiction requires approval of a Special Resolution at a special meeting of holders of voting shares called to approve such resolution and approval by  2/3 vote of all shareholders (whether otherwise carrying the right to vote or not) and of each class of shares (and series of shares if a series is affected by the continuance differently that the other shares of the class).

•   Approval of a resolution to authorize the company to sell, lease or exchange all or substantially all its property other than in the ordinary course of business requires an affirmative vote of  2/3 of all shareholders and of each class of shares (and series of shares if a series is affected by the sale lease or exchange differently that the other shares of the class).

Amendment of Constating Documents

Amendments to the memorandum of association (other than to authorized capital), to the extent permitted by the Companies Act, are required to be approved by Special Resolution and confirmed by the court.

An amendment to the authorized capital or to the articles of association requires approval by Special Resolution.

If such an amendment would prejudice or interfere with a right or special right attached to issued shares of a class or series of shares, such amendment must also be approved separately by two-thirds of the holders of the class or series of shares being affected.

The DGCL provides that a corporation may amend its certificate of incorporation if its board of directors has adopted such amendment, followed by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote on the amendment as a class.

Description of our share capital

Companies Act	DGCL

Dissent or Appraisal Rights

The Companies Act provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The right arises if (i) the company is subject to a court order relating to a compromise or arrangement that affects such holder or (ii) if the company resolves to: (a) amend its memorandum or articles to add, change or remove any provisions restricting or constraining the issue or transfer of the shares of the class held by the dissident shareholder; (b) amend its memorandum or articles to add, change or remove any restriction upon the business or businesses that the company may carry on; (c) amalgamate with another company, other than any wholly-owned subsidiary; (d) be continued under the laws of another jurisdiction; or (e) sell, lease or exchange all or substantially all its property other than in the ordinary course of business.

The DGCL provides that any stockholder of a corporation who has neither voted in favor of or consented in writing to a merger or consolidation of the corporation is entitled to demand an appraisal of the fair value of their shares. in addition, the DCGL provides that any corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.

Quorum of Stockholders

The Companies Act does not provide for a quorum for shareholder meetings, leaving the matter to be dealt with in the articles of association of the company.	Under the DGCL, with respect to any matter, a quorum shall be present at a meeting of stockholders if the holders of a majority of the shares entitled to vote are represented at the meeting in person or by proxy, unless otherwise provided in the certificate of incorporation, but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting.
Special Meeting

The Companies Act does not provide for special shareholder meetings generally, leaving the matter to be dealt with in the articles of association of the company, however it does provide a right to requisition a meeting if the directors should decline to call a meeting when requested to do so: in that event, the holders of not less than 5% of the issued shares of a company that carry the right to vote at the meeting sought to be held may requisition the directors to call a meeting of shareholders.	Under the DGCL, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the bylaws.

Description of our share capital

Companies Act	DGCL

Anti-takeover Provisions and Interested Stockholder Transactions

The Companies Act does not deal with or restrict related party transactions and contains no provisions restricting takeovers of Nova Scotia companies.

Under the DGCL, a certificate of incorporation may provide the board of directors with the ability to designate the terms of and issue a new series of preferred shares without stockholder approval.

Delaware corporations are subject to Delaware’s “business combination” statute. In general, such statute prohibits a publicly-traded corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the time that the stockholder became an interested stockholder, unless the business combination meets certain criteria.

REGISTRATION RIGHTS

We will enter into a registration rights agreement immediately prior to the closing of this offering with our sole existing shareholder pursuant to which we will grant it, its affiliates and certain of its transferees, the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements described elsewhere in this prospectus, to require us to register under the Securities Act common shares held by it. The registration rights agreement will also provide that we will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of the common shares that are registered pursuant to the agreement. The agreement will contain customary registration procedures and indemnification and contribution provisions for the benefit of the shareholder and us.

TRANSFER AGENT

The transfer agent and branch registrar for our common shares is         .

NASDAQ LISTING

We have applied to have our common shares listed for quotation on the Nasdaq National Market under the symbol “SMSL”.

Shares eligible for future sale

Prior to this offering, there has been no public market for our common shares. The market price of our common shares could decrease due to sales of a large number of shares of our common shares or the perception that these sales could occur. These factors also could make it more difficult to raise funds through future offerings of common shares.

After this offering,              common shares will be outstanding, or              common shares if the underwriters exercise their over-allotment option in full, in each case, assuming no exercise of options to purchase 425,000 common shares to be granted in connection with the completion of the offering. Of these shares, the              common shares sold in this offering, or              common shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act, except for any shares purchased by one of our “affiliates” as defined in Rule 144 under the Securities Act. A total of              common shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act or subject to lock-up arrangements.

The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold under an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

REGISTRATION RIGHTS

After the closing of this offering, our existing shareholder will have certain demand and piggyback registration rights. By exercising its registration rights and selling a large number of shares, this holder could cause the price of our common shares to decline. Furthermore, if we file a registration statement to offer additional shares of our common shares and have to include shares held by that holder, it could impair our ability to raise needed capital by depressing the price at which we could sell our common shares.

LOCK-UP AGREEMENTS

Our officers and directors and the selling shareholder have entered into lock-up agreements described in “Underwriting”. After the expiration of these lock-up agreements, the common shares that were issued to these persons prior to this offering will generally not be eligible for sale into the public market pursuant to Rule 144 under the Securities Act until one year after the closing of this offering.

As restrictions on resale end, the market price of our common shares could drop significantly if the holder of these restricted shares sells them, or are perceived by the market as intending to sell them.

RULE 144

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

➢	1% of the then outstanding common shares; and

➢	the average weekly trading volume in the common shares on the Nasdaq during the four calendar weeks immediately preceding the date on which the notice of the sale on Form 144 is filed with the Commission.

Shares eligible for future sale

Sales under Rule 144 are also subject to other provisions relating to notice and manner of sale and the availability of current public information about us.

RULE 144(K)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provision of Rule 144.

SHARE OPTIONS

In connection with the consummation of this offering, we will grant options to purchase a total of 425,000 common shares under the 2005 Equity Incentive Plan to our directors, executive officers and employees. Up to an additional 775,000 common shares will be available for future option grants under the 2005 Equity Incentive Plan. We intend to file a registration statement on Form S-8 to register common shares issued or reserved for issuance under the 2005 Equity Incentive Plan within 180 days after the date of this prospectus, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

Tax considerations

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences that may apply to a holder of our common shares and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury Department regulations promulgated under the Code, published Internal Revenue Service, or “IRS,” rulings or administrative pronouncements, and court decisions that are currently applicable, any or all of which could materially and adversely change at any time, possibly on a retroactive basis. In addition, the discussion does not consider the potential effects, both adverse and beneficial, of any proposed legislation which, if enacted, could be applied at any time, possibly on a retroactive basis. Holders and prospective holders of our common shares are urged to consult their own tax advisors about the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of our common shares.

No ruling has been or will be requested from IRS regarding any matter affecting us or prospective shareholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common shares and the prices at which common shares trade.

United States Federal Income Taxation of U.S. Holders.    As used in this discussion, a “U.S. Holder” means a holder of our common shares who is

➢	a citizen or individual resident of the United States for U.S. federal income tax purposes,

➢	a corporation or entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or of any political subdivision thereof or the District of Columbia,

➢	an estate whose income is taxable in the United States irrespective of source, or

➢	a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This discussion does not address the tax consequences to, and the term U.S. Holder does not include, persons subject to special provisions of federal income tax law, such as tax-exempt organizations, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities, persons or entities that have a “functional currency” other than the U.S. Dollar, shareholders subject to the alternative minimum tax, shareholders who hold our common shares as part of a straddle, hedging or a conversion transaction, constructive sale or other arrangement involving more than one position, partners and other pass-through entities and persons holding an interest in such entities, and shareholders who acquired their common shares through the exercise of employee stock options or otherwise as compensation for services. This discussion is limited to U.S. Holders who own

Tax considerations

our common shares as capital assets (generally, property held for investment). This discussion does not address the consequences to a person or entity holding an interest in a shareholder or the consequences to a person of the ownership, exercise or disposition of any options, warrants or other rights to acquire our common shares. If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common shares, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partnership, or a partner in a partnership, holding common shares, you should consult your tax advisor.

Distributions on Our Common Shares.    We do not anticipate paying any cash dividends on our common shares in the foreseeable future. Nonetheless, if U.S. Holders receive dividend distributions with respect to our common shares, then such holders generally would be required to include in gross income for U.S. federal income tax purposes an amount equal to the U.S. Dollar value of such distributions on the date of receipt (based on the exchange rate on such date) to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes and without reduction for any Canadian income tax withheld from such distributions. See below under “—Foreign Tax Credit” regarding the deductibility or creditability of any Canadian income tax withheld from distributions. To the extent distributions exceed our current or accumulated earnings and profits, they will be applied first to reduce a U.S. Holder’s adjusted tax basis in our common shares (and, as a return of basis, will not be subject to federal income tax) and thereafter will be treated as gain from the sale or exchange of the common shares (which is taxable as capital gain). Dividends paid on our common shares generally will not be eligible for the dividends-received deduction available to corporations receiving dividends from certain U.S. domestic corporations.

Any taxable dividends received on our common shares by a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) will be treated as “qualified dividend income,” which is subject to tax at preferential rates through 2008 provided that

➢	we are eligible for the benefits of a comprehensive income tax treaty with the United States that has been determined to be satisfactory for this purpose (the U.S.-Canada Treaty is included for this purpose);

➢	we are not a passive foreign investment company or “PFIC” for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are or have been or will be);

➢	the U.S. Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and

➢	the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

Special rules may apply to any “extraordinary dividend” that is treated as “qualified dividend income.” For this purpose, an extraordinary dividend generally is a dividend equal to or in excess of 10 percent of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a share of common stock. Any loss derived by a U.S. Individual Holder from the sale or exchange of common shares with respect to which such holder has received an extraordinary dividend treated as qualified dividend income will be deemed to be a long-term capital loss to the extent of such dividend.

Taxable dividends that are not treated as qualified dividend income will be taxed as ordinary income (as opposed to capital gains). As discussed below, special rules apply to distributions received from a “passive foreign investment company” or “controlled foreign corporation,” although we do not believe

Tax considerations

that we are or have been and do not expect to be a passive foreign investment company or controlled foreign corporation for the foreseeable future.

Foreign Tax Credit.    A U.S. Holder who pays (or has withheld from distributions) Canadian income tax with respect to the ownership of our common shares may be entitled, at his or her election, either to a deduction or a tax credit for such foreign tax paid or withheld. Furthermore, a U.S. Holder that is a domestic corporation that owns 10% or more of our voting stock may be eligible to claim a deemed paid foreign tax credit based on any underlying non-U.S. income taxes paid by us. The election to credit or deduct foreign taxes is made on a year-by-year basis and applies to all foreign income taxes paid by (or withheld from) the U.S. Holder during the year.

There are significant and complex limitations that apply to the foreign tax credit. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit, the deemed paid foreign tax credit available to certain corporations, and the application of the limitations on the credit, in light of their particular circumstances.

Sale, Exchange or other Disposition of Common Shares.    A U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares. Subject to the discussion of extraordinary dividends above, and the discussion applicable to passive foreign investment companies and controlled foreign corporations below, such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Preferential tax rates for long-term capital gains may apply to certain U.S. Holders who satisfy this minimum holding period. There currently are no preferential tax rates for long-term capital gains recognized by a corporation. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Special Rules.    Special U.S. federal income tax rules apply to shareholders of “passive foreign investment companies” and “controlled foreign corporations,” as those terms are defined below, and the above sections of the discussion do not describe the U.S. federal income tax consequences to a U.S. Holder in the event we were treated as a passive foreign investment company or controlled foreign corporation. While we do not believe that we are now, or are likely to become, a passive foreign investment company or a controlled foreign corporation, the circumstances that would result in our becoming a passive foreign investment company or a controlled foreign corporation are not completely within our control and therefore there can be no assurance that we will not become a passive foreign investment company or controlled foreign corporation in the future.

Passive Foreign Investment Company.    A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a passive foreign investment company, or “PFIC,” in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either (i) 75% or more of its gross income is “passive income,” such as interest, dividends and certain rents and royalties, or (2) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. We do not believe that we are a PFIC, or will be a PFIC in the future, because we are primarily engaged in providing services to unrelated oil and gas exploration and production companies. Moreover, we have not received 75% or more of our gross income from passive sources, nor has 50% or more of the fair market value of our assets been held for the production of passive income, for any taxable year.

Nonetheless, in the event we were treated as a PFIC for any taxable year, U.S. Holders may be subject to U.S. federal income taxes in excess of those described above on distributions paid with respect to, or

Tax considerations

dispositions of, our common shares. The taxation of a U.S. person who owns stock in a PFIC is extremely complex. U.S. Holders are urged to consult their own tax advisors regarding the impact of the PFIC rules and the advisability and availability of certain federal income tax elections that may alleviate the adverse tax consequences that may result to them if we are or were to become a PFIC.

Controlled Foreign Corporation.    A controlled foreign corporation, or “CFC,” is a foreign corporation more than 50% of the stock of which, by vote or value, is owned, directly, indirectly or constructively, by U.S. shareholders each of whom owns, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of stock of the foreign corporation (each a “CFC Shareholder”). If we are a CFC, a CFC Shareholder would be treated as receiving current distributions of an allocable share of certain types of our income at the end of each year. Additionally, such a CFC Shareholder would recognize ordinary income to the extent of an allocable share of our earnings and profits, rather than capital gain, on the sale of his or her common shares. Management does not believe that we are a CFC, because U.S. shareholders who directly, indirectly or constructively own 10% or more of the total voting power of our outstanding common shares do not own more than 50% of our common shares. However, ownership of our common shares may change such that we could become a CFC in the future and we are not relying on an opinion of counsel as to whether we are or could become a CFC.

United States Federal Income Taxation of Non-U.S. Holders.    For purposes of this discussion, a beneficial owner of our common shares that is not a U.S. Holder (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) is a Non-U.S. Holder. As set forth above, an owner of an interest in a partnership should consult his or her own tax advisor regarding the tax consequences of the partnership’s ownership of our common shares.

Distributions on our Common Shares.    Any distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, any distributions we pay will be subject to U.S. federal income tax at regular graduated rates if those distributions are treated as dividends or capital gains (as described above with respect to U.S. Holders) and are effectively connected with that Non-U.S. Holder’s U.S. trade or business and, if an income tax treaty applies, are attributable to a permanent establishment maintained by that Non-U.S. Holder in the United States. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on the effectively connected earnings of a Non-U.S. Holder that is a corporation.

Sale, Exchange or other Disposition of Common Shares.    Non-U.S. Holders generally will not be subject to federal income tax on any gain recognized on a disposition of our common stock unless the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. If the Non-U.S. Holder is engaged in a U.S. trade or business and the gain is effectively connected with that trade or business (and if a tax treaty applies, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), such gain will be subject to U.S. federal income tax at regular graduated rates and, if the Non-U.S. Holder is a corporation, the branch profits tax described above also may apply. A Non-U.S. Holder who is an individual and who is present in the United States for 183 days or more in a taxable year and meets other requirements also will be subject to U.S. federal income tax on capital gains recognized during such year, including such gains realized from a disposition of our stock.

Information Reporting and Backup Withholding Tax.    In general, dividend payments or other taxable distributions made within the United States will be subject to information reporting and U.S. backup

Tax considerations

withholding tax if a U.S Holder fails to provide an accurate taxpayer identification number certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an IRS Form W-8BEN, W-8ECI or W-8IMY as applicable.

If a Non-U.S. Holder sells shares to or through the U.S. office of a U.S. or foreign broker, the payment of the proceeds generally will be subject to information reporting requirements and backup withholding unless the Non-U.S. Holder properly certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption and the payor or broker does not have actual knowledge or reason to know that the holder is a U.S. person. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of common shares effected outside the United States by a foreign office of a broker. Information reporting requirements (but not backup withholding requirements) will apply, however, to payment of the sales proceeds if the broker is a U.S. person or has certain other contacts with the United States.

Backup withholding is not an additional tax. Rather, a holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s U.S. federal income tax liability by timely filing a properly completed claim for refund with the IRS.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

General.    In the opinion of McInnes Cooper, Canadian tax counsel to Secunda, the following is a general discussion of the principal Canadian federal income tax consequences generally applicable in respect of the ownership and disposition of Secunda common shares by holders noted below. The tax consequences to any particular holder of Secunda common shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdiction in which that holder is subject to taxation, the place where that holder is resident and, generally, that holder’s particular circumstances. This general discussion is applicable only to holders who acquire, as beneficial owner, Secunda common shares pursuant to this offering and who, at all relevant times for purposes of the application of the Income Tax Act (Canada), deal at arm’s length and are not affiliated with Secunda, are not (and have never been) and are not deemed to be resident in Canada, hold their common shares as capital property and do not (and will not) use or hold their common shares in, or in the course of, carrying on business in Canada (a “non-resident holder”). This general discussion is not applicable to holders who acquire common shares (or any other property or rights) pursuant to the 2005 Equity Incentive Plan. Special rules which are not discussed in this general discussion may apply to a non-resident holder that is an insurer that carries on business in Canada and elsewhere. McInnes Cooper is not opining on, and has not conducted any review in respect of, the view of management of Secunda noted below that Secunda common shares do not derive their value principally from Canadian real property.

This general discussion is based on the current provisions of the Income Tax Act (Canada), the regulations thereunder, all amendments thereto publicly proposed by or on behalf of the Minster of Finance (Canada) prior to November 29, 2005 (being the date on which the 39th Canadian general election was called), the published administrative practices of the Canada Revenue Agency and on the current provisions of the Canada-United States Tax Convention (1980), as amended (the “Treaty”). Except as otherwise expressly provided, this general discussion does not take account of any provincial, territorial or foreign tax law or treaty. It has been assumed that all currently proposed amendments will

Tax considerations

be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

The following discussion is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Secunda common shares. Accordingly, holders and prospective holders of Secunda common shares should consult their own tax advisors about the Canadian federal, provincial, territorial and foreign tax consequences of purchasing, owning and disposing of Secunda common shares.

Dividend Withholding.    Canadian federal tax legislation would require a 25% withholding by Secunda from any dividends paid or deemed to be paid or credited (e.g., in certain circumstances, the purchase by Secunda of Secunda’s common shares may result in a deemed dividend) to our non-resident holders. However, where the non-resident holder is a United States resident entitled to benefits under the Treaty and is the beneficial owner of the dividends, this rate is reduced to 15% pursuant to the Treaty. The withholding tax rate on the gross amount of dividends is reduced by the Treaty to 5% if the beneficial owner of the dividend is a U.S. corporation entitled to benefits under the Treaty which owns at least 10% of Secunda’s voting stock. In the absence of notice and evidence satisfactory to Secunda that a non-resident holder is entitled to a lower rate of withholding. Secunda will withhold at a rate of 25% from any dividends paid or deemed to be paid or credited to Secunda’s non-resident holders.

The amount of stock dividends paid to non-resident holders would be subject to withholding tax at the same rate as cash dividends. The amount of a stock dividend (for tax purposes) would generally be equal to the amount by which Secunda’s paid-up capital had increased by reason of the payment of such dividend. Secunda will furnish additional tax information to such holders in the event of such a stock dividend.

Capital Gains.    A non-resident holder generally will not be subject to Canadian taxes under the Income Tax Act (Canada) on capital gains realized on the disposition of Secunda’s common shares unless such shares are “taxable Canadian property” to the non-resident holder within the meaning of the Income Tax Act (Canada), and no relief is afforded under any applicable tax treaty. Common shares generally will not be taxable Canadian property of a non-resident holder unless, at any time during the five-year period immediately preceding a disposition of such shares, not less than 25% of the issued shares of any class or series of Secunda’s capital stock (or interests in or options in respect thereof) belonged to the non-resident holder, to persons with whom such holder did not deal at arm’s length, or to the non-resident holder together with such persons, or unless the common shares were acquired by the holder in one of several tax deferred exchanges for shares which were themselves taxable Canadian property. Common shares will also be taxable Canadian property at any time at which they are not listed on a prescribed stock exchange.

A non-resident holder whose common shares constitute taxable Canadian property and who is a resident of the United States and entitled to benefits under the Treaty generally would be exempt from Canadian income tax on any capital gain realized on a disposition of those shares in any event, provided such shares do not derive their value principally from Canadian real property (including Canadian resource properties). Management of Secunda is of the view that Secunda common shares do not derive their value principally from Canadian real property. A non-resident holder claiming exemption under the Treaty will, however, have Canadian tax filing obligations with respect to a disposition of Secunda common shares, including the obligation to file a Canadian income tax return for the taxation year in which the disposition occurs.

Underwriting

We and the selling shareholder are offering our common shares described in this prospectus through the underwriters named below. UBS Securities LLC, Bear, Stearns & Co. Inc., RBC Capital Markets Corporation, and Fortis Securities LLC are the representatives of the underwriters. UBS Securities LLC is the sole book-running manager of this offering. We and the selling shareholder have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of common shares listed next to its name in the following table:

Underwriters	Number of Common Shares
UBS Securities LLC
Bear, Stearns & Co. Inc.
RBC Capital Markets Corporation
Fortis Securities LLC

Total

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common shares and the common shares of the selling shareholder are offered subject to a number of conditions, including:

➢	receipt and acceptance of our common shares by the underwriters; and

➢	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Sales of common shares made outside of the United States may be made by affiliates of the underwriters.

OVER-ALLOTMENT OPTION

We and the selling shareholder have granted the underwriters an option to buy up to an aggregate of              additional common shares. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional common shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Common shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any common shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per common share from the public offering price. Any of

Underwriting

these securities dealers may resell any common shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per common share from the public offering price. If all the common shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The underwriters have informed us that they do not expect discretionary sales to exceed         % of the common shares to be offered.

The following table shows the per common share and total underwriting discounts and commissions we and the selling shareholder will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              common shares.

	Paid by us		Paid by selling shareholder		Total
	No exercise	Full exercise	No exercise	Full exercise	No exercise	Full exercise
Per share	$	$	$	$	$	$
Total	$	$	$	$	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $             million.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors, and our existing security holders, including the selling shareholder, have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, or warrants or other rights to purchase our common shares. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC may in its sole discretion release some or all of the securities from these lock-up agreements.

If during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 180-day lock-up period and ends on the last day of the 180-day lock-up period:

➢	we issue an earnings release; or

➢	material news or a material event relating to us occurs; or

➢	prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day lock-up period,

then the 180-day lock-up period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs.

INDEMNIFICATION AND CONTRIBUTION

We and the selling shareholder, with respect to certain limited matters, have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we or the selling shareholder are unable to provide this indemnification, we and the selling shareholder, with respect to certain limited matters, have agreed to contribute to payments the underwriters and their

Underwriting

controlling persons may be required to make in respect of those liabilities. The selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act.

NASDAQ NATIONAL MARKET QUOTATION

We have applied to have our common shares listed for quotation on the Nasdaq National Market under the symbol “SMSL”.

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, and in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”), the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchase to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. These transactions may also include making short sales of our common shares, which involve the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering and purchasing common shares on the open market to cover positions created by short sales. Short sales may be “covered short sales”, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales”, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing common shares in the open market. In making this determination, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the

Underwriting

underwriters at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there was no public market for our common shares. The initial public offering price will be determined by negotiation by us, the selling shareholder and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

➢	the information set forth in this prospectus and otherwise available to representatives;

➢	our history and prospects and the history of and prospects for the industry in which we compete;

➢	our past and present financial performance and an assessment of our management;

➢	our prospects for future earnings and the present state of our development;

➢	the general condition of the securities markets at the time of this offering;

➢	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

➢	other factors deemed relevant by the underwriters and us.

AFFILIATIONS

Fortis Capital Corp., an affiliate of Fortis Securities LLC is an agent and a lender under our senior secured credit facility. In such capacity, Fortis Capital Corp. has received customary fees for such services. RBC Capital Markets Corporation and Fortis Securities LLC acted as initial purchasers in our senior secured notes offering in August 2004. In such capacities, each has received customary fees and commissions for such services.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Because Fortis Securities LLC and its affiliate may receive more than 10% of the entire net proceeds in this offering, it may be deemed to have a “conflict of interest” under Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by the National Association of Securities Dealers, Inc. UBS Securities LLC has agreed to serve in that capacity and has performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.

The representatives of the underwriters may be reached at the following addresses:

➢	UBS Securities LLC, 299 Park Avenue, New York, New York 10171;

➢	Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179;

➢	RBC Capital Markets Corporation, One Liberty Plaza, 165 Broadway, New York, New York 10006;

➢	Fortis Securities LLC, 520 Madison Avenue, New York, New York 10022.

Notice to investors

EUROPEAN ECONOMIC AREA

With respect to each Member State of the European Economic Area which has implemented Prospectus Directive 2003/71/EC, including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, the offering of our common shares in this offering is only being made:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

UNITED KINGDOM

Our common shares may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (FSMA) with respect to anything done in relation to our common shares in, from or otherwise involving the United Kingdom. In addition, each Underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

SWITZERLAND

Our common shares may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The common shares may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to our common shares may be publicly issued in connection with any such offer or distribution. The common shares have not been and will not be approved by any Swiss regulatory authority. In particular, the common shares are

Notice to Investors

not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

CANADA

Our common shares have not been and will not be qualified for sale under the securities laws of Canada or any province or territory of Canada. The common shares have not been and will not be approved by any Canadian regulatory authority. Our common shares may not be offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada except pursuant to applicable exemptions under Canadian securities laws. We are currently not a reporting issuer in any province or territory of Canada and consequently we are not required to file annual or other information with any securities commission or other similar authority in Canada.

Enforceability of civil liabilities against foreign persons

We are a corporation organized under the laws of the Province of Nova Scotia, Canada. Some of our directors, controlling persons and officers and certain of the experts named in this prospectus are not residents of the United States, and all or a substantial portion of their assets and all or a substantial portion of our assets are located outside the United States. We have agreed to accept service of process in any suit, action or proceeding arising under the securities laws of the United States or any state in the United States brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for you to effect service of process within the United States upon our directors, controlling persons and officers who are not residents of the United States or to realize in the United States upon judgments of U.S. courts based upon the civil liability under the federal securities laws of the United States. We have been advised by McInnes Cooper, our Canadian counsel, that there is doubt as to the enforceability in Canada against us or against our directors, controlling persons, officers or experts, who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the federal securities laws of the United States.

Legal matters

The validity of the common shares and certain other legal matters with respect to the laws of the Province of Nova Scotia will be passed upon for us by our Canadian counsel, McInnes Cooper, Halifax, Nova Scotia, as to Nova Scotia and Canadian federal law. Certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. may rely on the opinions of McInnes Cooper for all matters of Nova Scotia and Canadian federal law. Andrews Kurth LLP, Houston, Texas, will pass upon certain legal matters in connection with this offering for the underwriters.

Independent registered public accounting firm

The audited consolidated financial statements of Secunda International Limited, Secunda Marine Services Limited, and Secunda Marine International Incorporated as of June 30, 2005 and 2004 and for the years ended June 30, 2005, 2004 and 2003, included in this prospectus have been audited by Grant Thornton L.L.P., Chartered Accountants, Halifax, Nova Scotia independent registered public accounting firm, as indicated in their report with respect thereto.

Where you can find more information

We have filed with the Commission a registration statement on Form F-1 regarding the common shares. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common shares offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549, at

Where you can find more information

prescribed rates or from the Commission’s web site on the Internet at http://www.sec.gov free of charge. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms.

We are subject to the information requirements of the Exchange Act, and, in accordance therewith, we are required to file with the Commission annual reports on Form 20-F within six months of our fiscal year-end, and provide to the Commission other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the Commission or obtained from the Commission’s website as provided above. Our website on the Internet is located at http://www.secunda.com, and we expect to make our periodic reports and other information filed with or furnished to the Commission available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the Commission. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or current reports on Form 8-K. However, we intend to furnish or make available to our shareholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP.

Expenses related to this offering

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering, which we will be required to pay.

Commission Registration Fee		$13,536
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
Nasdaq National Market Entry Fee		100,000
NASD Fees		*
Transfer Agent’s Fees and Expenses		*
Miscellaneous Costs		*

Total	$	*

*	To be provided by amendment.

All amounts are estimated except the Commission registration fee, NASD filing fee and the Nasdaq National Market entry fee.

Index to consolidated financial statements

Unaudited Consolidated Financial Statements of Secunda International Limited
Consolidated Unaudited Balance Sheets of Secunda International Limited as of December 31, 2005	F-3
Consolidated Unaudited Statements of Operations of Secunda International Limited for the six months ended December 31, 2005	F-4
Consolidated Unaudited Statements of Cash Flows of Secunda International Limited for the six months ended December 31, 2005	F-5
Notes to the Unaudited Consolidated Financial Statements of Secunda International Limited	F-6
Audited Consolidated Financial Statements of Secunda International Limited
Report of Independent Registered Public Accounting Firm	F-13
Consolidated Audited Balance Sheets of Secunda International Limited as of June 30, 2005 and June 30, 2004	F-14
Consolidated Audited Statements of Operations of Secunda International Limited for the years ended June 30, 2005, June 30, 2004 and June 30, 2003	F-15
Consolidated Audited Statements of Cash Flows of Secunda International Limited for the years ended June 30, 2005, June 30, 2004 and June 30, 2003	F-16
Consolidated Statement of Stockholders’ Equity of Secunda International Limited for the years ended June 30, 2005, June 30, 2004 and June 30, 2003	F-17
Notes to the Consolidated Financial Statements of Secunda International Limited	F-18
Audited Consolidated Financial Statements of Secunda Marine Services Limited
Report of Independent Registered Public Accounting Firm	F-43
Consolidated Audited Balance Sheets of Secunda Marine Services Limited as of June 30, 2005 and June 30, 2004	F-44
Consolidated Audited Statements of Operations of Secunda Marine Services Limited for the years ended June 30, 2005, June 30, 2004 and June 30, 2003	F-45
Consolidated Audited Statements of Cash Flows of Secunda Marine Services Limited for the years ended June 30, 2005, June 30, 2004 and June 30, 2003	F-46
Consolidated Statement of Stockholders’ Equity (Deficiency) of Secunda Marine Services Limited for the years ended June 30, 2005, June 30, 2004 and June 30, 2003	F-47
Notes to the Consolidated Financial Statements of Secunda Marine Services Limited	F-48
Audited Consolidated Financial Statements of Secunda Marine International Incorporated
Report of Independent Registered Public Accounting Firm	F-65
Consolidated Audited Balance Sheets of Secunda Marine International Incorporated as of June 30, 2005 and June 30, 2004	F-66
Consolidated Audited Statements of Operations of Secunda Marine International Incorporated for the years ended June 30, 2005, June 30, 2004 and June 30, 2003	F-67
Consolidated Audited Statements of Cash Flows of Secunda Marine International Incorporated for the years ended June 30, 2005, June 30, 2004 and June 30, 2003	F-68
Consolidated Statement of Stockholders’ Equity of Secunda Marine International Incorporated for the years ended June 30, 2005, June 30, 2004 and June 30, 2003	F-69
Notes to the Consolidated Financial Statements of Secunda Marine International Incorporated	F-70

All schedules have been omitted because the information is not applicable or is not material or because the information is included in the consolidated financial statements or the notes thereto.

Item 3-16 under Regulation S-X requires that, for each of the registrant’s affiliates whose securities constitute a substantial portion of the collateral for any class of securities registered or being registered, the registrant shall file the financial statements that would be required if the affiliate were a registrant and required to file financial statements. Pursuant to the terms of our Senior Secured Floating Rate Notes due 2012, we granted security interests in the equity securities of our vessel owning subsidiaries, including Secunda Marine Services Limited and Secunda Marine International Incorporated. Because the securities for each of Secunda Marine Services Limited and Secunda Marine International Incorporated constitute a substantial portion of the collateral for our Senior Secured Floating Rate Notes due 2012, we have included in this registration statement separate audited financial statements required by Item 3-16 of Regulation S-X for each of these two entities.

Secunda International Limited

Consolidated Unaudited Balance Sheets

Denominated in Canadian Dollars

	December 31 2005	June 30 2005
Assets
Current
Cash	$6,699,544	$3,551,575
Receivables	12,054,287	8,836,650
Prepaid expenses	1,520,435	1,356,778

	20,274,266	13,745,003
Vessels, equipment and property, net (Note 11)	205,678,706	186,483,464
Other assets	16,324,730	16,716,746
Deferred tax assets	7,108,876	7,256,592

	$249,386,578	$224,201,805

Liabilities
Current
Payables and accruals	$9,827,944	$11,348,793
Accrued interest	3,836,337	3,619,820
Deferred revenue and vessel charter deposit	3,145,954	—
Current portion of long term debt	32,859,766	13,622,721

	49,670,001	28,591,334
Long term debt, net (Note 3)	167,657,669	169,553,968
Deferred tax liabilities	5,344,076	3,270,127

	222,671,746	201,415,429

Contingencies (Note 8)

Shareholder’s Equity
Preference stock – Class A, par value $0.22 redeemable and retractable, on demand, at $10,000 per share, non-cumulative and non-participating – authorized 100 shares; nil issued and outstanding	—	—
Preference stock – Class B, par value $0.01 redeemable and retractable, on demand at par, non-cumulative and non-participating —authorized 100 shares; nil issued and outstanding	—	—
Preference stock – Class C, par value $1,000 redeemable and retractable at par, non-cumulative and non-participating - authorized 10,000 shares; nil and 1,010 issued and outstanding at December 31, 2005 and June 30, 2005, respectively.	—	—
Common stock —no par value, —authorized 40,000 shares; 1,001 shares issued and outstanding (Note 6)	410	410
Retained earnings (Note 6)	26,714,422	22,785,966

	26,714,832	22,786,376

	$249,386,578	$224,201,805

Subsequent Event (Note 11)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Secunda International Limited

Consolidated Unaudited Statements of Operations

Denominated in Canadian Dollars

Six months ended	December 31 2005	Restated December 31 2004
Total revenues	$46,492,730	$32,006,066

Costs and expenses
Operating expenses	22,711,698	17,898,954
Depreciation and amortization	7,958,612	6,753,907
Lease expense	—	730,162
Capital taxes	321,578	263,719
General and administrative	3,431,308	2,542,697

	34,423,196	28,189,439

	12,069,534	3,816,627

Other income (loss) (Note 5)	6,555,728	13,059,222

Debt breakage and deferred finance cost write off	—	5,047,672
Interest expense	10,742,512	7,608,256

	10,742,512	12,655,928

Earnings (loss) from continuing operations before income taxes	7,882,750	4,219,921

Income taxes (recovery) (Note 2)	2,234,294	(842,547)

Earnings (loss) from continuing operations	5,648,456	5,062,468

Discontinued operations (Note 9)
Loss before income taxes from discontinued operations	—	(17,098)
Income tax recovery	—	(6,518)

Loss from discontinued operations	—	(10,580)

Net earnings (loss)	$5,648,456	$5,051,888

Earnings (loss) per share (Note 2)
Basic
Continuing operations	$5,643	$5,057

Discontinued operations	$—	$(10)

Total	$5,643	$5,047

Diluted
Continuing operations	$5,643	$5,057

Discontinued operations	$—	$(10)

Total	$5,643	$5,047

Weighted average basic and diluted shares outstanding	1,001	1,001

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Secunda International Limited

Consolidated Unaudited Statements of Cash Flows

Denominated in Canadian Dollars

Six months ended	December 31 2005	Restated December 31 2004
Cash derived from (applied to)
Operating
Net earnings (loss)	$5,648,456	$5,051,888
Depreciation and amortization	7,958,612	6,755,906
Amortization of discount on Senior Secured Notes	112,194	70,839
Amortization of deferred financing costs	399,406	276,863
Write off deferred finance costs and other	—	2,297,894
Provision for (Note 2) (recovery of) deferred taxes	2,221,662	(1,135,415)
Expenditures for drydocking and maintenance capital	(2,410,682)	(2,686,518)
Non-cash settlement of receivable	—	(3,444,520)
Deferred vessel preparation costs (Note 4)	(601,239)	—
Translation of foreign currency denominated debt	(7,667,200)	(12,543,750)
Impairment of long-lived asset (Note 11)	1,063,344	—
Gain on disposal of assets	—	(8,325)

	6,724,553	(5,365,138)
Change in operating assets and liabilities
Trade accounts and other receivables	(2,780,710)	(2,931,080)
Inventory	—	7,866
Prepaid expenses	(163,657)	(1,859,983)
Payables and other accruals	(1,520,849)	2,255,773
Accrued interest payable	216,517	3,931,383
Accrued lease payable	—	(1,142,428)
Deferred revenue and vessel charter deposit	3,145,955	—

Cash derived from (used for) operating activities	5,621,809	(5,103,607)

Investing
Advances from companies related to shareholder	—	(391,938)
Advances to companies related to shareholder	(888)	(26,525)
Advances to Parent company	(413)	(78,026)
Proceeds from sales type lease and note receivable	190,528	12,500
Purchase of vessels, equipment and property	(26,782,845)	(28,889,643)

Cash (used for) investing activities	(26,593,618)	(28,981,694)

Financing
Proceeds from long term debt	25,735,673	163,724,219
Repayment of long term debt	(839,920)	(113,936,009)
Debt issue costs	(192,112)	(7,749,043)
Initial public offering costs	(583,863)	—
Redemption of retractable preferred shares	—	(1,000,001)
Dividends (Note 6)	—	(5,499,999)

Cash (used for) derived from financing activities	24,119,778	35,539,167

Net increase/(decrease) in cash	3,147,969	1,453,866

Cash
Beginning of period	3,551,575	814,745

End of period	$6,699,544	$2,268,611

Taxes Paid	$—	$199,000

Interest Paid	$10,063,000	$3,329,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Secunda International Limited

Notes to the Unaudited Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

December 31, 2005

1.    Organization and Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information relating to our organization and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles has been condensed or omitted in these financial statements pursuant to such rules and regulations. However, we believe that the disclosures herein are adequate to make the information presented not misleading. The consolidated balance sheet at June 30, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. It is recommended that these unaudited consolidated financial statements be read in conjunction with the financial statements and notes thereto for the year ended June 30, 2005.

In the opinion of management, all adjustments, which include reclassification and normal recurring adjustments, necessary to present fairly the financial statements for the periods indicated have been made. All significant intercompany accounts and transactions between Secunda International Limited and it’s subsidiaries, including the issue of 1,010 Class C preference shares to a subsidiary (June 30, 2005—only) have been eliminated.

2.    Reclassifications and restatement

Certain previously reported amounts have been reclassified to conform to the fiscal 2006 presentation.

During the quarter ended June 30, 2005, it was determined that the tax rate being applied to tax effect the unrealized foreign exchange gain resulting from the translation of the Company’s Senior Secured Notes should be changed. As a result of this change, income taxes for the six months ended December 31, 2004 increased by $787,225 and earnings from continuing operations and net earnings decreased by $787,225. In addition, earnings per share from continuing operations and in total decreased by $786 for the six months ended December 31, 2004.

3.    Long term debt

On August 26, 2004, the Company issued $125.0 million USD of Senior Secured Notes. These Notes are non-amortizing, mature September 2012, were issued at a price of 98.5% and bear interest at LIBOR plus 800 basis points (12.15% at December 31, 2005), reset quarterly. The Senior Secured Notes pay interest quarterly on January 15, April 15, July 15 and October 15, commencing January 15, 2005 and have the following redemption provisions:

➢	At any time prior to September 1, 2007, the Company may redeem up to 35% of the Notes at a redemption price (expressed as a percentage) equal to the sum of (i) 100% plus (ii) the interest rate per annum (expressed as a percentage) in effect on the date which notice is given, plus accrued interest and unpaid interest thereon, with net cash proceeds of certain equity offerings, as long as at least 65% of the aggregate principal amount of the notes issued pursuant to the indenture remains outstanding after the redemption.

Secunda International Limited

Notes to the Unaudited Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

December 31, 2005

•	On or after September 1, 2006 the Company is entitled to redeem all or a portion of the Notes at the redemption prices (expressed in percentages of principal amounts) set out below for the 12 month period then commencing, plus accrued interest and unpaid interest thereon, if any:

September 1, 2006	104.0%
September 1, 2007	102.0%
September 1, 2008	101.0%
September 1, 2009 and thereafter	100.0%

•	On each August 1, from August 1, 2006 through August 1, 2011, the Company will be required to offer to purchase Notes in an aggregate principal amount of US$3.8 million for cash at 100% of the principal amount of the Notes, plus accrued and unpaid interest.

The Company is subject to certain covenants, including among others provisions limiting it’s, and certain subsidiaries’, ability to incur additional indebtedness or issue preferred stock, pay dividends to stockholders, make certain investments and sell certain assets.

The net proceeds from the above Notes were used to repay all of the Company’s long-term debt, capital and vessel operating lease obligations outstanding at that time, with the exception of the long-term debt associated with the vessel Bold Endurance, which had an outstanding balance in the amount $19.5 million as of December 31, 2005. This loan bears interest at Canadian Bankers Acceptance rate plus 4.88% (8.07% at December 31, 2005), is repayable monthly and matures in July 2013.

As security for the Senior Secured Notes, and the Revolving Senior Secured Bank Credit Facility, the Company has provided a first priority lien over 11 of its vessels (as specified in the loan indenture), assignment of charter hire pertaining to the 11 vessels and assignment of insurance proceeds pertaining to the 11 vessels. In addition, the Company has provided a first priority lien over all of the outstanding capital stock of each subsidiary of the Company which owns one or more of the 11 vessels or related vessel assets, or charters or arranges charters for one or more of the 11 vessels. The Company has also provided a first priority lien over all general intangibles owned or acquired by the Company or any of its subsidiaries necessary, exclusively used for, and in connection with the, ownership, expansion, operation, use, maintenance or sale or other disposition of any of the 11 vessels or other vessel assets.

As security for the long term debt associated with the vessel Bold Endurance, the Company has provided a first marine mortgage, and assignment of charter hire and insurance proceeds related to the vessel.

Concurrent with the offering of the Notes, the Company entered into a new $40 million Revolving Senior Secured Bank Credit Facility available for vessel acquisitions or, subject to a limit of $20.0 million for general and corporate purposes. This facility bears interest at LIBOR plus a margin of 1.75% to 3.25%, (6.55% at December 31, 2005) adjusted quarterly, based on the ratio of funded debt to EBITDA (a non-GAAP measure, as defined in the credit agreement). The revolving feature of the facility is in place until February 2007 at which time the then outstanding balance converts to a term loan with semi annual payments, equal to 4.1% of the outstanding balance at conversion, payable in August and February of each year, and final maturity in February 2012. At December 31, 2005 drawings against this facility totalled $26.2 million.

Secunda International Limited

Notes to the Unaudited Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

December 31, 2005

On November 14, 2005, the Company entered into a Vessel Acquisition Term Loan Facility agreement in an amount up to US$9.0 million for the financing of a vessel acquisition. On November 14, 2005, the Company made a single draw on this facility in the amount of US$8.0 million, which has become the maximum amount of the facility. The term loan is repayable in 10 equal semi-annual principal instalments, commencing May 14, 2007, bears interest at LIBOR, plus an adjustment related to a “reserve percentage” under regulations issued from time to time by the Federal Reserve Board, plus a margin of 3.75% (7.625% at December 31, 2005). As security for the loan the Company has provided a first marine mortgage, and an assignment of charter hire and insurance proceeds related to the acquired vessel.

In connection with the Revolving Senior Secured Bank Credit Facility, and the Vessel Acquisition Term Loan Facility the Company is subject to a number of restrictions, including restrictions on incurring additional indebtedness, on declaring dividends, on creating liens on vessels, minimum EBITDA and working capital requirements, and collateral maintenance requirements.

Vessels with a total book value of $192.1 million have been pledged as security for all of the above noted facilities.

On August 2, 2005, the Company entered into a loan agreement in the amount of $1.9 million for the financing of certain dynamic positioning system equipment. The loan is repayable in 10 equal semi-annual principal and interest installments, commencing February 2, 2006, bears interest at LIBOR plus 0.35% (3.22% at December 31, 2005) and is secured by way of promissory note.

As at December 31, 2005, the Company was in compliance with the covenants on all of its outstanding indebtedness.

4.    Deferred vessel preparation costs

Incremental costs incurred that directly relate to preparation of a vessel for a bareboat charter are deferred and recognized over the primary charter term. If the charter is terminated prior to the end of the charter term, the remaining deferred amount will be immediately expensed.

5.    Other income (loss), net

	Six months ended December 31
	2005	2004
Loss on disposal of assets	$—	$(24,735)
Impairment of long-lived asset	(1,063,344)	—
Foreign exchange gain	7,522,862	13,015,860
Interest	48,012	54,837
Other	48,198	13,260

	$6,555,728	$13,059,222

Included in foreign exchange gain for the six months ended December 31, 2005 and 2004 is $7,667,200 and $12,543,750, respectively, of translation gain on foreign currency denominated debt.

Secunda International Limited

Notes to the Unaudited Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

December 31, 2005

In January 2006, the Company reached a verbal agreement for the sale of its Remote Operated Vehicle (“ROV”) for US$1.55 million ($1.8 million Canadian Dollar equivalent at December 31, 2005). On February 24, 2006 the Company received a deposit in the amount of US$75,000 ($86,400 Canadian Dollar equivalent) from the purchaser for the ROV. At December 31, 2005 the ROV is classified as “to be held and used” and is classified under the oil and gas services segment. Based upon the agreed sales price for the ROV, an impairment in long-lived asset in the amount of $1.1 million has been recorded at December 31, 2005.

6.    Changes in shareholder’s equity

	Common Stock		Retained Earnings	Total Stockholder’s Equity
	Shares	Amount
Balance at June 30, 2005	1,001	$410	$22,785,966	$22,786,376
Net earnings	—	—	5,648,456	5,648,456
Redemption of stock	—	—	—	—
Dividends	—	—	(1,720,000)	(1,720,000)

Balance at December 31, 2005	1,001	$410	$26,714,422	$26,714,832

On December 29, 2005, the Company declared a dividend in the amount of $1,720,000 payable on December 30, 2005. The dividend proceeds were used by the Company’s Parent to repay its indebtedness to the Company and to advance funds to other Companies related to the shareholder to enable them to repay their indebtedness to the Company. This series of transactions was recorded by journal entries and cheques were not issued. Accordingly, the dividends and subsequent repayment of receivables have not been reflected in the statements of cash-flows.

7.    Segmented information

The Company’s business has historically been primarily comprised of two segments, oil and gas services and construction and maintenance services.

The oil and gas services segment charters vessels to service offshore drilling rigs and production platforms both domestically and internationally. Platform supply vessels transport drill pipe, drilling fluids and construction materials as well as deck cargo, liquid mud, fuel and water. Anchor handling tug supply vessels have powerful engines and deck mounted winches and are capable of towing and positioning offshore drilling rigs, barges and performing general towing services, as well as providing supply vessel services. Standby safety vessels provide a means of evacuation and rescue for platform and rig personnel in the event of an emergency at an offshore installation. Other oil and gas services vessels provide platforms for oil and gas operators to use for services such as subsea pipe lay, accommodations, remote operated vehicles and diving.

The construction and maintenance services segment in the past provided vessel services to customers in the sub-sea telecommunications industry. During fiscal 2005, the Company completed its final contract in the sub-sea telecommunications industry and the vessels were subsequently reassigned to the oil and gas sector. During the quarter ended June 30, 2005, the Company reassessed its basis of segmentation and, commencing with the third quarter of fiscal 2005, eliminated the construction and maintenance segment.

Secunda International Limited

Notes to the Unaudited Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

December 31, 2005

Revenues, expenses and assets not allocated to the oil and gas or construction and maintenance segments have been included in corporate and other.

Geographic segmentation of allocated revenues, property and equipment is based upon the location where services are provided. Unchartered vessels are allocated based upon the location where they are expected to deliver service.

As disclosed in Note 3 to the financial statements, on August 26, 2004 the Company completed a corporate issue of Senior Secured Notes in the amount of $125.0 USD million, and retired all of the Company’s then outstanding long-term debt and capital and vessel operating lease obligations, with the exception of the long-term debt associated with the vessel Bold Endurance.

Accordingly, as all of the Company’s financing, with the exception of the long-term debt associated with the vessel Bold Endurance, and a new facility for the Acadian Sea, is not related to specific vessels, and to conform to the manner in which our chief decision maker reviews, and we manage, our business, management does not allocate interest expense to individual segments.

	Six months ended December 31, 2004
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$24,187,860	$6,225,570	$1,592,636	$32,006,066
Interest expense	$—	$—	$7,608,256	$7,608,256
Depreciation and amortization	$5,619,177	$703,498	$431,232	$6,753,907
Segment earnings (loss) before taxes	$3,176,445	$4,778,243	$(3,734,767)	$4,219,921
Segment capital asset expenditures	$28,720,359	$5,572	$163,712	$28,889,643

	Six months ended December 31, 2005
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$44,808,693	$—	$1,684,037	$46,492,730
Interest expense	$—	$—	$10,742,512	$10,742,512
Depreciation and amortization	$7,500,363	$—	$458,249	$7,958,612
Segment earnings (loss) before taxes	$15,912,244	$—	$(8,029,494)	$7,882,750
Segment assets	$215,384,390	$—	$34,002,188	$249,386,578
Segment capital asset expenditures	$26,770,595	$—	$12,250	$26,782,845

Secunda International Limited

Notes to the Unaudited Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

December 31, 2005

Geographic information

	Revenues
	Six months ended December 31
	2005	2004
Canada	$18,831,319	$27,603,680
International	27,661,411	4,402,386

	$46,492,730	$32,006,066

	Property and Equipment
	December 31 2005	June 30 2005
Canada	$96,627,591	$107,876,735
International	109,051,115	78,606,729

	$205,678,706	$186,483,464

8.    Contingencies

The Company from time to time enters into agreements in the normal course of its business, such as service arrangements and leases, and in connection with business or asset acquisitions or dispositions. These agreements by their nature may provide for indemnification of counterparties. These indemnification provisions may be in connection with breaches of representation and warranty or with future claims for certain liabilities, including liabilities related to tax and environmental matters. The terms of these indemnification provisions vary in duration and may extend for an unlimited period of time. Given the nature of such indemnification provisions, the Company is unable to reasonably estimate its total maximum potential liability as certain indemnification provisions do not provide for a maximum potential amount and the amounts are dependent on the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Company has not made any significant payments in connection with these indemnification provisions.

Under the Company’s mutual protection and indemnity (P&I) marine insurance policies, the Company could be liable for additional premiums to cover investment losses and reserve shortfalls. Additional premiums can only be assessed for open policy years. The Company’s P&I insurer closes a policy year three years after the policy year has ended. Policy years subsequent to 2002 are still open, but there have been no additional premiums assessed for these policy years. The Company believes it is unlikely that additional premiums for those policy years will be made. The Company will record a liability for any such additional premiums if and when they are assessed and the amount can be reasonably estimated.

The Company has agreed to indemnify its directors and officers, and particular employees in accordance with the Company’s policies. The Company maintains insurance policies that may provide coverage against certain claims.

Secunda International Limited

Notes to the Unaudited Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

December 31, 2005

9.    Discontinued operations

In June 2005, an outside party seeking to acquire the remainder of the Company’s retail/wholesale activities operated under the name Pol-E-Mar approached the Company. A transaction was completed on June 30, 2005 for the acquisition by the third party of the shares of Pol-E-Mar.

The operating results for the above operation have been reclassified to discontinued operations in these financial statements, in the related periods.

10.    Other matters

On September 28, 2005, the Company filed a Form F-1 Registration Statement with the United States Securities and Exchange Commission. Under the terms of this statement, the Company proposes to issue common shares without nominal or par value for a proposed maximum aggregate offering price of US $115 million.

11.     Subsequent event

As previously disclosed, in Note 5 to these financial statements, in January 2006, the Company reached a verbal agreement for the sale of its Remote Operated Vehicle (“ROV”) for US$1.55 million ($1.8 million Canadian Dollar equivalent at December 31, 2005). On February 24, 2006 the Company received a deposit in the amount of US$75,000 ($86,400 Canadian Dollar equivalent) from the purchaser for the ROV.

SIL Report of Independent Registered Public Accounting Firm

To the Shareholder of

Secunda International Limited

We have audited the consolidated balance sheets of Secunda International Limited and its subsidiaries as at June 30, 2004 and 2005, and the consolidated statements of operations, stockholder’s equity and cash flows for each of the years in the three year period ended June 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Secunda International Limited and its subsidiaries as at June 30, 2004 and 2005, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

Halifax, Canada	Grant Thornton LLP
August 15, 2005 except for Note 18, as to which the date is August 26, 2005	Chartered Accountants

Secunda International Limited

Consolidated Balance Sheets

Denominated in Canadian Dollars

June 30	2004	2005
Assets
Current
Cash	$510,707	$3,551,575
Receivables (Note 3)	4,895,156	8,836,650
Prepaid expenses	452,800	1,356,778
Discontinued operations (Note 17)	1,121,349	—

	6,980,012	13,745,003
Vessels, equipment and property, net (Note 4)	163,140,282	186,483,464
Other assets (Note 5)	8,714,052	16,716,746
Deferred tax assets (Note 12)	6,108,464	7,256,592
Discontinued operations (Note 17)	22,442	—

	$184,965,252	$224,201,805

Liabilities
Current
Payables and accruals	$6,774,616	$11,348,793
Accrued interest	1,164,758	3,619,820
Accrued lease payments	1,142,428	—
Current portion of long-term debt	110,270,232	13,622,721
Discontinued operations (Note 17)	696,846	—

	120,048,880	28,591,334
Long term debt, net (Note 6)	24,796,213	169,553,968
Deferred credits (Note 7)	457,286	—
Deferred tax liabilities (Note 12)	4,805,173	3,270,127
Redemption value of retractable preference stock (Note 8)	1,000,001	—

	151,107,553	201,415,429

Commitments (Note 15)
Contingencies (Note 19)

Shareholder’s Equity
Preference stock—Class A, par value $0.22 redeemable and retractable, on demand, at $10,000 per share, non-cumulative and non-participating—authorized 100 shares; nil and 100 issued and outstanding in 2005 and 2004, respectively (Note 8)	—	—
Preference stock—Class B, par value $0.01 redeemable and retractable, on demand at par, non-cumulative and non-participating—authorized 100 shares; nil and 100 issued and outstanding in 2005 and 2004, respectively (Note 8)	—	—
Preference stock—Class C, par value $1,000 redeemable and retractable at par, non-cumulative and non-participating—authorized 10,000 shares; 1,010 issued and outstanding in 2005 and 2004 (Note 2)	—	—
Common stock—no par value,—authorized 40,000 shares; 1,001 shares issued in 2005 and 2004	410	410
Retained earnings	33,857,289	22,785,966

	33,857,699	22,786,376

	$184,965,252	$224,201,805

Subsequent events (Note 18)

See accompanying notes to the consolidated financial statements.

Secunda International Limited

Consolidated Statements of Operations

Denominated in Canadian Dollars

Years Ended June 30	2003	2004	2005
Total revenues	$62,436,986	$60,002,986	$69,524,101

Costs and expenses
Operating expenses	30,861,245	31,334,328	43,649,457
Depreciation and amortization	9,908,677	11,721,671	14,416,347
Lease expense	9,498,083	7,673,066	730,162
Capital taxes	442,108	471,187	546,616
General and administrative	5,439,107	4,831,119	5,241,153

	56,149,220	56,031,371	64,583,735

	6,287,766	3,971,615	4,940,366

Other income (Note 10)	4,769,920	725,762	10,486,440

Corporate transaction costs (Note 9)	—	1,226,063	—
Debt breakage and deferred financing costs write-off (Notes 5, 6)	—	—	5,033,629
Interest expense (Note 11)	7,613,305	8,805,502	17,679,292

	7,613,305	10,031,565	22,712,921

Earnings (loss) from continuing operations before income taxes	3,444,381	(5,334,188)	(7,286,115)

Income taxes (recovery) (Note 12)	20,588	(1,579,818)	(1,800,693)

Earnings (loss) from continuing operations	3,423,793	(3,754,370)	(5,485,422)

Discontinued operations (Note 17)

Earnings before income taxes from discontinued operations	59,362	191,417	142,686
Income taxes (recovery)	(22,651)	(7,462)	(171,412)

Earnings from discontinued operations	82,013	198,879	314,098

Net earnings (loss)	$3,505,806	$(3,555,491)	$(5,171,324)

Earnings (loss) per share (Note 13)
Basic:
Continuing operations	$3,420	$(3,751)	$(5,480)

Discontinued operations	$82	$199	$314

Total	$3,502	$(3,552)	$(5,166)

Diluted:
Continuing operations	$3,420	$(3,751)	$(5,480)

Discontinued operations	$82	$199	$314

Total	$3,502	$(3,552)	$(5,166)

Weighted average basic and diluted shares outstanding (Note 13)	1,001	1,001	1,001

See accompanying notes to the consolidated financial statements.

Secunda International Limited

Consolidated Statements of Cash Flows

Denominated in Canadian Dollars

Years Ended June 30	2003	2004	2005
Cash derived from (applied to)
Operating
Net earnings (loss)	$3,505,806	$(3,555,491)	$(5,171,324)
Depreciation and amortization	9,947,477	11,740,089	14,420,759
Amortization of discount on senior secured notes	—	—	175,909
Amortization of deferred financing costs	327,863	260,957	637,101
Corporate transaction costs	—	1,226,063	—
Write off deferred financing costs	—	—	2,261,273
Provision for deferred taxes	(130,122)	(1,699,203)	(2,684,992)
Expenditures for drydockings and maintenance capital	(1,556,910)	(2,761,427)	(5,003,289)
Non-cash settlement of receivable	—	—	(4,117,210)
Translation of foreign currency denominated debt	(2,253,111)	(39,658)	(9,768,750)
Recognition of deferred income and other	229,579	159,286	36,628
(Gain) loss on disposal of assets	(2,246,806)	(431,499)	51,263

	7,823,776	4,899,117	(9,162,632)
Change in operating assets and liabilities
Trade accounts and other receivables	(326,323)	6,042,171	(3,147,268)
Inventory	284,039	664,387	305,828
Prepaid expenses	(109,118)	522,761	(903,708)
Payables and accruals	(2,302,230)	(3,484,848)	3,877,331
Accrued interest payable	148,263	910,803	2,455,061
Accrued lease payments	(149,075)	5,069	(1,142,428)

Cash derived from (used for) operating activities	5,369,332	9,559,460	(7,717,816)

Investing
Advances to companies related to shareholder	(172,671)	(100,131)	(29,255)
Advances from companies related to shareholder	266,607	4,876	564
Advances to Parent company	(101,986)	(99,411)	(84,014)
Issue of sales type lease and note receivable	—	(100,000)	(685,000)
Proceeds from sales type lease and notes receivable	—	—	48,489
Proceeds from sale of vessels, equipment and property	6,287,682	2,824,144	887,362
Purchase of vessels, equipment and property and other assets	(19,312,313)	(371,706)	(32,491,255)

Cash derived from (used for) investing activities	(13,032,681)	2,157,772	(32,353,109)

Financing
Net repayment of demand operating line of credit	(1,323,124)	(320,467)	—
Proceeds from long term debt	19,439,887	—	172,424,219
Repayment of long term debt	(9,037,364)	(9,789,807)	(114,721,126)
Debt issue costs	(1,016,050)	(392,213)	(7,995,338)
Redemption of retractable preference stock	—	—	(1,000,001)
Dividends	(400,000)	(400,000)	(5,899,999)

Cash derived from (used for) financing activities	7,663,349	(10,902,487)	42,807,755

Net increase in cash	—	814,745	2,736,830
Cash, beginning of year	—	—	814,745

Cash, end of year	$—	$814,745	$3,551,575

Cash attributable to discontinued operations	$—	$304,038	$—

Cash attributable to continuing operations	$—	$510,707	$3,551,575

Taxes paid	$177,000	$128,000	$823,000

Interest paid	$7,908,000	$7,653,000	$14,417,000

See accompanying notes to the consolidated financial statements.

Secunda International Limited

Consolidated Statement of Stockholder’s Equity

Denominated in Canadian Dollars

For the three years ended June 30, 2005

	Class A Preference Stock (Note 8)		Class B Preference Stock (Note 8)		Class C Preference Stock (Note 2)		Common Stock		Retained Earnings	Total Stockholder’s Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at June 30, 2002	100	$—	100	$—	1,010	$—	1,001	$410	$34,706,974	$34,707,384
Net earnings	—	—	—	—	—	—	—	—	3,505,806	3,505,806
Dividends	—	—	—	—	—	—	—	—	(400,000)	(400,000)

Balance at June 30, 2003	100	—	100	—	1,010	—	1,001	410	37,812,780	37,813,190
Net loss	—	—	—	—	—	—	—	—	(3,555,491)	(3,555,491)
Dividends	—	—	—	—	—	—	—	—	(400,000)	(400,000)

Balance at June 30, 2004	100	—	100	—	1,010	—	1,001	410	33,857,289	33,857,699
Net loss	—	—	—	—	—	—	—	—	(5,171,324)	(5,171,324)
Dividends	—	—	—	—	—	—	—	—	(5,899,999)	(5,899,999)
Redemption of stock	(100)	—	(100)	—	—	—	—	—	—	—

Balance at June 30, 2005	—	$—	—	$—	1,010	$—	1,001	$410	$22,785,966	$22,786,376

See accompanying notes to the consolidated financial statements.

Secunda International Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

1.    Nature of operations

The Company owns and operates vessels that primarily provide supply and support services to the offshore oil and gas industry internationally and off the east coast of Canada. These vessels provide supply, support and safety services to exploration, development and longer-term production projects as well as providing other marine services.

2.    Summary of significant accounting policies

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of consolidation

The consolidated financial statements include the accounts of Secunda International Limited (the Company) and its wholly-owned subsidiaries as follows:

Subsidiaries

Associated Marine Limited

Navis Shipping Incorporated

Offshore Logistics Inc.

Pol-E-Mar Inc. (disposed of at June 30, 2005)

Polyfab International Inc.

Secunda Atlantic Inc.

Secunda Marine Atlantic Limited

Secunda Marine International Incorporated

Secunda Marine Services Limited

Wright Cove Holdings Ltd.

3013563 Nova Scotia Limited

JDM Shipping Inc.

Secunda Global Marine Incorporated

International Shipping Corporation Inc. and its wholly owned subsidiaries:

I.S. Atlantic Corporation Inc.

I.S. Pacific Corporation Inc.

Secunda Global International Inc.

All significant inter-company balances and transactions, including the issue of 1,010 Class C preference shares to a subsidiary, are eliminated in consolidation.

Revenue recognition

The Company’s primary source of revenue is derived from time charter contracts of its vessels on a rate per day of service basis. These time charter contracts are generally either on a term basis (average three months to five years) or on a “spot” basis. The base rate of hire for a term contract is generally a fixed rate, provided, however, that the term contracts at times include clauses to recover specific additional

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

costs. A “spot” contract is a short-term contract to provide offshore marine services to a customer for a specific short-term job. The “spot” contracts generally range from one day to three months. Revenues for all contracts are recognized on a daily basis throughout the contract period.

Vessels, equipment and property

Vessels, equipment and property are stated at cost, net of accumulated depreciation. The costs of vessels, ancillary equipment, and buildings are being depreciated on the straight-line method at 5%, representing the estimated useful lives of the assets. Vessels under construction and/or held for development are not depreciated until available for service. Office equipment is depreciated on the declining balance method at 20%.

Major renovation, conversion and modification costs that extend the life or usefulness of the related asset are capitalized and amortized over the asset’s estimated remaining useful life.

Deferred financing costs

Financing costs related to term debt are deferred and amortized using the effective interest rate method over the term of the related financing. Financing costs related to senior secured revolving credit facility are deferred and amortized using the straight line method over the term of the related financing. As at June 30, 2005 and 2004, net deferred financing costs were $7.5 million and $2.5 million respectively.

Concentration of credit risk

The Company extends credit to various companies primarily in the energy industry that may be affected by changes in economic or other external conditions. Customers are primarily large international oil and gas exploration and production companies. Management believes that the credit risk associated with these customers is minimal. In specific instances where management believes that there is a risk of non-payment, the customer may be required to pay in advance and/or provide a letter of credit as security for charter-hire. Management routinely reviews the Company’s accounts receivable balances to ensure customers remain within credit terms. Historically, write-offs for doubtful accounts have been insignificant.

At June 30, 2005 and 2004, the allowance for doubtful accounts was Nil.

Insurance claims receivable

Insurance claims receivable represent costs incurred in connection with insurable incidents for which the Company expects it is probable it will be reimbursed by the insurance carriers, subject to applicable deductibles. Deductible amounts related to covered incidents are expensed in the period of occurrence of the incident. Expenses incurred for insurable incidents in excess of deductibles are recorded as receivables pending the completion of all repair work and the administrative claims process. The credit risk associated with insurance claims receivable is considered low due to the high credit quality and funded status of the insurance clubs in which the Company participates. Insurance claims receivable, included in receivables in the accompanying consolidated balance sheets, approximated $185,000 and $27,000 at June 30, 2005 and 2004, respectively.

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the periods. Significant estimates have been made by management, including useful lives and valuation of vessels and equipment, realizability of deferred tax assets and certain accrued liabilities. Actual results may differ from those estimates.

Foreign currency measurement

In accordance with SFAS No. 52 “Foreign Currency Translation” the functional and the reporting currency of the Company and its subsidiaries is the Canadian dollar. Therefore, the assets and liabilities of the Company’s foreign operations are translated into Canadian dollars using current rates of exchange for monetary assets and liabilities, historical rates of exchange for non-monetary assets and liabilities and average annual rate for revenues and expenses, except depreciation and amortization which are translated at the rate of exchange applicable to the related assets. Gains or losses resulting from these translation adjustments are included in income.

Deferred drydocking and maintenance capital costs

The Company’s vessels must be periodically drydocked and pass inspections to maintain their operating classification, as mandated by maritime regulations. These costs are deferred and amortized over the period to the next drydocking, generally 24 to 60 months. Drydocking and maintenance capital costs are comprised of coating the vessel hull and sides, recoating cargo and fuel tanks, and performing other engine and equipment maintenance activities to keep the vessels in compliance with classification standards. As at June 30, 2005 and 2004, net deferred drydocking and maintenance capital costs were $6.0 million and $3.5 million respectively.

Government assistance

The Company is eligible for certain government assistance related to the acquisition of vessels. This assistance is deducted from the cost of the related asset when it becomes receivable.

Earnings per share

Basic earnings per common share are based on the weighted average number of common shares outstanding. There are no potentially dilutive instruments issued by the Company.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. When such an event occurs, management determines whether an impairment has occurred by comparing the anticipated undiscounted future cash flows of the asset to its carrying value. The amount of a recognized impairment loss is the excess of an asset’s carrying value over its fair value. The Company has not recognized any impairment losses through June 30, 2005.

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Income taxes

The Company follows the tax liability method for determining income taxes. Under this method, deferred income tax assets and liabilities are determined according to differences between their respective carrying amounts and tax bases. Deferred tax assets and liabilities are measured based on enacted tax rates and bases at the date of the financial statements for the years in which these temporary differences are expected to reverse. Adjustments to these balances are recognized in earnings as they occur. Deferred income tax assets are the result of net operating loss carryforwards for tax purposes exceeding temporary timing differences, relating primarily to property and equipment and foreign exchange on long term debt. Currently, the Company has not reflected an allowance to reduce its deferred tax assets. Future taxable income and ongoing prudent and feasible tax planning strategies have been considered in assessing the need for an allowance. In the future, if the Company were to determine that it is more likely than not that some portion or all of the deferred tax assets will not be realized, an adjustment to the deferred tax assets would be charged to expense in the period such determination was made.

Interest capitalization

During the period of substantial modifications to or refitting of vessels, interest on the related debt is capitalized.

Cash

Cash includes cash on hand and balances with banks. Bank borrowings are considered to be financing activities.

Reclassifications

Certain previously reported amounts have been reclassified to conform to the 2005 presentation.

Recent accounting pronouncements

In May 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP No. 106-2), which addresses the accounting and disclosure requirements associated with the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a nontaxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As the Company is Canadian, the Medicare Prescription Drug, Improvement and Modernization Act has no impact upon the Company, nor does the above noted staff position.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123, Accounting for Stock-Based Compensation and Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance that had allowed companies to choose between expensing stock options or showing proforma disclosure only. This standard, together with a new rule adopted by the Securities and Exchange Commission in April 2005, is

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

effective for the Company as of April 1, 2006 and will apply to all awards granted, modified, cancelled or repurchased after that date. The ultimate amount of increased compensation expense will be dependent on the number of option shares granted, the timing and vesting period and the method used to calculate the fair value of the awards, among other factors. The Company does not currently provide any “share-based payments” and this statement is therefore not currently applicable.

3.    Receivables

	2004	2005
Trade	$4,761,132	$8,298,170
Insurance claims	26,852	185,335
Other	107,172	353,145

	$4,895,156	$8,836,650

4.    Vessels, equipment and property

	2004	2005
Cost
Vessels and ancillary equipment	$205,989,011	$240,570,942
Vessel held for development	2,059,288	2,063,451
Buildings	1,934,785	1,934,785
Land	692,054	692,054
Office equipment	1,467,055	1,493,508

	$212,142,193	$246,754,740

Accumulated depreciation
Vessels and ancillary equipment	$47,126,326	$58,200,816
Buildings	885,986	982,725
Office equipment	989,599	1,087,735

	$49,001,911	$60,271,276

Net book value
Vessels and ancillary equipment	$158,862,685	$182,370,126
Vessel held for development	2,059,288	2,063,451
Buildings	1,048,799	952,060
Land	692,054	692,054
Office equipment	477,456	405,773

	$163,140,282	$186,483,464

During the year ended June 30, 2004, the Company revised the terms of one of its operating leases. As a result of this revision, the accounting for the lease changed from that of an operating lease to a capital lease and the Company recorded an asset under capital lease in the amount of $26,000,000.

During the year end June 30, 2004, the Company acquired other equipment under capital lease at a cost of $644,000, nil (2005).

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Included in vessels and ancillary equipment, as at June 30, 2004, is equipment under capital lease with a cost of $27,170,000 and related accumulated depreciation of $487,000.

During the year ended June 30, 2005, the Company acquired a vessel and other equipment previously operated under capital lease arrangements from the proceeds of the issuance of the Senior Secured Notes described in Note 6.

During the year ended June 30, 2005, the Company qualified for assistance under Industry Canada’s Structured Finance Facility for the substantial modifications of one of its vessels. Funding received was $410,000 (2004 – Nil) of which $370,000 was credited to the capital cost of the related asset, with the remainder being credited to other costs to which the claim related.

5.    Other assets

	2004	2005
Deferred drydocking and maintenance capital costs	$3,486,939	$5,963,096
Deferred financing costs (net of accumulated amortization of $587,492 [2004—$518,527])	2,455,994	7,538,918
Due from companies related to the shareholder	284,339	313,033
Due from parent company	1,323,673	1,407,684
Net investment in sales type lease	—	183,284
Other long term assets	1,163,107	1,310,731

	$8,714,052	$16,716,746

Amounts due from companies related to the shareholder and due from parent company are non-interest bearing with no set terms of repayment.

On August 26, 2004, the Company issued $125.0 million USD of Senior Secured Notes. As a result of this financing, deferred financing costs related to previous debt in the amount of $2,275,316 were written off and new costs pertaining to the issuance of the senior secured Notes, and the new credit facility were deferred in the amount of $7,984,953.

During fiscal 2005 the Company disposed of a barge by way of a sales-type lease. At June 30, 2005, net investment in sales type lease is comprised of the following components:

Total minimum lease payments to be received	$383,229
Less: unearned income	31,723

Net investment in sales type lease	351,506

Less: current portion in other receivables (Note 3)	168,222

$183,284

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

6.    Long term debt

	2004	2005
Floating rate, Canadian dollar denominated loan with interest rate at bankers acceptance plus 4.88% (7.47% at June 30, 2005) maturing fiscal 2014	$21,829,034	$20,345,317
Floating rate, US dollar denominated Senior Secured Notes with interest at 3 month LIBOR plus 8% (11.14% at June 30, 2005); $125,000,000USD maturing fiscal 2013	—	153,200,000
Floating rate Senior Secured Revolving Bank Credit facility. Available up to $40.0 million, bearing interest at LIBOR plus 1.75% to 3.25% (8.10% at June 30, 2005) maturing fiscal 2012	—	11,900,000
Floating rate, Canadian dollar denominated loans. Repaid during fiscal 2005.	71,053,665	—
Fixed rate, US dollar denominated loan. Repaid during fiscal 2005.	16,695,173	—
Fixed rate equipment capital lease obligations. Repaid during fiscal 2005	25,488,573	—

	135,066,445	185,445,317
Discount on floating rate senior secured notes	—	(2,268,628)

	135,066,445	183,176,689
Less: current portion	110,270,232	13,622,721

	$24,796,213	$169,553,968

Estimated principal requirements under normal maturities, are as follows:

2006	$13,622,721
2007	6,560,392
2008	6,759,673
2009	6,979,821
2010	7,223,021
Thereafter	144,299,689

$185,445,317

On August 26, 2004 the Company issued $125.0 million USD of Senior Secured Notes. These Notes are non-amortizing, mature September 2012, were issued at a price of 98.5% and bear interest at LIBOR plus 800 basis points, reset quarterly. The Senior Secured Notes pay interest quarterly on January 15, April 15, July 15 and October 15, commencing January 15, 2005 and have the following redemption provisions:

➢	At any time prior to September 1, 2007, the Company may redeem up to 35% of the Notes at a redemption price (expressed as a percentage) equal to the sum of (i) 100% plus (ii) the interest rate per annum (expressed as a percentage) in effect on the date which notice is given, plus accrued interest and unpaid interest thereon, with net cash proceeds of certain equity offerings, as long as at least 65% of the aggregate principal amount of the notes issued pursuant to the indenture remains outstanding after the redemption.

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

➢	On or after September 1, 2006 the Company is entitled to redeem all or a portion of the Notes at the redemption prices (expressed in percentages of principal amounts) set out below for the 12 month period then commencing, plus accrued interest and unpaid interest thereon, if any:

September 1, 2006	104.0%
September 1, 2007	102.0%
September 1, 2008	101.0%
September 1, 2009 and thereafter	100.0%

➢	On each August 1, from August 1, 2006 through August 1, 2011, the Company will be required to offer to purchase Notes in an aggregate principal amount of US$3.8 million for cash at 100% of the principal amount of the Notes, plus accrued and unpaid interest.

➢	Are subject to certain covenants, including among others provisions limiting the Parent’s and certain subsidiaries ability to incur additional indebtedness or issue preferred stock, pay dividends to stockholders, make certain investments and sell certain assets.

The net proceeds from the above Notes were used to repay all of the Company’s long-term debt, capital and vessel operating lease obligations, with the exception of the long-term debt associated with the vessel Bold Endurance in the amount $20.3 million as of June 30, 2005. This loan bears interest at Canadian Bankers Acceptance rate plus 4.88%, is repayable monthly and matures in July 2013. Long term debt in the amount of approximately $113.0 million was repaid, and vessels previously utilized through operating leases were acquired for approximately $24.9 million.

Costs associated with the issue of the above noted Notes, including underwriting fees, accounting and legal costs amounted to approximately $7.3 million. In addition, the Company incurred costs associated with the repayment of its existing long-term debt facilities and capital and operating lease obligations of approximately $2.7 million and expensed existing deferred financing costs of $2.3 million.

As security for the Senior Secured Notes, and the Revolving Senior Secured Bank Credit Facility, the Company has provided a first priority lien over 11 of its vessels (as specified in the loan indenture), assignment of charter hire pertaining to the 11 vessels and assignment of insurance proceeds pertaining to the 11 vessels. In addition, the Company has provided a first priority lien over all of the outstanding capital stock of each subsidiary of the Company which owns one or more of the 11 vessels or related vessel assets, or charters or arranges charters for one or more of the 11 vessels. The Company has also provided a first priority lien over all general intangibles owned or acquired by the Company or any of its subsidiaries necessary, exclusively used for, and in connection with the, ownership, expansion, operation, use, maintenance or sale or other disposition of any of the 11 vessels or other vessel assets.

As security for the long term debt associated with the vessel Bold Endurance, the Company has provided a first marine mortgage, and assignment of charter hire and insurance proceeds related to the vessel.

Concurrent with the offering of the Notes, the Company entered into a new $40 million Revolving Senior Secured Bank Credit Facility available for vessel acquisitions or, subject to a limit of $20.0 million for general and corporate purposes. This facility bears interest at LIBOR plus a margin of 1.75% to 3.25%, adjusted quarterly, based on the ratio of funded debt to EBITDA (a non-GAAP measure, as defined in the credit agreement). In connection with the credit facility, the Company is subject to a

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

number of restrictions, including restrictions on incurring additional indebtedness, on declaring dividends, and on creating liens on vessels, minimum EBITDA and working capital requirements, and collateral maintenance limitations. The revolving feature of the facility is in place until February 2007 at which time the then outstanding balance converts to a term loan with semi annual payments, equal to 4.1% of the outstanding balance at conversion, payable in August and February of each year, and final maturity in February 2012. During fiscal 2005 the provisions of the Revolving Senior Secured Bank Credit Facility were amended to increase the permitted level of dividends and to decrease the minimum EBITDA requirement for the year ended June 30, 2005.

Costs associated with the completion of the above noted facility, including arrangement fees and legal costs, amounted to approximately $0.7 million. At June 30, 2005 drawings against this facility totalled $11.9 million.

Vessels with a total book value of $179,149,000 have been pledged as security for all of the above noted facilities.

As at June 30, 2005 the Company was in compliance with the covenants on all of it’s outstanding indebtedness.

7.    Deferred credits

	2004	2005
Deferred gain	$457,286	$—

Deferred gain relates to a fiscal 2001 sale-leaseback transaction. The lease to which this pertains, was repaid with the proceeds from the 2005 issuance of Senior Secured Notes, and the related vessel acquired. As a result, the above deferred gain was reallocated to the capital cost of the vessel.

8.    Capital stock

As at June 30, 2004, 100 of the Class A preference and 100 of the Class B preference shares were issued and outstanding. The Class A and Class B preference shares were recorded at their retraction values and reported as a long term liability. During the year ended June 30, 2005 all of the 100 Class A preference and 100 Class B preference shares outstanding were redeemed for a total of $1,000,001 cash.

9.    Corporate transaction costs

In June 2004, the Company ceased its activities respecting a previously proposed corporate finance transaction. As a result of this decision, corporate transaction costs related to this transaction in the amount of $1,226,063 were written off.

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

10.    Other income, net

	2003	2004	2005
Gain (loss) on disposal of assets	$2,246,806	$477,411	$(94,475)
Foreign exchange gain	2,268,047	165,306	10,445,201
Interest	13,438	3,705	90,797
Other	241,629	79,340	44,917

	$4,769,920	$725,762	$10,486,440

Included in foreign exchange gain is $9,768,750 (2004—$39,658; 2003—$2,253,111) of translation gain on foreign currency denominated debt.

11.    Interest expense

	2003	2004	2005
Long term debt and obligations under capital lease	$7,195,204	$8,371,265	$16,836,940
Amortization of discount on Senior Secured Notes	—	—	175,909
Amortization of deferred financing costs	327,863	260,957	637,101
Other	90,238	173,280	29,342

	$7,613,305	$8,805,502	$17,679,292

The Company capitalized interest in the amount of Nil (2005), Nil (2004), and $735,000 (2003).

12.    Income taxes

	2003	2004	2005
Current
Canada	$—	$—	$—
Foreign	128,059	111,923	711,069

	128,059	111,923	711,069

Deferred
Canada	(107,471)	(1,691,741)	(2,511,762)
Foreign	—	—	—

	(107,471)	(1,691,741)	(2,511,762)

Income taxes (recovery)	$20,588	$(1,579,818)	$(1,800,693)

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

The following table reconciles the expected income tax at the various statutory income tax rates to the amounts recognized in the consolidated statement of operations for the years ended June 30, 2003, 2004 and 2005.

	2003	2004	2005
Earnings (loss) from continuing operations before income taxes	$3,444,381	$(5,334,188)	$(7,286,115)

Income taxes	40.12%	39.12%	38.12%

Expected income taxes	1,381,886	(2,086,734)	(2,777,467)

Statutory rate change	6,828	44,575	—
Rate differential on non-operating taxable earnings	—	—	667,694
Rate differential in different jurisdictions	(1,235,371)	(189,652)	(185,793)
Non taxable portion of capital gains / losses	14,363	11,649	24,701
Non taxable / deductible items and other	(147,118)	640,344	470,172

Income taxes (recovery)	$20,588	$(1,579,818)	$(1,800,693)

The following table reflects the components of the deferred tax assets and liabilities as at June 30, 2004 and 2005:

	2004	2005
Net operating loss carryforwards	$10,658,139	$12,905,423
Net-capital loss carryforwards	32,220	346,089
Other	22,974	39,811
Property and equipment	(8,984,427)	(6,775,240)
Foreign exchange on long term debt	(425,615)	(2,529,618)

	$1,303,291	$3,986,465

Balance sheet classification:
Non-current deferred tax assets	$6,108,464	$7,256,592

Non-current deferred tax liabilities	$4,805,173	$3,270,127

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

The Company has recorded in the financial statements the income tax benefits of prior years’ non-capital losses of $33,854,000 and capital losses of $670,000. The Company also has investment tax credits of $6,426,000, the benefits of which have not been recorded in the financial statements. These losses and credits are available to reduce taxable income and income taxes payable in future years and, if not utilized, will expire as follows (capital losses do not expire):

	Tax Losses Carried Forward	Investment Tax Credits
2006	$2,220,000	$1,657,000
2007	6,500,000	3,769,000
2008	6,396,000	—
2009	3,527,000	—
2010	2,718,000	1,000,000
2011	3,334,000	—
2015	9,159,000	—

	$33,854,000	$6,426,000

13.    Earnings per share

Per share amounts are based on a weighted average number of common shares issued and outstanding during the year. The weighted average number of common shares outstanding for the years ended June 30, 2003, 2004 and 2005 was 1,001. There are no potentially dilutive securities issued by the Company.

14.    Segmented information

The Company’s business has historically been primarily comprised of two segments, oil and gas services and construction and maintenance services.

The oil and gas services segment charters vessels to service offshore drilling rigs and production platforms both domestically and internationally. Platform supply vessels transport drill pipe, drilling fluids and construction materials as well as deck cargo, liquid mud, fuel and water. Anchor handling tug supply vessels have powerful engines and deck mounted winches and are capable of towing and positioning offshore drilling rigs, barges and performing general towing services, as well as providing supply vessel services. Standby safety vessels provide a means of evacuation and rescue for platform and rig personnel in the event of an emergency at an offshore installation. Other oil and gas services vessels provide platforms for oil and gas operators to use for services such as subsea pipe lay, accommodations, remote operated vehicles and diving.

The construction and maintenance services segment in the past provided vessel services to customers in the sub-sea telecommunications industry. During fiscal 2005 the Company completed its final contract in the sub-sea telecommunications industry and the vessels were subsequently reassigned to the oil and gas sector. During the quarter ended June 30, 2005, the Company reassessed its basis of segmentation and, commencing with the third quarter of fiscal 2005, eliminated the construction and maintenance segment.

Revenues, expenses and assets not allocated to the oil and gas or construction and maintenance segments have been included in corporate and other.

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Geographic segmentation of allocated revenues, property and equipment is based upon the location where services are provided. Unchartered vessels are allocated based upon the location where they are expected to deliver service.

Prior to fiscal 2005, the Company financed its vessels by way of asset secured loans and lease obligations with each loan or lease obligation being specifically secured by specific vessels. During these prior periods, management of the Company allocated interest expense to conform to the manner in which our chief decision maker reviewed, and we managed, our business in those periods.

As disclosed in Note 6 to the financial statements, on August 26, 2004 the Company completed a corporate issue of Senior Secured Notes in the amount of $125.0 USD million, and retired all of the Company’s long-term debt and capital and vessel operating lease obligations, with the exception of the long-term debt associated with the vessel Bold Endurance. Accordingly, as all of the Company’s financing, with the exception of the long-term debt associated with the vessel Bold Endurance, is no longer related to specific vessels, and to conform to the manner in which our chief decision maker reviews, and we manage, our business, management no longer allocates interest expense to individual segments.

Individual customers contributed the following revenues, as percentage of total revenues in each year:

	Years Ended
	June 30 2003	June 30 2004	June 30 2005
Oil and gas services
Customer 1	27%	37%	40%
Customer 2	20%	14%	10%
Customer 3	3%	14%	—%
Construction and maintenance services
Customer A	14%	14%	10%
All others	36%	21%	40%

	June 30, 2003
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$51,058,248	$9,951,240	$1,427,498	$62,436,986
Inter-segment revenues	$—	$—	$60,000	$60,000
Interest expense	$4,643,553	$2,722,806	$246,946	$7,613,305
Depreciation and amortization	$6,255,232	$2,797,524	$855,921	$9,908,677
Segment earnings (loss) before taxes	$5,838,821	$(35,098)	$(2,359,342)	$3,444,381
Segment capital asset expenditures (including capital leases)	$18,866,310	$335,382	$110,507	$19,312,199

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

	June 30, 2004
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$48,250,001	$9,486,420	$2,266,565	$60,002,986
Inter-segment revenues	$—	$—	$20,000	$20,000
Interest expense	$6,174,977	$2,380,590	$249,935	$8,805,502
Depreciation and amortization	$8,072,649	$2,776,420	$872,602	$11,721,671
Segment earnings (loss) before taxes	$1,896,410	$(586,917)	$(6,643,681)	$(5,334,188)
Segment assets	$124,555,058	$37,278,025	$23,132,169	$184,965,252
Segment capital asset expenditures (including capital leases)	$26,923,415	$—	$91,956	$27,015,371

	June 30, 2005
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$59,550,217	$7,051,092	$2,922,792	$69,524,101
Inter-segment revenues	$—	$—	$40,000	$40,000
Interest expense	$—	$—	$17,679,292	$17,679,292
Debt breakage and deferred financing costs write-off	$—	$—	$5,033,629	$5,033,629
Depreciation and amortization	$12,865,452	$703,498	$847,397	$14,416,347
Segment earnings (loss) before taxes	$6,926,068	$5,132,526	$(19,344,709)	$(7,286,115)
Segment assets	$192,339,647	$551,520	$31,310,638	$224,201,805
Segment capital asset expenditures (including capital leases)	$32,327,659	$—	$163,596	$32,491,255

Geographic information

	Revenues
	June 30 2003	June 30 2004	June 30 2005
Canada	$55,172,568	$55,826,203	$37,791,485
International	7,264,418	4,176,783	31,732,616

	$62,436,986	$60,002,986	$69,524,101

	Property and Equipment
	June 30 2004	June 30 2005
Canada	$111,133,719	$107,876,735
International	52,006,563	78,606,729

	$163,140,282	$186,483,464

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

15.    Commitments

The Company has entered into certain lease arrangements. The Company has two vehicle leases with remaining minimum annual payments aggregating $75,000 over their term, a lease for certain accommodation equipment on one of its vessels, required for a specific charter, with remaining minimum annual payments aggregating $1,480,000 over its term and a lease for certain water frontage and docking facilities with remaining minimum annual payments aggregating $106,000 over the term The approximate minimum annual lease payments over the next five years are as follows:

2006	$459,000
2007	449,000
2008	439,000
2009	296,000
2010	18,000

$1,661,000

16.    Financial instruments

a)	Interest Rate Risk—The Company’s interest rate risk exposure arises from fluctuations in interest rates relating primarily to its long-term debt obligations. The Company does not use derivative instruments to reduce its exposure to interest risk. However, the Company strategically finances its assets by considering such factors as industry trends, existing and prospective charter contracts, interest rate expectations, and planned fleet composition to meet industry opportunities.

b)	Foreign Currency Risk—The Company has CDN $153.2 million of its long-term debt denominated in US currency, and is therefore subject to foreign exchange risk. However, a number of the Company’s vessel charters are denominated in US currency, which act as a natural hedge against US dollar debt service payments. During the years ended June 30, 2003, 2004 and 2005, USD charter revenue exceeded US dollar debt service and lease payments.

During the years ended June 30, 2003, 2004 and 2005 the Company also earned charter revenues in Great Britain Pounds in the Canadian dollar equivalent amounts of $0.5 million, nil and $9.6 million, respectively.

The Company does not use derivative instruments to reduce its exposure to currency fluctuation.

c)	Credit Risk—The Company is subject to credit risk through the advancing of trade credit. Customers of oil and gas vessel services are primarily large international oil and gas exploration and production companies. Management believes that the credit risk associated with these customers is minimal. In specific instances where management believes that there is a significant risk of non-payment, management will require the customer to pay in advance and/or require a letter of credit as security for charter-hire. Management routinely reviews its accounts receivable balances to ensure customers remain within credit terms.

d)	Fair Value—Unless otherwise noted, the carrying values of cash and cash equivalents, accounts receivable, prepaids, payables and accruals approximate their fair values due to their short term nature.

The fair value of the Company’s long-term debt financed on a floating rate basis is assumed to be the carrying value due to the variable interest rates.

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Amounts due from the Parent Company and companies related to the shareholder in the amounts of $1,407,684 and $313,033 respectively as at June 30, 2005 are non-interest bearing and have no set terms of repayment. No decision has been made as to the repayment date for these amounts. Based upon an assumed repayment at June 30, 2010, and a discount rate of 10.88%, the Company’s weighted average cost of capital for its Senior Secured Notes and Revolving Senior Secured Bank Credit Facility as at June 30, 2005, the fair value, as at June 30, 2005, of the amount due from the Parent Company would be $840,000 and the fair value of the amount due from companies related to the shareholder would be $187,000.

17.    Discontinued operations

In December, 2003 the Company was approached by an outside party looking to acquire a portion of the Company’s retail/wholesale activities operated under the name Associated Marine. A transaction was completed effective January 31, 2004 for the acquisition by the third party of the net operating assets resulting in a pre-tax loss of $35,000 on the transaction.

In June, 2005, an outside party seeking to acquire the remainder of the Company’s retail/wholesale activities operated under the name Pol-E-Mar approached the Company. A transaction was completed on June 30, 2005 for the acquisition by the third party of the shares of Pol-E-Mar resulting in a pre-tax gain of $23,000 on the transaction.

The operating results for the above two operations, including the above noted gain and loss on disposal, have been reclassified to discontinued operations in these financial statements in the related years.

18.    Subsequent events

a)	On July 28, 2005, the Company entered into a purchase agreement to acquire a platform supply vessel for US $6.5 million.

b)	On August 2, 2005, the Company entered into a loan agreement in the amount of $1.9 million for the financing of certain dynamic positioning system equipment. The loan is repayable in 10 equal semi-annual principal installments, bears interest at LIBOR plus 0.35% and is secured by way of promissory note.

c)	On August 25, 2005, the Company redeemed all of the issued and outstanding 1,010 Class C preferred shares (Note 2). The redemption was completed by way of an offset agreement against amounts payable by the holder of the shares.

d)	On August 26, 2005 the Company obtained approval for additional borrowing capacity from the lenders of the Revolving Senior Secured Bank Credit Facility in the amount of up to US$9.0 million available for use in the acquisition of additional vessels.

19.    Contingencies

In May 2004, a claim was brought against the Company and an arbitration proceeding commenced by a third party respecting negotiations arising from an unsolicited offer to purchase one of the Company’s vessels. No amount of claim has been pleaded. The Company has appointed an arbitrator in response to commencement of the arbitration proceedings to represent its interests in this matter. The Company is of the view that the claim is without merit.

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

The Company from time to time enters into agreements in the normal course of its business, such as service arrangements and leases, and in connection with business or asset acquisitions or dispositions. These agreements by their nature may provide for indemnification of counterparties. These indemnification provisions may be in connection with breaches of representation and warranty or with future claims for certain liabilities, including liabilities related to tax and environmental matters. The terms of these indemnification provisions vary in duration and may extend for an unlimited period of time. Given the nature of such indemnification provisions, the Company is unable to reasonably estimate its total maximum potential liability as certain indemnification provisions do not provide for a maximum potential amount and the amounts are dependent on the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Company has not made any significant payments in connection with these indemnification provisions.

Under the Company’s mutual protection and indemnity (P&I) marine insurance policies, the Company could be liable for additional premiums to cover investment losses and reserve shortfalls. Additional premiums can only be assessed for open policy years. The Company’s P&I insurer closes a policy year three years after the policy year has ended. Policy years subsequent to 2002 are still open, but there have been no additional premiums assessed for these policy years. The Company believes it is unlikely that additional premiums for those policy years will be made. The Company will record a liability for any such additional premiums if and when they are assessed and the amount can be reasonably estimated.

The Company has agreed to indemnify its directors and officers, and particular employees in accordance with the Company’s policies. The Company maintains insurance policies that may provide coverage against certain claims.

20.    Supplemental condensed consolidated financial information

As described in Note 6 to the financial statements, on August 26, 2004, the Company completed a US $125 million senior secured floating rate note offering. Under the terms of the indenture governing the senior secured notes, all of the subsidiaries of the Company are restricted subsidiaries, and are subject to the terms and conditions outlined in the indenture. Initially, all of the Company’s subsidiaries (other than Associated Marine Limited, I.S. Atlantic Corporation Inc., I.S. Pacific Corporation Inc., Wright Cove Holdings Limited, Pol-E-Mar Inc. (sold during fiscal 2005) and Polyfab International Inc. (collectively the “Initial Non-Guarantors”)) were guarantors and jointly and severally guarantee, on a senior basis, the Company’s obligations under the notes pursuant to the note guarantees.

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Supplemental financial information for the Company and its initial guarantor subsidiaries and non-guarantor subsidiaries for the senior secured notes is presented below.

	Consolidating Statement of Operations for year ended June 30, 2003
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Total revenues	$—	$60,000	$62,436,986	$(60,000)	$62,436,986

Costs and expenses
Vessel operating	—	—	30,964,873	(103,628)	30,861,245
Depreciation and amortization	—	2,842	9,905,835	—	9,908,677
Lease expense	—	—	9,498,083	—	9,498,083
Capital taxes	—	678	441,430	—	442,108
General and administrative	—	48,660	5,390,447	—	5,439,107

	—	52,180	56,200,668	(103,628)	56,149,220

	—	7,820	6,236,318	43,628	6,287,766

Other income	400,000	1,742,365	3,049,936	(422,381)	4,769,920

Interest expense	—	—	7,613,305	—	7,613,305

Earnings (loss) before income taxes	400,000	1,750,185	1,672,949	(378,753)	3,444,381

Income taxes	—	—	20,588	—	20,588

Net earnings (loss) from continuing operations	$400,000	$1,750,185	$1,652,361	$(378,753)	$3,423,793
Discontinued operations
Earnings (loss) from discontinued operations	—	118,785	(38,176)	(21,247)	59,362
Income taxes (recovery)	—	—	(22,651)	—	(22,651)

Earnings (loss) from discontinued operations	—	118,785	(15,525)	(21,247)	82,013

Net (loss) earnings	$400,000	$1,868,970	$1,636,836	$(400,000)	$3,505,806

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

	Consolidating Statement of Cash Flows as of June 30, 2003
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used for) operating activities	$400,000	$(371,546)	$5,740,878	$(400,000)	$5,369,332

Investing activities
Advances to related companies	—	(5,070,341)	—	4,897,670	(172,671)
Advances from related companies	—	—	5,296,541	(5,029,934)	266,607
Advances to Parent company	—	(132,688)	(101,987)	132,689	(101,986)
Advances from Parent Company	—	—	1,051	(1,051)	—
Proceeds from sale of vessels, equipment and property	—	6,287,682	—	—	6,287,682
Purchase of vessels, equipment, property and other assets	—	(1,201,130)	(18,629,052)	517,869	(19,312,313)

Net cash (used for) investing activities	—	(116,477)	(13,433,447)	517,243	(13,032,681)

Financing activities
Net repayment of demanding operating line of credit	—	(29,844)	(1,293,280)	—	(1,323,124)
Proceeds from long term debt	—	—	19,439,887	—	19,439,887
Repayment of long term debt	—	—	(9,037,364)	—	(9,037,364)
Debt issue costs	—	—	(1,016,050)	—	(1,016,050)
Dividends	(400,000)	—	(400,000)	400,000	(400,000)

Net cash provided by (used for) financing activities	(400,000)	(29,844)	7,693,193	400,000	7,663,349

Net (decrease) increase in cash	—	(517,867)	624	517,243	—
Cash
Beginning of year	—	—	—	—	—

End of year	$—	$(517,867)	$624	$517,243	$—

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

	Consolidating Balance Sheet as of June 30, 2004
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current
Cash	$—	$294	$510,413	$—	$510,707
Receivables	—	—	4,895,156	—	4,895,156
Prepaids	—	—	452,800	—	452,800
Discontinued operations	—	1,121,349	—	—	1,121,349

	—	1,121,643	5,858,369	—	6,980,012

Investments	1,001,425	—	2,225,653	(3,227,078)	—
Vessels, equipment and property, net	—	67,035	163,085,586	(12,339)	163,140,282
Other assets	8,961	1,456,216	7,248,786	89	8,714,052
Deferred tax asset	—	—	6,108,464	—	6,108,464
Discontinued operations	—	22,442	—	—	22,442

	$1,010,386	$2,667,336	$184,526,858	$(3,239,328)	$184,965,252

Liabilities
Current
Payables and accruals	$—	$2,127	$6,772,489	$—	$6,774,616
Accrued lease payments	—	—	1,142,428	—	1,142,428
Current portion of long term debt	—	—	111,434,990	—	111,434,990
Discontinued operations	—	696,846	—	—	696,846

	—	698,973	119,349,907	—	120,048,880

Long term debt	—	—	24,796,213	—	24,796,213
Deferred tax liability	—	—	4,805,173	—	4,805,173
Deferred credits	—	—	457,286	—	457,286
Redemption value of retractable preference stock	1,000,001	—	—	—	1,000,001

	1,000,001	698,973	149,408,579	—	151,107,553

Stockholder’s Equity
Capital stock	1,010,410	511	756	(1,011,267)	410
Retained earnings	(1,000,025)	1,967,852	35,117,523	(2,228,061)	33,857,289

	10,385	1,968,363	35,118,279	(3,239,328)	33,857,699

	$1,010,386	$2,667,336	$184,526,858	$(3,239,328)	$184,965,252

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

	Consolidating Statement of Operations for year ended June 30, 2004
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Total revenues	$—	$20,000	$60,002,986	$(20,000)	$60,002,986

Costs and expenses
Vessel operating	—	—	31,368,888	(34,560)	31,334,328
Depreciation and amortization	—	2,842	11,718,829	—	11,721,671
Lease expense	—	—	7,673,066	—	7,673,066
Capital taxes	—	307	470,880	—	471,187
General and administrative	—	43,799	4,787,320	—	4,831,119

	—	46,948	56,018,983	(34,560)	56,031,371

	—	(26,948)	3,984,003	14,560	3,971,615

Other income	400,000	—	822,845	(497,083)	725,762

Corporate transaction costs	—	—	1,226,063	—	1,226,063
Interest expense	—	—	8,805,502	—	8,805,502

	—	—	10,031,565	—	10,031,565

(Loss) earnings before income taxes	400,000	(26,948)	(5,224,717)	(482,523)	(5,334,188)
Income taxes (recovery)	—	—	(1,579,818)	—	(1,579,818)

Net earnings (loss) from continuing operations	400,000	(26,948)	(3,644,899)	(482,523)	(3,754,370)

Discontinued operations
Earnings (loss) from discontinued operations	—	283,790	(174,896)	82,523	191,417
Income taxes (recovery)	—	—	(7,462)	—	(7,462)

	—	283,790	(167,434)	82,523	198,879

Net (loss) earnings	$400,000	$256,842	$(3,812,333)	$(400,000)	$(3,555,491)

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

	Consolidating Statement of Cash Flows as of June 30, 2004
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$400,000	$789,497	$8,769,963	$(400,000)	$9,559,460

Investing activities
Advances to related companies	—	—	(95,561)	(4,570)	(100,131)
Advances from related companies	—	19,153	541,047	(555,324)	4,876
Advances to Parent company	—	(559,756)	(99,548)	559,893	(99,411)
Issue of sales type lease and note receivable	—	—	(100,000)	—	(100,000)
Proceeds from sale of vessels, equipment and property	—	9,259	2,814,885	—	2,824,144
Purchase of vessels, equipment, property and other assets	—	(1,840)	(369,866)	—	(371,706)

Net cash (used for) provided by investing activities	—	(533,184)	2,690,957	(1)	2,157,772

Financing activities
Net proceeds from (repayment of) demanding operating line of credit	—	43,550	(364,017)	—	(320,467)
Repayment of long term debt	—	—	(9,789,807)	—	(9,789,807)
Debt issue costs	—	—	(392,213)	—	(392,213)
Dividends	(400,000)	—	(400,000)	400,000	(400,000)

Net cash provided by (used for) financing activities	(400,000)	43,550	(10,946,037)	400,000	(10,902,487)

Net increase (decrease) in cash	—	299,863	514,883	(1)	814,745

Cash (bank indebtedness)
Beginning of year	—	—	—	—	—

End of year	$—	$299,863	$514,883	$(1)	$814,745

Cash attributable to discontinued operations	—	304,038	—	—	304,038

Net cash, excluding discontinued operations	$—	$(4,175)	$514,883	$(1)	$510,707

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

	Consolidating Balance Sheet as of June 30, 2005
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current
Cash	$(6)	$294	$3,551,287	$—	$3,551,575
Receivables		—	8,836,650	—	8,836,650
Prepaids	15,834	—	1,340,944	—	1,356,778

	15,828	294	13,728,881	—	13,745,003

Investments	1,001,425	—	1,010,653	(2,012,078)	—
Vessels, equipment and property, net	—	64,193	186,431,255	(11,984)	186,483,464
Other assets	166,388,895	(64,568)	(149,608,258)	677	16,716,746
Deferred tax asset	125,825	—	7,130,767	—	7,256,592

	$167,531,973	$(81)	$58,693,298	$(2,023,385)	$224,201,805

Liabilities
Current
Bank indebtedness	$—	$—	$—	$—	$—
Payables and accruals	124,212	319	11,224,263	(1)	11,348,793
Accrued lease payments	3,619,820	—	—	—	3,619,820
Current portion of long term debt	11,900,000	—	1,722,721	—	13,622,721

	15,644,032	319	12,946,984	(1)	28,591,334

Long term debt	150,931,371	—	18,622,597	—	169,553,968
Deferred credits	—	—	—	—	—
Deferred tax liability	—	—	3,270,127	—	3,270,127

	166,575,403	319	34,839,708	(1)	201,415,429

Stockholder’s Equity
Capital stock	1,010,410	401	756	(1,011,157)	410
Retained earnings	(53,840)	(801)	23,852,834	(1,012,227)	22,785,966

	956,570	(400)	23,853,590	(2,023,384)	22,786,376

	$167,531,973	$(81)	$58,693,298	$(2,023,385)	$224,201,805

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

	Consolidating Statement of Operations for year ended June 30, 2005
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Total revenues	$—	$—	$69,524,101	$—	$69,524,101

Costs and expenses
Vessel operating	—	—	43,675,457	(26,000)	43,649,457
Depreciation and amortization	—	2,842	14,413,859	(354)	14,416,347
Lease expense	—	—	730,162	—	730,162
Capital taxes	7,254	1,592	537,770	—	546,616
General and administrative	286,478	40,213	4,928,462	(14,000)	5,241,153

	293,732	44,647	64,285,710	(40,354)	64,583,735

	(293,732)	(44,647)	5,238,391	40,354	4,940,366

Other income	21,615,180	40,000	11,737,795	(22,906,535)	10,486,440

Debt breakage and deferred financing costs fee write off	—	—	5,033,629	—	5,033,629
Interest expense	14,601,089	—	17,315,818	(14,237,615)	17,679,292

	14,601,089	—	22,349,447	(14,237,615)	22,712,921

(Loss) earnings before taxes	6,720,359	(4,647)	(5,373,261)	(8,628,566)	(7,286,115)

Income taxes (recovery)	(125,825)	—	(1,674,868)	—	(1,800,693)

Net earnings (loss) from continuing operations	6,846,184	(4,647)	(3,698,393)	(8,628,566)	(5,485,422)

Discontinued operations Earnings (loss) from discontinued operations	—	—	(837,708)	980,394	142,686
Income taxes (recovery)	—	—	(171,412)	—	(171,412)

	—	—	(666,296)	980,394	314,098

Net (loss) earnings	$6,846,184	$(4,647)	$(4,364,689)	$(7,648,172)	$(5,171,324)

Secunda International Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

	Consolidating Statement of Cash Flows as of June 30, 2005
	Parent	Non Guarantor Subsidiaries	Initial Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used for) operating activities	$10,555,410	$121,263	$(11,596,847)	$(6,797,642)	$(7,717,816)

Investing activities
Advances to subsidiaries	(170,699,967)	—	—	170,699,967	—
Advances from subsidiaries	207,257	—	—	(207,257)	—
Advances to related companies	—	—	(81,477)	52,222	(29,255)
Advances from related companies	—	1,636,861	76,769	(1,713,066)	564
Advances to Parent company	—	(93,687)	(84,011)	93,684	(84,014)
Advances from Parent Company	—	—	170,491,913	(170,491,913)	—
Issue of sales type lease and notes receivable	—	—	(685,000)	—	(685,000)
Receipts from sales type lease and notes receivable	—	—	48,489	—	48,489
Proceeds from sale of vessels, equipment and property	—	—	1,387,362	(500,000)	887,362
Purchase of vessels, equipment, property and other assets	—	—	(32,491,255)	—	(32,491,255)

Net cash (used for) provided by investing activities	(170,492,710)	1,543,174	138,662,790	(2,066,363)	(32,353,109)

Financing activities
Proceeds from long term debt	172,424,219	—	—	—	172,424,219
Repayment of long term debt	—	—	(114,721,126)	—	(114,721,126)
Debt issue costs	(5,586,925)	—	(2,408,413)	—	(7,995,338)
Redemption of retractable preference stock	(1,000,001)	—	—	—	(1,000,001)
Dividends	(5,899,999)	(1,964,006)	(6,900,000)	8,864,006	(5,899,999)

Net cash provided by (used for) financing activities	159,937,294	(1,964,006)	(124,029,539)	8,864,006	42,807,755

Net increase (decrease) in cash	(6)	(299,569)	3,036,404	1	2,736,830

Cash
Beginning of year	—	299,863	514,883	(1)	814,745

End of year	$(6)	$294	$3,551,287	$—	$3,551,575

SMSL Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Shareholder of

Secunda Marine Services Limited

We have audited the consolidated balance sheets of Secunda Marine Services Limited and its subsidiaries as at June 30, 2004 and 2005, and the consolidated statements of operations, stockholder’s equity (deficiency) and cash flows for each of the years in the three year period ended June 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Secunda Marine Services Limited and its subsidiaries as at June 30, 2004 and 2005, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

Halifax, Canada	Grant Thornton LLP
August 15, 2005	Chartered Accountants
except for Note 21, as to which the date is August 25, 2005

Secunda Marine Services Limited

Consolidated Balance Sheets

Denominated in Canadian Dollars

June 30	2004	2005
Assets
Current
Cash	$510,707	$3,551,581
Receivables (Note 3)	6,454,678	8,836,650
Prepaid expenses	452,800	1,340,944
Discontinued operations (Note 20)	1,121,349	—

	8,539,534	13,729,175
Investments (Note 4)	1,010,000	1,010,000
Vessels, equipment and property, net (Note 5)	163,140,282	186,483,464
Other assets (Note 6)	9,166,928	11,419,657
Deferred tax assets (Note 15)	—	1,895,586
Discontinued operations (Note 20)	22,442	—

	$181,879,186	$214,537,882

Liabilities
Current
Payables and accruals	$6,773,485	$11,223,487
Accrued interest	1,164,758	—
Accrued lease payments	1,142,428	—
Current portion of long-term debt	77,209,676	—
Loan payable to wholly owned subsidiary of parent company, bearing interest at LIBOR plus 13.12% (16.26% at June 30, 2005) repayable on demand	—	135,168,027
Due to affiliated parties (Note 9)	1,696,952	19,528,721
Discontinued operations (Note 20)	696,846	—

	88,684,145	165,920,235
Long term debt (Note 7)	42,113,664	15,776,605
Deferred credits (Note 8)	457,286	—
Deferred tax liabilities (Note 15)	4,805,173	3,270,129
Redemption value of retractable preference stock (Note 11)	1,465,584	1,465,584

	137,525,852	186,432,553

Non-controlling interest in subsidiaries (Note 10)	34,500,000	33,300,000

Commitments (Note 18)
Contingencies (Note 22)

Stockholder’s Equity (Deficiency)
Preference stock—Class A, par value $3,979.09 per share, redeemable and retractable on demand at par, non-voting, non-participating—authorized 100 shares; nil issued and outstanding in 2004 and 2005	—	—
Preference stock—par value $1.00 per share, redeemable and retractable on demand at $3,663.96 per share, non-voting, non-participating with cumulative dividend equal to 7% of redemption value authorized 400 shares; 400 issued and outstanding in 2004 and 2005 (Note 11)	—	—
Common stock—no par value,—authorized 40,000 shares; 1,100 shares issued in 2005 and 2004	110	110
Retained earnings (deficit)	9,853,224	(5,194,781)

	9,853,334	(5,194,671)

	$181,879,186	$214,537,882

Subsequent events (Note 21)

See accompanying notes to the consolidated financial statements.

Secunda Marine Services Limited

Consolidated Statements of Operations

Denominated in Canadian Dollars

Years Ended June 30	2003	2004	2005
Total revenues	$62,436,986	$60,002,986	$69,524,101

Costs and expenses
Operating expenses	30,861,245	31,334,328	43,649,457
Depreciation and amortization	9,908,677	11,721,671	14,416,347
Lease expense	9,498,083	7,673,066	730,162
Capital taxes	442,108	470,550	538,764
General and administrative	5,432,746	4,828,619	4,954,402

	56,142,859	56,028,234	64,289,132

	6,294,127	3,974,752	5,234,969

Other income (Note 13)	6,977,565	754,082	10,877,483

Corporate transaction costs (Note 12)	—	1,226,063	—
Debt breakage and deferred financing costs write-off	—	—	5,033,629
Interest expense (Note 14)	5,023,898	6,547,086	19,150,347

	5,023,898	7,773,149	24,183,976

Earnings (loss) from continuing operations before non-controlling interest and income taxes	8,247,794	(3,044,315)	(8,071,524)

Income taxes (recovery) (Note 15)	1,049,005	(678,721)	(2,548,151)

Earnings (loss) from continuing operations before non-controlling interest	7,198,789	(2,365,594)	(5,523,373)

Dividends on non-controlling interest in subsidiaries (Note 10)	(2,927,744)	(2,661,696)	(2,938,730)

Earnings (loss) from continuing operations	4,271,045	(5,027,290)	(8,462,103)

Discontinued operations (Note 20)
Earnings before income taxes from discontinued operations	59,362	191,417	142,686
Income taxes recovery	(22,651)	(7,462)	(171,412)

Earnings from discontinued operations	82,013	198,879	314,098

Net earnings (loss)	$4,353,058	$(4,828,411)	$(8,148,005)

Earnings (loss) per share (Note 16)
Basic:
Continuing operations	$3,883	$(4,570)	$(7,693)

Discontinued operations	$75	$181	$286

Total	$3,958	$(4,389)	$(7,407)

Diluted:
Continuing operations	$3,883	$(4,570)	$(7,693)

Discontinued operations	$75	$181	$286

Total	$3,958	$(4,389)	$(7,407)

Weighted average basic and diluted shares outstanding (Note 16)	1,100	1,100	1,100

See accompanying notes to the consolidated financial statements.

Secunda Marine Services Limited

Consolidated Statements of Cash Flows

Denominated in Canadian Dollars

Years Ended June 30	2003	2004	2005
Cash derived from (applied to)
Operating
Net earnings (loss)	$4,353,058	$(4,828,411)	$(8,148,005)
Depreciation and amortization	9,947,477	11,740,089	14,420,759
Amortization of deferred financing costs	261,168	246,736	213,776
Corporate transaction costs	—	1,226,063	—
Write off deferred financing costs	—	—	2,261,273
Provision for deferred taxes	898,295	(798,106)	(3,432,450)
Expenditures for drydockings and maintenance capital	(1,556,910)	(2,761,427)	(5,003,289)
Non-cash settlement of receivable	—	—	(4,117,210)
Translation of foreign currency denominated debt	(4,460,755)	(67,978)	(10,159,792)
Recognition of deferred income and other	228,950	159,922	36,768
Gain on disposal of assets	(2,246,806)	(431,499)	51,263

	7,424,477	4,485,389	(13,876,907)
Change in operating assets and liabilities
Trade and other receivables	(127,515)	6,044,720	(1,587,747)
Inventory	284,039	664,387	305,828
Prepaid expenses	(109,115)	522,761	(887,874)
Payables and accruals	(2,301,911)	(3,485,275)	3,753,022
Accrued interest payable	148,263	910,803	(1,164,759)
Accrued lease payments	(149,075)	5,069	(1,142,428)

Cash derived from (used for) operating activities	5,169,163	9,147,854	(14,600,865)

Investing
Advances from and interest due to wholly owned subsidiary of Parent company	98,558	446,111	18,625,951
Advances to companies related to shareholder	(270,313)	(100,128)	(109,678)
Advances from companies related to shareholder	266,607	4,876	—
Advances to Parent company	(202,526)	(102,101)	(210,845)
Issue of sales type lease and note receivable	—	(100,000)	(685,000)
Proceeds from sales type lease and note receivable	—	—	48,494
Proceeds from sale of vessels, equipment and property	6,287,682	2,824,144	887,362
Purchase of vessels, equipment and property and other assets	(19,312,313)	(371,706)	(32,491,255)

Cash derived from (used for) investing activities	(13,132,305)	2,601,196	(13,934,971)

Financing
Net repayment of demand
operating line of credit	(1,323,122)	(320,555)	—
Proceeds from long term debt	19,439,887	—	—
Proceeds from loan payable to wholly owned subsidiary of parent company	—	—	143,786,974
Repayment of long term debt	(6,080,164)	(7,144,128)	(102,005,889)
Debt issue costs	(1,016,050)	(392,213)	(2,408,413)
Redemption of share capital	(2,760,000)	(2,780,000)	(1,200,000)
Dividends	(297,409)	(297,409)	(6,900,000)

Cash derived from (used for) financing activities	7,963,142	(10,934,305)	31,272,672

Net increase in cash	—	814,745	2,736,836
Cash, beginning of year	—	—	814,745

Cash, end of year	$—	$814,745	$3,551,581

Cash attributable to discontinued operations	$—	$304,038	$—

Cash attributable to continuing operations	$—	$510,707	$3,551,581

Taxes paid	$177,000	$128,000	$823,000

Interest paid	$5,283,000	$5,306,000	$2,361,000

See accompanying notes to the consolidated financial statements.

Secunda Marine Services Limited

Consolidated Statement of Stockholder’s Equity (Deficiency)

Denominated in Canadian Dollars

For three years ended June 30, 2005

	Preference Stock (Note 11)		Common Stock		Retained Earnings (Deficit)	Total Stockholder’s Equity
	Shares	Amount	Shares	Amount
Balance at June 30, 2002	400	$—	1,100	$110	$10,923,395	$10,923,505
Net earnings	—	—	—	—	4,353,058	4,353,058
Dividends	—	—	—	—	(297,409)	(297,409)

Balance at June 30, 2003	400	—	1,100	110	14,979,044	14,979,154
Net loss	—	—	—	—	(4,828,411)	(4,828,411)
Dividends	—	—	—	—	(297,409)	(297,409)

Balance at June 30, 2004	400	—	1,100	110	9,853,224	9,853,334
Net loss	—	—	—	—	(8,148,005)	(8,148,005)
Dividends	—	—	—	—	(6,900,000)	(6,900,000)

Balance at June 30, 2005	400	$—	1,100	$110	$(5,194,781)	$(5,194,671)

See accompanying notes to the consolidated financial statements.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

1.    Nature of operations

The Company owns and operates vessels that primarily provide supply and support services to the offshore oil and gas industry internationally and off the east coast of Canada. These vessels provide supply, support and safety services to exploration, development and longer-term production projects as well as providing other marine services.

2.    Summary of significant accounting policies

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of consolidation

The consolidated financial statements include the accounts of Secunda Marine Services Limited (the Company) and its wholly-owned subsidiaries as follows:

Subsidiaries

Associated Marine Limited

Navis Shipping Incorporated

Offshore Logistics Inc.

Pol-E-Mar Inc. (disposed of at June 30, 2005)

Polyfab International Inc.

Secunda Atlantic Inc.

Secunda Marine Atlantic Limited

Wright Cove Holdings Ltd.

JDM Shipping Inc.

Secunda Global Marine Incorporated

International Shipping Corporation Inc. and its wholly owned subsidiaries:

I.S. Atlantic Corporation Inc.

I.S. Pacific Corporation Inc.

Secunda Global International Inc.

All significant inter-company balances and transactions are eliminated in consolidation.

Revenue recognition

The Company’s primary source of revenue is derived from time charter contracts of its vessels on a rate per day of service basis. These time charter contracts are generally either on a term basis (average three months to five years) or on a “spot” basis. The base rate of hire for a term contract is generally a fixed rate, provided, however, that the term contracts at times include clauses to recover specific additional costs. A “spot” contract is a short-term contract to provide offshore marine services to a customer for a specific short-term job. The “spot” contracts generally range from one day to three months. Revenues for all contracts are recognized on a daily basis throughout the contract period.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Vessels, equipment and property

Vessels, equipment and property are stated at cost, net of accumulated depreciation. The costs of vessels, ancillary equipment, and buildings are being depreciated on the straight-line method at 5%, representing the estimated useful lives of the assets. Vessels under construction and/or held for development are not depreciated until available for service. Office equipment is depreciated on the declining balance method at 20%.

Major renovation, conversion and modification costs that extend the life or usefulness of the related asset are capitalized and amortized over the asset’s estimated remaining useful life.

Deferred financing costs

Financing costs related to term debt are deferred and amortized using the effective interest rate method over the term of the related financing. As at June 30, 2005 and 2004, net deferred financing costs were $2.2 million and $2.3 million respectively.

Concentration of credit risk

The Company extends credit to various companies primarily in the energy industry that may be affected by changes in economic or other external conditions. Customers are primarily large international oil and gas exploration and production companies. Management believes that the credit risk associated with these customers is minimal. In specific instances where management believes that there is a risk of non-payment, the customer may be required to pay in advance and/or provide a letter of credit as security for charter-hire. Management routinely reviews the Company’s accounts receivable balances to ensure customers remain within credit terms. Historically, write-offs for doubtful accounts have been insignificant.

At June 30, 2005 and 2004, the allowance for doubtful accounts was Nil.

Insurance claims receivable

Insurance claims receivable represent costs incurred in connection with insurable incidents for which the Company expects it is probable it will be reimbursed by the insurance carriers, subject to applicable deductibles. Deductible amounts related to covered incidents are expensed in the period of occurrence of the incident. Expenses incurred for insurable incidents in excess of deductibles are recorded as receivables pending the completion of all repair work and the administrative claims process. The credit risk associated with insurance claims receivable is considered low due to the high credit quality and funded status of the insurance clubs in which the Company participates. Insurance claims receivable, included in receivables in the accompanying consolidated balance sheets, approximated $185,000 and $27,000 at June 30, 2005 and 2004, respectively.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the periods. Significant estimates have been made by management, including useful lives and valuation of vessels and equipment, realizability of deferred tax assets and certain accrued liabilities. Actual results may differ from those estimates.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Foreign currency measurement

In accordance with SFAS No. 52 “Foreign Currency Translation”, the functional and the reporting currency of the Company and its subsidiaries is the Canadian dollar. Therefore, the assets and liabilities of the Company’s foreign operations are translated into Canadian dollars using current rates of exchange for monetary assets and liabilities, historical rates of exchange for non-monetary assets and liabilities and average annual rate for revenues and expenses, except depreciation and amortization which are translated at the rate of exchange applicable to the related assets. Gains or losses resulting from these translation adjustments are included in income.

Deferred drydocking and maintenance capital costs

The Company’s vessels must be periodically drydocked and pass inspections to maintain their operating classification, as mandated by maritime regulations. These costs are deferred and amortized over the period to the next drydocking, generally 24 to 60 months. Drydocking and maintenance capital costs are comprised of coating the vessel hull and sides, recoating cargo and fuel tanks, and performing other engine and equipment maintenance activities to keep the vessels in compliance with classification standards. As at June 30, 2005 and 2004, net deferred drydocking and maintenance capital costs were $6.0 million and $3.5 million respectively.

Government assistance

The Company is eligible for certain government assistance related to the acquisition of vessels. This assistance is deducted from the cost of the related asset when it becomes receivable.

Earnings per share

Basic earnings per common share are based on the weighted average number of common shares outstanding. There are no potentially dilutive instruments issued by the Company.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. When such an event occurs, management determines whether an impairment has occurred by comparing the anticipated undiscounted future cash flows of the asset to its carrying value. The amount of a recognized impairment loss is the excess of an asset’s carrying value over its fair value. The Company has not recognized any impairment losses through June 30, 2005.

Income taxes

The Company follows the tax liability method for determining income taxes. Under this method, deferred income tax assets and liabilities are determined according to differences between their respective carrying amounts and tax bases. Deferred tax assets and liabilities are measured based on enacted tax rates and bases at the date of the financial statements for the years in which these temporary differences are expected to reverse. Adjustments to these balances are recognized in earnings as they occur. Deferred income tax assets are the result of net operating loss carryforwards for tax purposes exceeding temporary

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

timing differences, relating primarily to property and equipment and foreign exchange on long term debt. Currently, the Company has not reflected an allowance to reduce its deferred tax assets. Future taxable income and ongoing prudent and feasible tax planning strategies have been considered in assessing the need for an allowance. In the future, if the Company were to determine that it is more likely than not that some portion or all of the deferred tax assets will not be realized, an adjustment to the deferred tax assets would be charged to expense in the period such determination was made.

Interest capitalization

During the period of substantial modifications to or refitting of vessels, interest on the related debt is capitalized.

Cash

Cash includes cash on hand and balances with banks. Bank borrowings are considered to be financing activities.

Reclassifications

Certain previously reported amounts have been reclassified to conform to the 2005 presentation.

Recent accounting pronouncements

In May 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP No. 106-2), which addresses the accounting and disclosure requirements associated with the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a nontaxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As the company is Canadian, the Medicare Prescription Drug, Improvement and Modernization Act has no impact upon the Company, nor does the above noted staff position.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123, Accounting for Stock-Based Compensation and Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance that had allowed companies to choose between expensing stock options or showing proforma disclosure only. This standard, together with a new rule adopted by the Securities and Exchange Commission in April 2005, is effective for the Company as of April 1, 2006 and will apply to all awards granted, modified, cancelled or repurchased after that date. The ultimate amount of increased compensation expense will be dependent on the number of option shares granted, the timing and vesting period and the method used to calculate the fair value of the awards, among other factors. The Company does not currently provide any “share-based payments” and this statement is therefore not currently applicable.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

3.    Receivables

	2004	2005
Trade	$4,761,132	$8,298,170
Demand note from parent company, non-interest bearing	1,559,522	—
Insurance claims	26,852	185,335
Other	107,172	353,145

	$6,454,678	$8,836,650

4.    Investments

	2004	2005
Preferred shares of affiliated company	$1,010,000	$1,010,000

Investment in preferred shares of affiliated company is accounted for at cost. As disclosed in Note 21 to these financial statements, on August 23, 2005 the Company redeemed these shares by way of an offset agreement in the amount of $1,010,000.

5.    Vessels, equipment and property

	2004	2005
Cost
Vessels and ancillary equipment	$205,989,011	$240,570,942
Vessel held for development	2,059,288	2,063,451
Buildings	1,934,785	1,934,785
Land	692,054	692,054
Office equipment	1,467,055	1,493,508

	$212,142,193	$246,754,740

Accumulated depreciation
Vessels and ancillary equipment	$47,126,326	$58,200,816
Buildings	885,986	982,725
Office equipment	989,599	1,087,735

	$49,001,911	$60,271,276

Net book value
Vessels and ancillary equipment	$158,862,685	$182,370,126
Vessel held for development	2,059,288	2,063,451
Buildings	1,048,799	952,060
Land	692,054	692,054
Office equipment	477,456	405,773

	$163,140,282	$186,483,464

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

During the year ended June 30, 2004, the Company revised the terms of one of its operating leases. As a result of this revision, the accounting for the lease changed from that of an operating lease to a capital lease and the Company recorded an asset under capital lease in the amount of $26,000,000.

During the year end June 30, 2004, the Company acquired other equipment under capital lease at a cost of $644,000, nil (2005).

Included in vessels and ancillary equipment, as at June 30, 2004, is equipment under capital lease with a cost of $27,170,000 and related accumulated depreciation of $487,000.

During the year ended June 30, 2005, the Company acquired a vessel and other equipment previously operated under capital lease arrangements from the proceeds of the loan from a wholly owned subsidiary of the Parent company as described in Note 7.

During the year ended June 30, 2005, the Company qualified for assistance under Industry Canada’s Structured Finance Facility for the substantial modification of one of its vessels. Funding received was $410,000 (2004 – Nil) of which $370,000 was credited to the capital cost of the related asset, with the remainder being credited to other costs to which the claim related.

6.    Other assets

	2004	2005
Deferred drydocking and maintenance capital costs	$3,486,939	$5,963,096
Deferred financing costs (net of accumulated amortization of $587,492 (2004—$518,527)	2,320,918	2,240,242
Due from wholly owned subsidiary of Parent company	560,891	—
Due from companies related to the shareholder	311,398	314,617
Due from Parent companies	1,323,673	1,407,687
Net investment in sales type lease	—	183,284
Other long term assets	1,163,109	1,310,731

	$9,166,928	$11,419,657

Amounts due from companies related to the shareholder, due from wholly owned subsidiary of Parent company, and due from Parent companies are non-interest bearing with no set terms of repayment.

On August 26, 2004 the Company’s Parent issued $125.0 million USD of Senior Secured Notes. The proceeds of the issue of the Notes were used by the Parent, through a wholly owned subsidiary, to make a loan to the Company, which the Company used to retire its long term debt in the amount of $102.0 million, and acquire vessels, previously utilized through operating leases, for approximately $24.9 million. As a result of this financing, deferred financing costs related to previous debt in the amount of $2,275,316 were written off and new costs pertaining to the refinancing were deferred in the amount of $2,398,028.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

During fiscal 2005, the Company disposed of a barge by way of a sales-type lease. At June 30, 2005, net investment in sales type lease is comprised of the following components:

2005
Total minimum lease payments to be received	$383,229
Less: unearned income	31,723

Net investment in sales type lease	351,506

Less: current portion in other receivables (Note 3)	168,222

$183,284

7.    Long term debt

	2004	2005
Floating rate, Canadian dollar denominated loans. Repaid during fiscal 2005	$59,822,143	$—
Fixed rate, US dollar denominated loan. Repaid during fiscal 2005	16,695,173	—
Fixed rate equipment lease obligations. Repaid during fiscal 2005	25,488,573	—

	102,005,889	—
Fixed rate demand notes payable to parent company bearing interest at 10% (US $9,275,000, plus accrued interest of US$3,597,556). Effective December 31, 1986, interest will not accrue or be payable on the debt until the parent notifies the Company. The parent company has indicated it will not call the notes prior to October 1, 2006.	17,317,451	15,776,605

	119,323,340	15,776,605
Less: current portion	77,209,676	—

	$42,113,664	$15,776,605

On August 26, 2004, the Company’s Parent issued $125.0 million USD Senior Secured Notes and $40.0 million Revolving Senior Secured Bank Credit Facility. The proceeds of the issue of the Notes were used by the Parent, through a wholly owned subsidiary, to make a loan to the Company, which the Company used to retire its long term debt in the amount of $102.0 million, and acquire vessels, previously utilized through operating leases, for approximately $24.9 million.

The Company incurred costs associated with the above noted refinancing, including underwriting fees, accounting and legal costs amounting to approximately $2.4 million. In addition, the Company incurred costs associated with the repayment of it’s existing long-term debt facilities and capital and vessel operating lease obligations of approximately $2.7 million and expensed existing deferred financing costs of $2.3 million.

Under the terms of the Senior Secured Notes the Company, as a subsidiary of the Parent company, is subject to certain covenants, including among others, provisions limiting the Company’s, and certain subsidiaries, ability to incur additional indebtedness or issue preferred stock, pay dividends to stockholders, make certain investments and sell certain assets. Under the terms of the Revolving Senior

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Secured Bank Credit Facility, as a subsidiary of the Parent company, the Company is subject to a number of restrictions, including restrictions on incurring additional indebtedness, on declaring dividends, and on creating liens on vessels.

As security for the Senior Secured Notes and the Revolving Senior Secured Bank Credit Facility, the Company’s Parent has provided a first priority lien over 11 of the Company’s vessels (as specified in the loan indenture), assignment of charter hire pertaining to the 11 vessels and assignment of insurance proceeds pertaining to the 11 vessels. In addition the Company’s Parent has provided first priority lien over all of the outstanding capital stock of each subsidiary of the Company’s Parent, which owns one or more of the 11 vessels or other vessel assets, or charters or arranges charters for one or more of the 11 vessels. The Company’s Parent has also provided a first priority Lien over all general intangibles owned or acquired by the Company or any of its subsidiaries necessary, exclusively used for, and in connection with the, ownership, expansion, operation, use, maintenance or sale or other disposition of any of the 11 vessels or other vessel assets.

As security for a loan of a wholly owned subsidiary of the Parent company, associated with the vessel Bold Endurance, the Company has provided a first marine mortgage, assignment of charter hire, and insurance proceeds on the vessel Bold Endurance.

Vessels with a total book value of $179,149,000 have been pledged as security for all of the Parent company’s Senior Secured Notes and Revolving Senior Secured Bank Credit Facility.

8.    Deferred credits

	2004	2005
Deferred gain	$457,286	$—

Deferred gain relates to the 2001 sale-leaseback transaction. The lease to which this pertains, was repaid, with the proceeds from a loan payable to a wholly owned subsidiary of the Parent company, and the related asset acquired. As a result, the above deferred gain was reallocated to the capital cost of the vessel.

9.    Due to affiliated parties

	2004	2005
Due to wholly owned subsidiary of Parent	$—	$18,064,498
Due to companies related to the shareholder	27,060	1,586
Due to Parent companies	1,669,892	1,462,637

	$1,696,952	$19,528,721

Amounts due to companies related to the shareholder, due to wholly owned subsidiary of Parent company, and due to Parent company are non-interest bearing with no set terms of repayment.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

10.    Non-controlling interest in subsidiaries

	2004	2005
3,330 preferred shares (2004—3,450) (redeemable at $10,000 each)	$34,500,000	$33,300,000

2,150 Class I preferred shares (2004—2,270) of Secunda Global International Inc., non-voting except at special meetings, retractable solely at the option of the Company at $10,000 each, with cumulative dividends at Bankers Acceptance rate plus basis points applied to the stated capital of such shares (rate as of June 30, 2005 of 7.47%).

1,180 Class I preferred shares (2004—1,180) of Secunda Global Marine Incorporated, non-voting except at special meetings, retractable solely at the option of the Company at $10,000 each, with cumulative dividends of LIBOR + 9.6% (rate as of June 30, 2005 of 12.81%).

The non-controlling interest is owned by a wholly owned subsidiary of Secunda Marine Services Limited’s Parent company, Secunda International Limited. Shares were issued at redemption value, are redeemable and not retractable, and therefore are accounted for as a non-controlling interest in subsidiary. Dividends paid on these shares are recorded as a reduction to net earnings.

11.    Capital stock

The 400 preference shares have been recorded at their retraction values and have been reported as a long term liability. Dividends paid on these shares are recorded as interest expense when declared.

12.    Corporate transaction costs

In June 2004, the Company ceased its activities respecting a previously proposed corporate finance transaction. As a result of this decision, corporate transaction costs related to this transaction in the amount of $1,226,063 were written off.

13.    Other income, net

	2003	2004	2005
Gain (loss) on disposal of assets	$2,246,806	$477,411	$(94,475)
Foreign exchange gain	4,475,691	193,626	10,836,244
Interest	13,438	3,705	90,797
Other	241,630	79,340	44,917

	$6,977,565	$754,082	$10,877,483

Included in foreign exchange gain is $10,159,792 (2004—$69,978; 2003—$4,460,755) of translation gain on foreign currency denominated debt.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

14.    Interest expense

	2003	2004	2005
Long term debt and obligations under capital lease	$4,569,901	$6,024,479	$18,907,229
Amortization of deferred financing costs	261,168	246,736	213,776
Other	192,829	275,871	29,342

	$5,023,898	$6,547,086	$19,150,347

The Company capitalized interest in the amount of Nil (2005), Nil (2004), $735,000 (2003).

15.    Income taxes

	2003	2004	2005
Current
Canada	$—	$—	$—
Foreign	128,059	111,923	711,069

	128,059	111,923	711,069

Deferred
Canada	920,946	(790,644)	(3,259,220)
Foreign	—	—	—

	920,946	(790,644)	(3,259,220)

Income taxes (recovery)	$1,049,005	$(678,721)	$(2,548,151)

The following reconciles the expected income tax at the various statutory income tax rates to the amounts recognized in the consolidated statement of operations for the years ended June 30, 2003, 2004 and 2005.

	2003	2004	2005
Earnings (loss) from continuing operations before non-controlling interest and income taxes	$8,247,794	$(3,044,315)	$(8,071,524)

Income taxes	40.12%	39.12%	38.12%

Expected income taxes	3,309,015	(1,190,936)	(3,076,865)

Statutory rate change	(58,483)	27,645	—
Rate differential on non-operating taxable earnings	—	—	589,105
Rate differential in different jurisdictions	(1,235,439)	(189,652)	(185,793)
Non-taxable portion of capital gains / losses	14,363	11,649	24,701
Non taxable / deductible items and other	(980,451)	662,573	100,701

Income taxes (recovery)	$1,049,005	$(678,721)	$(2,548,151)

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

The following table reflects the components of deferred tax asset and liability as at June 30, 2004 and 2005:

	2004	2005
Net operating loss carryforwards	$4,510,780	$7,003,644
Net-capital loss carryforwards	32,220	346,089
Other	21,158	39,811
Property and equipment	(8,943,716)	(6,532,215)
Foreign exchange on long term debt	(425,615)	(2,231,872)

	$(4,805,173)	$(1,374,543)

Balance sheet classification:
Non-current deferred tax assets	$—	$1,895,586

Non-current deferred tax liabilities	$4,805,173	$3,270,129

The Company has recorded in the financial statements the income tax benefits of prior years’ non-capital losses of $18,373,000 and capital losses of $670,000. The Company also has investment tax credits of $6,426,000, the benefits of which have not been recorded in the financial statements. These losses and credits are available to reduce taxable income and income taxes payable in future years and, if not utilized, will expire as follows (capital losses do not expire):

	Tax Losses Carried Forward	Investment Tax Credits
2006	$2,220,000	$1,657,000
2007	3,943,000	3,769,000
2008	2,595,000	—
2009	668,000	—
2010	39,000	1,000,000
2011	936,000	—
2015	7,972,000	—

	$18,373,000	$6,426,000

16.    Earnings per share

Per share amounts are based on a weighted average number of common shares issued and outstanding during the year. The weighted average number of common shares outstanding for the years ended June 30, 2003, 2004 and 2005 were 1,100. There are no potentially dilutive securities issued by the Company.

17.    Segmented information

The Company’s business has historically been primarily comprised of two segments, oil and gas services and construction and maintenance services.

The oil and gas services segment charters vessels to service offshore drilling rigs and production platforms both domestically and internationally. Platform supply vessels transport drill pipe, drilling

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

fluids and construction materials as well as deck cargo, liquid mud, fuel and water. Anchor handling towing supply vessels have powerful engines and deck mounted winches and are capable of towing and positioning offshore drilling rigs, barges and performing general towing services, as well as providing supply vessel services. Standby safety vessels provide a means of evacuation and rescue for platform and rig personnel in the event of an emergency at an offshore installation. Other oil and gas services vessels provide platforms for oil and gas operators to use for services such as subsea pipe lay, accommodations platforms, remote operated vehicles, and diving platforms etc.

The Company’s construction and maintenance services segment in the past provided support services to customers in the sub-sea telecommunications industry. During fiscal 2005 the Company completed its final contract in the sub-sea telecommunications industry and the vessels were subsequently reassigned to the oil and gas sector. During the quarter ended June 30, 2005, the Company reassessed its basis of segmentation and, commencing with the third quarter of fiscal 2005, eliminated the construction and maintenance segment.

Revenues, expenses, and assets not allocated to the oil and gas or construction and maintenance segments have been included in corporate and other.

Geographic segmentation of allocated revenues, property and equipment is based upon the location where services are provided. Unchartered vessels are allocated based upon the location where they are expected to deliver service.

Prior to fiscal 2005, the Company financed its vessels by way of asset secured loans and lease obligations with each loan or lease obligation being specifically secured by specific vessels. During these prior periods, management of the Company allocated interest expense to conform to the manner in which our chief decision maker reviewed, and we managed, our business in those periods.

As disclosed in Note 7 to the financial statements, on August 26, 2004 the Parent company completed a corporate issue of Senior Secured Notes in the amount of $125.0 USD million, and used a portion of the proceeds, through a loan from a wholly owned subsidiary of the Parent company to retire all of the Company’s long term debt and capital and vessel operating lease obligations. Accordingly, as all of the Company’s financing is no longer related to specific vessels, and to conform to the manner in which our chief decision maker reviews, and we manage, our business, management no longer allocates interest expense to individual segments.

Individual customers contributed the following revenues, as percentage of total revenues in each year:

	Years Ended
	June 30 2003	June 30 2004	June 30 2005
Oil and gas services
Customer 1	27%	37%	40%
Customer 2	20%	14%	10%
Customer 3	3%	14%	—%
Construction and maintenance services
Customer A	14%	14%	10%
All others	36%	21%	40%

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

	June 30, 2003
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$51,058,248	$9,951,240	$1,427,498	$62,436,986
Inter-segment revenues	$—	$—	$60,000	$60,000
Interest expense	$4,637,476	$12,245	$374,177	$5,023,898
Depreciation and amortization	$6,261,309	$2,797,524	$849,844	$9,908,677
Segment earnings (loss) from continuing operations before non-controlling interest and income taxes	$5,838,821	$2,675,463	$(266,490)	$8,247,794
Segment capital asset expenditures (including capital leases)	$18,866,424	$335,382	$110,507	$19,312,313

	June 30, 2004
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$48,250,001	$9,486,420	$2,266,565	$60,002,986
Inter-segment revenues	$—	$—	$20,000	$20,000
Interest expense	$6,179,432	$19,585	$348,069	$6,547,086
Depreciation and amortization	$8,068,194	$2,776,420	$877,057	$11,721,671
Segment earnings (loss) from continuing operations before non-controlling interest and income taxes	$1,896,410	$1,774,088	$(6,714,813)	$(3,044,315)
Segment assets	$124,555,058	$37,278,025	$20,046,103	$181,879,186
Segment capital asset expenditures (including capital leases)	$26,923,415	$—	$91,956	$27,015,371

	June 30, 2005
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$59,550,217	$7,051,092	$2,922,792	$69,524,101
Inter-segment revenues	$—	$—	$40,000	$40,000
Interest expense	$—	$—	$19,150,347	$19,150,347
Depreciation and amortization	$12,865,452	$703,498	$847,397	$14,416,347
Segment earnings (loss) from continuing operations before non-controlling interest and income taxes	$7,078,901	$4,979,694	$(20,130,119)	$(8,071,524)
Segment assets	$192,365,745	$551,520	$21,620,617	$214,537,882
Segment capital asset expenditures (including capital leases)	$32,327,667	$—	$163,588	$32,491,255

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Geographic information

	Revenues
	June 30 2003	June 30 2004	June 30 2005
Canada	$55,172,568	$55,826,203	$37,791,485
International	7,264,418	4,176,783	31,732,616

	$62,436,986	$60,002,986	$69,524,101

	Property and Equipment
	June 30 2004	June 30 2005
Canada	$111,133,719	$107,876,735
International	52,006,563	78,606,729

	$163,140,282	$186,483,464

18.    Commitments

The Company has entered into certain lease arrangements. The Company has two vehicle leases with remaining minimum annual payments aggregating $75,000 over their term, a lease for certain accommodation equipment on one of its vessels, required for a specific charter, with remaining minimum annual payments aggregating $1,480,000 over its term and a lease for certain water frontage and docking facility with remaining minimum annual payments aggregating $106,000 over the term The approximate minimum annual lease payments over the next five years expressed in Canadian currency, translated under the assumption described above are as follows:

2006	$459,000
2007	449,000
2008	439,000
2009	296,000
2010	18,000
Thereafter	—

$1,661,000

19.    Financial instruments

a)	Interest Rate Risk—The Company’s interest rate risk exposure arises from fluctuations in interest rates relating primarily to its long term debt obligations. The Company does not use derivative instruments to reduce its exposure to interest risk. However, the Company strategically finances its assets by considering such factors as industry trends, existing and prospective charter contracts, interest rate expectations, and planned fleet composition to meet industry opportunities.

b)	Foreign Currency Risk—The Company has financed CDN $135.2 million of its loan payable to a wholly owned subsidiary of the Parent company denominated in US currency, which by its nature, is subject to foreign exchange risk. However, a number of the Company’s vessel charters are denominated in US currency, which act as a natural hedge against US dollar debt service payments.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

During the years ended June 30, 2003, 2004 and 2005, USD charter revenue exceeded US dollar debt service and lease payments.

During the years ended June 30, 2003, 2004 and 2005 the Company also earned charter revenues in Great Britain Pounds in the Canadian dollar equivalent amounts of $0.5 million, nil and $9.6 million, respectively.

The Company does not use derivative instruments to reduce its exposure to currency fluctuation.

c)	Credit Risk—The Company is subject to credit risk through the advancing of trade credit. Customers of oil and gas vessel services are primarily major and large independent oil and gas exploration and production companies. Management believes that the credit risk associated with these customers is minimal. In specific instances where management believes that there is a significant risk of non-payment, management will require the customer to pay in advance and/or require a letter of credit as security for charter-hire. Management routinely reviews its accounts receivable balances to ensure customers remain within credit terms.

d)	Fair Value—Unless otherwise noted, the carrying values of cash, accounts receivable, prepaid expenses, payables and accruals approximate their fair values due to their short term nature.

The fair value of the Company’s loan payable to a wholly owned subsidiary of the Parent company, financed on a floating rate basis is assumed to be the carrying value due to the variable interest rates.

Amounts due from Parent Companies and from companies related to the shareholder in the amounts of $1,407,687 and $314,617 respectively as at June 30, 2005 are non-interest bearing and have no set terms of repayment. No decision has been made as to the repayment date for these amounts. Based upon an assumed repayment at June 30, 2010, and a discount rate of 16.26%, the Company’s cost of capital for loan payable to a wholly owned subsidiary of the Parent Company as at June 30, 2005, the fair value, as at June 30, 2005, of the amount due from Parent Company would be $663,000 and the fair value of the amount due from wholly owned subsidiary of Parent company would be $148,000.

Amounts due to Parent Companies, to wholly owned subsidiary of Parent company and to companies related to the shareholder, in the amounts of $1,462,637, $18,064,498 and $1,586 respectively as at June 30, 2005 are non-interest bearing and have no set terms of repayment. No decision has been made as to the repayment date for these amounts. Based upon an assumed repayment at June 30, 2010, and a discount rate of 16.26%, the Company’s cost of capital for loan payable to a wholly owned subsidiary of the Parent Company as at June 30, 2005, the fair value, as at June 30, 2005, of the amount due to Parent Company would be $689,000, the fair value of the amount due to the wholly owned subsidiary of the Parent company would be $8,505,000, and the fair value of the amount due to companies related to the shareholder would be $800.

20.    Discontinued operations

In December 2003, the Company was approached by an outside party looking to acquire a portion of the Company’s retail/wholesale activities operated under the name Associated Marine. A transaction was completed effective January 31, 2004 for the acquisition by the third party of the net operating assets resulting in a pre-tax loss of $35,000 on the transaction.

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

In June 2005, an outside party seeking to acquire the remainder of the Company’s retail/wholesale activities operated under the name Pol-E-Mar approached the Company. A transaction was completed on June 30, 2005 for the acquisition by the third party of the shares of Pol-E-Mar resulting in a pre-tax gain of $23,000 on the transaction.

The operating results for the above two operations, including the above noted gain and loss on disposal, have been reclassified to discontinued operations in these financial statements in the related years.

21.    Subsequent events

a)	On July 28, 2005, the Company entered into a purchase agreement to acquire a platform supply vessel for US$ 6.5 million.

b)	On August 2, 2005, the Company entered into a loan agreement in the amount of $1.9 million for the financing of certain dynamic positioning system equipment. The loan is repayable in 10 equal semi-annual principal installments, bears interest at LIBOR plus 0.35% and is secured by way of promissory note.

c)	On August 25, 2005, the Company redeemed its investment in affiliated company (Note 4) for an amount of $1,010,000. This redemption was achieved by way of an offset agreement in relation to a payable the company had with the affiliate.

22.    Contingencies

In May 2004, a claim was brought against the Company and an arbitration proceeding commenced by a third party respecting negotiations resulting from an unsolicited offer to purchase one of the Company’s vessels. No amount of claim has been pleaded. The Company has appointed an arbitrator in response to commencement of the arbitration proceedings to represent its interests in this matter. The Company is of the view that the action claim is without merit.

The Company, from time to time enters into agreements in the normal course of its business, such as service arrangements and leases, and in connection with business or asset acquisitions or dispositions. These agreements, by their nature may provide for indemnification of counterparties. These indemnification provisions may be in connection with breaches of representation and warranty or with future claims for certain liabilities, including liabilities related to tax and environmental matters. The terms of these indemnification provisions vary in duration and may extend for an unlimited period of time. Given the nature of such indemnification provisions, the Company is unable to reasonably estimate its total maximum potential liability as certain indemnification provisions do not provide for a maximum potential amount and the amounts are dependent on the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Company has not made any significant payments in connection with these indemnification provisions.

Under the Company’s mutual protection and indemnity (P&I) marine insurance policies, the Company could be liable for additional premiums to cover investment losses and reserve shortfalls. Additional premiums can only be assessed for open policy years. The Company’s P&I insurer closes a policy year three years after the policy year has ended. Policy years 2002 and 2003 are still open, but there have been no additional premiums assessed for these policy years. The Company believes it is unlikely that

Secunda Marine Services Limited

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

additional premiums for those policy years will be made. The Company will record a liability for any such additional premiums if and when they are assessed and the amount can be reasonably estimated.

The Company has agreed to indemnify its directors and officers, and particular employees in accordance with the Company’s policies. The Company maintains insurance policies that may provide coverage against certain claims.

23.    Related party transactions

During the year, the Company was charged interest of $17,650,970 by a wholly owned subsidiary of the Company’s Parent.

SMII Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Shareholder of

Secunda Marine International Incorporated

We have audited the consolidated balance sheets of Secunda Marine International Incorporated and its subsidiaries as at June 30, 2004 and 2005, and the consolidated statements of operations, stockholder’s equity and cash flows for each of the years in the three year period ended June 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Secunda Marine International Incorporated and its subsidiaries as at June 30, 2004 and 2005, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

Halifax, Canada	Grant Thornton LLP
August 15, 2005	Chartered Accountants
except for Note 20, as to which the date is August 25, 2005

Secunda Marine International Incorporated

Consolidated Balance Sheets

Denominated in Canadian Dollars

June 30	2004	2005
Assets
Current
Cash	$510,707	$3,551,581
Receivables (Note 3)	6,454,678	8,836,650
Prepaid expenses	452,800	1,340,944
Discontinued operations (Note 19)	1,121,349	—

	8,539,534	13,729,175
Investments (Note 4)	1,010,000	1,010,000
Vessels, equipment and property, net (Note 5)	163,140,282	186,483,464
Other assets (Note 6)	9,167,064	11,419,657
Deferred tax assets (Note 14)	—	1,895,586
Discontinued operations (Note 19)	22,442	—

	$181,879,322	$214,537,882

Liabilities
Current
Payables and accruals	$6,773,486	$11,223,351
Accrued interest	1,164,758	—
Accrued lease payments	1,142,428	—
Current portion of long term debt (Note 7)	77,209,676	—
Loan payable to wholly owned subsidiary of parent company, bearing interest at LIBOR plus 13.12% (16.26% at June 30, 2005) repayable on demand	—	135,168,027
Due to affiliated parties (Note 9)	1,595,543	19,427,312
Discontinued operations (Note 19)	696,846	—

	88,582,737	165,818,690
Long term debt, net (Note 7)	24,796,213	—
Deferred tax liabilities (Note 14)	4,805,173	3,270,129
Deferred credits (Note 8)	457,286	—

	118,641,409	169,088,819

Non-controlling interest in subsidiaries (Note 10)	34,500,000	33,300,000

Commitments (Note 17)
Contingencies (Note 21)

Stockholder’s Equity
Preference stock—par value $0.01, redeemable at $10,000 per share, non-cumulative and non-participating—authorized 100 shares; nil outstanding in 2004 and 2005	—	—
Common stock—no par value—authorized 40,000 shares; 501 outstanding in 2004 and 2005	445	445
Retained earnings	28,737,468	12,148,618

	28,737,913	12,149,063

	$181,879,322	$214,537,882

Subsequent events (Note 20)

See accompanying notes to the consolidated financial statements.

Secunda Marine International Incorporated

Consolidated Statements of Operations

Denominated in Canadian Dollars

Years Ended June 30	2003	2004	2005
Total revenues	$62,436,986	$60,002,986	$69,524,101

Costs and expenses
Operating expenses	30,861,245	31,334,328	43,649,457
Depreciation and amortization	9,908,677	11,721,671	14,416,347
Lease expense	9,498,083	7,673,066	730,162
Capital taxes	442,108	470,550	538,764
General and administrative	5,432,746	4,828,619	4,954,402

	56,142,859	56,028,234	64,289,132

	6,294,127	3,974,752	5,234,969

Other income (Note 12)	4,769,921	725,762	9,336,638

Corporate transaction costs (Note 11)	—	1,226,063	—
Debt breakage and deferred financing costs write-off	—	—	5,033,629
Interest expense (Note 13)	4,921,307	6,444,495	19,150,347

	4,921,307	7,670,558	24,183,976

Earnings (loss) from continuing operations before non-controlling interest and income taxes	6,142,741	(2,970,044)	(9,612,369)
Income taxes (recovery) (Note 14)	1,049,005	(678,721)	(2,548,151)

Earnings (loss) from continuing operations before non-controlling interest	5,093,736	(2,291,323)	(7,064,218)
Dividends on non-controlling interest in subsidiaries (Note 10)	(2,927,744)	(2,661,696)	(2,938,730)

Earnings (loss) from continuing operations	2,165,992	(4,953,019)	(10,002,948)

Discontinued operations (Note 19)
Earnings before income taxes from discontinued operations	59,362	191,417	142,686
Income taxes recovery	(22,651)	(7,462)	(171,412)

Earnings from discontinued operations	82,013	198,879	314,098

Net earnings (loss)	$2,248,005	$(4,754,140)	$(9,688,850)

Earnings (loss) per share (Note 15)
Basic:
Continuing operations	$4,323	$(9,886)	$(19,966)

Discontinued operations	$164	$397	$627

Total	$4,487	$(9,489)	$(19,339)

Diluted
Continuing operations	$4,323	$(9,886)	$(19,966)

Discontinued operations	$164	$397	$627

Total	$4,487	$(9,489)	$(19,339)

Weighted average basic and diluted shares outstanding (Note 15)	501	501	501

See accompanying notes to the consolidated financial statements.

Secunda Marine International Incorporated

Consolidated Statements of Cash Flows

Denominated in Canadian Dollars

Years Ended June 30	2003	2004	2005
Cash derived from (applied to)
Operating
Net earnings (loss)	$2,248,005	$(4,754,140)	$(9,688,850)
Depreciation and amortization	9,947,477	11,740,089	14,420,759
Amortization of deferred financing costs	261,168	246,736	213,776
Corporate transaction costs	—	1,226,063	—
Write off deferred financing costs	—	—	2,261,273
Provision for deferred taxes	898,295	(798,106)	(3,432,450)
Expenditures for drydocking and maintenance capital	(1,556,910)	(2,761,427)	(5,003,289)
Non-cash settlement of receivable	—	—	(4,117,210)
Translation of foreign currency denominated debt	(2,253,111)	(39,658)	(8,618,947)
Recognition of deferred income and other	228,950	159,922	36,768
(Gain) loss on disposal of assets	(2,246,806)	(431,499)	51,263

	7,527,068	4,587,980	(13,876,907)
Change in operating assets and liabilities
Trade accounts and other receivables	(127,515)	6,044,720	(1,587,747)
Inventory	284,039	664,387	305,828
Prepaid expenses	(109,115)	522,761	(887,874)
Payables and accruals	(2,301,911)	(3,485,275)	3,753,022
Accrued interest payable	148,263	910,803	(1,164,759)
Accrued lease payments	(149,075)	5,069	(1,142,428)

Cash derived from (used for) operating activities	5,271,754	9,250,445	(14,600,865)

Investing
Advances from and interest due to wholly owned subsidiary of Parent company	98,558	446,111	18,625,951
Advances to companies related to shareholder	(270,314)	(100,128)	(109,678)
Advances from companies related to shareholder	266,607	4,876	—
Advances to Parent company	(202,526)	(102,101)	(210,845)
Issue of sales type lease and note receivable	—	(100,000)	(685,000)
Proceeds from sales type lease and note receivable	—	—	48,494
Proceeds from sale of vessels, equipment and property	6,287,683	2,824,144	887,362
Purchase of vessels, equipment and property and other assets	(19,312,313)	(371,706)	(32,491,255)

Cash (used for) derived from investing activities	(13,132,305)	2,601,196	(13,934,971)

Financing
Net repayment of demand operating line of credit	(1,323,122)	(320,555)	—
Proceeds from long term debt	19,439,887	—	—
Proceeds from loan payable to wholly owned subsidiary of parent company	—	—	143,786,974
Repayment of long term debt	(6,080,164)	(7,144,128)	(102,005,889)
Debt issue costs	(1,016,050)	(392,213)	(2,408,413)
Redemption of non-controlling interest	(2,760,000)	(2,780,000)	(1,200,000)
Dividends	(400,000)	(400,000)	(6,900,000)

Cash derived from (used for) financing activities	7,860,551	(11,036,896)	31,272,672

Net increase in cash	—	814,745	2,736,836
Cash, beginning of year	—	—	814,745

Cash, end of year	$—	$814,745	$3,551,581

Cash attributable to discontinued operations	$—	$304,038	$—

Cash attributable to continuing operations	$—	$510,707	$3,551,581

Taxes paid	$177,000	$128,000	$823,000

Interest paid	$5,283,000	$5,306,000	$2,361,000

See accompanying notes to the consolidated financial statements.

Secunda Marine International Incorporated

Consolidated Statement of Stockholder’s Equity

Denominated in Canadian Dollars

For the three years ended June 30, 2005

	Common Stock		Retained Earnings	Total Stockholder’s Equity
	Shares	Amount
Balance at June 30, 2002	501	$445	$32,043,603	$32,044,048
Net earnings	—	—	2,248,005	2,248,005
Dividends	—	—	(400,000)	(400,000)

Balance at June 30, 2003	501	445	33,891,608	33,892,053
Net loss	—	—	(4,754,140)	(4,754,140)
Dividends	—	—	(400,000)	(400,000)

Balance at June 30, 2004	501	445	28,737,468	28,737,913
Net loss	—	—	(9,688,850)	(9,688,850)
Dividends	—	—	(6,900,000)	(6,900,000)

Balance at June 30, 2005	501	$445	$12,148,618	$12,149,063

See accompanying notes to the consolidated financial statements.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

1.    Nature of operations

The Company owns and operates vessels that primarily provide supply and support services to the offshore oil and gas industry internationally and off the east coast of Canada. These vessels provide supply, support and safety services to exploration, development and longer-term production projects as well as providing other marine services.

2.    Summary of significant accounting policies

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of consolidation

The consolidated financial statements include the accounts of Secunda Marine International Incorporated (the Company) and its wholly-owned subsidiaries as follows:

Subsidiaries

Associated Marine Limited

Navis Shipping Incorporated

Offshore Logistics Inc.

Pol-E-Mar Inc. (disposed of at June 30, 2005)

Polyfab International Inc.

Secunda Atlantic Inc.

Secunda Marine Atlantic Limited

Secunda Marine Services Limited

Wright Cove Holdings Ltd.

JDM Shipping Inc.

Secunda Global Marine Incorporated

International Shipping Corporation Inc. and its wholly owned subsidiaries:

I.S. Atlantic Corporation Inc.

I.S. Pacific Corporation Inc.

Secunda Global International Inc.

All significant inter-company balances and transactions are eliminated in consolidation.

Revenue recognition

The Company’s primary source of revenue is derived from time charter contracts of its vessels on a rate per day of service basis. These time charter contracts are generally either on a term basis (average three months to five years) or on a “spot” basis. The base rate of hire for a term contract is generally a fixed rate, provided, however, that the term contracts at times include clauses to recover specific additional costs. A “spot” contract is a short-term contract to provide offshore marine services to a customer for a specific short-term job. The “spot” contracts generally range from one day to three months. Revenues for all contracts are recognized on a daily basis throughout the contract period.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Vessels, equipment and property

Vessels, equipment and property are stated at cost, net of accumulated depreciation. The costs of vessels, ancillary equipment, and buildings are being depreciated on the straight-line method at 5%, representing the estimated useful lives of the assets. Vessels under construction and/or held for development are not depreciated until available for service. Office equipment is depreciated on the declining balance method at 20%.

Major renovation, conversion and modification costs that extend the life or usefulness of the related asset are capitalized and amortized over the asset’s estimated remaining useful life.

Deferred financing costs

Financing costs related to term debt are deferred and amortized using the effective interest rate method over the term of the related financing. As at June 30, 2005 and 2004, net deferred financing costs were $2.2 million and $2.3 million respectively.

Concentration of credit risk

The Company extends credit to various companies primarily in the energy industry that may be affected by changes in economic or other external conditions. Customers are primarily large international oil and gas exploration and production companies. Management believes that the credit risk associated with these customers is minimal. In specific instances where management believes that there is a risk of non-payment, the customer may be required to pay in advance and/or provide a letter of credit as security for charter-hire. Management routinely reviews the Company’s accounts receivable balances to ensure customers remain within credit terms. Historically, write-offs for doubtful accounts have been insignificant.

At June 30, 2005 and 2004, the allowance for doubtful accounts was Nil.

Insurance claims receivable

Insurance claims receivable represent costs incurred in connection with insurable incidents for which the Company expects it is probable it will be reimbursed by the insurance carriers, subject to applicable deductibles. Deductible amounts related to covered incidents are expensed in the period of occurrence of the incident. Expenses incurred for insurable incidents in excess of deductibles are recorded as receivables pending the completion of all repair work and the administrative claims process. The credit risk associated with insurance claims receivable is considered low due to the high credit quality and funded status of the insurance clubs in which the Company participates. Insurance claims receivable, included in receivables in the accompanying consolidated balance sheets, approximated $185,000 and $27,000 at June 30, 2005 and 2004, respectively.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the periods. Significant estimates have been made by management, including useful lives and valuation of vessels and equipment, realizability of deferred tax assets and certain accrued liabilities. Actual results may differ from those estimates.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Foreign currency measurement

In accordance with SFAS No. 52 “Foreign Currency Translation”, the functional and the reporting currency of the Company and its subsidiaries is the Canadian dollar. Therefore, the assets and liabilities of the Company’s foreign operations are translated into Canadian dollars using current rates of exchange for monetary assets and liabilities, historical rates of exchange for non-monetary assets and liabilities and average annual rates for revenues and expenses, except depreciation and amortization which are translated at the rate of exchange applicable to the related assets. Gains or losses resulting from these translation adjustments are included in income.

Deferred drydocking and maintenance capital costs

The Company’s vessels must be periodically drydocked and pass inspections to maintain their operating classification, as mandated by maritime regulations. These costs are deferred and amortized over the period to the next drydocking, generally 24 to 60 months. Drydocking and maintenance capital costs are comprised of coating the vessel hull and sides, recoating cargo and fuel tanks, and performing other engine and equipment maintenance activities to keep the vessels in compliance with classification standards. As at June 30, 2005 and 2004, net deferred drydocking and maintenance capital costs were $6.0 million and $3.5 million respectively.

Government assistance

The Company is eligible for certain government assistance related to the acquisition of vessels. This assistance is deducted from the cost of the related asset when it becomes receivable.

Earnings per share

Basic earnings per common share are based on the weighted average number of common shares outstanding. There are no potentially dilutive instruments issued by the Company.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. When such an event occurs, management determines whether an impairment has occurred by comparing the anticipated undiscounted future cash flows of the asset to its carrying value. The amount of a recognized impairment loss is the excess of an asset’s carrying value over its fair value. The Company has not recognized any impairment losses through June 30, 2005.

Income taxes

The Company follows the tax liability method for determining income taxes. Under this method, deferred income tax assets and liabilities are determined according to differences between their respective carrying amounts and tax bases. Deferred tax assets and liabilities are measured based on enacted tax rates and bases at the date of the financial statements for the years in which these temporary differences are expected to reverse. Adjustments to these balances are recognized in earnings as they occur. Deferred income tax assets are the result of net operating loss carryforwards for tax purposes exceeding temporary

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

timing differences, relating primarily to property and equipment and foreign exchange on long term debt. Currently, the Company has not reflected an allowance to reduce its deferred tax assets. Future taxable income and ongoing prudent and feasible tax planning strategies have been considered in assessing the need for an allowance. In the future, if the Company were to determine that it is more likely than not that some portion or all of the deferred tax assets will not be realized, an adjustment to the deferred tax assets would be charged to expense in the period such determination was made.

Interest capitalization

During the period of substantial modifications to or refitting of vessels, interest on the related debt is capitalized.

Cash

Cash includes cash on hand and balances with banks. Bank borrowings are considered to be financing activities.

Reclassifications

Certain previously reported amounts have been reclassified to conform to the 2005 presentation.

Recent accounting pronouncements

In May 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP No. 106-2), which addresses the accounting and disclosure requirements associated with the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a nontaxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As the company is Canadian, the Medicare Prescription Drug, Improvement and Modernization Act has no impact upon the company, nor does the above noted staff position.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123, Accounting for Stock-Based Compensation and Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance that had allowed companies to choose between expensing stock options or showing proforma disclosure only. This standard, together with a new rule adopted by the Securities and Exchange Commission in April 2005, is effective for the Company as of April 1, 2006 and will apply to all awards granted, modified, cancelled or repurchased after that date. The ultimate amount of increased compensation expense will be dependent on the number of option shares granted, the timing and vesting period and the method used to calculate the fair value of the awards, among other factors. The Company does not currently provide any “share-based payments” and this statement is therefore not currently applicable.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

3.    Receivables

	2004	2005
Trade	$4,761,132	$8,298,170
Demand note from parent company, non-interest bearing	1,559,522	—
Insurance claims	26,852	185,335
Other	107,172	353,145

	$6,454,678	$8,836,650

4.    Investments

	2004	2005
Preferred shares of affiliated company	$1,010,000	$1,010,000

Investment in preferred shares of affiliated company is accounted for at cost. As disclosed in Note 20 to these financial statements, on August 23, 2005 the Company redeemed these shares by way of an offset agreement in the amount of $1,010,000.

5.    Vessels, equipment and property

	2004	2005
Cost
Vessels and ancillary equipment	$205,989,011	$240,570,942
Vessel held for development	2,059,288	2,063,451
Buildings	1,934,785	1,934,785
Land	692,054	692,054
Office equipment	1,467,055	1,493,508

	$212,142,193	$246,754,740

Accumulated depreciation
Vessels and ancillary equipment	$47,126,326	$58,200,816
Buildings	885,986	982,725
Office equipment	989,599	1,087,735

	$49,001,911	$60,271,276

Net book value
Vessels and ancillary equipment	$158,862,685	$182,370,126
Vessel held for development	2,059,288	2,063,451
Buildings	1,048,799	952,060
Land	692,054	692,054
Office equipment	477,456	405,773

	$163,140,282	$186,483,464

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

During the year ended June 30, 2004, the Company revised the terms of one of its operating leases. As a result of this revision, the accounting for the lease changed from that of an operating lease to a capital lease and the Company recorded an asset under capital lease in the amount of $26,000,000.

During the year end June 30, 2004, the Company acquired other equipment under capital lease at a cost of $644,000, nil (2005).

Included in vessels and ancillary equipment, as at June 30, 2004, is equipment under capital lease with a cost of $27,170,000 and related accumulated depreciation of $487,000.

During the year ended June 30, 2005, the Company acquired a vessel and other equipment previously operated under capital lease arrangements from the proceeds of the loan from a wholly owned subsidiary of the Parent company as described in Note 7.

During the year ended June 30, 2005, the Company qualified for assistance under Industry Canada’s Structured Finance Facility for the substantial modification of one of its vessels. Funding received was $410,000 (2004 – Nil) of which $370,000 was credited to the capital cost of the related asset, with the remainder being credited to other costs to which the claim related.

6.    Other assets

	2004	2005
Deferred drydocking and maintenance capital costs	$3,486,939	$5,963,096
Deferred financing costs (net of accumulated amortization of $587,492 (2004—$518,527)	2,320,918	2,240,242
Due from Parent company	1,323,673	1,407,684
Due from wholly owned subsidiary of Parent company	560,891	—
Due from companies related to the shareholder	311,536	314,620
Net investment in sales type lease	—	183,284
Other long term assets	1,163,107	1,310,731

	$9,167,064	$11,419,657

Due from Parent company, wholly owned subsidiary of Parent company and companies related to the shareholder are non-interest bearing with no set terms of repayment.

On August 26, 2004 the Company’s Parent issued $125.0 million USD of Senior Secured Notes. The proceeds of the issue of the Notes were used by the Parent, through a wholly owned subsidiary, to make a loan to the Company, which the Company used to retire its long term debt in the amount of $102.0 million, and acquire vessels, previously utilized through operating leases, for approximately $24.9 million. As a result of this financing, deferred financing costs related to previous debt in the amount of $2,275,316 were written off and new costs pertaining to the refinancing were deferred in the amount of $2,398,028.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

During fiscal 2005 the Company disposed of a barge by way of a sales-type lease. At June 30, 2005, net investment in sales type lease is comprised of the following components:

2005
Total minimum lease payments to be received	$383,229
Less: unearned income	31,723

Net investment in sales type lease	351,506

Less: current portion in other receivables (Note 3)	168,222

$183,284

7.    Long term debt

	2004	2005
Floating rate, Canadian dollar denominated loans. Repaid during fiscal 2005	$59,822,143	$—
Fixed rate, US dollar denominated loan. Repaid during fiscal 2005	16,695,173	—
Fixed rate equipment lease obligations. Repaid during fiscal 2005	25,488,573	—

	102,005,889	—
Less: current portion	77,209,676	—

	$24,796,213	$—

On August 26, 2004, the Company’s Parent issued $125.0 million USD Senior Secured Notes and $40.0 million Revolving Senior Secured Bank Credit Facility. The proceeds of the issue of the Notes were used by the Parent, through a wholly owned subsidiary, to make a loan to the Company, which the Company used to retire its long term debt in the amount of $102.0 million, and acquire vessels, previously utilized through operating leases, for approximately $24.9 million.

The Company incurred costs associated with the refinancing, including underwriting fees, accounting and legal costs amounting to approximately $2.4 million. In addition, the Company incurred costs associated with the repayment of it’s existing long-term debt facilities and capital and vessel operating lease obligations of approximately $2.7 million and expensed existing deferred financing costs of $2.3 million.

Under the terms of the Senior Secured Notes the Company, as a subsidiary of the Parent company, is subject to certain covenants, including among others, provisions limiting the Company’s, and certain subsidiaries, ability to incur additional indebtedness or issue preferred stock, pay dividends to stockholders, make certain investments and sell certain assets. Under the terms of the Revolving Senior Secured Bank Credit Facility the Company, as a subsidiary of the Parent company, is subject to a number of restrictions, including restrictions on incurring additional indebtedness, on declaring dividends, and on creating liens on vessels.

As security for the Senior Secured Notes, and the Revolving Senior Secured Bank Credit Facility, the Company’s Parent has provided a first priority lien over 11 of the Company’s vessels (as specified in the loan indenture), assignment of charter hire pertaining to the 11 vessels and assignment of insurance

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

proceeds pertaining to the 11 vessels. In addition the Company’s Parent has provided first priority lien over all of the outstanding capital stock of each subsidiary of the Company’s Parent, which owns one or more of the 11 vessels or other vessel assets, or charters or arranges charters for one or more of the 11 vessels. The Company’s Parent has also provided a first priority Lien over all general intangibles owned or acquired by the Company or any of its subsidiaries necessary, exclusively used for, and in connection with the, ownership, expansion, operation, use, maintenance or sale or other disposition of any of the 11 vessels or other vessel assets.

As security for a loan of a wholly owned subsidiary of the Parent, associated with the vessel Bold Endurance, the Company has provided a first marine mortgage, assignment of charter hire, and insurance proceeds on the vessel, Bold Endurance.

Vessels with a total book value of $179,149,000 have been pledged as security for all of the above noted long term debt of the Parent.

8.    Deferred credits

	2004	2005
Deferred gain	$457,286	$—

Deferred gain relates to the 2001 sale-leaseback transaction. The lease to which this pertains, was repaid, with the proceeds from the loan payable to a wholly owned subsidiary of the Parent company, and the related asset acquired. As a result, the above deferred gain was reallocated to the capital cost of the vessel.

9.    Due to affiliated parties

	2004	2005
Due to wholly owned subsidiary of parent	$—	$18,064,498
Due to companies related to the shareholder	27,060	1,586
Due to parent companies	1,568,483	1,361,228

	$1,595,543	$19,427,312

Amounts due to companies related to the shareholder, due to wholly owned subsidiary of parent company, and due to parent company are non-interest bearing with no set terms of repayment.

10.    Non-controlling interest in subsidiaries

	2004	2005
3,330 preferred shares (2004—3,450) (redeemable at $10,000 each)	$34,500,000	$33,300,000

2,150 Class I preferred shares (2004—2,270) of Secunda Global International Inc., non-voting except at special meetings, retractable solely at the option of the Company at $10,000 each, with cumulative dividends at Bankers Acceptance rate plus basis points applied to the stated capital of such shares (rate as of June 30, 2005 of 7.47%).

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

1,180 Class I preferred shares (2004—1,180) of Secunda Global Marine Incorporated, non-voting except at special meetings, retractable solely at the option of the Company at $10,000 each, with cumulative dividends of LIBOR + 9.6% (rate as of June 30, 2005 of 12.81%).

The non-controlling interest is owned by a wholly owned subsidiary of Secunda Marine International Incorporated’s parent company, Secunda International Limited. Shares were issued at redemption value, are redeemable and not retractable, and therefore are accounted for as a non-controlling interest in subsidiary. Dividends paid on these shares are recorded as a reduction to net earnings.

11.    Corporate transaction costs

In June 2004, the Company ceased its activities respecting a previously proposed corporate finance transaction. As a result of this decision, corporate transaction costs related to this transaction in the amount of $1,226,063 were written off.

12.    Other income, net

	2003	2004	2005
Gain (loss) on disposal of assets	$2,246,806	$477,411	$(94,475)
Foreign exchange gain	2,268,047	165,306	9,295,399
Interest	13,438	3,705	90,797
Other	241,630	79,340	44,917

	$4,769,921	$725,762	$9,336,638

Included in foreign exchange gain is $8,618,947 (2004—$39,658; 2003—$2,253,111) of translation gain on foreign currency denominated debt.

13.    Interest expense

	2003	2004	2005
Long term debt and obligations under capital lease	$4,569,901	$6,024,479	$18,907,229
Amortization of deferred financing costs	261,168	246,736	213,776
Other	90,238	173,280	29,342

	$4,921,307	$6,444,495	$19,150,347

The Company capitalized interest in the amount of Nil (2005), Nil (2004), $735,000 (2003).

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

14.    Income taxes

	2003	2004	2005
Current
Canada	$—	$—	$—
Foreign	128,059	111,923	711,069

	128,059	111,923	711,069

Deferred
Canada	920,946	(790,644)	(3,259,220)
Foreign	—	—	—

	920,946	(790,644)	(3,259,220)

Income taxes (recovery)	$1,049,005	$(678,721)	$(2,548,151)

The following reconciles the expected income tax at the various statutory income tax rates to the amounts recognized in the consolidated statement of operations for the years ended June 30, 2003, 2004 and 2005.

	2003	2004	2005
Earnings (loss) from continuing operations before non-controlling interest, and income taxes	$6,142,741	$(2,970,044)	$(9,612,369)

Income taxes	40.12%	39.12%	38.12%

Expected income taxes (recovery)	2,464,468	(1,161,881)	(3,664,235)

Statutory rate change	(43,557)	26,970	—
Rate differential on non-operating taxable earnings	—	—	589,105
Rate differential in different jurisdictions	(1,235,439)	(189,652)	(185,793)
Non-taxable portion of capital gains / losses	14,363	11,649	24,701
Non taxable / deductible items and other	(150,830)	634,193	688,071

Income taxes (recovery)	$1,049,005	$(678,721)	$(2,548,151)

The following table reflects the components of deferred tax asset and liability as at June 30, 2004 and 2005:

	2004	2005
Net operating loss carryforwards	$4,510,780	$7,003,644
Net-capital loss carryforwards	32,220	346,089
Other	21,156	39,811
Property and equipment	(8,943,716)	(6,532,215)
Foreign exchange on long term debt	(425,615)	(2,231,872)

	$(4,805,175)	$(1,374,543)

Balance sheet classification:
Non-current deferred tax assets	$—	$1,895,586

Non-current deferred tax liabilities	$4,805,173	$3,270,129

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

The Company has recorded in the financial statements the income tax benefits of prior years’ non-capital losses of $18,373,000 and capital losses of $670,000. The Company also has investment tax credits of $6,426,000, the benefits of which have not been recorded in the financial statements. These losses and credits are available to reduce taxable income and income taxes payable in future years and, if not utilized, will expire as follows (capital losses do not expire):

	Tax Losses Carried Forward	Investment Tax Credits
2006	$2,220,000	$1,657,000
2007	3,943,000	3,769,000
2008	2,595,000	—
2009	668,000	—
2010	39,000	1,000,000
2011	936,000	—
2015	7,972,000	—

	$18,373,000	$6,426,000

15.    Earnings per share

Per share amounts are based on a weighted average number of common shares issued and outstanding during the year. The weighted average number of common shares outstanding for the years ended June 30, 2003, 2004 and 2005 was 501. There are no potentially dilutive securities issued by the Company.

16.    Segmented information

The Company’s business has historically been primarily comprised of two segments, oil and gas services and construction and maintenance services.

The oil and gas services segment charters vessels to service offshore drilling rigs and production platforms both domestically and internationally. Platform supply vessels transport drill pipe, drilling fluids and construction materials as well as deck cargo, liquid mud, fuel and water. Anchor handling tug supply vessels have powerful engines and deck mounted winches and are capable of towing and positioning offshore drilling rigs, barges and performing general towing services, as well as providing supply vessel services. Standby safety vessels provide a means of evacuation and rescue for platform and rig personnel in the event of an emergency at an offshore installation. Other oil and gas services vessels provide platforms for oil and gas operators to use for services such as subsea pipe lay, accommodations, remote operated vehicles, and diving.

The Company’s construction and maintenance services segment in the past provided support services to customers in the sub-sea telecommunications industry. During fiscal 2005 the Company completed its final contract in the sub-sea telecommunications industry and the vessels were subsequently reassigned to the oil and gas sector. During the quarter ended June 30, 2005, the Company reassessed its basis of segmentation and, commencing with the third quarter of fiscal 2005, eliminated the construction and maintenance segment.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Revenues, expenses, and assets not allocated to the oil and gas or construction and maintenance segments have been included in corporate and other.

Geographic segmentation of allocated revenues, property and equipment is based upon the location where services are provided. Unchartered vessels are allocated based upon the location where they are expected to deliver service.

Prior to fiscal 2005, the Company financed its vessels by way of asset secured loans and lease obligations with each loan or lease obligation being specifically secured by specific vessels. During these prior periods, management of the Company allocated interest expense to conform to the manner in which our chief decision maker reviewed, and we managed, our business in those periods.

As disclosed in Note 7 to the financial statements, on August 26, 2004 the Parent company completed a corporate issue of Senior Secured Notes in the amount of $125.0 USD million, and used a portion of the proceeds, through a loan from a wholly owned subsidiary of the Parent company to retire all of the Company’s long term debt and capital and vessel operating lease obligations. Accordingly, as all of the Company’s financing is no longer related to specific vessels, and to conform to the manner in which our chief decision maker reviews, and we manage, our business, management no longer allocates interest expense to individual segments.

Individual customers contributed the following revenues, as percentage of total revenues in each year:

	Years Ended
	June 30 2003	June 30 2004	June 30 2005
Oil and gas services
Customer 1	27%	37%	40%
Customer 2	20%	14%	10%
Customer 3	3%	14%	—%
Construction and maintenance services
Customer A	14%	14%	10%
All others	36%	21%	40%

	June 30, 2003
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$51,058,248	$9,951,240	$1,427,498	$62,436,986
Inter-segment revenues	$—	$—	$60,000	$60,000
Interest expense	$4,637,476	$12,245	$271,586	$4,921,307
Depreciation and amortization	$6,261,309	$2,797,524	$849,844	$9,908,677
Segment earnings (loss) from continuing operations before non-controlling interest and income taxes	$5,838,821	$2,675,463	$(2,371,543)	$6,142,741
Segment capital asset expenditures (including capital leases)	$18,866,424	$335,382	$110,507	$19,312,313

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

	June 30, 2004
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$48,250,001	$9,486,420	$2,266,565	$60,002,986
Inter-segment revenues	$—	$—	$20,000	$20,000
Interest expense	$6,179,432	$19,585	$245,478	$6,444,495
Depreciation and amortization	$8,068,194	$2,776,420	$877,057	$11,721,671
Segment earnings (loss) from continuing operations before non-controlling interest and income taxes	$1,896,410	$1,774,088	$(6,640,542)	$(2,970,044)
Segment assets	$124,555,058	$37,278,025	$20,046,239	$181,879,322
Segment capital asset expenditures (including capital leases)	$26,923,415	$—	$91,956	$27,015,371

	June 30, 2005
	Oil and Gas Services	Construction and Maintenance	Corporate and Other	Total
Revenue from external customers	$59,550,217	$7,051,092	$2,922,792	$69,524,101
Inter-segment revenues	$—	$—	$40,000	$40,000
Interest expense	$—	$—	$19,150,347	$19,150,347
Debt breakage and deferred financing costs write-off	$—	$—	$5,033,629	$5,033,629
Depreciation and amortization	$12,865,452	$703,498	$847,397	$14,416,347
Segment earnings (loss) from continuing operations before non-controlling interest and income taxes	$7,078,901	$4,979,694	$(21,670,964)	$(9,612,369)
Segment assets	$192,339,647	$551,520	$21,646,715	$214,537,882
Segment capital asset expenditures	$32,327,659	$—	$163,596	$32,491,255

Geographic information

	Revenues
	June 30 2003	June 30 2004	June 30 2005
Canada	$55,172,568	$55,826,203	$37,791,485
International	7,264,418	4,176,783	31,732,616

	$62,436,986	$60,002,986	$69,524,101

	Property and Equipment
	June 30 2004	June 30 2005
Canada	$111,133,719	$107,876,735
International	52,006,563	78,606,729

	$163,140,282	$186,483,464

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

17.    Commitments

The Company has entered into certain lease arrangements. The Company has two vehicle leases with remaining minimum annual payments aggregating $75,000 over their term, a lease for certain accommodation equipment on one of its vessels, required for a specific charter, with remaining minimum annual payments aggregating $1,480,000 over its term and a lease for certain water frontage and docking facilities with remaining minimum annual payments aggregating $106,000 over the term The approximate minimum annual lease payments over the next five years are as follows:

2006	$459,000
2007	449,000
2008	439,000
2009	296,000
2010	18,000

$1,661,000

18.    Financial instruments

a)	Interest Rate Risk—The Company’s interest rate risk exposure arises from fluctuations in interest rates relating primarily to its long term debt obligations. The Company does not use derivative instruments to reduce its exposure to interest risk. However, the Company strategically finances its assets by considering such factors as industry trends, existing and prospective charter contracts, interest rate expectations, and planned fleet composition to meet industry opportunities.

b)	Foreign Currency Risk—The Company has financed CDN $135.2 million of its loan payable to a wholly owned subsidiary of the Parent company denominated in US currency, which by its nature, is subject to foreign exchange risk. However, a number of the Company’s vessel charters are denominated in US currency, which act as a natural hedge against US dollar debt service payments. During the years ended June 30, 2003, 2004 and 2005, USD charter revenue exceeded US dollar debt service and lease payments.

During the years ended June 30, 2003, 2004 and 2005 the Company also earned charter revenues in Great Britain Pounds in the Canadian dollar equivalent amounts of $0.5 million, nil and $9.6 million, respectively.

The Company does not use derivative instruments to reduce its exposure to currency fluctuation.

c)	Credit Risk—The Company is subject to credit risk through the advancing of trade credit. Customers of oil and gas vessel services are primarily large international oil and gas exploration and production companies. Management believes that the credit risk associated with these customers is minimal. In specific instances where management believes that there is a significant risk of non-payment, management will require the customer to pay in advance and/or require a letter of credit as security for charter-hire. Management routinely reviews its accounts receivable balances to ensure customers remain within credit terms.

d)	Fair Value—Unless otherwise noted, the carrying values of cash, accounts receivable, prepaid expenses, payables and accruals approximate their fair values due to their short term nature.

The fair value of the Company’s loan payable to a wholly owned subsidiary of the Parent company, financed on a floating rate basis is assumed to be the carrying value due to the variable interest rates.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

Amounts due from Parent Company and from wholly owned subsidiary of Parent company in the amounts of $1,407,687 and $314,687 respectively as at June 30, 2005 are non-interest bearing and have no set terms of repayment. No decision has been made as to the repayment date for these amounts. Based upon an assumed repayment at June 30, 2010, and a discount rate of 16.26%, the Company’s cost of capital for loan payable to a wholly owned subsidiary of the Parent Company as at June 30, 2005, the fair value, as at June 30, 2005, of the amount due from Parent Company would be $663,000 and the fair value of the amount due from wholly owned subsidiary of Parent company would be $148,000.

Amounts due to Parent Company, to wholly owned subsidiary of Parent company and to companies related to the shareholder, in the amounts of $1,361,228, 18,064,498 and $1,586 respectively as at June 30, 2005 are non-interest bearing and have no set terms of repayment. No decision has been made as to the repayment date for these amounts. Based upon an assumed repayment at June 30, 2010, and a discount rate of 16.26%, the Company’s cost of capital for loan payable to a wholly owned subsidiary of the Parent Company as at June 30, 2005, the fair value, as at June 30, 2005, of the amount due to Parent Company would be $641,000, the fair value of the amount due to the wholly owned subsidiary of the Parent company would be $8,505,000, and the fair value of the amount due to companies related to the shareholder would be $800.

19.    Discontinued operations

In December 2003, the Company was approached by an outside party looking to acquire a portion of the Company’s retail/wholesale activities operated under the name Associated Marine. A transaction was completed effective January 31, 2004 for the acquisition by the third party of the net operating assets resulting in a pre-tax loss of $35,000 on the transaction.

In June 2005, an outside party seeking to acquire the remainder of the Company’s retail/wholesale activities operated under the name Pol-E-Mar approached the Company. A transaction was completed on June 30, 2005 for the acquisition by the third party of the shares of Pol-E-Mar resulting in a pre-tax gain of $23,000 on the transaction.

The operating results for the above two operations, including the above noted gain and loss on disposal, have been reclassified to discontinued operations in these financial statements in the related years.

20.    Subsequent events

a)	On July 28, 2005, the Company entered into a purchase agreement to acquire a platform supply vessel for US $6.5 million.

b)	On August 2, 2005, the Company entered into a loan agreement in the amount of $1.9 million for the financing of certain dynamic positioning system equipment. The loan is repayable in 10 equal semi-annual principal installments, bears interest at LIBOR plus 0.35% and is secured by way of promissory note.

c)	On August 25, 2005, the Company redeemed its investment in affiliated company (Note 4) for an amount of $1,010,000. This redemption was achieved by way of an offset agreement in relation to a payable the Company had to the affiliate.

Secunda Marine International Incorporated

Notes to the Consolidated Financial Statements — (Continued)

Denominated in Canadian Dollars

June 30, 2003, 2004, and 2005

21.    Contingencies

In May 2004, a claim was brought against the Company and an arbitration proceeding commenced by a third party respecting negotiations arising from an unsolicited offer to purchase one of the Company’s vessels. No amount of claim has been pleaded. The Company has appointed an arbitrator in response to commencement of the arbitration proceedings to represent its interests in this matter. The Company is of the view that the claim is without merit.

The Company, from time to time enters into agreements in the normal course of its business, such as service arrangements and leases, and in connection with business or asset acquisitions or dispositions. These agreements, by their nature may provide for indemnification of counterparties. These indemnification provisions may be in connection with breaches of representation and warranty or with future claims for certain liabilities, including liabilities related to tax and environmental matters. The terms of these indemnification provisions vary in duration and may extend for an unlimited period of time. Given the nature of such indemnification provisions, the Company is unable to reasonably estimate its total maximum potential liability as certain indemnification provisions do not provide for a maximum potential amount and the amounts are dependent on the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Company has not made any significant payments in connection with these indemnification provisions.

Under the Company’s mutual protection and indemnity (P&I) marine insurance policies, the Company could be liable for additional premiums to cover investment losses and reserve shortfalls. Additional premiums can only be assessed for open policy years. The Company’s P&I insurer closes a policy year three years after the policy year has ended. Policy years subsequent to 2002 are still open, but there have been no additional premiums assessed for these policy years. The Company believes it is unlikely that additional premiums for those policy years will be made. The Company will record a liability for any such additional premiums if and when they are assessed and the amount can be reasonably estimated.

The Company has agreed to indemnify its directors and officers, and particular employees in accordance with the Company’s policies. The Company maintains insurance policies that may provide coverage against certain claims.

22.    Related party transactions

During the year, the Company was charged interest of $17,650,970 by a wholly owned subsidiary of the Company’s Parent.

Glossary of selected industry terms

Anchor Handling, Tug and Supply Vessels or AHTS.    These vessels are used to set anchors for the rigs and to tow mobile drilling rigs and equipment from one location to another. In addition, these vessels typically can be used as supply vessels when they are not performing anchor handling and towing services.

Bareboat Charter.    A bareboat charter is a form of charter pursuant to which the owner of a ship charters such vessel for an agreed period of time in exchange for periodic payments of hire.

Cabotage.    Trade or navigation in coastal waters.

Charter.    A maritime contract for the hire of a vessel.

Classification Society.    A member of the IACS (International Association of Classification Societies) generally accepted for providing classification services on behalf of governments. The societies are generally recognized as establishing that ships classified are built and maintained within certain established standards. We have ships built under DNV (Det Norske Veritas) and LR (Lloyds Register of Shipping) classification.

Cold Lay-Up.    The preservation and protection of vessel systems and equipment to allow storage of the vessel without maintaining any crew aboard.

Construction Support Vessels.    These vessels can be vessels used in the actual construction effort, such as pipe laying barges, or they can be specially designed vessels, such as pipe carriers, used to transport the large cargos of material and supplies required to support construction and installation of offshore platforms and pipelines.

Dayrate.    Total charter revenues divided by number of days worked.

Dead Weight Tons.    A measurement of the carrying capacity of a vessel, calculated as the difference between the amount of water displaced by the unloaded vessel and that displaced by the fully loaded vessel.

Drydocking.    The process whereby a vessel is removed from the water to accomplish repairs and complete classification inspection requirements. Drydocks are required twice during the five-year classification cycle. The time period of a drydocking differs based on type and age of vessel and extent of survey and repairs needed.

Dynamic Positioning or DP.    An enhanced maneuvering and control system that will hold a vessel on station despite sea and weather conditions. DP vessels are often referred to as “DP1” or “DP2,” with the higher number notation indicating more reliability through duplication or back-up of systems or structures on the vessel. DP1 signifies that a vessel’s DP system does not have redundancy, while DP2 indicates that a vessel’s DP system has redundancy, resulting in its ability to continue functioning despite a failure of one system.

Firefighting or FiFi.    Vessels with firefighting capabilities typically have monitors and pumps used to deliver water and/or foam to fight fires at sea.

G-1

Glossary of selected industry terms

Ice Class.    Vessels with enhanced hull strength, enabling them to operate in icy conditions.

National Energy Board Reports.    The reports entitled “Canada’s Conventional Natural Gas Resources—A Status Report” and “Canada’s Energy Future—Scenarios for Supply and Demand to 2025,” published by the National Energy Board, an independent federal board that regulates several aspects of Canada’s energy industry.

Platform Supply Vessels.    These vessels are used to serve drilling and production facilities and support offshore construction and maintenance work. They are utilized for their cargo handling capabilities, particularly their large capacity and versatility.

Remotely Operated Vehicle or ROV.    An unmanned submersible craft which is used for underwater construction, inspection and searches. It is controlled from the launching vessel by umbilical controls and is “flown” through the water by a trained technician who utilizes thrusters and cameras.

Special Resolution.    Either (i) a resolution which has been unanimously passed at a general meeting duly called for such purpose at which all of the shareholders of the company are present in person or by proxy at such meeting, or (ii) a resolution adopted by the holders of not less than three-fourths of the shares entitled to vote thereon present in person or by proxy at a meeting of shareholders called for such purpose and confirmed by the holders of a majority of the shares entitled to vote thereon at a meeting of shareholders called for such purpose and held not less than fourteen days and not more than one month from the date of the first meeting.

Standby Rescue Vessels.    These vessels perform safety patrol functions for an area and are equipped for all manned locations in the offshore region of the east coast of Canada. They typically remain on station to provide a safety backup to offshore rigs and production facilities and carry special equipment to rescue personnel, are equipped to provide first aid and shelter and, in some cases, also function as supply vessels.

Term Charter.    A charter with an initial term of one year or more.

Time Charter.    The hire of a fully operational ship for a specified period of time; the shipowner provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage.

Utilization.    Total days for which charter hire is earned divided by calendar days in the periods adjusted for part-year availability caused by vessel additions or dispositions.

G-2

Through and including                     , 2006 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transaction in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to then unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

The Articles of Association of Secunda International Limited (the “Company”), a copy of which is filed as an exhibit to this Registration Statement, provide that every director, manager, secretary, treasurer and other officer or servant of the Company shall be indemnified by the Company against, and it shall be the duty of the directors out of the funds of the Company to pay all costs, losses and expenses which any director, manager, secretary, treasurer or other officer or servant may incur or become liable to by reason of any contract entered into, or act or thing done by him as such officer or servant, or in any way in the discharge of his duties, including travelling expenses, and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the shareholders over all other claims.

The Company’s Articles of Association also provide that no director or other officer of the Company shall be liable for acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Company or through the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any money, securities or effects shall be deposited, or for any loss occasioned by error of judgment or oversight on his part, or for any other loss, damage for misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same happened through his own dishonesty.

The Company has purchased and maintains insurance for the benefit of its directors and officers, former directors and officers and those individuals who become directors or officers of Secunda the during the insurance policy period. The Company’s policy for directors and officers liability insurance insures directors and officers for losses as a result of claims based upon any actual, alleged, attempted or allegedly attempted error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, individually or otherwise, but only in the capacity of a director or officer for us with respect to any claim against any director or officer solely by reason of his/her serving in such capacity.

Item 7.    Recent Sales of Unregistered Securities.

On August 26, 2004, we completed the sale of $125,000,000 of our senior secured notes at a price of 98.5% of par to RBC Capital Market LLC and Fortis Securities LLC in transactions exempt from registration under Section 4(2) of the Securities Act. The gross proceeds of the issuance were approximately Cdn$162.5 million. RBC Capital Markets LLC and Fortis Securities LLC received approximately Cdn$5.4 million in commissions and fees for their services.

Prior to the completion of this offering, our existing shareholder will adopt a special resolution amending our Memorandum of Association to alter our authorized capital by subdividing all of our existing common shares on a     -for-1 basis.

Part II

Item 8.    Exhibits and Financial Statement Schedules.

(a)    Exhibits.

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement.
3.1	**	Certificate of Incorporation of Secunda International Limited.
3.2	**	Memorandum of Association of Secunda International Limited and all amendments thereto.
3.3	**	Articles of Association of Secunda International Limited and all amendments thereto.
4.1	**	Specimen Common Share Certificate representing our common shares.
4.2	**	Form of Registration Rights Agreement between Secunda International Limited and 3002534 Nova Scotia Limited.
4.3	*	Registration Rights Agreement dated as of August 26, 2004 by and among Secunda International Limited, the Subsidiary Guarantors party thereto and RBC Capital Markets Corporation, as representative of the several initial purchasers (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form F-4 (Commission File No. 333-12584), which was filed with the Securities Exchange and Commission on February 7, 2005 (the “Secunda F-4”).
4.4	*	Indenture dated as of August 26, 2004 by and among Secunda International Limited, the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Secunda F-4).
4.5	*	Form of Senior Secured Floating Rate Note Due 2012 (incorporated by reference to Exhibit 4.3 to the Secunda F-4).
5.1	**	Opinion of McInnes Cooper as to the legality of the securities being registered.
8.1	**	Opinion of Vinson & Elkins L.L.P. as to certain United States income tax matters.
8.2	**	Opinion of McInnes Cooper as to certain Canadian income tax matters (included in Exhibit 5.1).
10.1	**	2005 Equity Incentive Plan.
10.2	*	Collateral Agency Agreement dated as of August 26, 2004 by and among Secunda International Limited, the Subsidiary Guarantors party thereto, Wells Fargo Bank, National Association, as Trustee, Wilmington Trust Company, as Collateral Agent, and Fortis Capital Corp, as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Secunda F-4).
10.3	**	Form of Option Grant Agreement.
10.4	*	Pledge Agreement dated as of August 26, 2004 by and among certain vessel owning subsidiaries of Secunda International Limited and Wilmington Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the Secunda F-4).
10.5	*	Assignment of Earnings and Insurance dated as of August 26, 2004 by and among certain vessel owning subsidiaries of Secunda International Limited and Wilmington Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the Secunda F-4).
10.6	*	Control Agreement [Asset Sale Proceeds Account] dated as of August 26, 2004 by and among Secunda International Limited, as Borrower, the Subsidiary Guarantors party thereto and Wilmington Trust Company, as Collateral Agent and Depositary Agent (incorporated by reference to Exhibit 10.4 to the Secunda F-4).
10.7	*	Control Agreement [Collateral Account] dated as of August 26, 2004 by and among Secunda International Limited, as Borrower, the Subsidiary Guarantors party thereto and Wilmington Trust Company, as Collateral Agent and Depositary Agent (incorporated by reference to Exhibit 10.5 to the Secunda F-4).
10.8	*	Credit Agreement dated as of August 26, 2004 by and among Secunda International Limited, as Borrower, the Subsidiary Guarantors party thereto, and Fortis Capital Corp., as Agent, Arranger, Bookrunner and Lender (incorporated by reference to Exhibit 10.6 to the Secunda F-4).

Part II

Exhibit No.	Description
10.9*	Deed of Covenants dated as of August 26, 2004 by and among certain vessel owning subsidiaries of Secunda International Limited (incorporated by reference to Exhibit 10.7 to the Secunda F-4).
10.10*	Legal Charge Over Shares Agreement dated as of August 26, 2004 between JDM Shipping Inc. and Wilmington Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.8 to the Secunda F-4).
10.11*	Legal Charge Over Shares Agreement dated as of August 26, 2004 between Secunda Global Marine Incorporated and Wilmington Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.9 to the Secunda F-4).
10.12*	Credit Agreement dated as of November 14, 2005 by and among Secunda Marine Services Limited, as Borrower, Secunda International Limited, as Guarantor, and Fortis Capital (Canada) Ltd., as Lender and Administrative Agent (incorporated by reference to Exhibit 4.10 to our Annual Report on Form 20-F (Commission File No. 333-122584), which was filed with the Securities and Exchange Commission on December 30, 2005).
21.1*	List of Subsidiaries.
23.1	Consent of Grant Thornton L.L.P.
23.2**	Consent of McInnes Cooper (included in Exhibit 5.1).
23.3**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).
24.1*	Powers of Attorney
99.1**	Consent of Infield Energy Data Analysts.
99.2**	Consent of ODS-Petrodata, Inc.

*	Previously filed.
**	To be filed by amendment.

Item 9.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To provide to the underwriters at the closing specified in the underwriting agreement share certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) That for purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(3) That for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 3 to Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Halifax, Nova Scotia on March 10, 2006.

SECUNDA INTERNATIONAL LIMITED

By:	/S/ ALFRED A. SMITHERS
Name:	Alfred A. Smithers
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ ALFRED A. SMITHERS Alfred A. Smithers	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 10, 2006

* P.L. Meier	Vice President—Finance and Director (Principal Financial and Accounting Officer)	March 10, 2006

* P. Michael Connolly	Director	March 10, 2006

* Donald A. MacLeod	Director	March 10, 2006

* J. Bernard Boudreau	Director	March 10, 2006

*BY:	/S/ ALFRED A. SMITHERS Alfred A. Smithers Attorney-in-fact

Signatures

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States, has signed this Amendment No. 3 to Registration Statement on Form F-1 in the City of New York, State of New York, on March 10, 2006.

Wilmington Trust FSB

By:	/S/ DONALD G. MACKELCAN
Name:	Donald G. MacKelcan
Title:	Authorized Signer
Authorized Representative in the United States